UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________

MAINLAND RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (Jurisdiction of Incorporation)	1000 (Primary Standard Industrial Classification Code Number)	90-0335743 (IRS Employer Identification No.)

__________

21 Waterway Avenue, Suite 300
The Woodlands, Texas 77380
(281) 469-5990
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Nicholas W. Atencio
Chief Executive Officer
Mainland Resources, Inc.
21 Waterway Avenue, Suite 300
The Woodlands, Texas 77380
(281) 469-5990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Herbert I. Ono, Esq. Lang Michener LLP 1055 West Georgia Street, Suite 1500 Vancouver, British Columbia Canada V6E 4N7 (604) 691-7493	Diane D. Dalmy, Esq. 1775 Sherman Street Suite 2015 Denver, CO 80203 (303) 839-1680	Shawn Pearson, Esq. Woodburn and Wedge 6100 Neil Road, Suite 500, P.O. Box 2311 Reno, Nevada 89505 (775) 688-3017

__________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Mainland Resources, Inc. and American Exploration Corporation referred to in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
         Exchange Act Rule 13e-4(i) (Cross-BORDER=0 Issuer Tender Offer)               ☐
         Exchange Act Rule 14d-1(d) (Cross-BORDER=0 Third-Party Tender Offer)     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares	15,068,333 shares	$0.55	$8,287,583.15	$590.90

(1)   Based upon the maximum number of common shares of Mainland Resources, Inc. ("Mainland") issuable upon completion of the Merger described in this joint proxy statement/prospectus which is the product of 0.25 Mainland shares multiplied by 60,273,333 shares of American Exploration Corporation ("American Exploration"), assuming the exercise of all outstanding options and warrants to purchase shares of American Exploration common stock, each as at the date of this registration statement.

(2)   Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to the maximum number of Mainland common shares to be offered in the Merger multiplied by $0.55, the closing price of Mainland's common stock on November 24, 2010, as reported on the OTC Bulletin Board website.

(3)   Computed in accordance with Rule 457(f) under the Securities Act.

_______________________________________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. MAINLAND MAY NOT SELL THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary joint proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ◆ , 2010

MAINLAND RESOURCES, INC.	AMERICAN EXPLORATION CORPORATION

The respective Boards of Directors of Mainland and American Exploration have each scheduled a special stockholders' meeting for the purpose of approving a merger transaction and voting on other matters that may properly come before the meetings. If approved, the Merger will result in American Exploration being merged with and into Mainland, with Mainland as the surviving corporation vested with all of American Exploration's assets and property.

Stockholders of Mainland are cordially invited to attend the special meeting of Mainland stockholders which will be held at ◆ , on the ◆ day of ◆ , 2010, at ◆ p.m. Stockholders of American Exploration are cordially invited to attend the special meeting of American Exploration stockholders which will be held ◆ , on the ◆ day of ◆ , 2010, at ◆ p.m. This joint proxy statement/prospectus provides you with detailed information about the Merger, Mainland and American Exploration.

Mainland and American Exploration entered into an agreement and plan of Merger on March 22, 2010. At the completion of the Merger, stockholders of American Exploration will receive 0.25 common shares of Mainland in exchange for each share of common stock of American Exploration. As of ◆ , 2010, the value of the Merger consideration was $◆ per share of American Exploration, based upon the average closing price of Mainland's common stock for the fifteen trading days ending on ◆ , 2010. You should read the section entitled "The Merger - Calculation of Consideration to be Paid to American Exploration Stockholders" for additional information.

Mainland stockholders will continue to own their existing Mainland shares following the Merger. We anticipate that, after the Merger closes, Mainland stockholders will own between 83.65% and 83.7% of the combined company and American Exploration stockholders will own between 16.35% and 16.3% of the combined company.

Mainland's common stock is quoted in the United States on the Financial Industry Regulatory Authority, Inc.'s OTC Bulletin Board under the symbol "MNLU.BB", and in Germany on the Frankfurt Stock Exchange under the symbol "5MN".

American Exploration's stock is quoted in the United States on the OTC Bulletin Board under the symbol "AEXP", and in Germany on the Frankfurt Stock Exchange under the symbol "EQO".

Your vote is very important. At Mainland's special meeting, Mainland's stockholders will be asked to adopt the Merger Agreement. At American Exploration's special meeting, American Exploration stockholders will also be asked to adopt the Merger Agreement. The Merger Agreement provides for, among other things, the Merger of American Exploration with and into Mainland, and the issuance of Mainland common stock to American Exploration stockholders as the Merger consideration.

This document is a prospectus relating to the shares of Mainland common stock to be issued pursuant to the Merger and a joint proxy statement for Mainland and American Exploration to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the terms, the Merger Agreement and related matters, followed by a more detailed discussion.

Please read the section entitled "Risk Factors" beginning on page 31 for a discussion of certain factors that you should consider when deciding on how to vote on the Merger.

This joint proxy statement/prospectus is dated ◆ , 2010 and is first being mailed to stockholders on or about ◆ , 2010.

Neither the Securities and Exchange Commission nor any state or provincial securities regulators have approved either the acquisition described in this joint proxy statement/prospectus or the common stock of Mainland Resources, Inc. to be issued in the acquisition, nor have they determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date is applicable. The information contained in this joint proxy statement/prospectus regarding Mainland has been furnished by Mainland, and the information contained in this proxy statement regarding American Exploration has been furnished by American Exploration.

Subject to completion, dated ◆ , 2010

Notice of Special Meeting of Mainland Resources, Inc.

◆ , 2010

Dear Stockholders of Mainland Resources, Inc.:

You are cordially invited to attend a special meeting of stockholders of Mainland Resources, Inc. ("Mainland"), to be held at [place] at [time], Pacific time, on ◆ , 2010.

At the special meeting, you will be asked to:

    approve an amendment to Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes;

    approve and adopt our Merger Agreement and Plan of Merger with American Exploration Corporation ("American Exploration") dated as of March 22, 2010, as amended (the "Merger Agreement"), pursuant to which American Exploration will be merged with and into Mainland (the "Merger"), with Mainland as the surviving company of the Merger;

    approve the related transactions in the Merger Agreement described herein; and

    approve the transaction of any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting.

Pursuant to Section 92A.410(1) of the Nevada Revised Statutes, you are further notified that you are entitled to assert dissenters rights under Nevada law pursuant to Sections 92A.300 - 92A.500 of the Nevada Revised Statutes. A copy of NRS 92A.300 - 92A.500 is attached to the accompanying joint proxy statement/prospectus as Annex C.

We have entered into a joint area development agreement with American Exploration to jointly develop contiguous acreage comprising the Buena Vista Prospect, an oil and gas exploration project located in Jefferson County, Mississippi, U.S.A. As operator on the Buena Vista Prospect, we issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect for the purpose of evaluating the Haynesville Formation (Shale). American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in favor of our Company. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

We were previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to American Exploration's inability to make its contribution in response to the cash call, we will now pay 90% of the total cost of the well to earn a 72% working interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% working interest. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration - 20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement). We currently hold interests in excess of 18,000 acres in the Buena Vista Prospect.

The Merger Agreement represents our agreement with American Exploration to combine our businesses and ownership of the Buena Vista Prospect.

If the Merger is completed, each share of American Exploration's common stock at the effective time of the Merger will be exchanged for 0.25 common shares of Mainland. Based on the estimated number of shares of Mainland issued and outstanding on the record date, Mainland expects to issue approximately 15,068,333 common shares to American Exploration stockholders in the Merger. The common shares of American Exploration quoted in the United States on the Financial Industry Regulatory Authority, Inc.'s OTC Bulletin Board under the symbol "AEXP". On ◆ , 2010 the closing price of American Exploration common shares on the OTC Bulletin Board was US$◆ per share. We estimate that immediately after the effective time of the Merger, former stockholders of American Exploration will hold common shares of Mainland representing approximately 15.6% of the then-outstanding common shares of Mainland.

In addition: (a) all outstanding common stock options of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options; and (b) all of the outstanding common stock purchase warrants of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants. The number of Mainland options and warrants issuable will be determined with reference to the exchange ratio which determines the number of shares of Mainland common stock that are to be issued on completion of the Merger for all of the shares of American Exploration common stock.

The board of directors of Mainland has, for the reasons described herein including professional advice received, unanimously determined that the Merger is fair to and in the best interests of the Mainland stockholders, and accordingly has approved the Merger Agreement. Therefore, the Mainland board unanimously recommends that you vote or give instructions to vote "FOR" the proposal to adopt the Merger Agreement and complete the Merger.

We believe that the Merger is a compelling transaction and is in the best interests of the Mainland stockholders. In approving the Merger, the Mainland board concluded that it would provide benefits to Mainland stockholders by facilitating the consolidation in a single publicly-traded company of a 92% interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as our existing interests in the East Holly Field Prospect in De Soto Parish, Louisiana.

The accompanying joint proxy statement/prospectus contains detailed information about the Merger and the special meeting. This document is also a prospectus for the Mainland common shares that will be issued as a result of the Merger. Please read this joint proxy statement/prospectus carefully before voting. This document, including the section entitled "Risk Factors" beginning on page 31 contains important information that you should consider prior to voting.

If you were a holder of Mainland common stock of record on ◆ , 2010, the record date determined for the special meeting, you have the right to vote or direct your vote at the special meeting.

You are cordially invited to attend the special meeting in person if that is reasonably possible for you. It is important that your shares of Mainland common stock are represented at the special meeting regardless of the number of shares that you hold. To ensure that you are represented at the special meeting, please fill in, sign and return the enclosed proxy card. Your early attention to the proxy card or, as the case may be, the voting instruction form will be greatly appreciated because it will reduce the cost Mainland incurs in obtaining voting instructions from its stockholders.

Under Nevada law, holders of Mainland common stock who dissent from the Merger and comply with certain statutory provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirements of such law is contained in the attached proxy statement/prospectus under the heading "Notice of Right to Dissent from Merger Transaction between American Exploration Corporation and Mainland Resources, Inc." Additionally, the text of the applicable provisions is attached as Annex "C" to the attached joint proxy statement/prospectus.

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card or voting instruction form in the envelope provided. If your shares are held in "street name", you must instruct your broker in order to vote.

I look forward to seeing you at the special meeting and hope that you will support the proposals.

By order of the Board of Directors of Mainland Resources, Inc., a Nevada corporation, this notice is issued as of the date first written above.

Sincerely,

MAINLAND RESOURCES, INC.

Per:       Nicholas W. Atencio,
             Chief Executive Officer

None of the Securities and Exchange Commission, any securities commission or similar authority in Canada, or any state or foreign securities commission or similar authority has approved or disapproved the Mainland common shares to be issued in connection with the Merger described in this joint proxy statement/prospectus, nor have they determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

This joint proxy statement/prospectus is dated ◆ , 2010, and is first being mailed to Mainland stockholders on or about ◆ , 2010.

NOTICE OF RIGHT TO DISSENT FROM MERGER TRANSACTION BETWEEN AMERICAN EXPLORATION CORPORATION AND MAINLAND RESOURCES, INC.

Pursuant to applicable provisions of Nevada Revised Statutes Chapters 78 and 92A, this notice is being sent to inform the stockholders of Mainland Resources, Inc., a Nevada corporation (the "Company"), that they have the right to assert dissenters rights in connection with, a Merger Agreement whereby American Exploration Corporation, a Nevada corporation, will be merged with and into (the "Merger") the Company (in such capacity, the "Surviving Entity").

Nevada Dissenters' Rights

Under Nevada law, you have dissenters' rights in connection with the Merger. Under Nevada law the holders of Company's Common Stock who do not consent to the Merger have a right to obtain, in cash, the fair value of their pro rata interest in the Company. However, if you do not strictly follow the procedures described under Nevada law, which are summarized herein, you may lose your right to a cash payment upon dissent.

Rights of Dissenting Stockholders; Common Stockholders

Holders of shares of the Company's Common Stock who do not vote their shares in favor of the Merger are entitled to assert their dissenters rights and be paid the fair value of their shares in accordance with Nevada Revised Statutes Sections 92A.300 to 92A.500 ("Nevada Dissenters Rights Statutes"). A brief summary of the provisions of Sections 92A.300 to 92A.500 is set forth below and the complete text of the sections is set forth in Annex C attached to the accompanying joint proxy statement/prospectus. This description is not intended to be complete. If you are considering exercising your dissenters' rights with respect to the Merger, you should review the Nevada Dissenters Rights Statutes carefully, particularly the steps required to perfect dissenters rights. Failure to take any one of the required steps may result in termination of your right to dissent from the Merger under Nevada law. If you are considering dissenting, you should consult with your own legal counsel.

Each holder of the Company's Common Stock who asserts dissenters' rights and who follows the procedures set forth in the Nevada Dissenters Rights Statutes will be entitled to have his, her or its shares of Common Stock purchased by the Company for cash at the fair value of the shares, pursuant to the provisions of Nevada Revised Statutes Sections 92A.300 to 92A.500. Pursuant to Section 92A.430, a dissenter's notice must be sent by the Company within 10 days following effectuation of the Merger. This communication is the dissenter's notice described in Nevada Revised Statutes Section 92A.430(1).

In order to exercise your right of dissent, you must:

(1)        give written notice of your intent to demand payment by delivering to the Company the Notice of Intent to Demand Payment, in the form attached hereto as Exhibit A, on or before [MEETING TIME] p.m. (Reno, Nevada time), on [MEETING DATE], at the following address:

Mainland Resources, Inc.
21 Waterway Avenue, Suite 300
The Woodlands, Texas 77380
Attention: Mr. Nicholas W. Atencio, CEO

and;

(2)       NOT vote your shares in favor of the Merger or cause or permit any of your shares to be voted in favor of the Merger.

Thus, any of the Company's shareholders who wish to dissent from the Merger must not vote 'FOR' the Merger either by return of a proxy in the accompanying form or by voting in person or by proxy at the special meeting, and must provide a written notice of intent to demand payment for their shares. If a shareholder either does not provide the written notice of intent to dissent, returns a proxy without voting instructions or with instructions to vote 'FOR' the Merger, or votes in person or by proxy at the special shareholders' meeting 'FOR' the Merger, his or her shares will be counted as votes in favor of the Merger and the shareholder will lose any dissent rights.

If you do not follow the foregoing instructions, you will not be entitled to payment for your shares of stock under the Nevada Dissenters Rights Statutes. The Company is not responsible for the non-delivery or any delays in delivery of the Notice of Intent to Demand Payment. It is the responsibility of the holder to ensure timely receipt by the Company of the Notice of Intent to Demand Payment. Each holder should take such precautions deemed necessary to ensure that the Notice of Intent to Demand Payment is timely delivered to the Company at the address set forth above.

Strict compliance with dissent provisions required.

This summary does not purport to provide comprehensive statements of the procedures to be followed by a dissenting stockholder who seeks payment of the fair value of his, her or its shares of the Company's Common Stock. The Nevada Dissenters Rights Statutes establish the procedures to be followed and failure to do so may result in your loss of all dissenters' rights. Accordingly, if you desire to exercise dissenters' rights, you should carefully consider and comply with the provisions of those sections, the full text of which is set out in Annex C attached to the accompanying joint proxy statement/prospectus, and consult your legal advisor.

Exhibit A
To Notice of Special Meeting of Mainland Resources, Inc.

NOTICE OF INTENT TO DEMAND PAYMENT

The undersigned hereby notifies Mainland Resources, Inc. of his/her/its intent to dissent from the merger of American Exploration Corporation with and into Mainland Resources, Inc.

Name:	______________________________________________________________
Address:	______________________________________________________________
Number of Shares:	______________________________________________________________
Certificate No.:	______________________________________________________________
Date:	______________________________________________________________

Signed:   ____________________________________

FAILURE TO RETURN THIS NOTICE OF INTENT TO DEMAND PAYMENT TO MAINLAND RESOURCES, INC., 21 WATERWAY AVENUE, SUITE 300, THE WOODLANDS, TEXAS 77380, ATTENTION: MR. NICHOLAS W. ATENCIO, CEO, BEFORE [DAY], [DATE OF MEETING] AT [TIME] PACIFIC DAYLIGHT TIME WILL CAUSE ALL DISSENTERS' RIGHTS TO BE LOST.

Notice of Special Meeting of American Exploration Corporation

◆ , 2010

Dear Stockholders of American Exploration Corporation:

You are cordially invited to attend a special meeting of stockholders of American Exploration Corporation ("American Exploration"), to be held at [place] at [time], Pacific time, on ◆ , 2010.

At the special meeting, you will be asked to:

  ratify the election of the directors of American Exploration Corporation;

  approve the actions of Officers and Directors of American Exploration Corporation;

  approve and adopt our Merger Agreement and Plan of Merger with Mainland Resources, Inc. ("Mainland") dated as of March 22, 2010, as amended (the "Merger Agreement"), pursuant to which American Exploration will be merged with and into Mainland (the "Merger"), with Mainland as the surviving company of the Merger;

  approve the related transactions in the Merger Agreement described herein; and

  approve the transaction of any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting.

Pursuant to Section 92A.410(1) of the Nevada Revised Statutes, you are further notified that you are entitled to assert dissenters rights under Nevada law pursuant to Sections 92A.300 - 92A.500 of the Nevada Revised Statutes. A copy of NRS 92A.300 - 92A.500 is attached to the accompanying joint proxy statement/prospectus as Annex C.

We have entered into a joint area development agreement with Mainland to jointly develop contiguous acreage comprising the Buena Vista Prospect, an oil and gas exploration project located in Jefferson County, Mississippi, U.S.A. As operator on the Buena Vista Prospect, Mainland issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect for the purpose of evaluating the Haynesville Formation (Shale). American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in favor of Mainland. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Mainland was previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to our Company's inability to make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well to earn a 72% working interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% working interest. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration - 20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement). Mainland currently holds interests in excess of 18,000 acres in the Buena Vista Prospect.

The Merger Agreement represents our agreement with Mainland to combine our businesses and ownership of the Buena Vista Prospect.

If the Merger is completed, each share of American Exploration's common stock at the effective time of the Merger will be exchanged for 0.25 common shares of Mainland. Based on the estimated number of shares of Mainland issued and outstanding on the record date, Mainland expects to issue approximately 15,068,333 common shares to American Exploration stockholders in the Merger. We estimate that immediately after the effective time of the Merger, former stockholders of American Exploration will hold common shares of Mainland representing approximately 16.3% of the then-outstanding common shares of Mainland.

In addition: (a) all outstanding common stock options of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options; and (b) all of the outstanding common stock purchase warrants of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants. The number of Mainland options and warrants issuable will be determined with reference to the exchange ratio which determines the number of shares of Mainland common stock that are to be issued on completion of the Merger for all of the shares of American Exploration common stock.

Mainland's common shares are quoted in the United States on the Financial Industry Regulatory Authority, Inc.'s OTC Bulletin Board under the stock symbol "MNLU", and on the Frankfurt Stock Exchange under securities code number "A0ND6N". On ◆ , 2010 the closing price of Mainland's common shares on the OTC Bulletin Board was US$◆ per share.

The Board of Directors has fixed the close of business on ◆ , 2010 as the record date for determination of stockholders entitled to notice of, and the right to vote at, the special meeting of stockholders.

The accompanying joint proxy statement/prospectus contains detailed information about the Merger and the special meeting. This document is also a prospectus for the common shares of Mainland that will be issued in conjunction with the Merger. We encourage American Exploration stockholders to read this joint proxy statement/prospectus carefully before voting, including the section entitled "Risk Factors" beginning on page 31.

We believe that the Merger is a compelling transaction and is in the best interests of the American Exploration stockholders. In approving the Merger, the Special Committee of American Exploration's Board of Directors concluded that it would provide benefits to American Exploration stockholders by facilitating the consolidation in a single publicly-traded company of a 92% interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as Mainland's existing interests in its East Holly Field Prospect in De Soto Parish, Louisiana. The Special Committee also took into account: i) the value of Mainland's Hossten/Cotton Valley natural gas reserves in the East Holley Pool and; ii) Mainland's recent success in completing the sale of its East Holly Field Haynesville Shale assets to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources (NYSE - XCO), for US$28,159,604. To date, Mainland has applied the net proceeds to: (a) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi (which was commenced on July 21, 2010); and (b) to retire our debt to Guggenheim Energy Opportunities, LLC ("Guggenheim"). Mainland also plans to drill up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. However, Mainland has indicated that additional funding will be required to complete its 2010-2011 operations program.

For the reasons described herein, the Board of Directors of American Exploration has approved the Merger Agreement and has unanimously determined that the Merger is fair to and in the best interests of American Exploration stockholders. Accordingly, the Board of Directors of American Exploration unanimously recommends that you vote or give instructions to vote "FOR" the proposal to adopt the Merger Agreement and complete the Merger.

An affirmative vote of a majority of the outstanding shares of American Exploration common stock is required to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card or voting instruction form in the envelope provided. If your shares are held in "street name", you must instruct your broker in order to vote.

Do not send your American Exploration common stock certificates to American Exploration with your proxy card or voting instruction form. If the Merger Agreement is approved and the other conditions to completion of the Merger are met, then American Exploration stockholders whose shares are directly registered will be asked to send in those shares, and American Exploration stockholders whose shares are held in brokerage accounts will not have to do anything further and their shares will be automatically converted.

I look forward to seeing you at the special meeting and hope that you will support the proposed transaction.

By order of the Board of Directors of American Exploration Corporation, a Nevada corporation, this notice is issued as of the date first written above.

Sincerely,

AMERICAN EXPLORATION CORPORATION

Per:      Steven Harding,
             President and Chief Executive Officer

Please do not send in your stock certificates or account statements with your proxy card or voting instruction form.

None of the Securities and Exchange Commission, any securities commission or similar authority in Canada, or any state or foreign securities commission or similar authority has approved or disapproved the Mainland common shares to be issued in connection with the Merger described in this joint proxy statement/prospectus, nor have they determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

This joint proxy statement/prospectus is dated ◆ , 2010, and is first being mailed to American Exploration stockholders on or about ◆ , 2010.

NOTICE OF RIGHT TO DISSENT FROM MERGER TRANSACTION BETWEEN AMERICAN EXPLORATION CORPORATION AND MAINLAND RESOURCES, INC.

Pursuant to applicable provisions of Nevada Revised Statutes Chapters 78 and 92A, this notice is being sent to inform the stockholders of American Exploration Corporation, a Nevada corporation (the "Company"), that they have the right to assert dissenters rights in connection with, a Merger Agreement whereby the Company will be merged with and into (the "Merger") Mainland Resources Inc., a Nevada corporation (the "Surviving Entity").

Nevada Dissenters' Rights

Under Nevada law, you have dissenters' rights in connection with the Merger. Under Nevada law the holders of Company's Common Stock who do not consent to the Merger have a right to obtain, in cash, the fair value of their pro rata interest in the Company. However, if you do not strictly follow the procedures described under Nevada law, which are summarized herein, you may lose your right to a cash payment upon dissent.

Rights of Dissenting Stockholders; Common Stockholders

Holders of shares of the Company's Common Stock who do not vote their shares in favor of the Merger are entitled to assert their dissenters rights and be paid the fair value of their shares in accordance with Nevada Revised Statutes Sections 92A.300 to 92A.500 ("Nevada Dissenters Rights Statutes"). A brief summary of the provisions of Sections 92A.300 to 92A.500 is set forth below and the complete text of the sections is set forth in Annex C attached to the accompanying joint proxy statement/prospectus. This description is not intended to be complete. If you are considering exercising your dissenters' rights with respect to the Merger, you should review the Nevada Dissenters Rights Statutes carefully, particularly the steps required to perfect dissenters rights. Failure to take any one of the required steps may result in termination of your right to dissent from the Merger under Nevada law. If you are considering dissenting, you should consult with your own legal counsel.

Each holder of the Company's Common Stock who asserts dissenters' rights and who follows the procedures set forth in the Nevada Dissenters Rights Statutes will be entitled to have his, her or its shares of Common Stock purchased by the Company for cash at the fair value of the shares, pursuant to the provisions of Nevada Revised Statutes Sections 92A.300 to 92A.500. Pursuant to Section 92A.430, a dissenter's notice must be sent by the Company within 10 days following effectuation of the Merger. This communication is the dissenter's notice described in Nevada Revised Statutes Section 92A.430(1).

In order to exercise your right of dissent, you must:

(1)        give written notice of your intent to demand payment by delivering to the Company the Notice of Intent to Demand Payment, in the form attached hereto as Exhibit A, on or before [MEETING TIME] p.m. (Reno, Nevada time), on [MEETING DATE], at the following address:

American Exploration Corporation
Suite 2600, 520 5th Avenue S.W.
Calgary, Alberta T2P 3R7
Attention: Mr. Steven Harding, President and CEO

and;

(2)        NOT vote your shares in favor of the Merger or cause or permit any of your shares to be voted in favor of the Merger.

Thus, any of the Company's shareholders who wish to dissent from the Merger must not vote 'FOR' the Merger either by return of a proxy in the accompanying form or by voting in person or by proxy at the special meeting, and must provide a written notice of intent to demand payment for their shares. If a shareholder either does not provide the written notice of intent to dissent, returns a proxy without voting instructions or with instructions to vote 'FOR' the Merger, or votes in person or by proxy at the special shareholders' meeting 'FOR' the Merger, his or her shares will be counted as votes in favor of the Merger and the shareholder will lose any dissent rights.

If you do not follow the foregoing instructions, you will not be entitled to payment for your shares of stock under the Nevada Dissenters Rights Statutes. The Company is not responsible for the non-delivery or any delays in delivery of the Notice of Intent to Demand Payment. It is the responsibility of the holder to ensure timely receipt by the Company of the Notice of Intent to Demand Payment. Each holder should take such precautions deemed necessary to ensure that the Notice of Intent to Demand Payment is timely delivered to the Company at the address set forth above.

Strict compliance with dissent provisions required.

This summary does not purport to provide comprehensive statements of the procedures to be followed by a dissenting stockholder who seeks payment of the fair value of his, her or its shares of the Company's Common Stock. The Nevada Dissenters Rights Statutes establish the procedures to be followed and failure to do so may result in your loss of all dissenters' rights. Accordingly, if you desire to exercise dissenters' rights, you should carefully consider and comply with the provisions of those sections, the full text of which is set out in Annex C attached to the accompanying joint proxy statement/prospectus, and consult your legal advisor.

Exhibit A
To Notice of Special Meeting of American Exploration Corporation

NOTICE OF INTENT TO DEMAND PAYMENT

The undersigned hereby notifies American Exploration Corporation of his/her/its intent to dissent from the merger of American Exploration Corporation with and into Mainland Resources, Inc.

Name:	______________________________________________________________
Address:	______________________________________________________________
Number of Shares:	______________________________________________________________
Certificate No.:	______________________________________________________________
Date:	______________________________________________________________

Signed:   ____________________________________

FAILURE TO RETURN THIS NOTICE OF INTENT TO DEMAND PAYMENT TO AMERICAN EXPLORATION CORPORATION, Suite 2600, 520 5TH AVENUE, CALGARY, ALBERTA T2P 3R7, ATTENTION: MR. STEVEN HARDING, PRESIDENT AND CEO, BEFORE [DAY], [DATE OF MEETING] AT [TIME] PACIFIC DAYLIGHT TIME WILL CAUSE ALL DISSENTERS' RIGHTS TO BE LOST.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus refers to certain documents containing important business and financial information about Mainland and American Exploration from documents that are not included in or delivered with this joint proxy statement/prospectus. You can review documents incorporated by reference in this joint proxy statement/prospectus free of charge through the Securities and Exchange Commission, or the SEC, website (http://www.sec.gov) or by requesting them in writing or by telephone from Mainland and American Exploration at the following addresses and telephone numbers:

Mainland Resources, Inc. 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380 USA (281) 469-5990 Attention: Nicholas W. Atencio, CEO	American Exploration Corporation Suite 2600, 520 5th Avenue S.W. Calgary, Alberta T2P 3R7 Canada (403) 233-8484 Attention: Steven Harding, President, & CEO

For a more detailed description of the documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see "Where You Can Find More Information" beginning on page 16.

In order for you to receive timely delivery of the documents in advance of the Meeting, Mainland or American Exploration as appropriate should receive your request no later than ◆ , 2010, which is five business days before the date of the special meeting.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this joint proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Mainland or American Exploration. This joint proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this joint proxy statement/prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not assume from the delivery of this joint proxy statement/prospectus, nor from any sale made under this joint proxy statement/prospectus, that Mainland or American Exploration's affairs are unchanged since the date of this joint proxy statement/prospectus or that the information contained in this joint proxy statement/prospectus is correct as of any time after the date of this joint proxy statement/prospectus.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the "SEC") by Mainland (File No. ◆ ), constitutes a prospectus of Mainland under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the Mainland common shares to be issued to American Exploration stockholders as required by the Merger Agreement. This document also constitutes a notice of meeting and a joint proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meetings of Mainland and American Exploration stockholders at which the stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and certain transactions contemplated by the Merger Agreement.

- i -

THE MERGER

TABLE OF CONTENTS

- ii -

QUORUM AND VOTE NECESSARY TO APPROVE PROPOSALS	45
TABULATION OF THE VOTES	45
PROXIES	46
OTHER BUSINESS	46
REVOCATION OF PROXIES	46
SOLICITATION OF PROXIES	46
MAINLAND - PROPOSAL NUMBER ONE:	47
APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO PROVIDE THAT MAINLAND HAS BEEN INCORPORATED FOR ALL LAWFUL PURPOSES	47
MAINLAND - PROPOSAL NUMBER TWO:	48
ADOPTION OF MERGER AGREEMENT BETWEEN MAINLAND AND AMERICAN EXPLORATION	48
AMERICAN EXPLORATION - PROPOSAL NUMBER ONE:	49
AMERICAN EXPLORATION - PROPOSAL NUMBER TWO:	49
AMERICAN EXPLORATION - PROPOSAL NUMBER THREE:	50
MAINLAND - THE COMBINED COMPANY	51
EXISTING JOINT AREA DEVELOPMENT AGREEMENT BETWEEN THE PARTIES	51
RECENT EVENTS	52
THE MERGER	52
OVERVIEW	52
BACKGROUND OF THE MERGER	53
REASONS FOR THE MERGER - AMERICAN EXPLORATION	56
RECOMMENDATION OF THE AMERICAN EXPLORATION BOARD	56
REASONS FOR THE MERGER - MAINLAND	57
RECOMMENDATION OF THE MAINLAND BOARD	57
AMERICAN EXPLORATION STOCKHOLDER OWNERSHIP OF MAINLAND, POST-MERGER	57
FAIRNESS OPINION OF AMERICAN EXPLORATION'S FINANCIAL ADVISOR	57
FAIRNESS OPINION OF MAINLAND'S FINANCIAL ADVISOR	57
OTHER CONSIDERATIONS	57
ANTICIPATED ACCOUNTING TREATMENT	58
DEREGISTRATION OF AMERICAN EXPLORATION COMMON STOCK	59
RESTRICTIONS ON SALES OF SHARES OF MAINLAND COMMON STOCK RECEIVED IN THE MERGER	59
BOARD OF DIRECTORS AND MANAGEMENT OF MAINLAND FOLLOWING THE MERGER	59
INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOUR INTERESTS	60
THE MERGER AGREEMENT	60
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE MERGER	65
CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	69
RESALE OF MAINLAND COMMON SHARES	72
RELATED TRANSACTIONS AND INTERESTS OF MAINLAND INSIDERS IN THE MERGER	72
DISSENT RIGHTS	74
EXPERTS	75
MAINLAND	75
AMERICAN EXPLORATION	75

- iii -

INTERESTS OF NAMED EXPERTS AND COUNSEL	75
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	75
WHERE YOU CAN FIND MORE INFORMATION	76
GLOSSARY OF OIL AND GAS TERMS	77
INFORMATION REGARDING MAINLAND	79
CORPORATE HISTORY	79
CURRENT BUSINESS OPERATIONS OF MAINLAND RESOURCES	79
OIL AND GAS PROPERTIES	80
RESERVES	86
DRILLING ACTIVITY	92
PRODUCTION INFORMATION	93
SUMMARY OF DEVELOPED AND UNDEVELOPED ACREAGE INTERESTS	94
CAPITALIZED COSTS RELATING TO OIL AND NATURAL GAS PRODUCING ACTIVITIES	95
COMPETITION	95
GOVERNMENT REGULATION	95
REGULATION OF OIL AND NATURAL GAS PRODUCTION	96
FEDERAL REGULATION OF NATURAL GAS	96
ENVIRONMENTAL MATTERS	96
RESEARCH AND DEVELOPMENT ACTIVITIES	98
EMPLOYEES	98
RESULTS OF OPERATION	98
LIQUIDITY AND CAPITAL RESOURCES	101
PLAN OF OPERATION AND FUNDING	104
MATERIAL COMMITMENTS	104
TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS	105
OFF-BALANCE SHEET ARRANGEMENTS	105
GOING CONCERN	105
RECENT ACCOUNTING PRONOUNCEMENTS	106
DESCRIPTION OF MAINLAND SHARE CAPITAL	108
TRANSFER AGENT AND REGISTRAR	108
MARKET FOR MAILAND'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND MAINLAND PURCHASES OF EQUITY SECURITIES	108
MARKET FOR COMMON EQUITY	108
DIVIDEND POLICY	109
FORWARD STOCK SPLITS	109
SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS	110
COMPARATIVE STOCK PERFORMANCE	111
RECENT SALES OF UNREGISTERED SECURITIES	112
MANAGEMENT OF MAINLAND	112
BUSINESS EXPERIENCE	113
FAMILY RELATIONSHIPS	117
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS	117
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	119
CODE OF ETHICS	119
COMMITTEES OF THE BOARD OF DIRECTORS	119
COMPENSATION DISCUSSION AND ANALYSIS	119
SUMMARY COMPENSATION TABLE	120
GRANTS OF PLAN-BASED AWARDS TABLE	121
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	121
OPTION EXERCISES AND STOCK VESTED	122

- iv -

PENSION BENEFITS	122
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS	123
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	123
COMPENSATION OF DIRECTORS	123
EMPLOYMENT AND CONSULTING AGREEMENTS	124
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	125
CHANGES IN CONTROL	127
INTEREST OF MAINLAND MANAGEMENT IN CERTAIN TRANSACTIONS	127
LEGAL PROCEEDINGS OF MAINLAND	127
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	128
INFORMATION REGARDING AMERICAN EXPLORATION	129
CORPORATE HISTORY	129
DESCRIPTION OF BUSINESS OF AMERICAN EXPLORATION	129
MERGER AGREEMENT	131
AVERE ENERGY LETTER OF INTENT	131
OIL AND GAS PROPERTIES	132
DRILLING ACTIVITY	134
PRODUCTION INFORMATION	134
GROSS AND NET PRODUCTIVE GAS WELLS, DEVELOPED ACREAGE PRODUCTIVE WELLS AND DEVELOPED ACRES	134
DEVELOPED ACREAGE TABLE	134
COMPETITION	134
GOVERNMENT REGULATION	135
REGULATION OF OIL AND NATURAL GAS PRODUCTION	135
FEDERAL REGULATION OF NATURAL GAS	135
ENVIRONMENTAL MATTERS	136
RESEARCH AND DEVELOPMENT ACTIVITIES	137
EMPLOYEES	137
LEGAL PROCEEDINGS OF AMERICAN EXPLORATION	137
RESULTS OF OPERATIONS FOR AMERICAN EXPLORATION	137
CURRENT DIRECTORS OF AMERICAN EXPLORATION	150
SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF AMERICAN EXPLORATION SHARES	152
INTEREST OF AMERICAN EXPLORATION IN CERTAIN TRANSACTIONS	153
FINANCIAL STATEMENTS	154

ANNEXES

A	Certificate of Amendment
B	Fairness Opinions
C	Sections 92A.300 and following of Chapter 92A of the Nevada Revised Statutes governing Dissent Rights

------------------------

QUESTIONS AND ANSWERS
ABOUT THE MAINLAND / AMERICAN EXPLORATION MERGER

The following are some questions that you may have regarding the proposed Merger and the other matters being considered at the special meetings of Mainland and American Exploration stockholders, and brief answers to those questions. Mainland and American Exploration urge you to read carefully the remainder of this joint proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the proposed Merger and the other matters being considered at the Mainland and American Exploration special meetings. Additional important information is also contained in the exhibits to, and the documents incorporated by reference in, this joint proxy statement/prospectus. Unless stated otherwise, all references in this joint proxy statement/prospectus to Mainland are to Mainland Resources, Inc., a Nevada corporation, all references American Exploration are to American Exploration Corporation, a Nevada corporation; all references to the combined company or to the Company are to Mainland, with Mainland as the surviving company following completion of the Merger; and all references to the Merger Agreement are to the Agreement and Plan of Merger dated as of March 22, 2010, by and between Mainland and American Exploration described herein and which is an exhibit to the Registration Statement.

Q:       What is the proposed transaction?

A:       Mainland and American Exploration have entered into a Merger Agreement, pursuant to which, amongst other things, American Exploration will merge with and into Mainland with Mainland surviving the Merger. For a more complete description of the Merger, see "The Merger."

Q:       Why am I receiving this document?

A:       Mainland and American Exploration are delivering this document to you because it is a joint proxy statement being used by the respective boards of directors of Mainland and American Exploration to solicit proxies of Mainland and American Exploration stockholders in connection with the special meetings to adopt the Merger Agreement. In addition, this document is a prospectus being delivered to American Exploration stockholders because Mainland is offering shares of its common stock to American Exploration stockholders in exchange for shares of American Exploration common stock in connection with the Merger. The Merger Agreement also contemplates that: (a) all outstanding common stock options of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options; and (b) all of the outstanding common stock purchase warrants of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants. The number of Mainland options and warrants issuable will be determined with reference to the exchange ratio which determines the number of shares of Mainland common stock that are to be issued on completion of the Merger for all of the shares of American Exploration common stock.

Q:       What are holders of Mainland common stock being asked to vote on?

A:       Holders of Mainland common stock are being asked to:

  Approve an amendment to Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes, as Article 5 of its Articles of Incorporation currently reflect the original purpose for which it was incorporated - namely, the acquisition of mining property in British Columbia, Canada;

  Adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration;

  Approve the adjournment of the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

  Act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:       What are holders of American Exploration common stock being asked to vote on?

A:       Holders of American Exploration common stock are being asked to:

  Adopt the Merger Agreement;

  Approve the adjournment of the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

  Act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:       Why have Mainland and American Exploration decided to merge?

A:       Mainland and American Exploration believe that the Merger will provide strategic and potential financial benefits to the respective security holders of the companies, as it will facilitate consolidation in a single publicly-traded company of a 92% interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as Mainland's existing interests in its East Holly Field Prospect in De Soto Parish, Louisiana.

Q:       Why is my vote important?

A:       If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at your special meeting, it may be difficult for Mainland and American Exploration to obtain the necessary quorums to hold their respective special meetings.

In addition, if you are a Mainland stockholder, your failure to vote will have the same effect as a vote "against" adoption of the Merger Agreement. With respect to the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote "against" the proposal. Mainland's board of directors recommends unanimously that Mainland stockholders vote "FOR" the adoption of the Merger Agreement and "FOR" the adjournment of the Mainland special meeting, if necessary or appropriate to permit further solicitation of proxies.

If you are an American Exploration stockholder, your failure to vote will also have the same effect as a vote "against" adoption of the Merger Agreement. With respect to the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote "against" the proposal. American Exploration's board of directors recommends unanimously that American Exploration stockholders vote "FOR" the adoption of the Merger Agreement and "FOR" the adjournment of the American Exploration special meeting, if necessary or appropriate to permit further solicitation of proxies.

Q:       When and where are the special meetings?

A:       The Mainland special meeting will take place on ◆ , 2010 at ◆ local time, at ◆ ..

          The American Exploration special meeting will take place on ◆ , 2010 at ◆ local time, at ◆ ..

          For additional information relating to the Mainland and American Exploration special meetings, see "The Stockholder Meetings" beginning on page 43.

Q:       What will I receive in the Merger in exchange for my shares of American Exploration common stock?

A:       Each share of American Exploration common stock that you own will be exchanged for 0.25 shares of Mainland common stock, subject to certain possible adjustments described herein. This is referred to as the "Exchange Ratio" in the Merger Agreement. Mainland will not issue fractional shares to you. Instead, any fractions of 0.5 and more in respect of your aggregate American Exploration Shares will be rounded up to the nearest whole share. We will adjust the Exchange Ratio to provide an equitable result in the event there is a stock split, combination or reclassification of Mainland common shares occurs prior to completion of the Merger.

Q:       What vote is required to approve the Merger and related matters?

A:       For Mainland, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration.

          For American Exploration, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to adopt the Merger Agreement.

          For additional information on the vote required to approve the Merger and related matters, see "The Stockholder Meetings" beginning on page 43.

Q:        Is the consummation of the Merger subject to any conditions other than the approval of the stockholders of Mainland and American Exploration?

A:       Yes. In addition to stockholder approval, the consummation of the Merger is subject to various conditions, including: the number of holders of American Exploration common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of American Exploration common stock; the number of holders of Mainland common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of Mainland common stock; and other customary conditions. In addition, each party's obligation to consummate the Merger remains subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants under the Merger Agreement.

Q:       Am I entitled to dissent rights?

          Mainland and American Exploration stockholders who do not support the Merger are entitled to dissent from the Merger and be paid the fair market value of their Mainland or American Exploration shares in accordance with the relevant provisions of Nevada law. See the section entitled, "Dissent Rights" and Annex C for a more detailed discussion of your rights of dissent. However, as noted above, if a sufficient number of Mainland stockholders exercise these rights (holders of 5% or more of Mainland shares), American Exploration will have the right not to proceed with the Merger. Further, if a sufficient number of American Exploration stockholders exercise these rights (holders of 5% or more of American Exploration shares), Mainland will have the right not to proceed with the Merger.

Q:       What do I do now?

A:       After reading and considering carefully the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at your special meeting. For additional information on voting procedures, see "The Stockholder Meetings" beginning on page 43.

Q:       How will my proxy be voted?

A:       If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted as follows:

  in the case of Mainland, "FOR" adoption of the Merger Agreement and "FOR" the adjournment of the Mainland special meeting, if necessary or appropriate to permit further solicitation of proxies; and

  in the case of American Exploration, "FOR" the adoption of the Merger Agreement, and "FOR" the adjournment of the American Exploration special meeting, if necessary or appropriate to permit further solicitation of proxies.

Q:       If my broker holds my shares in "street name," will my broker automatically vote my shares for me?

A:       No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on your behalf. Therefore, you should be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker to see if the broker offers telephone or Internet voting.

Q:       What if I fail to instruct my broker?

A:       If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at your special meeting, but effectively will be treated as a vote "against" the proposal to adopt the Merger Agreement, unless you appear and vote in person at your special meeting.

For information on changing your vote if your shares are held in "street name," see "The Stockholder Meetings" beginning on page 43.

Q:       Is the Merger expected to be taxable to American Exploration stockholders?

A:       It is expected that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and, therefore, it is expected that holders of American Exploration common stock will not recognize any gain or loss for United States federal income tax purposes to the extent they exchange their shares of American Exploration common stock for shares of Mainland common stock pursuant to the Merger.

You should read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 65 for a description of the material United States federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular situation. You should consult your tax advisors to determine the tax consequences of the Merger to you.

Q:       What does it mean if I receive more than one set of materials?

A:       This means you own shares of both Mainland and American Exploration or you own shares of Mainland or American Exploration that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:       What can I do if I want to change or revoke my vote?

A:       Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

  by completing, signing, dating and returning a new proxy card with a later date;

  by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by ◆ Vancouver time on ◆ , 2010; or

  by attending your special meeting and voting by ballot at your special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to your special meeting, to the designated representative of the applicable company at the address provided under "Where You Can Find More Information" on page 16.

If you hold your shares in "street name" and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

For additional information on changing your vote, see "The Stockholder Meetings" beginning on page 43.

Q:       If I am a holder of American Exploration common stock with shares represented by stock certificates, should I send in my American Exploration stock certificates now?

A:       No. Please do not send in your American Exploration stock certificates with your proxy card. Rather, prior to the election deadline, send your completed, signed election form, together with your American Exploration common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent. The election form for your American Exploration shares and your instructions will be delivered to you together with this joint proxy statement/prospectus or in a separate mailing. If your shares of American Exploration common stock are held in "street name" by your broker or other nominee, you should follow your broker's or nominee's instructions for making an election.

Q:       Are there any risks in the Merger that I should consider?

A:       Yes. There are risks associated with all business combinations, including the proposed Merger. We have described certain of these risks and other risks in more detail under "Risk Factors" beginning on page 31.

Q:       Will Mainland stockholders receive any shares as a result of the Merger?

A:       No. Mainland stockholders will continue to hold the Mainland shares they currently own.

Q:       When do you expect to complete the Merger?

A:       Mainland and American Exploration expect to complete the Merger by December 31, 2010, although completion by any particular date cannot be assured.

Q:       Where can I find more information about the companies?

A:       Both Mainland and American Exploration file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC's website at http://www.sec.gov. Both companies also maintain websites. You can obtain Mainland's SEC filings at http://www.mainlandresources.com and you can obtain American Exploration's SEC filings at http://www.americanexplorationcorp.com. Both Mainland and American Exploration also file periodic reports and other information with the Securities Commissions of Alberta and British Columbia, which are accessible via the System for Electronic Document Analysis and Retrieval (commonly known as "SEDAR") of the Canadian Securities Administrators, at http://www.sedar.com. We do not intend for information contained on or accessible through our respective websites or through SEDAR to be part of this joint proxy statement/prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this joint proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see "Where You Can Find More Information" on page 16.

Q:       Whom should I call if I have questions about the special meeting relating to my Company or the Merger?

A:       Mainland stockholders should call Mainland's Chief Financial Officer, William Thomas, at (281) 469-5990, or its counsel, Herbert I. Ono, at (604) 691-7493.

          American Exploration stockholders should call American's President and Chief Executive Officer, Steven Harding, at (403) 233-8484.

          If you have more questions about the Merger, please call the Investor Relations Department of Mainland at 281-362-2860 or American Exploration at (403) 233-8484.

GLOSSARY OF CERTAIN MERGER TERMS
Companies	means a reference to American Exploration and Mainland, together with their affiliates;
American Exploration	means American Exploration Corporation, a Canadian-based Nevada incorporated publicly traded oil and gas company;
American Exploration Meeting	means the special stockholders meeting of American Exploration to be held for the purpose of considering and if thought fit, passing a resolution approving the Merger;
Dissent

means the right of a Mainland or American Exploration stockholder to opt out of the Merger and to be paid the fair value of his/her Mainland or American Exploration shares subject to the NRS (see "Dissent Rights");

Exchange Ratio

means the ratio of exchange of American Exploration Shares for Mainland Shares and is proposed at four (4) American Exploration Shares for each Mainland Share (or 0.25 Mainland Shares for each American Exploration Share). The Exchange Rate is subject to adjustment for certain stated events (see "The Merger Agreement");

Insider	means generally an officer or director or a greater than 10% stockholder of a public company;
Mainland	means Mainland Resources, Inc., a Nevada incorporated publicly traded oil and gas company;
Merger

means the economic combination of American Exploration and Mainland through an NRS procedure pursuant to which American Exploration will merge with and into American Exploration and Mainland will issue its common shares in exchange for American Exploration common shares in the Exchange Ratio;

Merger Agreement	means the Merger Agreement and Plan of Merger dated March 22, 2010, as amended, between American Exploration and Mainland pursuant to which the Merger will be implemented;
NRS

means Chapter 92A of the Nevada Revised Statutes, the corporate law applicable to Mainland and American Exploration and law under which the Merger will be effected and dissent rights are applicable; and

Share(s)	means common shares ($0.001 par value in the case of an American Exploration Share, and $0.0001 par value per Mainland Share).

SUMMARY OF THE MERGER

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. We have included page references parenthetically to direct you to a more complete description of certain of the topics presented in this summary. You should carefully read this joint proxy statement/prospectus, including the annexes, and the other documents we refer to or incorporate by reference for a more complete understanding of the Merger described in this summary. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Additional Information."

Companies in the Merger

American Exploration Corporation

American Exploration is a natural resource exploration company formed in 2006 under the laws of the State of Nevada. American Exploration common shares are quoted on the OTC Bulletin Board under the symbol "AEXP.OB"

American Exploration's principal executive offices are located at Suite 2600, 5th Avenue SW, Calgary, Alberta, Canada T2P 3R7. American Exploration 's telephone number is (403) 233-8484. See also American Exploration 's website at www.americanexplorationcorp.com.

Mainland Resources, Inc.

Mainland was incorporated in 2006 under Nevada law and has been a natural resource exploration company since its inception. Mainland common stock is quoted on the OTC Bulletin Board under the symbol "MNLU.OB" and under the Frankfurt Stock Exchange under the symbol "5MN".

Mainland's principal executive offices are located at 21 Waterway Avenue, Suite 300, The Woodlands, Texas 77380. Mainland's telephone number is (281) 469-5990.

The Merger

American Exploration and Mainland have agreed to combine their businesses pursuant to the Merger Agreement described in this joint proxy statement/prospectus. Under the terms of the Merger Agreement, American Exploration will merge with and into Mainland under Nevada law. Following completion of the Merger, Mainland will continue as the surviving corporation.

Merger Consideration

In the Merger, each outstanding share of American Exploration common stock will be exchanged for 0.25 Mainland common shares in accordance with the Exchange Ratio, subject to possible adjustments described in the Merger Agreement.

No fraction of American Exploration common shares will be issued in the Merger. Instead, any fractions of 0.5 and more in respect of each American Exploration stockholder's aggregate American Exploration Shares will be rounded up to the nearest whole share.

Former American Exploration stockholders are currently expected to own approximately ◆ % of the outstanding shares of Mainland after the Merger, based on approximately ◆ Mainland common shares then outstanding (◆ % of Mainland's ◆ fully diluted share capital) and based on their being approximately ◆ shares of American Exploration common stock outstanding as of the date of the Merger.

The Merger Agreement also contemplates that: (a) all outstanding common stock options of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options; and (b) all of the outstanding common stock purchase warrants of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants. The number of Mainland options and warrants issuable will be determined with reference to the Exchange Ratio.

Reasons for the Merger

Mainland. The Buena Vista Prospect is located along the Gulf Coast Salt Basin in the Buena Vista area of Jefferson County, Mississippi. Based on proprietary information gained from previous drilling, Mainland's management believes that an extension of the Haynesville Shale similar to the discovery region in Louisiana may exist there. Accordingly, the board of directors of Mainland believes that the Merger will provide strategic and potential financial benefits to Mainland's security holders, as it will facilitate consolidation in a single publicly-traded company of a 92% working interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well.

American Exploration. The board of directors of American Exploration believes that the Merger will provide strategic and potential financial benefits to American Exploration's security holders, as it will facilitate consolidation in a single publicly-traded company of a 92% working interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well. The board of directors of American Exploration further believe that the Merger will assist in diversifying the company's oil and gas portfolio, with the gas development potential observed in the East Holly Field.

Mainland sold its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, located in DeSoto Parish Louisiana, for $28,159,604 on April 22, 2010, with an effective date of January 1, 2010. However, Mainland has retained all of the rights in all formations above the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation) in the East Holly Field, encompassing 2,745.65 net acres with an estimated 65 net potential drilling locations. Accordingly, the board of directors of American Exploration believes that the Merger will also provide American Exploration's security holders with the potential financial benefits that might be realized from the exploration of Mainland's East Holly Prospect in DeSoto Parish, Louisiana. In addition, the sale by Mainland of its Haynesville Shale assets in Louisiana has provided significant working capital to enable Mainland, as operator, to undertake immediate exploration drilling on the Buena Vista and East Holly Prospects.

Board Recommendations

American Exploration.  Based on the recommendation of a special committee of independent directors, American Exploration's board of directors has unanimously adopted a resolution approving the Merger Agreement, declared the Merger Agreement advisable, and determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of American Exploration and its stockholders. Accordingly, American Exploration's board of directors unanimously recommends that American Exploration stockholders vote at the special meeting to adopt the Merger Agreement and approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See "The Merger - Background of the Merger" beginning on page 53. As described under the heading "The Merger - Interests of Certain Persons in the Merger that May be Different from Your Interests" beginning on page 60 of this joint proxy statement/prospectus, it is possible that Steven Harding, the President, Chief Executive Officer and a director of American Exploration, will become a director of Mainland following the Merger, and that he will therefore have an interest in the Merger that may be different from, or is in addition to, those of American Exploration stockholders.

Mainland.  Mainland's board of directors has unanimously adopted a resolution approving the Merger Agreement and the transactions contemplated by it, declared the Merger Agreement advisable, and determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of Mainland and its stockholders. Accordingly, Mainland's board of directors unanimously recommends that Mainland stockholders vote at the special meeting to adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration. See "The Merger - Background of the Merger" beginning on page 53. In addition, Mainland's board of directors recommends unanimously that Mainland stockholders vote to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Opinions of Financial Advisors

In deciding to recommend the Merger, each of Mainland and American Exploration considered an opinion from its financial advisor.

Opinion of Mainland's Financial Advisor

The board of directors of Mainland retained Evans & Evans, Inc., an independent professional valuation expert, to prepare a fairness opinion to assist the board in its consideration of the Merger and related transactions. As of the date of their review, it was the opinion of Evans & Evans that the Merger is fair, from a financial point of view, to the stockholders of Mainland (see Fairness Opinion of Evans & Evans, Inc. in Annex B) You are encouraged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Opinion of American Exploration's Financial Advisor

The board of directors of American Exploration retained Working Capital Corporation, an independent professional valuation expert, to prepare a fairness opinion to assist the board in its consideration of the Merger and related transactions. It is the opinion of Working Capital Corporation that the Merger is fair, from a financial point of view, to the stockholders of American Exploration (see Fairness Opinion of Working Capital Corporation in Annex B) You are encouraged to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Board of Directors and Management of Mainland Following the Merger

Mainland's board of directors and executive officers will be as follows after the Merger becomes effective:

Name and Municipality of Residence	Age	Current Office with Mainland
Michael J. Newport The Woodlands, Texas, USA	56	President
Nicholas W. Atencio Cypress, Texas, USA	52	Chief Executive Officer and a director
William D. Thomas Vancouver, BC, Canada	59	Chief Financial Officer and a director
Simeon King Horton Shreveport, LA, USA	58	Vice President Geology and a director
Angelo Viard Raleigh, NC, USA	37	Director
Peter G. Wilson Vancouver, BC, Canada	42	Vice President of Corporate Development and a director
Rahim Jivraj Vancouver, BC, Canada	32	Director

The Stockholder Meetings

Mainland.  The Mainland special meeting will be held for the following purposes:

  to consider and vote upon a proposal to adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland, and the issuance of Mainland securities to American Exploration security holders as the Merger consideration;

  to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in avour of the foregoing proposal; and

  to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

American Exploration.  The American Exploration special meeting will be held for the following purposes:

  to ratify the election of the directors of American Exploration;

  to approve the actions of Officers and Directors of American Exploration;

  to consider and vote upon a proposal to adopt the Merger Agreement;

  to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in avour of the foregoing proposal; and

  to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Dates

Mainland.  You may vote at the special meeting of Mainland stockholders if you owned Mainland common stock at the close of business on ◆ , 2010.

American Exploration.  You may vote at the special meeting of American Exploration stockholders if you owned American Exploration common stock at the close of business on ◆ , 2010.

Votes Required

Mainland.  Each share of Mainland common stock outstanding as of the record date will be entitled to one vote at the Mainland special meeting. Adoption of the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration, requires the affirmative vote of a majority of the then outstanding shares of Mainland common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Mainland common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

If a Mainland stockholder abstains from voting, that action will be the equivalent of a vote "against" all of the matters to be voted upon. A broker non-vote will be the equivalent of a vote "against" the adoption of the Merger Agreement. A broker non-vote will have no effect on any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

American Exploration.  Each share of American Exploration common stock outstanding as of the record date is entitled to one vote at the American Exploration special meeting. Adoption of the Merger Agreement by American Exploration stockholders requires the affirmative vote of a majority of the then outstanding shares of American Exploration common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of American Exploration common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

If an American Exploration stockholder abstains from voting, that action will be the equivalent of a vote "against" all of the matters to be voted upon. A broker non-vote will be the equivalent of a vote "against" adopting the Merger Agreement, but will have no effect on any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Outstanding Shares and Share Ownership of Management

Mainland.  As of the record date for the Mainland special meeting, there were ◆ shares of Mainland common stock outstanding. Directors and executive officers of Mainland beneficially owned approximately ◆ % of the outstanding shares of Mainland common stock on the record date.

American Exploration.  As of the record date for the American Exploration special meeting, there were 60,273,333 shares of American Exploration common stock outstanding. Directors and executive officers of American Exploration beneficially owned approximately 7.79% of the outstanding shares of American Exploration common stock on the record date.

Risks Relating to the Merger

You should be aware of and consider carefully the risks relating to the Merger described under "Risk Factors." These risks include possible difficulties in combining two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger

Mainland and American Exploration each expect the Merger to be a tax free reorganization pursuant to Section 368(a) of the Code to the extent American Exploration stockholders receive Mainland common stock pursuant to the Merger.

Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger" for a description of the material United States federal income tax consequences of the Merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

Accounting Treatment

The Merger will be accounted for as an acquisition of American Exploration by Mainland using the "acquisition" method of accounting. American Exploration uses the full cost method of accounting for its oil and natural gas properties. Mainland uses, and will continue to use, post-Merger, the full cost method of accounting for its oil and gas properties.

Stockholders Statutory Dissent Rights under Nevada Law

Under applicable Nevada law, holders of Mainland and American Exploration common stock are entitled to certain rights of dissent with respect to the Merger. Any holders of shares of Mainland or American Exploration common stock that properly exercise and perfect their dissent rights will be entitled to receive the payment provided by Section 92A.460 of Chapter 92A of the Nevada Revised Statutes, which is attached hereto as Annex C, in respect of their shares instead of the Merger consideration.

If a dissenting American Exploration stockholder fails to perfect or effectively withdraws or loses such right to dissent from the Merger, the stockholder's American Exploration shares will be converted into the right to receive the Merger consideration.

If a dissenting Mainland stockholder fails to perfect or effectively withdraws or loses such right to dissent from the Merger, the stockholder's Mainland shares will remain issued and outstanding.

The Merger Agreement provides that if holders of more than 5% of either Mainland or American Exploration's shares elect to exercise dissent rights, the Merger will not proceed unless Mainland or American Exploration agree to waive this termination right.

Conditions to Completion of the Merger

A number of conditions must be satisfied before the Merger will be completed. These include principally:

(a)       the Merger shall have been approved at the special meeting of American Exploration's stockholders by the affirmative vote of a majority of the then outstanding shares of American Exploration common stock that are entitled to vote as of the record date;

(b)       the Merger shall have been approved at the special meeting of Mainland's stockholders by the affirmative vote of a majority of the then outstanding shares of Mainland common stock that are entitled to vote as of the record date;

I       there shall be no order or decree of a governmental or regulatory body (including, without limitation, the Securities and Exchange Commission) restraining or enjoining the consummation of the Merger;

(d)       there shall be no proceeding of a judicial or administrative nature or otherwise, brought by a governmental or regulatory body (including, without limitation, the Securities and Exchange Commission) in progress or threatened that relates to or results from proposed Merger that would, if successful, result in an order or ruling that would preclude completion of the Merger in accordance with the Merger Agreement;

(e)       all required regulatory consents, waivers, permits, orders and approvals shall have been obtained, where the failure to do so would constitute a criminal offence, or would have a material adverse effect on Mainland or American Exploration, as the case may be; and

(f)       there shall be no pending or threatened suit, action or proceeding by a governmental or regulatory body (including, without limitation, the Securities and Exchange Commission), in each case that has a reasonable likelihood of success:

(i)       seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Mainland or American Exploration any damages that are material in relation to American Exploration taken as a whole;

(ii)      seeking to prohibit or materially limit the ownership or operation by Mainland of any material portion of the American Exploration's business or assets, or to compel Mainland to dispose of or separately hold any material portion of American Exploration's business or assets, as a result of the Merger;

    seeking to prohibit Mainland from effectively controlling in any material respect the American Exploration's business or operations; or

(iv)      there is in effect any other circumstance which is reasonably likely to have a material adverse effect on Mainland or American Exploration, or on Mainland as the surviving corporation of the Merger.

Mainland's obligation to complete the Merger is subject to the fulfilment of certain conditions precedent, including the following:

(a)       American Exploration shall have performed, in all material respects, all of its covenants under the Merger Agreement;

(b)       the number of holders of American Exploration common shares exercising dissent rights shall not exceed 5% of the total issued and outstanding shares of American Exploration common stock;

I       the number of holders of Mainland common shares exercising dissent rights shall not exceed 5% of the total issued and outstanding shares of Mainland common stock;

(d)       the representations and warranties of American Exploration under the Merger Agreement shall be true and correct in all material respects as of the effective date of the Merger as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, or except as affected by transactions contemplated or permitted by the Merger Agreement);

(e)       American Exploration shall not have been subject to a material adverse change prior to the effective date of the Merger;

(f)       the parties shall have agreed upon a definitive Exchange Ratio;

(g)       all necessary corporate action shall have been taken by American Exploration to permit the consummation of the Merger; and

(h)       Mainland shall have received a satisfactory legal opinion from legal counsel to American Exploration.

American Exploration's obligation to complete the Merger is subject to the fulfilment of certain conditions precedent, including the following:

(a)       Mainland shall have performed, in all material respects, all of its covenants under the Merger Agreement;

(b)       the amount of Mainland's unencumbered cash in its bank accounts at the effective time of the Merger, less all payables and accrued payables estimated (on a consolidated basis) as of closing, shall be at least $7,500,000 (less $50,000 per month allowable operating expenses incurred for each month, pro rated, from March 1, 2010 to the effective time of the Merger) (American Exploration has agreed to waive this condition);

I       the number of holders of American Exploration common shares exercising dissent rights shall not exceed 5% of the total issued and outstanding shares of American Exploration common stock;

(d)       the number of holders of Mainland common shares exercising dissent rights shall not exceed 5% of the total issued and outstanding shares of Mainland common stock;

(e)       the representations and warranties of Mainland under the Merger Agreement shall be true and correct in all material respects as of the effective date of the Merger as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, or except as affected by transactions contemplated or permitted by the Merger Agreement);

(f)       Mainland shall not have been subject to a material adverse change prior to the effective date of the Merger;

(g)       the parties shall have agreed upon a definitive Exchange Ratio;

(h)       all necessary corporate action shall have been taken by Mainland to permit the consummation of the Merger; and

(i)       American shall have received a satisfactory legal opinion from legal counsel to Mainland.

To the extent provided in the Merger Agreement, either American Exploration or Mainland may waive conditions for the benefit of itself and its stockholders and complete the Merger even though one or more of these conditions have not been met. At this time, we cannot assure you that all of the conditions will be satisfied or waived or that the Merger will occur. (See "The Merger Agreement" page 60.)

WHERE YOU CAN FIND MORE INFORMATION

If you would like additional copies without charge, of this joint proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Mainland Resources, Inc. 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380 (218) 469-5990 Attention: Nicholas W. Atencio, CEO	American Exploration Corporation Suite 2600, 520 5th Avenue S.W. Calgary, Alberta T2P 3R7 (403) 233-8484 Attention: Steven Harding, President & CEO

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Mainland

The following tables set forth Mainland's selected consolidated historical financial information that has been derived from: (a) Mainland's unaudited financial statements as of August 31, 2010 and the six-month period then ended; and (b) Mainland's audited financial statements as of February 28, 2010, February 28 2009, February 29, 2008, February 28, 2007 and February 28, 2006, and the years then ended. This disclosure does not include the effects of the Merger. You should read this financial information in conjunction with "Mainland - Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited financial statements and notes thereto for the year ended February 28, 2010, and our unaudited financial statements and notes thereto for the six-months ended August, 2010, included in this document.

	Statement of Operations Data
	Three Months Ended August 31, 2010	Three Months Ended August 31, 2009	Six Months Ended August 31, 2010	Six Months Ended August 31, 2009	May 12, 2006 (inception) to August 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
General and Administrative Expenses
Consulting fees	$ 93,043	$ 52,847	$ 184,461	$ 203,981	$ 1,091,169
Management fees - related party	116,697	49,000	286,656	84,372	677,640
Marketing expenses	-	44,508	596,492	62,003	2,077,624
Office and general	68,211	45,556	152,705	88,935	417,853
Professional fees	231,271	63,296	549,778	109,701	1,351,946
Salary expense	654,649	1,148,000	3,964,450	1,148,000	17,115,135
	1,163,871	1,403,207	5,734,542	1,696,992	22,731,367
Net Operating Loss	(1,163,871)	(1,403,207)	(5,734,542)	(1,696,992)	(22,731,367)
Other Items
Gain on settlement of debt	-	-	-	-	33,239
Interest income	7,238	198	11,492	468	19,961
Loss on abandonment of option deposit	-	-	-	-	(1,300,000)
Loss Before Income Tax	(1,156,633)	(1,403,009)	(5,723,050)	(1,696,524)	(23,978,167)
Federal income tax benefit from continuing operations	1,000,000	-	1,000,000	-	1,000,000
Loss From Continuing Operations	(156,633)	(1,403,009)	(4,723,050)	(1,696,524)	(22,978,167)
Discontinued Operations
Income (loss) from discontinued operations	-	191,357	(192,875)	860,436	113,296
Gain on disposal of discontinued operations, net of tax expense of $2,600,000	-	-	10,753,726	-	10,753,726
Income from Discontinued Operations	-	191,357	10,560,851	860,436	10,867,022
Net Income (Loss) for the Period	$ (156,633)	$ (1,211,652)	$ 5,837,801	$ (836,088)	$ (12,111,145)

Basic and Diluted Income (Loss) Per Common Share
From continuing operations	$ (0.00)	$ (0.02)	$ (0.06)	$ (0.02)
From discontinued operations	(0.00)	(0.02)	$ 0.13	$ 0.01
Basic and Diluted Net Income (Loss) Per Common Share	$ (0.00)	$ (0.02)	$ (0.07)	$ (0.01)
Basic and Diluted Weighted Average Number of Common Shares Outstanding	80,969,502	80,969,502	80,969,502	80,175,160

	Statement of Operations Data
	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008	May 12, 2006 (inception) to February 28, 2007	May 12, 2006 (inception) to February 28, 2010
	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)

General and Administrative Expenses
Consulting fees	$ 311,334	$ 595,374	$ -	$ -	$ 906,708
Management and rent fees - related party	250,164	126,400	8,627	5,793	390,984
Marketing expenses	560,025	921,107	-	-	1,481,132
Office and general	123,101	82,798	58,657	592	265,148
Mineral property costs	-	-	10,070	4,440	-
Professional fees	490,858	243,710	67,169	431	802,168
Salary expense	1,148,000	12,002,685	-	-	13,150,685
	2,883,482	13,972,074	144,453	(11,256)	16,996,825
Net Operating Loss	(2,883,482)	(13,972,074)	(144,523)	(11,256)	(16,996,825)
Other Items
Interest income	1,070	7,399	-	-	8,469
Gain on settlement of debt	-	33,239	-	-	33,239
Loss on abandonment of option deposit	(1,300,000)	-	-	-	(1,300,000)
Net Loss Before Discontinued Operations	(4,182,412)	(13,931,436)	(144,523)	(11,256)	(18,255,117)
Income (Loss) From Discontinued Operations	(34,575)	355,256	-	-	306,171
Net Loss	(4,216,987)	(13,576,180)	(144,523)	(11,256)	(17,948,946)
Foreign currency translation adjustment	-	422	(617)	195	-
Comprehensive Loss	$ (4,216,987)	$ (13,575,758)	$ (145,140)	$ (11,061)	$ (17,948,946)

Basic Loss Per Common Share
From continued operations	$ (0.05)	$ (0.18)	$ (0.01)	$ (0.00)
From discontinued operations	(0.00)	(0.00)	-	-
	$ (0.05)	$ (0.18)	$ (0.01)	$ (0.00)
Weighted Average Number of Common Shares Outstanding - Basic	80,569,066	77,055,822	26,106,803	12,180,570

	Balance Sheet Data
	August 31	February 28,
	2010	2010
	(Unaudited)	(Audited)

Current Assets
Cash	$ 5,377,987	$ 610,124
Prepaid expenses	79,842	31,918
Total current assets	5,457,829	642,042
Oil and Gas Properties
Unproved	7,377,546	3,534,436
Assets Held for Sale	-	8,172,462
Total Assets	$ 12,835,375	$ 12,348,940

Total Current Liabilities	$ 2,604,883	$ 711,044
Liabilities Held for Sale	-	11,209,656
Total Stockholders' Equity (Deficit)	10,230,492	428,240

	Balance Sheet Data
	February 28,	February 29,	February 28,	February 28,
	2010	2009	2008	2007
	(Audited)	(Audited)	(Audited)	(Audited)
Current Assets
Cash	$ 610,124	$ 150,276	$ 19,495	$ 14,236
Accounts receivable	-	373,045	-	-
Prepaid expenses	31,918	-	-	-
Deposit on properties	-	1,100,000	-	-
Total Oil and Gas Properties	3,534,436	775,011	9,176	-
Assets Held for Sale	8,172,462	-	-	-
Total Assets	$ 12,348,940	$2,398,332	$ 28,671	$ 17,236

Total Current Liabilities	$ 711,044	$ 70,230	$ 127,496	-
Liabilities Held for Sale	11,209,656	-	-	-
Total Stockholders' Equity (Deficit)	428,240	2,328,102	(98,825)	17,236

American Exploration

The following tables set forth selected consolidated historical financial information that has been derived from: (a) American Exploration's unaudited financial statements as of September 30, 2010 and the nine-month period then ended; and (b) American Exploration's audited financial statements as of December 31, 2009, 2008, 2007 and 2006, and the years then ended. This selected historical consolidated financial data does not include the effect of the Merger. You should read this financial information in conjunction with "American Exploration - Management's Discussion and Analysis of Financial Condition and Results of Operations," American Exploration's audited financial statements and notes thereto for the year ended December 31, 2009, and American Exploration's unaudited financial statements and notes thereto for the nine-month period ended September 30, 2010, included in this document.

	Three Months	Three Months	Nine Months	Nine Months	Inception
	Ended	Ended	Ended	Ended	(May 11, 2006)
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009	to September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$ -	$ -	$ -	$ -	$ -

Operating Expenses
General and administrative	155,514	1,423,284	554,330	1,652,791	2,558,093
Amortization	842	833	2,526	2,493	7,411
Total Operating Expenses	156,356	1,424,117	556,856	1,655,284	2,565,504

Loss from Operations	(156,356)	(1,424,284)	(556,856)	(1,655,284)	(2,565,504)

Other income (expense)
Loss on sale of assets	-	-	-	-	(1,161)
Other income	23,800	-	173,800	-	173,800
Interest expense	(2,899)	(2,191)	(9,996)	(2,191)	(71,648)
Total other income (expense)	20,901	(2,191)	163,804	(2,191)	100,991

Net loss	$(135,455)	$ (1,426,308)	$ (393,052)	$ (1,657,475)	$ (2,464,513)

Net loss per common share - basic and diluted	$ (0.00)	$(0.03)	$ (0.01)	$ (0.02)

Weighted average shares - basic and diluted	60,273,333	56,705,707	60,147,326	82,803,114

	Statement of Operations Data
	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Inception (May 11, 2006) to December 31	Inception (May 11, 2006) to December 31,
	2009	2008	2007	2006	2009
	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
Operating Expenses
General and administrative	$ 1,831,173	$ 104,328	$ 59,271(1)	$ 8,991(1)	$2,003,763
Depreciation and amortization	3,333	681	807	64	4,885
Total Operating Expenses	1,834,506	105,009	60,078	9,055	2,008,648
Loss From Operations	(1,834,506)	(105,009)	(60,078)	(9,055)	(2,008,648)
Other Income (Expense)
Interest expense	(61,652)	-	-	-	(61,652)
Loss on sale of assets	-	(1,161)	-	-	(1,161)
Total Other Expense	(61,652)	(1,161)	-	-	(62,813)
Net Loss	$ (1,896,158)	$ (106,170)	$ (60,078)	$(9,055)	$(2,071,461)

Net Loss Per Common Share - Basic and Diluted	$ (0.02)	Note 2	Note 2	Note 2
Weighted Average Common Shares - Basic and Diluted	76,873,982	136,149,658	6,475,000	5,284,936

Notes: 1. Certain amounts have been reclassified to conform to the presentation for the years ended December 31, 2009 and 2008. 2. Less than $0.01.

Balance Sheet Data
	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Assets
Cash and cash equivalents	$ 5,764	$ 9,560
Oil and gas properties	3,771,001	3,771,001
Website, net of amortization	3,866	6,392
Total Assets	$ 3,780,631	$ 3,786,953

Total current liabilities	$ 275,109	$ 220,958
Total stockholders' equity	$ 3,505,522	$ 3,565,995

	Balance Sheet Data
	December 31,
	2009	2008	2007	2006
	(Audited)	(Audited)	(Audited)	(Audited)

Current Assets
Cash and cash equivalents	$ 9,560	$ 159,525	$ 35,550	$ 91,959
Oil and gas properties	3,771,001	781,250	-	-
Website, net of amortization	6,392	9,725	1,567	2,236
Total Assets	$ 3,786,953	$ 950,500	$ 37,117	$ 94,195

Total current liabilities	$ 220,958	$ 22,553	$ 3,000	$ -
Total stockholders' equity	3,565,995	950,500	34,117	94,195

SUMMARY HISTORICAL OIL AND NATURAL GAS RESERVES, PRODUCTION INFORMATION AND OTHER DATA

The following information should be read in conjunction with the information contained in the financial statements and notes thereto included in this joint proxy statement/prospectus.

Mainland

The following tables set forth Mainland's estimated net proved oil and natural gas reserves at February 28, 2010. The subject properties are the Griffith 11-1 well and the Dehan et al. 15H-1 well, both of which are located in the East Holly Field, Desoto Parish, Louisiana. The reserves and income data were estimated based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule, released January 14, 2009 in the Federal Register. On March 12, 2010, Mainland entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its interest in the Haynesville Shale portion of the East Holly Field leases, for approximately $28,159,000. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of Mainland's right, title and interest below the base of the Cotton Valley formation in the East Holly Field, and included Mainland's interests in the Griffith 11-1 well and the Dehan et al. 15H-1 well.

Summary of Oil and Gas Reserves as of Fiscal Year-End Based on Average Fiscal-Year Prices

Reserves Category	Reserves at February 28, 2010 - Onshore Louisiana USA(1)
	Oil (mbbls)	Natural Gas (mmcf)	Synthetic Oil (mbbls)	Synthetic Gas (mmcf)	Natural Gas Liquids (mbbl)
Proved	-		-	-	-
Developed	-	1,901	-	-	-
Undeveloped	-	-	-	-	-
Total Proved	-	1,901	-	-	-

Notes:

1.     On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,000. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

Proved Reserves	Estimated Net Reserves and Income Data at February 28, 2010 - East Holly Field, DeSoto Parish, Louisiana USA(1)
	Oil (barrels)	Natural Gas(2) (mmcf)	Future Gross Revenue(3)	Deductions(4)	Future Net Income(5)	Discounted Future Net Income at 10%	Percent of Total(6)
Dehan et al. 15H0119	-	1,152	3,658,583	1,245,455	2,413,128	1,880,888	62.754
Griffith 11-001	-	749	2,626,572	1,222,996	1,403,577	1,116,361	37.246
Proved developed producing	-	1,901	6,285,156	2,468,451	3,816,704	2,997,249	100.000
Proved developed non- producing	-	-	-	-	-	-	-
Proved undeveloped	-	-	-	-	-	-	-
Total Proved	-	1,901	6,285,156	2,468,451	3,816,704	2,997,249	100.000

Notes:

1.   On March 12, 2010, Mainland entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for approximately $28,159,000. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of Mainland's right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

2.   All gas volumes are reported on an "as sold" basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of Louisiana, which are 60 degrees Fahrenheit and 15.025 psi. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes included herein do not attribute gas consumed in operations as reserves.

3.   The future gross revenue is after the deduction of production taxes.

4.   The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, gathering and treating fees and certain abandonment costs net of salvage.

5.   The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

6.   Gas hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

Mainland has retained all of the rights in all formations above the base of the Cotton Valley Formation in the East Holly Field (including the Hosston and Upper Bossier formations), encompassing 2,745.65 net acres with an estimated 65 net potential drilling locations. The five recent wells drilled by the original operator through the Hosston and Cotton Valley zones to the Haynesville Formation calculate as productive.

Based on the available data and economics, Mainland plans to drill three wells as operator in the Hosston/Cotton Valley formations of the East Holly Field Prospect in 2010, and also to evaluate the shale gas production value of the Upper Bossier Formation on the DeSoto Parish leases.

Mainland's Buena Vista Prospect is located along the Gulf Coast Salt Basin in the Buena Vista area of Jefferson County, Mississippi. Based on proprietary information gained from previous drilling, Mainland believes an extension of the Haynesville Formation (Shale) similar to the discovery region in Louisiana may exist there.

As operator on the Buena Vista Prospect, Mainland recently issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect. Mainland intends to drill the well to a depth sufficient to evaluate the Haynesville Shale, currently expected to total 22,000 feet. The AFE estimates the drilling cost to be approximately $8,650,000 and completion cost to be approximately $4,900,000 for a total completed well cost of approximately $13,550,000. Drilling is expected to commence in July 2010.

American Exploration

As of the date of this joint proxy statement/prospectus, American Exploration has not commenced drilling on any of its properties.

During fiscal year ended December 31, 2009 and previous fiscal years, American Exploration had no oil and gas reserves or production.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information is compressed for illustrative purposes, does not include the corresponding notes contained in the full unaudited pro forma combined financial information included in this joint proxy statement/prospectus, and the amounts shown under "Consolidated" for any particular line item are not intended to be additive of the amounts for that line item shown under "Mainland Resources" and "American Exploration."

This unaudited pro forma combined financial data is not necessarily indicative of the results of operations or the financial position that would have occurred had the Merger been consummated on the assumed dates nor is it necessarily indicative of future results of operations or financial position. The pro forma combined financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements and related notes of Mainland and American Exploration included in this document and the pro forma combined financial information provided in the section "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" included in the Financial Statements beginning on page 154 of this joint proxy statement/prospectus.

Table 1: Unaudited Pro Forma Combined
Statement of Operations for the Year Ended February 28, 2010

PRO-FORMA STATEMENT OF OPERATIONS MAINLAND-AMERICAN EXPLORATION FOR THE PERIOD ENDED FEBRUARY 28, 2010
	Mainland Resources	American Exploration	Adjustments	Consolidated

General And Administrative Expenses
Consulting Fees	$ 311,334	$ 170,736	$ -	$ 482,070
Management and rent fees-related parties	250,164	-	-	250,164
Marketing Expenses	560,025	346,070	-	906,095
Office and General	123,101	55,401	-	178,502
Professional Fees	490,858	46,215	-	537,073
Salary Expense	1,148,000	915,912	-	2,063,912
	2,883,482	1,534,334	-	4,417,816

Net Operating Loss	2,883,482	1,534,334	-	4,417,816

Other Items
Interest income (expense)	1,070	4,000	-	2,930
Loss on abandonment on option deposit	1,300,000	-	-	1,300,000

Net Loss From Continuing Operations	4,182,412	1,538,334	-	5,720,746

Discontinued Operations
Income (loss) from discontinued operations	34,575	-	-	34,575
Gain on disposal of discontinued operations, net of tax expense

Income/(Loss) From Discontinued Operations	34,575	-	-	34,575
Net Income/(Loss) For The Period	$ (4,216,987)	$ (1,538,334)	-	$ (5,755,321)

Basic Earnings Per Share Of Common Stock	$(0.05)	$(0.03)		$(0.06)

Weighted Average Number Of Basic Shares Outstanding	80,569,066	60,083,278		95,589,885

Table 2: Unaudited Pro Forma Combined
Statement of Operations for the period ending August 31, 2010
PRO-FORMA STATEMENT OF OPERATIONS MAINLAND-AMERICAN EXPLORATION FOR THE PERIOD ENDED AUGUST 31, 2010
	Mainland Resources	American Exploration	Adjustments	Consolidated

General And Administrative Expenses
Consulting Fees	$ 184,461	$ 53,250	$ -	$ 237,711
Management and rent fees-related parties	286,656	-	-	286,656
Marketing Expenses	596,492	-	-	596,492
Office and General	152,705	35,306	-	188,011
Professional Fees	549,778	60,428	-	610,206
Salary Expense	3,964,450	176,636	-	4,141,086
	5,734,542	325,620	-	6,060,162

Net Operating Loss	5,734,542	325,620	-	6,060,162

Other Items
Federal income tax benefit from continuing operations	1,000,000	-	-	1,000,000
Interest income/(expense)	11,492	(4,599)	-	6,893
Income from breakup fee	-	75,000	-	75,000

Net Loss From Continuing Operations	4,723,050	255,219	-	4,928,269

Discontinued Operations
Income (loss) from discontinued operations	(192,875)	-	-	(192,875)
Gain on disposal of discontinued operations, net of tax expense	10,753,726	-	-	10,753,726

Income (Loss) From Discontinued Operations	10,560,851	-	-	10,560,851

Net Income (Loss) For The Period	5,837,801	(255,219)	-	5,582,582

Basic Earnings Per Share Of Common Stock	$0.07	$0.00		$0.06

Weighted Average Number Of Basic Shares Outstanding	80,969,502	60,083,278		95,990,321

Table 3: Unaudited Pro Forma Combined Balance Sheet as of February 28, 2010

PRO-FORMA BALANCE SHEET MAINLAND-AMERICAN EXPLORATION FOR THE YEAR ENDED FEBRUARY 28, 2010
	Mainland Resources	American Exploration	Adjustments	Consolidated

Assets

Current Assets:
Cash	$ 610,124	$ 157,826	$ -	$ 767,950
Prepaids	31,918	-	-	31,918
Total Current Assets	642,042	157,826	-	799,868

Oil And Gas Properties
Unproved	3,534,436	3,771,000	7,096,781	14,402,217

Other Assets
Website Amortization	-	6,392	-	6,392
			-
Assets Held For Sale	8,172,462	-	-	8,172,462

Total Assets	2,348,940	3,935,218	7,096,781	23,380,939

Liabilities And Stockholders Equity

Current Liabilities
Accounts Payable and accrued liabilities	711,044	11,465	100,000	822,509
Notes payable-related parties	-	84,000	-	84,000
Drilling advances	-	-	-	-
Income Taxes Payable	-	-	-	-
Total Current Liabilities	711,044	95,465	100,000	906,509

Liabilities Held For Sale	11,209,656	-	-	11,209,656

Stockholders Equity
Common Stock-Issued and Outstanding	8,097	60,524	(60,524)	8,097
Additional Paid-in-capital	18,369,089	5,538,389	7,157,305	31,064,783
Accumulated Deficit	(17,948,946)	(1,759,160)	(100,000)	(19,808,106)
Total Stockholders Equity	428,240	3,839,753	6,996,781	11,264,774

Total Liabilities And Stockholders Equity	12,348,940	3,935,218	7,096,781	23,380,939

Table 4: Unaudited Pro Forma Combined Balance Sheet as of August 31, 2010
PRO-FORMA BALANCE SHEETS MAINLAND-AMERICAN EXPLORATION FOR THE PERIOD ENDING AUGUST 31, 2010
	Mainland Resources	American Exploration	Adjustments	Consolidated

Assets

Current Assets:
Cash	$ 5,377,987	$ 169,637	$ -	$ 5,547,624
Prepaids	79,842	-		79,842
Total Current Assets	5,457,829	169,637	-	5,627,466

Oil And Gas Properties
Unproved	7,377,546	3,771,001	5,220,806	16,369,353

Other Assets
Website Amortization	-	4,708	-	4,708

Total Assets	12,835,375	3,945,346	5,220,806	22,001,527

Liabilities And Stockholders Equity

Current Liabilities
Accounts Payable and accrued liabilities	493,549	30,240	100,000	623,789
Notes payable-related parties	-	140,528	-	140,528
Drilling advances	511,334	-	-	511,334
Income Taxes Payable	1,600,000	-	-	1,600,000
Total Current Liabilities	2,604,883	170,768	100,000	2,875,651

Stockholders Equity

Common Stock-Issued and Outstanding	8,097	59,824	(59,824)	8,097
Additional Paid-in-capital	22,333,540	5,780,074	5,280,630	33,394,244
Accumulated Deficit	(12,111,145)	(2,065,320)	(100,000)	(14,276,465)
Total Stockholders Equity	10,230,492	3,774,578	5,120,806	19,125,876

Total Liabilities And Stockholders Equity	12,835,375	3,945,346	5,220,806	22,001,527

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth (1) the historical net income (loss) and net book value per share of Mainland common stock in comparison to the pro forma net income (loss) and net book value per share after giving effect to the Merger as an acquisition of American Exploration, and (2) the historical net income (loss) and net book value per share of American Exploration common stock in comparison to the equivalent pro forma net income (loss) and net book value per share attributable to an assumed 0.25 shares of Mainland common stock that will be issued for each share of American Exploration common stock. Neither Mainland nor American Exploration has declared dividends on its common stock since its formation. The information presented in this table should be read in conjunction with (1) the pro forma combined financial information appearing elsewhere herein and (2) the consolidated historical financial statements of Mainland and American Exploration and the notes thereto included herein.

	Mainland Resources		American Exploration
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent

Six Months Ended August 31, 2010
Basic Earnings Per Share of Common Stock	($0.07)	$0.06	$0.00	$0.01
Diluted Earnings Per Share of Common Stock	($0.07)	$0.06	$0.00	$0.01
Book Value Per Share of Common Stock	$0.13	$0.23	$0.06	$0.06
Year Ended February 28, 2010
Basic Earnings Per Share of Common Stock	($0.05)	($0.06)	($0.03)	($0.01)
Diluted Earnings Per Share of Common Stock	($0.05)	($0.06)	($0.03)	($0.01)

(1)      The pro forma equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.25 of a share of Mainland Resources common stock per share of American Exploration Corp common stock.

(2)      The pro forma combined consolidated statements of income for the six months ended August 31, 2010 and the year ended February 28, 2010 were prepared by combining Mainland Resources' historical consolidated statements of income and American Exploration Corporation's historical consolidated statements of income adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing impact on combined results.

(3)      Historical book value per share is computed by dividing common stockholders' equity by the number of shares of Mainland Resources or American Exploration common stock outstanding, as applicable. Pro forma combined book value per share is computed by dividing pro forma common stockholders' equity by the pro forma number of shares of Mainland Resources common stock that would have been outstanding as of August 31, 2010.

Comparative Per Share Market Price and Dividend Information

Historical Market Prices of Mainland and American Exploration

Mainland's common stock is quoted on the OTC Bulletin Board under the symbol "MNLU." American Exploration's common stock is quoted on the OTC Bulletin Board under the symbol "AEXP." The following tables set forth the high and low bid prices per share of Mainland's common stock and American Exploration's common stock on the OTC Bulletin Board for the periods shown, adjusted to give retroactive effect to forward and reverse stock splits. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Mainland

Quarter Ended	High Bid	Low Bid
August 31, 2010	$0.84	$0.37
May 31, 2010	$1.61	$0.71
February 28, 2010	$1.84	$1.02
November 30, 2009	$1.55	$0.84
August 31, 2009	$1.70	$1.15
May 31, 2009	$2.13	$1.00
February 28, 2009	$2.90	$1.40
November 30, 2008	$3.15	$1.75
August 31, 2008	$3.68	$1.91
May 31, 2008	$2.00	$0.58

American Exploration

Quarter Ended	High Bid	Low Bid
September 30, 2010	$0.10	$0.06
June 30, 2010	$0.32	$0.09
March 31, 2010	$0.85	$0.23
December 31, 2009	$1.18	$0.51
September 30, 2009	$1.41	$0.65
June 30, 2009	$1.05	$0.60
March 31, 2009	$0.69	$0.57
December 31, 2008	$0.67	$0.60

The following table sets forth the closing sale prices of Mainland's common stock and American Exploration's common stock as reported on the OTC Bulletin Board on (i) March 22, 2010, the last full trading day before the public announcement of the proposed Merger, and (ii) ◆ , 2010, the last practicable trading day prior to mailing this joint proxy statement/prospectus.

	Mainland Closing Price	American Exploration Closing Price

March 22, 2010	$1.23	$0.26
◆ , 2010	$◆	$◆

As of ◆ , 2010, there were ◆ shareholders of record of Mainland common stock and ◆ holders of American Exploration common stock; these numbers do not include beneficial shareholders whose shares are held in street or nominee names.

As disclosed in its current report on Form 8-K dated May 29, 2008, as filed with the Securities and Exchange Commission on May 30, 2008, Mainland effected a 1.5-for-1 forward split of its common stock as of the open of market on May 29, 2008. As a result, each shareholder of record on that date received an additional one-half share of common stock for each share of common stock held, although no fractional shares were issued. There were 26,410,000 shares of common stock issued and outstanding immediately before the forward stock split, and 39,615,000 shares of common stock issued and outstanding immediately afterwards. Notice of the forward stock split was provided to the Financial Industry Regulatory Authority, Inc. but, due to an administrative oversight, a Certificate of Change to effect a simultaneous 1.5-for-1 forward split of Mainland's authorized common stock pursuant to section 207(1) of the Nevada Private Corporations Law (NRS 78.207) was not filed with the Nevada Secretary of State. Mainland subsequently rectified the administrative oversight by filing a Certificate of Change with the Nevada Secretary of State on May 26, 2010 to effect the 1.5-for-1 forward split of its authorized common stock, pursuant to section 207(1) of the Nevada Private Corporations Law. As a result, Mainland's authorized capital was increased from 400,000,000 shares of common stock, par value $0.0001 per share, to 600,000,000 shares of common stock, par value $0.0001 per share. There was no accompanying change to Mainland's issued and outstanding share capital.

As disclosed in its current report on Form 8-K dated August 19, 2008, as filed with the Securities and Exchange Commission on August 20, 2008, American Exploration effected a 14-for-1 forward stock split on August 18, 2008. There were 6,475,000 shares of common stock issued and outstanding immediately before the forward stock split, and 90,650,000 shares of common stock issued and outstanding immediately afterwards. On March 21, 2009, prior executive officers and founders of American Exploration agreed to return an aggregate 54,000,000 shares of common stock, leaving 36,575,000 shares issued and outstanding immediately after these shares were returned to treasury. Notice of the forward stock split was provided to the Financial Industry Regulatory Authority, Inc. but, due to an administrative oversight, a Certificate of Change to effect a simultaneous 14-for-1 forward split of American Exploration's authorized common stock pursuant to section 207(1) of the Nevada Private Corporations Law (NRS 78.207) was not filed with the Nevada Secretary of State. American Exploration subsequently rectified the administrative oversight by filing a Certificate of Change with the Nevada Secretary of State to effect on October 7, 2010 to effect the 14-for-1 forward split of its authorized common stock with a stated effective date of filing of August 18, 2008, pursuant to section 207(1) of the Nevada Private Corporations Law. As a result, American Exploration's authorized capital was increased to 1,400,000,000 shares of common stock, par value $0.001 per share.

As disclosed in its annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on April 15, 2009, American Exploration effected a 1.5-for-1 forward stock split on April 13, 2009. There were 36,575,000 shares of common stock issued and outstanding immediately before the forward stock split, and 54,862,500 shares of common stock issued and outstanding immediately afterwards. Notice of the forward stock split was provided to the Financial Industry Regulatory Authority, Inc. but, due to an administrative oversight, the forward stock split was not properly documented by the filing of a Certificate of Change with the Nevada Secretary of State pursuant to section 207(1) of the Nevada Private Corporations Law (NRS 78.207). American Exploration subsequently rectified the administrative oversight by filing a Certificate of Change with the Nevada Secretary of State on October 8, 2010 to effect the 1.5-for-1 forward split of its authorized common stock pursuant to section 207(1) of the Nevada Private Corporations Law. As a result, American Exploration's authorized capital was increased to 2,100,000,000 shares of common stock, par value $0.001 per share

No History of Dividends and No Dividends Expected in the Foreseeable Future

Mainland is not currently paying dividends on its common stock. After the Merger, Mainland intends to retain its earnings to finance the expansion of its business, repay indebtedness and for general corporate purposes. Therefore, Mainland does not anticipate paying cash dividends on its common stock in the foreseeable future.

Following the Merger, Mainland's board of directors will have the authority to declare and pay dividends on its common stock in the board of directors' discretion, as long as Mainland has funds legally available to do so.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this document, before you decide whether to vote or instruct your vote to be cast to adopt the Merger Agreement.

Risks Relating to the Merger

We may not realize the benefits of integrating our companies.

To be successful after the Merger, Mainland will need to combine and integrate the operations of Mainland and American Exploration into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. Mainland could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If Mainland cannot integrate the Mainland and American Exploration businesses successfully, it may fail to realize the expected benefits of the Merger.

American Exploration's directors and executive officers have interests in the Merger that may be different from, and in addition to, the interests of other American Exploration stockholders.

It is possible that Steven Harding, the President, Chief Executive Officer and a director of American Exploration, will become a director of Mainland following the Merger. In this event, Mr. Harding would have an interest in the Merger that may be different from, or is in addition to, those of American Exploration stockholders, which could create conflicts of interest in his determination to recommend the Merger. You should consider his interests in voting on the Merger. See "The Merger - Interests of Certain Persons in the Merger that May be Different from Your Interests."

The date that American Exploration stockholders will receive the Merger consideration is uncertain.

The date that American Exploration stockholders will receive the Merger consideration depends on the completion date of the Merger, which is uncertain. While we expect to complete the Merger in the last calendar quarter of 2010, the completion date of the Merger might be later than expected because of unforeseen events. The Merger Agreement currently provides that the Merger must be completed no later than December 31, 2010 unless Mainland and American Exploration otherwise agree.

Business uncertainties and contractual restrictions while the Merger is pending may have an adverse effect on American Exploration or Mainland.

Uncertainty about the effect of the Merger on management, consultants, suppliers and regulators may have an adverse effect on American Exploration. These uncertainties may impair American Exploration's ability to attract, retain and motivate key personnel until the Merger is consummated and could cause suppliers and others who deal with American Exploration to defer decisions concerning American Exploration or seek to change existing business relationships with American Exploration. In addition, the Merger Agreement restricts both Mainland and American Exploration from making certain acquisitions and taking other specified actions without the other's approval. These restrictions could prevent either party from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

Failure to complete the Merger or delays in completing the Merger could negatively affect Mainland's and American Exploration's stock prices and future businesses and operations.

If the Merger is not completed for any reason, Mainland and American Exploration may be subject to a number of risks, including the following:

  the separate companies will not realize the benefits expected from the Merger, including a potentially enhanced financial and competitive position;

  the current market price of Mainland common stock or American Exploration common stock may reflect a market assumption that the Merger will occur and a failure to complete the Merger could result in a negative perception by the stock market of either company or both generally and a resulting decline in the market price of its or their common stock;

  certain costs relating to the Merger, including certain legal and accounting fees and expenses, must be paid even if the Merger is not completed; and

  there may be substantial disruption to each of Mainland's and American Exploration's business and distraction of each company's management and consultants from day-to-day operations because matters related to the Merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Mainland or American Exploration, as applicable.

  Delays in completing the Merger could exacerbate uncertainties concerning the effect of the Merger, which may have an adverse effect on the business following the Merger and could defer or detract from the realization of the benefits expected to result from the Merger.

Ownership by Mainland stockholders will be diluted by the Merger.

The Merger will dilute the ownership position of the current stockholders of Mainland. Based on the number of shares of American Exploration common stock outstanding as of ◆ , 2010, Mainland would issue to American Exploration stockholders between ◆ and ◆ shares of Mainland common stock in the Merger, which will represent an increase in the Mainland aggregate shares outstanding of between ◆ % and ◆ %. As a result, Mainland stockholders would hold between ◆ % and ◆ % of the combined company's common stock outstanding after the completion of the Merger, and American Exploration stockholders would hold between ◆ % and ◆ % of the combined company's common stock outstanding after the completion of the Merger.

The rights of American Exploration stockholders will be governed by Mainland's articles of incorporation, as amended, and bylaws.

All American Exploration stockholders who receive shares of Mainland common stock in the Merger will become Mainland stockholders and their rights as stockholders will be governed by Mainland's articles of incorporation, as amended, and its bylaws.

Risks Relating to the Combined Company After the Merger

We have a history of operating losses and there can be no assurance we will be profitable in the future.

We are an exploration stage oil and gas company with a history of operating losses. We expect to continue to incur losses in the foreseeable future, and may never be profitable. Although our Company has realized revenues, as of August 31, 2010, we have an accumulated deficit during the exploration stage of $12,111,145. Further, we sold our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases on April 22, 2010, with an effective date of January 1, 2010, and we no longer have interests in any producing oil and gas properties. Accordingly, we do not expect positive cash flow from operations in the foreseeable future.

Our Company's continuation as a going concern is dependent upon our ability to fund ongoing operations, carry out our business plan, and ultimately to attain profitable operations, all of which is uncertain.

Our Company's continuation as a going concern is dependent upon our ability to fund ongoing operations, carry out our business plan and ultimately to attain profitable operations, all of which is uncertain. Our audited financial statements for the year ended February 28, 2010, and our unaudited interim financial statements for the three and six month periods ended August 31, 2010, contain additional note disclosures to this effect, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, the report of our Company's independent registered accounting firm accompanying our audited financial statements for the year ended February 28, 2010 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

We will need to raise additional financing to complete further exploration activities.

We sold our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases for $28,159,604 on April 22, 2010, with an effective date of January 1, 2010. To date, we have applied the net proceeds to: (a) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi; and (b) to retire our debt to Guggenheim. We also plan to drill up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. Additional funding will be required to complete our 2010-2011 operations program. We anticipate that we will receive this funding from a variety of methods, including private placements, equity funding, entering into joint venture transactions with third parties, mezzanine financing and cash flows from successful wells (if any).

Furthermore, if the results of our initial exploratory drilling activities on the East Holly Prospect and/or the Buena Vista Prospect justify further work on the properties, we will require significant additional financing in order to continue our exploration activities and, if warranted, to undertake any development activities. Our exploration and development of, and participation in, what could evolve into an increasing number of oil and gas prospects may require substantial capital expenditures.

There can be no assurance that we will be successful in our efforts to raise these required funds, or on terms satisfactory to us. The continued exploration of our oil and gas properties, and the development of our business, will depend upon our ability to establish the commercial viability of our oil and gas properties, to develop cash flow from operations, and ultimately to achieve profitability, none of which can be assured.

We believe that debt financing will not be available to us, and that we will have to continue to rely on equity financing, the availability of which cannot be assured or, if available, may result in substantial dilution to our existing stockholders. Alternatively, we may be required to finance additional exploration work and, if merited, future development work on our oil and gas properties by offering interests in such properties to one or more third parties, on an earn-in basis.

We presently believe that debt financing (including project financing) will not be available to us as all of our properties are in the early exploration stage. Accordingly, we will have to continue to rely on equity financing, the availability of which cannot be assured or, if available, may result in substantial dilution to our existing stockholders. If equity financing is not available on terms that are satisfactory to us, we may be required to finance additional exploration work and, if merited, future development work on our oil and gas properties by offering interests in such properties to one or more third parties, on an earn-in basis.

If we are unable to obtain additional financing when it is required, we will not be able to continue our exploration activities and our assessment of the commercial viability of our oil and gas properties. Further, if we are able to establish that development of our oil and gas properties is commercially viable, our inability to raise additional financing at that stage would result in our inability to place our oil and gas properties into production and recover our investment.

Exploration expenditures are difficult to predict, and there is no assurance that our actual cash requirements will not exceed our estimates.

There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that: (i) drilling and completion costs for the Burkley-Phillips No. 1 Well on the Buena Vista Prospect, and for the three wells that we are planning to drill in the Hosston/Cotton Valley formations of the East Holly Prospect, increase beyond our expectations; or (ii) we encounter greater costs associated with general and administrative expenses or securities offering costs.

As our oil and gas properties do not contain any reserves, we may not discover commercially exploitable quantities of oil or gas on our properties that would enable us to enter into commercial production, achieve revenues and recover the money we spend on exploration.

Our existing properties do not contain reserves in accordance with the definitions adopted by the SEC and there is no assurance that any exploration program that we carry out will establish reserves. There is a substantial risk that our exploration activities will not result in discoveries of commercially recoverable reserves of oil or gas. Any determination that any of our properties contain commercially recoverable quantities of oil or gas may not be reached until such time that final comprehensive feasibility studies have been concluded establishing that a potential reserve is likely to be economic. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that any of our oil and gas properties can be commercially developed.

Our exploration and development activities on our oil and gas properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of oil and natural gas on our properties that can then be developed into commercially viable operations. Oil and gas exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labour. The success of oil and gas exploration is determined in part by the following factors:

  identification of potential oil and natural gas reserves based on superficial analysis;

  availability of government-granted exploration permits;

  the quality of management and geological and technical expertise; and

  the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop processes to extract oil and gas, and to develop the drilling and processing facilities and infrastructure at any chosen site. Whether an oil and gas reserve will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the reserve; oil and natural gas prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of oil and gas and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any oil or gas reserves in sufficient quantities on any of our properties to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable reserves of oil or natural gas on our property.

There is no guarantee that the potential drilling locations we have or acquire in the future will ever produce natural gas or oil, which could have a material adverse effect upon our results of operations.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities. Our prospects are in the stage of preliminary evaluation and assessment. We have commenced drilling the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi, and we are planning on drilling up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. However, the use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable.

Although extensive historic and proprietary data from a previous well drilled on the Buena Vista, combined with petrochemical analysis reviewed by our Company's land and geological teams have provided the basis for drilling the Burkley-Phillips No. 1 Well to the deeper Haynesville Formation, it will be the only well drilled in the Buena Vista area testing the Haynesville shale since shale gas has emerged as a major production resource. Similarly, although four recent wells drilled by the original operator through the Hosston and Cotton Valley zones to the Haynesville Formation on the East Holly Prospect calculate as productive, the three wells that we are planning to drill in the Hosston and Cotton Valley formations are exploratory in nature and intended to evaluate the shale gas production value of these formations.

There can be no assurance that our current drilling activities will be successful, and we may not recover all or any portion of our capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment.

Our business is difficult to evaluate because we have a limited operating history.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. Our inception was May 12, 2006 and, as a result, we have a limited operating history.

We are a new entrant into the oil and gas exploration and development industry without profitable operating history.

Initially, our activities were limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of mineral properties. Subsequently, we changed our business strategy from mineral exploration to oil and gas exploration. As a result, there is limited information regarding our oil and gas property related production potential or revenue generation potential.

The business of oil and gas exploration and development is subject to many risks and if oil and natural gas is found in economic production quantities, the potential profitability of future possible oil and gas ventures depends upon factors beyond our control. The potential profitability of oil and natural gas properties if economic quantities are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground conditions; (ii) geological problems; (iii) drilling and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected reserve quantities; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labour disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or drilling to operate in accordance with specifications or expectations.

As part of our growth strategy, we intend to acquire additional oil and gas properties.

As part of our growth strategy, we intend to acquire additional oil and gas production properties. Current and subsequent acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce revenues at anticipated levels or failure to conduct drilling on prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

We may be unable to identify liabilities associated with the property or obtain protection from sellers against them.

One of our growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, our review of our current acquired property is inherently incomplete because it generally is not feasible to review in depth every individual property involved in each acquisition. A detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Further, environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. We may not be able to obtain indemnification or other protections from the sellers against such potential liabilities, which, if realized, would have a material adverse effect upon our results of operations.

The potential profitability of oil and gas ventures depends upon global political and market related factors beyond our control.

World prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. The potential profitability of oil and gas properties is dependent on these and other factors beyond our control. These factors may materially affect our financial performance if we are successful in our exploration activities and ultimately place any oil or gas wells into production, and, in the near term, may impact on our ability to raise financing for our exploration activities.

Production of oil and gas resources, if found, are dependent on numerous operational uncertainties specific to the area of the resource that affects its profitability.

If we are successful in our exploration activities and ultimately place any oil or gas wells into production, the production area specifics will affect profitability. Adverse weather conditions can hinder drilling operations and ongoing production work. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. Production and treatments on other wells in the area can have either a positive or negative effect on our production and wells. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The content of hydrocarbons is subject to change over the life of producing wells. The marketability of oil and gas from any specific reserve which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include, but are not limited to, the proximity and capacity of oil and gas pipelines, availability of room in the pipelines to accommodate additional production, processing and production equipment operating costs and equipment efficiency, market fluctuations of prices and oil and gas marketing relationships, local and state taxes, mineral owner and other royalties, land tenure, lease bonus costs and lease damage costs, allowable production, and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on our invested capital.

If production results from operations, we will be dependent upon transportation and storage services provided by third parties.

If we are successful in our exploration activities and ultimately place any oil or gas wells into production, we will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder our processing and marketing operations and/or affect our sales margins.

Our results of operations will be dependent upon market prices for oil and gas, which fluctuate widely and are beyond our control.

If we are successful in our exploration activities and ultimately place any oil or gas wells into production, the production area specifics will affect profitability, our revenue, profitability, and cash flow will depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect our ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that can be economically produced from reserves either discovered or acquired. Factors that can cause price fluctuations include: (i) the level of consumer product demand; (ii) domestic and foreign governmental regulations; (iii) the price and availability of alternative fuels; (iv) technical advances affecting energy consumption; (v) proximity and capacity of oil and gas pipelines and other transportation facilities; (vi) political conditions in natural gas and oil producing regions; (vii) the domestic and foreign supply of natural gas and oil; (viii) the ability of members of Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; (ix) the price of foreign imports; and (x) overall domestic and global economic conditions.

The availability of a ready market for our oil and gas, if any, will depend upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to oil and gas gathering systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand and governmental regulation of production, refining, transportation and pricing of oil, natural gas and other fuels.

The oil and gas industry in which we operate involves many industry related operating and implementation risks that can cause substantial losses, including, but not limited to, unproductive wells, natural disasters, facility and equipment problems and environmental hazards.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or cancelled as a result of other drilling and production, weather and natural disaster, equipment and service failure, environmental and regulatory, and site specific related factors, including but not limited to: (i) fires; (ii) explosions; (iii) blow-outs and surface cratering; (iv) uncontrollable flows of underground natural gas, oil, or formation water; (v) natural disasters; (vi) facility and equipment failures; (vii) title problems; (viii) shortages or delivery delays of equipment and services; (ix) abnormal pressure formations; and (x) environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of: (i) injury or loss of life; (ii) severe damage to and destruction of property, natural resources or equipment; (iii) pollution and other environmental damage; (iv) clean-up responsibilities; (v) regulatory investigation and penalties; (vi) suspension of our operations; or (vii) repairs necessary to resume operations.

If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We may be affected by any of these events more than larger companies, since we have limited working capital.

The oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring leases.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our business operations.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

In general, our exploration activities are, and any future production activities will be, subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our existing operations comply, in all material respects, with all applicable environmental regulations.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

Our insurance will not cover all the potential risks associated with the operations of an exploration stage oil and gas company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

We may be unable to retain key employees or consultants or recruit additional qualified personnel.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Michael J. Newport, our President, Nicholas W. Atencio, our Chief Executive Officer, and William D. Thomas, our Chief Financial Officer. Further, we do not have key man life insurance on any of these individuals. We may not have the financial resources to hire a replacement if one or all of our officers were to die. The loss of service of any of these officers could therefore significantly and adversely affect our operations.

Our officers and directors may be subject to conflicts of interest.

Our officers and directors serve only part time and are subject to conflicts of interest. Each devotes part of his working time to other business endeavours, including consulting relationships with other entities, and has responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, our officers and directors will be subject to conflicts of interest. We have adopted a Code of Conduct for our officers and directors that includes provisions designed to address such conflicts of interest.

Nevada law and our articles of incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks related to Mainland's Stock After the Merger

Mainland has not paid any dividends and does not foresee paying dividends in the future.

Payment of dividends on Mainland's common stock is within the discretion of the board of directors and will depend upon its future earnings, its capital requirements, financial condition and other relevant factors. Mainland does not currently anticipate declaring any dividends in the foreseeable future.

The market price of Mainland's common shares is relatively volatile and could cause investor loss. An investor should not consider an investment in Mainland stock unless the investor is capable of sustaining an economic loss of the entire investment.

The market price of a publicly traded stock, especially a resource issuer whose shares are quoted on the OTC Bulletin Board like Mainland, is affected by many variables in addition to those directly related to exploration successes or failures. Such factors include the general condition of market for resource stocks, the strength of the economy, the availability and attractiveness of alternative investments, and the breadth of the public market for the stock. The effect of these and other factors on the market price of our common shares suggests our shares will continue to be volatile. Therefore, investors could suffer significant losses if the price of Mainland shares is depressed or the market is illiquid when an investor seeks liquidity and needs to sell Mainland shares. Mainland securities are highly speculative, and an investor should not consider an investment in its stock unless the investor is capable of sustaining an economic loss of the entire investment.

The exercise of outstanding options and share purchase warrants issued by Mainland will result in the issuance by Mainland of additional common shares and the unrestricted resale of these additional common shares may have a depressing effect on the current trading price of its common shares.

At ◆ , 2010 there were approximately 10,050,000 options of Mainland's securities outstanding. Dilutive securities represent approximately 12.4% of Mainland's issued shares as at ◆ , 2010. Under the Merger with American Exploration, Mainland will issue approximately 15,068,333 shares to the original stockholders of American Exploration, plus 612,500 options to replace American Exploration options and 149,142 warrants to replace American Exploration warrants. The Merger and the exercise of the outstanding options and warrants will result in the issue by Mainland of additional common shares, and the unrestricted resale of these additional common shares may have a depressing effect on the current trading price of Mainland's common shares.

Mainland's common stock is subject to the "penny stock rules" of the SEC, which makes transactions in its common stock cumbersome and may reduce the value of an investment in its common stock.

Mainland's common stock is currently quoted on the OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, its securities are subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that Mainland remains subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market for its securities. Because Mainland's securities are subject to the "penny stock rules", investors will find it more difficult to dispose of its securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this joint proxy statement/prospectus carefully. You should rely only on the information contained in this joint proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this joint proxy statement/prospectus is accurate as of any date other than the date on the front of this prospectus.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference herein include "forward-looking statements" about Mainland, American Exploration and the combined company, within the meaning of Section 27A of the Securities Act of 1933, as amended (which is referred to as the Securities Act in this joint proxy statement/prospectus), Section 21E of the Securities Exchange Act of 1934, as amended (which is referred to as the Exchange Act in this joint proxy statement/prospectus), and the Private Securities Litigation Reform Act of 1995, regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Mainland following the Merger, and statements regarding integration of the businesses of Mainland and American Exploration and general economic conditions.

The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, the events and circumstances referred to may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under United States federal securities laws, neither Mainland nor American Exploration undertakes any obligation to release publicly any revision to any forward-looking statement, to report events or circumstances after the date of this document or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will," "would," "should," "plans," "likely," "expects," "anticipates," "intends," "believes," "estimates," "thinks," "may" and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this document, could affect the future results of the energy industry in general, and Mainland after the Merger in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

  uncertainties inherent in the development and production of and exploration for oil and natural gas and in estimating reserves;

  unexpected difficulties in integrating the operations of Mainland and American Exploration;

  the need to make unexpected future capital expenditures (including the amount and nature thereof);

  the impact of oil and natural gas price fluctuations;

  the effects of our indebtedness, and increases in interest rates thereon, which could restrict our ability to operate, make us vulnerable to general adverse economic and industry conditions, place us at a competitive disadvantage compared to our competitors that have less debt, and have other adverse consequences;

  the effects of competition;

  the success of our risk management activities;

  the availability of acquisition or combination opportunities (or lack thereof);

  the impact of current and future laws and governmental regulations;

  environmental liabilities that are not covered by an effective indemnification agreement or insurance; and

  general economic, market or business conditions.

All written and oral forward-looking statements attributable to Mainland or American Exploration or persons acting on behalf of Mainland or American Exploration are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see "Where You Can Find More Information."

THE STOCKHOLDER MEETINGS

Mainland's board of directors is using this document to solicit proxies from Mainland stockholders for use at Mainland's special meeting of stockholders. American Exploration's board of directors is using this document to solicit proxies from American Exploration stockholders for use at American Exploration's special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance by Mainland of common stock, stock options and common stock purchase warrants pursuant to the Merger Agreement.

Times and Places

The stockholder meetings will be held as follows:

For Mainland stockholders: ◆ a.m., local time ◆ , 2010 ◆ [Location]	For American Exploration stockholders: ◆ a.m., local time ◆ , 2010 ◆ [location]

Purposes of the Stockholder Meetings

Mainland

The purpose of the Mainland special meeting is as follows:

1.        to consider and vote upon a proposal to approve an amendment Article 5 of Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes, as Article 5 of its Articles of Incorporation currently reflects the original purpose for which it was incorporated - namely, the acquisition of mining property in British Columbia, Canada;

2.         to consider and vote upon a proposal to adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration;

3.         to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in avour of the foregoing proposal; and

4.         to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Mainland's board of directors has unanimously adopted resolutions (a) approving the proposed amendment to Article 5 of Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes, and (b) approving the Merger Agreement and the transactions contemplated by it, and declaring the Merger Agreement advisable. Mainland's board of directors recommends unanimously that Mainland stockholders vote at the special meeting to (a) approve the proposed amendment to Article 5 of Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes, and (b) adopt the Merger Agreement, which provides for, among other things, the Merger of American Exploration with and into Mainland and the issuance of Mainland securities to American Exploration security holders as the Merger consideration. In addition, Mainland's board of directors recommends unanimously that Mainland stockholders vote to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

American Exploration

The purpose of the American Exploration special meeting is as follows:

  to ratify the election of the directors of American Exploration;

  to approve the actions of Officers and Directors of American Exploration;

  to consider and vote upon a proposal to adopt the Merger Agreement;

  to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in avour of the foregoing proposal; and

  to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

American Exploration's board of directors has unanimously adopted a resolution approving the Merger Agreement, declared the Merger Agreement advisable and determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of American Exploration and its stockholders, and recommends unanimously that American Exploration stockholders vote at the special meeting to adopt the Merger Agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. As described under "The Merger - Interests of Certain Persons in the Merger that May be Different from Your Interests" beginning on page 60, it is possible that Steven Harding, the President, Chief Executive Officer and a director of American Exploration, will become a director of Mainland following the Merger. In this event, Mr. Harding would have an interest in the Merger that could be different from, or is in addition to, those of American Exploration stockholders.

Record Date and Outstanding Shares

Mainland

Only holders of record of Mainland common stock at the close of business on ◆ , 2010 are entitled to notice of, and to vote at, the Mainland special meeting. On the record date, there were ◆ shares of Mainland common stock issued and outstanding held by approximately ◆ holders of record. Each share of Mainland common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

American Exploration

Only holders of record of American Exploration common stock at the close of business on ◆ , 2010 are entitled to notice of, and to vote at, the American Exploration special meeting. On the record date, there were 60,273,333 shares of American Exploration common stock issued and outstanding held by approximately 23 holders of record. Each share of American Exploration common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Quorum and Vote Necessary to Approve Proposals

Mainland

The presence, in person or by proxy, of the holders of ◆ of the shares of Mainland common stock outstanding is necessary to constitute a quorum at the Mainland special meeting. Adoption of the Merger Agreement, however, requires the affirmative vote of a majority of the then outstanding shares of Mainland common stock that are entitled to vote as of the record date.

Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Mainland common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, so long as the adjournment is for 30 days or less and no new record date is set.

American Exploration

The presence, in person or by proxy, of the holders of 30,136,667 of the shares of American Exploration common stock outstanding is necessary to constitute a quorum at the American Exploration special meeting. Adoption of the Merger Agreement requires the affirmative vote of a majority of the then outstanding shares of American Exploration common stock that are entitled to vote as of the record date.

Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of American Exploration common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, so long as the adjournment is for 30 days or less and no new record date is set.

Tabulation of the Votes

Mainland

Mainland has appointed Routh Stock Transfer to serve as the Inspector of Election for the Mainland special meeting. Routh Stock Transfer will independently tabulate affirmative and negative votes and abstentions.

American Exploration

American Exploration has appointed ◆ to serve as the Inspector of Election for the American Exploration special meeting. ◆ will independently tabulate affirmative and negative votes and abstentions.

Proxies

The applicable proxy card will be sent to each Mainland and American Exploration stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy to vote on the proposals by marking, dating and signing your proxy card and returning it to Mainland or American Exploration, as applicable, or by following the procedures to submit a proxy by telephone or through the Internet.

If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares.

All shares of stock represented by properly executed proxies (including those given by telephone or through the Internet) received prior to or at the Mainland special meeting or the American Exploration special meeting, as applicable, will be voted in accordance with the instructions indicated on such proxies.

Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy (including those given by telephone or through the Internet), that proxy will be voted, with respect to Mainland, to adopt the Merger Agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies and, with respect to American Exploration, to adopt the Merger Agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Other Business

The Mainland and American Exploration boards of directors are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before either meeting, the persons appointed as proxies for the applicable meeting will have discretion to vote or act on those matters according to their judgment.

Revocation of Proxies

You may revoke your proxy before it is voted by:

  submitting a new proxy with a later date;

  notifying the corporate secretary of Mainland or American Exploration, as applicable, in writing before the special meeting that you have revoked your proxy; or

  voting in person or notifying the corporate secretary of Mainland or American Exploration, as applicable, in writing at the special meeting of your wish to revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, Mainland and American Exploration may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The directors, officers and employees of Mainland and American Exploration may solicit proxies by telephone, Internet or in person. These directors, officers and employees will receive no additional compensation for doing so.

To ensure sufficient representation at the special meetings, Mainland and American Exploration may request the return of proxy cards by telephone, the Internet or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Mainland and American Exploration urge you to send in your proxy without delay.

Each of Mainland and American Exploration will pay its respective cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners. For greater certainty, Mainland has agreed to be responsible for the costs of preparing and filing the Registration Statement of which this joint proxy statement/prospectus forms a part. See "Terms of the Merger Agreement - Termination, Amendment and Waiver - Fees and Expenses."

MAINLAND - PROPOSAL NUMBER ONE:

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO PROVIDE THAT MAINLAND HAS BEEN INCORPORATED FOR ALL LAWFUL PURPOSES

The stockholders are being asked to approve an amendment to Article 5 of Mainland's Articles of Incorporation to provide that Mainland has been incorporated for all lawful purposes, as Article 5 of its Articles of Incorporation currently reflects the original purpose for which it was incorporated - namely, the acquisition of mining property in British Columbia, Canada. Mainland's Board of Directors has adopted resolutions approving and authorizing the amendment, and directing that the amendment be submitted to a vote of the stockholders at the special meeting of stockholders.

Specifically, Mainland's stockholders are being asked to adopt the following as a resolution of the stockholders:

"RESOLVED THAT:

  The following amendment to the Articles of Incorporation of Mainland Resources, Inc. (the "Corporation"), be and is hereby adopted and approved:

The Articles of Amendment are hereby amended by deleting Article 5 in its entirety and replacing it with the following:

The purpose of this Corporation shall be:

All lawful purposes

2.        Any one director or officer of the Corporation, be and is hereby authorized to execute such instruments and documents, and to take such other actions, as required to give effect to these resolutions."

A copy of the proposed Certificate of Amendment required to give effect to the foregoing amendment to our Articles of Incorporation is attached hereto as Annex A. The Board of Directors determined that the amendment is in the best interests of Mainland and its stockholders and unanimously recommends approval by the stockholders.

If this proposed amendment is approved by the stockholders, the Board of Directors may proceed to file the amendment at any time, thereby making the change to its stated corporate purpose effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO PROVIDE THAT MAINLAND HAS BEEN INCORPORATED FOR ALL LAWFUL PURPOSES.

MAINLAND - PROPOSAL NUMBER TWO:

ADOPTION OF MERGER AGREEMENT BETWEEN MAINLAND AND AMERICAN EXPLORATION

Mainland's Board of Directors considers it in the best interests Mainland to conclude the Merger with American Exploration pursuant to the Merger Agreement dated March 22, 2010, whereby American Exploration will be merged with and into the Corporation, with Mainland as the surviving corporation, on the terms and subject to the conditions of the Merger Agreement. Accordingly, Mainland's Board of Directors has adopted resolutions approving and authorizing the Merger Agreement, and the Merger contemplated thereby, and, on April 30, 2010, resolved that the Merger Agreement shall be placed before Mainland's stockholders for their consideration, approval and adoption.

Specifically, Mainland's stockholders are being asked to adopt the following as a resolution of the stockholders:

"RESOLVED THAT:

1.       The merger of Mainland Resources Inc. (the "Corporation") with American Exploration Corporation, on the terms and subject to the conditions of the Merger Agreement and Plan of Merger dated March 22, 2010, as amended (the "Merger Agreement"), be and is hereby approved;

2.       The Merger Agreement be and is hereby approved, ratified and adopted as an agreement of the Corporation; and

3.       Any one director or officer of the Corporation, be and is hereby authorized to execute such other agreements and documents, and to take such other actions, as required to give effect to these resolutions."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE FOREGOING RESOLUTION OF THE STOCKHOLDERS, APPROVING, RATIFYING AND ADOPTING THE MERGER AGREEMENT.

AMERICAN EXPLORATION - PROPOSAL NUMBER ONE:

RATIFICATION OF BOARD OF DIRECTORS

The stockholders are being asked to ratify the election of the current directors of the company. American Exploration has not conducted a meeting of the stockholders within the past two years, and accordingly, the current slate of directors has not been directly approved by a stockholder vote during that time.

Specifically, American Exploration's stockholders are being asked to adopt the following as a resolution of the stockholders:

"RESOLVED THAT:

  The following named persons are hereby elected as directors to the Board of Directors of American Exploration Corporation (the "Corporation") for a period of one (1) year or until the next annual meeting of the stockholders, or until their respective successors are duly elected and qualified:

Herb Dhaliwal

Manmohan Minhas

Steven Harding

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION AND ELECTION OF THE BOARD OF DIRECTORS OF THE CORPORATION.

AMERICAN EXPLORATION - PROPOSAL NUMBER TWO:

APPROVAL OF THE ACTIONS OF THE OFFICERS AND DIRECTORS OF AMERICAN EXPLORATION CORPORATION

The stockholders are being asked to ratify the actions of the Officers and Directors of American Exploration.

Specifically, American Exploration's stockholders are being asked to adopt the following as a resolution of the stockholders:

"RESOLVED, that the undersigned, each being familiar with the business operations of American Exploration Corporation (the "Corporation") as set forth in the Corporation's filings with the Securities and Exchange Commission, do each hereby ratify, approve and confirm all of the actions of the Officers and Board of Directors through October 31st , 2010."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE ACTIONS OF THE OFFICERS AND BOARD OF DIRECTORS OF AMERICAN EXPLORATION CORPORATION.

AMERICAN EXPLORATION - PROPOSAL NUMBER THREE:

ADOPTION OF MERGER AGREEMENT BETWEEN MAINLAND AND AMERICAN EXPLORATION

American Exploration's Board of Directors considers it in the best interests of American Exploration to conclude the Merger with Mainland pursuant to the Merger Agreement dated March 22, 2010, as amended, whereby American Exploration will be merged with and into Mainland, with Mainland as the surviving corporation, on the terms and subject to the conditions of the Merger Agreement. Accordingly, American Exploration's Board of Directors has adopted resolutions approving and authorizing the Merger Agreement, and the Merger contemplated thereby, and, has resolved that the Merger Agreement shall be placed before American Exploration's stockholders for their consideration, approval and adoption.

Specifically, American Exploration's stockholders are being asked to adopt the following as a resolution of the stockholders:

"RESOLVED THAT:

1.        The merger of American Exploration Corporation (the "Corporation") with and into Mainland Resources Inc., on the terms and subject to the conditions of the Merger Agreement and Plan of Merger dated March 22, 2010, as amended (the "Merger Agreement"), be and is hereby approved;

2.        The Merger Agreement be and is hereby approved, ratified and adopted as an agreement of the Corporation; and

3.        Any one officer of the Corporation, be and is hereby authorized to execute such other agreements and documents, and to take such other actions, as required to give effect to these resolutions."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE FOREGOING RESOLUTION OF THE STOCKHOLDERS, APPROVING, RATIFYING AND ADOPTING THE MERGER AGREEMENT.

MAINLAND - THE COMBINED COMPANY

Mainland is engaged in the acquisition and exploration of oil and natural gas properties in Louisiana and Mississippi.

American Exploration is engaged in the acquisition and exploration of oil and natural gas properties in Mississippi.

If the Merger is completed, American Exploration will merge with and into Mainland. As the surviving corporation, Mainland will become vested with all of American Exploration's assets and property.

Existing Joint Area Development Agreement Between the Parties

Mainland and American Exploration have entered into a joint area development agreement to jointly develop contiguous acreage comprising the Buena Vista Prospect, an oil and gas exploration project located in Jefferson County, Mississippi, U.S.A. As operator on the Buena Vista Prospect, Mainland issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect for the purpose of evaluating the Haynesville Formation (Shale). American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in favor of Mainland. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Mainland was previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to American Exploration's inability to make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well to earn a 72% working interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% working interest. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration - 20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area. Mainland currently holds or is in the process of acquiring interests in excess of 18,000 acres in the Buena Vista Prospect.

Mainland and American Exploration believe that the Merger will provide strategic and potential financial benefits to the respective security holders of the companies, as it will facilitate consolidation in a single publicly-traded company of a 92% working interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as Mainland's existing interests in its East Holly Field Prospect in De Soto Parish, Louisiana.

If the Merger is completed, each share of American Exploration's common stock at the effective time of the Merger will be exchanged for 0.25 common shares of Mainland. Based on the estimated number of shares of Mainland issued and outstanding on the record date, Mainland expects to issue approximately 15,068,333 common shares to American Exploration stockholders in the Merger. We estimate that immediately after the effective time of the Merger, former stockholders of American Exploration will hold common shares of Mainland representing approximately 15.6% of the then-outstanding common shares of Mainland.

In addition: (a) all outstanding common stock options of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options; and (b) all of the outstanding common stock purchase warrants of American Exploration will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants. The number of Mainland options and warrants issuable will be determined with reference to the exchange ratio which determines the number of shares of Mainland common stock that are to be issued on completion of the Merger for all of the shares of American Exploration common stock.

Recent Events

In April 2010, Mainland completed the sale of its East Holly Field Haynesville Shale assets to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources (NYSE - XCO), for US$28,159,604. The sale was completed with an effective date of January 1, 2010. To date, Mainland has applied the net proceeds to: (a) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi (which commenced on July 21, 2010); and (b) to retire its debt to Guggenheim. Mainland has also announced that it plans to drill up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. However, Mainland has indicated that additional funding will be required to complete its 2010-2011 operations program.

On August 3, 2010, Mainland acquired a 100% working interest in approximately 1,260 net leasehold acres in western Mississippi. This acreage is currently under evaluation.

THE MERGER

Overview

Mainland and American Exploration have entered a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock Merger to be effected under the laws of Nevada. As indicated above, if the Merger is completed, Mainland will be the surviving corporation, and will become vested with all of American Exploration's assets and property.

Under the terms of the Merger Agreement, American Exploration's stockholders will receive one share of Mainland common stock for every four shares of American Exploration common stock they own. Currently, there are approximately 60,273,333 shares of American Exploration common stock outstanding, with the result that approximately 15,068,333 shares of Mainland common stock are anticipated to be issued to former stockholders of American Exploration upon completion of the Merger. Based on the closing market price of Mainland's common stock of $1.23 per share, as reported by the OTC Bulletin Board, on March 22, 2010, the total share consideration to be issued to American Exploration's stockholders will be worth approximately $18,363,285, and they will hold approximately 15.6% of the issued and outstanding common stock of Mainland, as the surviving corporation.

The Merger will be subject to various conditions, including: the approval of the respective stockholders of each of Mainland and American Exploration; the number of holders of American Exploration common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of American Exploration common stock; the number of holders of Mainland common stock exercising dissent rights available to them under Nevada law shall not exceed 5% of the total issued and outstanding shares of Mainland common stock; and other customary conditions. In addition, each party's obligation to consummate the Merger is subject to the accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants.

The "Exchange Ratio" which determines the number of shares of Mainland common stock that are to be issued on completion of the Merger for all of the shares of American Exploration common stock is subject to reduction by the shares of American Exploration common stock held by those stockholders, if any, who elect to exercise dissent rights under Nevada law.

The Merger Agreement also contemplates that: (a) all outstanding common stock options of American Exploration (the "American Exploration Options") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options (the "Mainland Exchange Options"); and (b) all of the outstanding common stock purchase warrants of American Exploration (the "American Exploration Warrants") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants (the "Mainland Exchange Warrants"). The number of Mainland Exchange Options and Mainland Exchange Warrants issuable will be determined with reference to the Exchange Ratio. Currently, the Exchange Ratio is anticipated to be one Mainland Exchange Option or one Mainland Exchange Warrant for every four American Exploration Options or every four American Exploration Warrants, as the case may be. The Mainland Exchange Options will be exercisable at a price of $1.50 per share; the exercise price of each Mainland Exchange Warrant is anticipated to be determined by multiplying the per share exercise price of the corresponding American Exploration Options or American Exploration Warrants by four, subject to adjustment if the Exchange Ratio is adjusted.

The Merger Agreement provides that not more than 15,068,500 shares of Mainland common stock shall be issued in exchange for shares of American Exploration common stock pursuant to the Merger (exclusive of any shares of Mainland common stocks issued in exchange for shares of American Exploration common stock which are issued upon exercise prior to closing of any outstanding American Exploration Options or American Exploration Warrants).

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

Background of the Merger

On February 4, 2010, Steven Harding, the President/Chief Executive Officer of American Exploration attended a meeting with William Thomas and Peter Wilson, who were both members of the board of directors of Mainland. Mainland had requested the meeting approximately one week earlier suggesting an interest in discussing potential joint business prospects and partnership in Mississippi. During the meeting, Mainland introduced the concept of merging Mainland and American Exploration. Messrs. Thomas and Wilson noted that Mainland was hoping to secure a greater interest in the Haynesville project in Mississippi. Messrs. Thomas and Wilson believed that there were excellent synergies between the two companies. The parties also discussed that a possible merger would create additional advantages such as a resulting combined company that could possibly move to a senior exchange and be more marketable to a larger company possibly as a partner or an exit strategy.

Following the February 4, 2010 meeting, this information was communicated by Steven Harding to the Board of Directors of American Exploration. Subsequently, a meeting of the Board of Directors of American Exploration was called and held on February 14, 2010. The merger opportunity was discussed in greater detail and the Board of Directors of American Exploration agreed that a meeting should be scheduled involving the executive officers and certain directors of both Mainland and American Exploration to further discuss detailed terms and procedures, including the principles of a merger, the nature and extent of each company's assets and a due diligence strategy. A meeting was arranged in Vancouver, British Columbia, where the members of the Board of Directors of American Exploration were scheduled to meet with Mainland's President/Chief Executive Officer and other directors of Mainland.

The meeting was held on February 17, 2010 in Vancouver, during which Michael Newport, the President of Mainland (and, at that time, also the Chief Executive Officer of Mainland), and William Thomas addressed and outlined Mainland's assets and explained how they anticipated the merger process with American Exploration would unfold. The Board of Directors of American Exploration presented detailed questions to both Messrs. Newport and Thomas throughout the meeting, with emphasis on both the technical due diligence of the merger process and the assessment of fair market value for the two companies based upon a share exchange ratio that would govern value for the merger. Messrs. Newport and Thomas stressed that although they believed a share exchange ratio of four shares of common stock of American Exploration for one share of common stock of Mainland was deemed fair, this ratio would be further assessed and analyzed during the due diligence process and may be higher or lower depending on the outcome of such assessments and analysis. Messrs. Newport and Thomas further noted that Mainland was selling its Haynesville property in NW Louisiana, which could result in cash reserves estimated at about $10,000,000 to $12,000,000 following debt repayment.

The Board of Directors of American Exploration met again later that day and agreed that a merger could be in the best interest of the shareholders provided that the share exchange ratio remains close to the suggested 4:1 ratio. Questions were raised about Mainland's perception of the management of American Exploration and the roles American Exploration's management might play in the new company, if any. Mainland noted that limited positions would be available within the merged entity.

The Board of Directors of American Exploration determined that the primary focus of the technical due diligence would need to be on Mainland's NW Louisiana Hossten Cotton Valley property because the value of that asset would greatly influence the additional value on Mainland as a company. The Board of Directors of American Exploration further noted that both companies shared approximately equal interest in the Mississippi asset at Buena Vista at that time, therefore less assessment would be required with this property.

A definitive letter of intent dated February 25, 2010 (the "Letter of Intent") was prepared by Mainland addressed to American Exploration, which outlined the proposed details of the merger. Messrs. Harding and Minhas met on February 26, 2010 to discuss the content and details of the Letter of Intent. During this meeting, several issues requiring consideration were discussed:

  A more complex and detailed analysis and market valuation should be required to better assess the proposed share exchange ratio. It was noted that this analysis should be derived from a technical review of the assets of Mainland and American Exploration including price per share and earning per shares of each company's stock, thus resulting in a ratio based upon established market valuation and criteria, which possibly could result in a higher ratio. This analysis could involve Messrs. Minhas and Harding incurring travel expenses in order to engage in a review of the data. It was agreed that the exchange ratio could be a fractioned number (not necessarily 4:1 rounded).

  Shareholder percentage that would be required to approve the proposed merger transaction. This was believed to be 51%, although confirmation required.

  Assessment of "board representation and continuity of management" to capture the intent of Mainland regarding American Exploration representation post-merger.

On February 28, 2010, the Board of Directors of American Exploration held a meeting to address the issues identified by Messrs. Harding and Minhas and other key items within the proposed merger. Key issues discussed during the February 28, 2010 meeting included:

  Securing the best ratio for the share exchange, which would be identified after due diligence.

  Identification of the manner in which pre-existing stock options granted by American Exploration to certain option holders would be treated during the merger. Would stock options be exchanged at the determined share exchange ratio and if so at what price?

  The continuity of management and board of director representation by American Exploration post-merger. The Board of Directors of American Exploration believed that such continuity could be in the best interest of the shareholders of American Exploration.

The Board of Directors of American Exploration unanimously supported the merger proposal pending satisfactory resolution to the above referenced issues.

Mainland subsequently provided numerous documents and technical materials to American Exploration from which Messrs. Harding and Minhas began an evaluation of the properties of Mainland. The primary property to be evaluated was the Hossten/Cotton Valley property associated with the East Holly Field in NW Louisiana. The Hossten/Cotton Valley property was the primary asset held by Mainland outside of the Buena Vista property in Mississippi, in which both companies were participating. Mainland had earlier disclosed to American Exploration in confidence that Mainland had been successful in selling its Haynesville assets in De Soto Parish Louisiana and the approximate value was identified.

On March 18, 2010, the Board of Directors of American Exploration held a meeting together with legal counsel from Woodburn and Wedge, namely Shawn Pearson and Jason Morris. During this meeting, the Board of Directors of American Exploration discussed creating a special committee to address the merger proposal because of the potential of a conflict of interest that could exist with Mr. Harding as he had been identified by Mainland as a person of interest to serve as an officer or director with the post-merger company.

Achieving fair market value for American Exploration was also addressed in the meeting. Fairness opinions would assist with the determination of whether the proposed merger was a fair and reasonable exchange. The group agreed that additional unsolicited interest from a third party would help address value, but might not be achievable. The risks of shopping American Exploration could include Mainland retracting its offer. The Board of Directors agreed to contract Working Capital Corp. to conduct a fairness opinion on the proposed merger.

The Board of Director discussion also addressed the recent decline in the share price of American Exploration with the suggestion that the share exchange ratio might be artificially depressed. It was discussed that American Exploration would be given sufficient time after the execution of a definitive agreement with Mainland within which to conclude its technical due diligence and review the fairness opinion. This information would be used to address and possibly reassess the share exchange ratio.

Following this meeting, a special committee was formed by the Board of Directors of American Exploration (the "Special Committee") consisting of Messrs. Minhas and Dhaliwal to negotiate the merger proposal with Mainland. On March 22, 2010, the Special Committee voted in avour of signing the definitive agreement with Mainland and supporting the merger, pending successful due diligence and the results of the fairness opinion.

Thereafter an in depth technical review and economic assessment was conducted on the Hossten Cotton Valley property. This review was completed with a conservative approach to best understand the most reasonable and fair value achievable with a development program on the property. Data was evaluated by American Exploration. Subsequently, on April 7, 2010, a technical session was held with Mainland where data was both reviewed and vetted. Additional materials were requested following this meeting by American Exploration and provided by Mainland shortly thereafter.

On April 14, 2010, a meeting was held with Messrs. Minhas and Harding to review the findings of the technical review. Support for a 4:1 share exchange ratio was agreed upon at the conclusion of this meeting, having incorporated the analysis and data of the value from the Haynesville Shale sale to Exco, the Hossten/Cotton Valley asset and the jointly held prospective acreage in Mississippi. As chairman of the Special Committee, Mr. Minhas convened a meeting with the Special Committee and presented the findings. Mr. Minhas summarized the assessment in a written report. On April 27, 2010, the Special Committee adopted a resolution in avour of the proposed merger and in support of the 4:1 share exchange ratio, stating that this would be in the best interest of the shareholders of American Exploration.

Reasons for the Merger - American Exploration

The Special Committee of American Exploration board of directors has concluded that the Merger with Mainland is in the best interests of American Exploration's stockholders and is more attractive than the other alternatives available to American Exploration. The Special Committee reached this conclusion after considering the other possible alternatives to the Merger. This combination will enable American Exploration stockholders to participate in the growth of a larger, financially stronger company that is expected to be better positioned to develop existing opportunities and to respond to competition for the acquisition of attractive properties and companies. In particular, the Special Committee concluded that the Merger would provide benefits to American Exploration stockholders by facilitating the consolidation in a single publicly-traded company of a 92% interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as Mainland's existing interests in its East Holly Field Prospect in De Soto Parish, Louisiana. The Special Committee also took into account Mainland's success in completing the sale of its East Holly Field Haynesville Shale assets to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources (NYSE - XCO), for US$28,159,604 on April 22, 2010, with an effective date of January 1, 2010. To date, Mainland has applied the net proceeds to: (a) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi (which commenced on July 21, 2010); and (b) to retire its debt to Guggenheim. Mainland has also announced that it plans to drill up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. However, Mainland has indicated that additional funding will be required to complete its 2010-2011 operations program.

The Special Committee considered a wide variety of other factors in connection with its evaluation of the Merger. In light of the complexity of those factors, the American Exploration board did not consider it practicable, nor did it attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Special Committee may have given different weight to different factors.

The Special Committee of American Exploration's board believes that this business combination represents the best strategic alternative available to American Exploration and its stockholders. The Special Committee reached this conclusion after reviewing the generally prevailing conditions in the oil and gas industry in the United States and worldwide, and through its own experience in recent years.

Recommendation of the American Exploration Board

After careful consideration, the Special Committee of American Exploration's board of directors has determined unanimously that the Merger is fair to and in the best interests of American Exploration and its stockholders. The Special Committee has approved the Merger Agreement and unanimously recommends that you vote or give instructions to vote "FOR" the proposal to adopt the Merger Agreement.

Reasons for the Merger - Mainland

In concluding that the Merger is in the best interests of Mainland and its stockholders, and in approving the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), the Mainland board of directors considered and reviewed with senior management, as well as its financial and legal advisors, a number of factors.

Principal among these factors is Mainland's belief that by combining Mainland and American Exploration it can create substantially more stockholder value than could be achieved by Mainland on its own. In approving the Merger, the Mainland board concluded that it would provide benefits to Mainland stockholders by facilitating the consolidation in a single publicly-traded company of a 92% interest in the Buena Vista Prospect, upon completion of the Burkley-Phillips No. 1 Well, as well as Mainland's existing interests in the East Holly Field Prospect in De Soto Parish, Louisiana.

Recommendation of the Mainland Board

After careful consideration, Mainland's board of directors has determined unanimously that the Merger is fair to and in the best interests of Mainland and its stockholders. Mainland's board of directors has approved the Merger Agreement and unanimously recommends that you vote or give instructions to vote "FOR" the proposal to adopt the Merger Agreement.

American Exploration Stockholder Ownership of Mainland, Post-Merger

At the Exchange Ratio of 0.25 Mainland common shares, subject to adjustment, per share of American Exploration common stock, American Exploration stockholders will own a significant portion, or approximately 15.6%, of the combined company (16.3% of its fully diluted common shares).

Fairness Opinion of American Exploration's Financial Advisor

As a part of its deliberations, the Special Committee of American Exploration's board of directors requested the advice of Working Capital Corporation, its financial advisor, regarding the Merger.

In its deliberations, the Special Committee considered Working Capital Corporation's opinion, dated April 14, 2010, to the effect that, based upon and subject to certain matters stated in the opinion, the Exchange Ratio is fair, from a financial point of view, to the American Exploration stockholders.

Fairness Opinion of Mainland's Financial Advisor

As a part of its deliberations, the Mainland board requested the advice of Evans & Evans, Inc., its financial advisor, regarding the Merger.

In its deliberations, the Mainland board considered Evans & Evans, Inc.'s opinion, dated April 30, 2010, to the effect that, based upon and subject to certain matters stated in the opinion, the Exchange Ratio is fair, from a financial point of view, to the Mainland stockholders.

Other Considerations

In addition to the reasons described above, the Special Committee of American Exploration's board considered the following factor in evaluating the Merger:

  that the terms of the Merger Agreement, including the closing conditions, are customary and reasonable.

The Special Committee believes that the above factor generally supported its determination and recommendation. The Special Committee did, however, consider the following potentially negative factors, among others, in its deliberations concerning the Merger:

  as described under "The Merger - Interests of Certain Persons in the Merger that May be Different from Your Interests" beginning on page 60, it is possible that Steven Harding, the President, Chief Executive Officer and a director of American Exploration, will become a director of Mainland following the Merger, and that he would therefore have an interest in the Merger that may be different from, or is in addition to, those of American Exploration stockholders;

  the risk to American Exploration stockholders that, at the closing, the value of Mainland common shares received in the Merger will be relatively less than the value at the time of the announcement of the Merger Agreement;

  the risk that the potential benefits sought in the Merger might not be fully realized; and

  the potential adverse effects on American Exploration's business, operations and financial condition if the Merger is not completed following public announcement of the Merger Agreement.

However, the Special Committee of American Exploration's board ultimately determined that the foregoing factors were outweighed by the potential benefits of the Merger above, including the opportunity for American Exploration stockholders to share in the benefits of the combined company's long-term prospects.

The foregoing discussion of the information and factors considered by the Special Committee is not meant to be exhaustive, but includes the material information and factors considered by the Special Committee.

Anticipated Accounting Treatment

The Merger will be accounted for as an acquisition of American Exploration by Mainland using the "acquisition" method of accounting. Mainland will fair value the consideration transferred pursuant to the acquisition method of accounting, which in the case of the Mainland common shares, will be the closing price of the stock on the acquisition closing date. Goodwill is measured as the excess of the fair value of the consideration transferred over the acquisition-date fair value of the assets acquired, less the fair value of liabilities assumed.

Mainland will include American Exploration's results of operations subsequent to the acquisition closing date.

American Exploration has elected to use the full cost method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells, including directly related overhead costs and related asset retirement costs, are capitalized. Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalized as oil and gas property costs on a country by country basis. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. American Exploration assesses the realizability of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred. Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of American Exploration to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In applying the full cost method, American Exploration performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of property and equipment is compared to the "estimated present value," of its proved reserves discounted at a 10-percent interest rate of future net revenues, based on current economic and operating conditions at the end of the period, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties. If capitalized costs exceed this limit, the excess is charged as an impairment expense.

As of June 30, 2010, American Exploration had no proved properties and no impairment of unevaluated oil and gas properties was indicated.

Mainland also uses, and will continue to use post-Merger, the full cost method of accounting for its oil and gas properties, whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Mainland applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a 10 percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

Deregistration of American Exploration Common Stock

If the Merger is completed, American Exploration common stock will cease to be quoted on the OTC Bulletin Board, and will be deregistered under the Exchange Act.

Restrictions on Sales of Shares of Mainland Common Stock Received in the Merger

The shares of Mainland common stock to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable, except for shares of Mainland common stock issued to any person who is deemed to be an "affiliate" of Mainland after the effective time of the Merger. American Exploration stockholders who become affiliates of Mainland as a result of the Merger may not sell any of the shares of Mainland common stock received by them in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144, if available, or otherwise under the Securities Act.

Board of Directors and Management of Mainland Following the Merger

Mainland's board of directors and executive officers will be as follows once the Merger becomes effective:

Name and Municipality of Residence	Age	Current Office with Mainland
Michael J. Newport The Woodlands, Texas, USA	56	President
Nicholas W. Atencio Cypress, Texas, USA	52	Chief Executive Officer and a director
William D. Thomas Vancouver, BC, Canada	59	Chief Financial Officer and a director
Simeon King Horton Shreveport, LA, USA	58	Vice President Geology and a director
Angelo Viard Raleigh, NC, USA	37	Director
Peter G. Wilson Vancouver, BC, Canada	42	Vice President of Corporate Development and a director
Rahim Jivraj Vancouver, BC, Canada	32	Director

Steven Harding, currently the President and Chief Executive Officer of American Exploration, may be appointed as a director of Mainland, as the surviving corporation of the Merger.

Interests of Certain Persons in the Merger that May be Different from Your Interests

In considering the recommendation of the Special Committee of American Exploration's board of directors with respect to the Merger, American Exploration stockholders should be aware that certain executive officers and directors of American Exploration have certain interests in the Merger that may be different from, or in addition to, the interests of American Exploration stockholders. The Special Committee was aware of these interests and considered them, among other matters, when adopting a resolution to approve the Merger Agreement and recommending that American Exploration stockholders vote to adopt the Merger Agreement. These interests are summarized below.

  Steven Harding, currently the President and Chief Executive Officer of American Exploration, may be appointed as a director of Mainland, as the surviving corporation of the Merger.

THE MERGER AGREEMENT

The following is a description of the material provisions of the Merger Agreement.

Structure of the Merger

At the effective time of the Merger, American Exploration will be merged with and into Mainland. Mainland will continue as the surviving corporation.

Closing and Effective Time of the Merger

The closing of the Merger will take place after the satisfaction of the conditions described below under "The Merger Agreement - Conditions of the Merger," no later than December 31, 2010, unless American Exploration and Mainland agree in writing to extend the Merger Agreement.

The Merger will become effective at the time articles of Merger are filed with the Nevada Secretary of State, or at a later time agreed to by American Exploration and Mainland in the articles of Merger. The articles of Merger will be filed at the time of the closing of the Merger.

Merger Consideration; Exchange ratio

The Merger Agreement provides that each share of American Exploration common stock not owned by American Exploration or Mainland that is outstanding before the effective time will, at the effective time, be exchanged for 0.25 Mainland common shares, subject to possible adjustment for stated changes in Mainland's capital structure prior to the Merger completion. These changes include stock or other in-kind distributions, share splits, reverse-splits, reclassifications and like matters of general application to the Mainland Shares. None of these types of transactions is currently contemplated by Mainland. The Exchange Ratio is NOT adjusted for fluctuations in the trading values of American Exploration or Mainland shares.

Exchange of American Exploration Stock Options and Warrants

The Merger Agreement also contemplates that: (a) all outstanding common stock options of American Exploration (the "American Exploration Options") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options (the "Mainland Exchange Options"); and (b) all of the outstanding common stock purchase warrants of American Exploration (the "American Exploration Warrants") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants (the "Mainland Exchange Warrants"). The number of Mainland Exchange Options and Mainland Exchange Warrants issuable will be determined with reference to the Exchange Ratio. Currently, the Exchange Ratio is anticipated to be one Mainland Exchange Option or one Mainland Exchange Warrant for every four American Exploration Options or every four American Exploration Warrants, as the case may be. The Mainland Exchange Options will be exercisable at a price of $1.50 per share; the exercise price of each Mainland Exchange Warrant is anticipated to be determined by multiplying the per share exercise price of the corresponding American Exploration Options or American Exploration Warrants by four, subject to adjustment if the Exchange Ratio is adjusted.

Limitation on Merger Consideration

The Merger Agreement provides that not more than 15,068,500 shares of Mainland common stock shall be issued in exchange for shares of American Exploration common stock pursuant to the Merger (exclusive of any shares of Mainland common stock issued in exchange for shares of American Exploration common stock which are issued upon exercise prior to closing of any outstanding American Exploration Options or American Exploration Warrants).

Procedures for Exchange of Certificates

Mainland's transfer agent will be appointed to act as exchange agent to handle the exchange of American Exploration common stock for Mainland common shares. Mainland will issue Mainland share certificates evidencing the Mainland Shares to be issued to American Exploration Stockholders in the Merger on substantially the same basis as the American Exploration Shares are registered as of the time of the Merger. That is, Mainland certificates to be issued in exchange for American Exploration Shares registered in the names of direct beneficial holders will be similarly registered and Mainland certificates to be issued in exchange for American Exploration Shares registered in the name of brokerages, clearing houses and other intermediaries will be registered in those names, either in paper or in electronic form as the transfer agent may advise.

Where certificates of American Exploration common stock were registered in the names of the beneficial owners, the former American Exploration stockholder will be required to deposit such certificates, duly endorsed for transfer in blank, with the Mainland transfer agent, who will issue a Mainland share certificate registered in the same name as the American Exploration certificate in exchange therefor.

For brokerages, clearing houses and other intermediaries, the Mainland transfer agent will follow standard procedures in respect of Mainland shares to be issued in exchange for shares of American Exploration common stock registered in the name of an intermediary on behalf of the beneficial owner of the American Exploration shares.

American Exploration common stockholders should not forward stock certificates to the Mainland transfer agent until they have received a letter of transmittal or letter of exchange. American Exploration common stockholders should not return their stock certificates with the enclosed proxy or voting instruction form.

Mainland will not pay any dividends or other distributions to the holders of American Exploration common stock certificates in respect of Mainland common shares for which the shares of American Exploration common stock represented by those certificates have been exchanged until the American Exploration common stock certificates are surrendered to the Mainland transfer agent.

Management of Mainland as the Surviving Corporation of the Merger

The Merger Agreement provides that, concurrent with the completion of the Merger, the board of directors of Mainland, as the surviving corporation of the Merger, shall consist of five directors, four of whom will be selected from among the existing directors of Mainland, and one of whom will be a former director of American Exploration. Mainland has expressed interest that Steven Harding will be appointed as a director of Mainland following the closing of the Merger.

Representations and Warranties

The Merger Agreement contains generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to corporate existence, organization and authority to carry on its business; subsidiaries; capital structure; corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement; reporting documents and undisclosed liabilities; information supplied for inclusion in this joint proxy statement/prospectus; absence of specific changes or events; litigation; compliance with laws; environmental matters; accounting matters; contracts; and Mainland and American Exploration stockholder approval and voting requirements.

Many of the representations and warranties made by American Exploration and Mainland are qualified by a material adverse effect threshold. For the purposes of the Merger Agreement, a material adverse effect means a material adverse effect on the ability of Mainland or American Exploration , as the case may be, to perform its obligations under the Merger Agreement in a timely manner or a material adverse effect on the business, properties, financial condition or results of operations of either Mainland or American Exploration and with respect only to Mainland the refusal of American Exploration to consent, following a good faith request, to some types of actions by Mainland otherwise prohibited under the covenants relating to the conduct of business by Mainland in the Merger Agreement.

Covenants

The Merger Agreement provides for covenants relating to conduct of business. Between the signing of the Merger Agreement and the closing of the Merger, American Exploration and Mainland concluded that they: will conduct their businesses in the usual, regular and ordinary course in all material respects; will not declare or pay any dividends except distributions by a subsidiary to its parent and regular cash dividends; will not take any actions that would, or would reasonably be expected to, result in any representations and warranties of the party in the Merger Agreement that are qualified by materiality from becoming untrue or that are not qualified by materiality from becoming untrue in any material respect or any conditions to the Merger not being satisfied.

The Merger Agreement also restricts, among other things, the ability of American Exploration to issue, deliver, sell, or grant shares of its capital stock, American Exploration voting securities, any rights, warrants or options to acquire any American Exploration voting security or some specific rights under American Exploration stock plans other than in the ordinary course; amend its articles of incorporation and by-laws; acquire or agree to acquire any business or other organization or any assets that are material to American Exploration, either individually or in the aggregate; sell, lease, encumber or dispose of any of American Exploration's personal property or real property; incur any indebtedness, other than short-term borrowings in the ordinary course; make any loans, advances or capital contributions to any other person other than a joint venture of American Exploration's in the ordinary course and consistent with past practice; make any material tax election or settle or compromise any material tax liability; other than in the ordinary course and consistent with past practice, increase the compensation payable or to become payable to its executive officers or employees, grant severance or termination pay, enter into or amend any employment, bonus or severance agreement or enter into or alter any rights or benefits; make any amendment to any company stock plan; or authorize or commit to any of the foregoing actions.

On April 5, 2010, subsequent to the execution and delivery of the Merger Agreement by the parties, American Exploration completed an unregistered offering of 200,000 units to a single accredited investor. Each unit consisted of one share of common stock at a purchase price of $0.25 per share and one-half of one non-transferable share purchase warrant; each full warrant entitles the holder to purchase one share of common stock for $0.50 per share for a period of one year following the issue date of the warrants. Mainland has consented to this private placement.

The Merger Agreement restricts, among other things, the ability of Mainland to change its principal business, amend its corporate documents in such a way as to have a material adverse effect on the transactions contemplated by the Merger Agreement; or authorize or commit to any of the foregoing actions.

No Solicitation of Alternative Transactions

During the Merger process, American Exploration has agreed not to, will not permit its subsidiaries to, and will not authorize or permit any officer, director or employee of American Exploration or any investment banker, attorney, accountant or other advisor or representative of American Exploration or any subsidiary to solicit, initiate or encourage the submission of any offer to finance or purchase American Exploration or the formation of any business combination involving American Exploration.

Obligation to Convene Mainland and American Exploration Stockholders Meetings and make Recommendations

Mainland and American Exploration have agreed to call and hold meetings of the holders of Mainland and American Exploration common stock for the purpose of obtaining the adoption of the Merger Agreement by votes representing a majority in aggregate voting power of the outstanding shares of Mainland and American Exploration common stock. Mainland and American Exploration will, through their boards of directors, recommend to their stockholders that the Merger Agreement be adopted.

However, the board of directors of American Exploration will be permitted to not recommend to the stockholders that the Merger Agreement be adopted, or withdraw or modify in a manner adverse to Mainland its recommendation to American Exploration's stockholders that the Merger Agreement be adopted, but only if and to the extent that American Exploration's board of directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take that action would breach the fiduciary duties of American Exploration's board of directors.

Access to Information; Confidentiality

During the period before the effective time of the Merger, Mainland and American Exploration will afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties and records. During that period each party will promptly provide to the other party a copy of each reporting document filed pursuant to the requirements of the securities laws of the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence as set out in the Merger Agreement.

Reasonable Efforts; Notification

American Exploration and Mainland will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. This includes obtaining all necessary actions or non-actions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; obtaining all necessary consents, approvals or waivers from third parties; defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Indemnification

Mainland will cause Mainland surviving the Merger to honour, to the fullest extent of the law, all of American Exploration's obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of American Exploration for acts or omissions by them occurring before the effective time of the Merger, to the extent the obligations of American Exploration existed on the completion date.

Fees and Expenses

All fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses. For greater certainty, Mainland has agreed to be responsible for the costs of preparing and filing the Registration Statement of which this joint proxy statement/prospectus forms a part.

In the event of a successful Merger, then Mainland shall be responsible for all costs of the Merger, although Mainland may allocate expenses between Mainland and American Exploration after the Merger, as it determines appropriate in its sole discretion. In the event either party terminates the Merger before it is concluded, each party will be responsible for its own costs.

Public Announcements

American Exploration and Mainland will consult with each other before issuing, and provide each other the opportunity to review and comment on, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement. American Exploration and Mainland will not issue any press release or make any public statement about these transactions without prior consultation with the other, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

Amendment

The Merger Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the approval of the Merger Agreement at the Mainland and American Exploration special meetings there will be no material amendment made that by law requires further approval by the Mainland or American Exploration stockholders without the further approval of the Mainland or American Exploration stockholders.

Extension; Waiver

At any time before the effective time of the Merger, the parties may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the Merger Agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of the party. The failure of any party to the Merger Agreement to assert any of its rights under the agreement or otherwise will not constitute a waiver of those rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE MERGER

The following discussion summarizes the principal U.S. federal income tax consequences of the Merger that are expected to apply generally to the stockholders of American Exploration upon an exchange of their shares of American Exploration common stock for shares of Mainland common stock in the Merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences described herein. No ruling from the Internal Revenue Service ("IRS"), and no opinion of counsel, have been or will be requested in connection with the Merger, and the IRS is not precluded from taking a position contrary to that discussed herein. This discussion assumes that the American Exploration stockholders hold their American Exploration common stock, and will hold their American Exploration common stock, as capital assets for investment under Section 1221 of the Code. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders:

  who do not hold their American Exploration common stock as capital assets;

  who are subject to special U.S. tax rules, such as financial institutions, dealers or traders in securities, mutual funds, insurance companies or tax-exempt entities;

  who are subject to the alternative minimum tax provisions of the Code;

  who acquired their American Exploration common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

  who hold their American Exploration common stock as a hedge or as part of a hedging, straddle or other risk reduction strategy;

  who acquired their American Exploration common stock as qualified small business stock under Section 1202 of the Code; or

  who acquired their American Exploration common stock through a 401(k) plan, a deferred compensation plan or any other retirement plan.

In addition, the following discussion does not address any of the tax consequences of the Merger under state, local or foreign tax laws. Canadian tax considerations relevant to the Merger are discussed elsewhere in this registration statement.

For purposes of this discussion, "U.S Holders" means beneficial owners of American Exploration common stock that are, for U.S. federal income tax purposes (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under U.S. federal income tax laws, (2) corporations or partnerships (including entities treated as corporations or partnerships for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. "Non-U.S. Holders" refers to American Exploration stockholders other than U.S. Holders.

For American Exploration stockholders who are U.S. Holders, the Merger will be treated as a taxable exchange of their American Exploration common stock for the Mainland common stock received in the Merger (with the consequences described below) unless the Merger qualifies as a "reorganization" by satisfying the requirements of Sections 368(a) and 367(a) of the Code. Among the requirements of Section 367(a) of the Code are that:

  The fair market value of Mainland is at least equal to the fair market value of American Exploration at the time of the Merger ; and

  Mainland , itself or through (i) one or more foreign subsidiary corporations in which it owns an equity interest representing at least 80% of the voting power and value (a "Qualified Subsidiary") or (ii) one or more partnerships in which it has active and substantial management functions as a partner with regard to partnership business or owns at least a twenty-five percent (25%) capital and profits interest (a "Qualified Partnership"), conducts at the time of the Merger and has conducted at all times during the 36-month period prior to the Merger an active trade or business (other than the making of investments for its own account) outside the United States.

Little legal authority addresses the application of the active trade or business requirement described above in the context of the trade or business of mineral exploration such as that engaged in by Mainland. Notwithstanding this lack of authority, Mainland believes that it satisfies both the active trade or business requirement and the fair market value requirement, described above. While there can be no assurance that the IRS will not challenge this position, or that it would not be successful in any such challenge, assuming these two requirements are satisfied, the Merger should qualify as a "reorganization," the U.S. federal income tax consequences of which are described below.

The following discussion describes the alternative U.S. federal income tax consequences of the Merger if (A) the Merger satisfies the requirements of Sections 368(a) and Section 367(a) of the Code and is treated as a "reorganization"; or, (B) fails to qualify as a "reorganization" as a result of failing to satisfy the requirements of Section 367(a) of the Code, or otherwise.

U.S. Federal Income Tax Consequences of the Merger if Treated as a "Reorganization"

If the Merger satisfies the requirements of Sections 368(a) and Section 367(a) of the Code and is treated as a "reorganization" under the Code, the Merger will have the following U.S. federal income tax consequences to American Exploration stockholders who are U.S. Holders and who are not "five-percent transferee stockholders" of Mainland , within the meaning of Section 1.367(a)-3(c)(5)(ii) of the Treasury Regulations, that is, generally, who after the Merger will hold less than five percent of both the total voting power and the total value of Mainland stock, taking into account the stock ownership attribution rules of Section 318 of the Code, as modified by the rules of Section 958(b) of the Code:

  An American Exploration stockholder will not recognize any gain or loss upon the receipt of shares of Mainland common stock in exchange for the stockholder's American Exploration common stock;

  The tax basis of the shares of Mainland common stock received by an American Exploration stockholder in the Merger will be equal to the adjusted tax basis of the shares of American Exploration common stock exchanged therefor, decreased by the amount of any cash payments received, and increased by the amount of any gain required to be recognized by the American Exploration stockholder; and

  The holding period of the shares of Mainland common stock received by an American Exploration stockholder in the Merger will include the holding period of the shares of American Exploration common stock exchanged therefor.

The tax consequences described immediately above will apply to an American Exploration stockholder who is a U.S. Holder and who is also a "five-percent transferee stockholder," only if the stockholder timely files with the U.S. Internal Revenue Service a "five-year gain recognition agreement" in the form provided in Section 1.367(a)-8 under which such U.S. Holder agrees to retroactively recognize gain with respect to the American Exploration stock exchanged in the Merger, with interest on any resulting tax liability on the exchange of American Exploration common stock for Mainland common stock, if, at any time before the close of the fifth full calendar year following the year in which the Merger occurs, Mainland disposes of part or all of the American Exploration common stock it acquired in the Merger or American Exploration disposes of substantially all of its assets. The U.S. federal income tax consequences of the Merger to a U.S. Holder who is a "five percent transferee stockholder" and who does not timely file a five-year gain recognition agreement will be as described in "U.S. Federal Income Tax Consequences of the Merger if Not a 'Reorganization,'" below. Any American Exploration stockholder who is a U.S. Holder and who will be a "five-percent transferee stockholder" after the Merger should consult its own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

If the Merger qualifies as a "reorganization" under Section 368(a) of the Code, neither Mainland nor American Exploration will recognize gain or loss for U.S. federal income tax purposes by reason of the Merger.

U.S. Federal Income Tax Consequences of the Merger if Not a "Reorganization."

If the Merger fails to qualify as a "reorganization" under the Code, either because the requirements of Section 367(a) of the Code are not satisfied, or otherwise, the Merger will have the following U.S. federal income tax consequences to American Exploration stockholders who are U.S. Holders:

  U.S. Holders generally will recognize an amount of gain or loss equal to the difference between (1) any money and the fair market value of the shares of Mainland common stock received in the Merger, and (2) the American Exploration stockholder's adjusted tax basis in its American Exploration common stock exchanged in the Merger.

  Gain or loss recognized in the Merger generally will be capital gain or loss and will be long-term capital gain or loss if U.S. Holder's holding period for the American Exploration common stock exchanged in the Merger is greater than one year.

  The U.S. Holder's tax basis in the shares of Mainland common stock received in the Merger will equal the fair market value of those shares at the effective time of the Merger and the holding period for the such shares will begin on the date immediately following the effective time of the Merger.

If the Merger fails to qualify as a "reorganization" under the Code, either because the requirements of Section 368(a) or Section 367(a) of the Code are not satisfied, or otherwise, Non-U.S. Holders generally will not be subject to U.S. federal income tax as a result of the Merger unless either (i) the stockholder is an individual and is present in the United States for 183 days or more during the year in which Merger occurs and certain other conditions are met or (ii) American Exploration is or has been during a specified testing period, a "U.S. real property holding corporation" for U.S. federal income tax purposes. American Exploration believes that it has not been and is not a "U.S. real property holding corporation" for U.S. federal income tax purposes.

American Exploration Stockholders Exercising Dissenters' Rights

A holder of American Exploration common stock that receives solely cash in exchange for such stock in the Merger pursuant to the exercise of dissenters' rights under Nevada law will recognize gain or loss equal to the difference between the tax basis of the American Exploration stock surrendered and the amount of the cash received therefor. Subject to the provisions of Section 302 of the Code, such gain or loss will constitute long-term capital gain or loss if such American Exploration common stock has been held as a capital asset for more than one year at the time of the consummation of the Merger.

Backup Withholding

American Exploration stockholders who are U.S. Holders may be subject to backup withholding of 28% with respect to the Mainland common stock received in the Merger if the Merger fails to qualify as a "reorganization" under the Code. No backup withholding will be required if a stockholder (1) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (2) provides a properly completed IRS Form W-9 (or successor or substitute form) showing the stockholder's correct taxpayer identification number, certifying that the stockholder has not lost the exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. An American Exploration stockholder who is a U.S. Holder and who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld will be a credit against the stockholder's tax liability for the year in which the Merger occurs. If the amount withheld exceeds the stockholder's income tax liability for such year, the stockholder will be entitled to a refund, provided the stockholder furnishes specified required information to the IRS.

American Exploration stockholders who are U.S. Holders will be required to retain records pertaining to the Merger and may be required to file with their U.S. federal income tax returns for the year in which the Merger takes place a statement setting forth specified facts relating to the Merger .

The foregoing discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the Merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non income tax or any foreign, state, or local tax consequences of the Merger. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular U.S. federal, state, local, or foreign tax consequences to you of the Merger.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary, as of the date hereof, of certain Canadian federal income tax considerations generally applicable to a beneficial owner of American Exploration common shares who exchanges such shares for common shares of Mainland pursuant to the Merger and who, for the purposes of the Income Tax Act (Canada) and regulations thereto (the "Canadian Tax Act") and at all relevant times (i) is, or is deemed to be, resident solely in Canada, (ii) holds the American Exploration common shares and will hold any Mainland common shares received pursuant to the Merger as capital property; (iii) deals at arm's length with and is not affiliated with Mainland or American Exploration, and (iv) in respect of whom American Exploration and Mainland is not a "foreign affiliate" (as defined in the Canadian Tax Act). Persons meeting all such requirements are referred to as a "Canadian Holder" or "Canadian Holders" herein, and this summary only addresses such Canadian Holders.

This summary is not applicable to persons holding options to acquire American Exploration common shares, warrants to acquire American Exploration common shares or other rights to acquire American Exploration common shares, or to persons who acquired American Exploration common shares on the exercise of employee stock options or other incentive programs, and all such persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Canadian Holder that is a "financial institution" (as defined in the Canadian Tax Act for the purposes of the mark-to-market rules), a "specified financial institution" as defined in the Canadian Tax Act, a Canadian Holder an interest in which is a "tax shelter investment" for the purposes of the Canadian Tax Act, or a Canadian Holder to whom the "functional currency" (as defined in the Canadian Tax Act) reporting rules apply. This summary also does not address Canadian Holders of Mainland common shares participating in the Merger, nor does it address any Canadian Holders of any shares who exercise dissent rights. All of the foregoing persons should consult their own tax advisors.

This summary is based on the current provisions of the Canadian Tax Act, all specific proposed amendments to the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof ("Proposed Amendments") and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA"), and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policy or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. The summary also assumes that the Merger will be treated as a "foreign merger" by CRA for purposes of the Canadian Tax Act, although no legal opinion or tax ruling has been sought or obtained in this regard.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Canadian Holders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Canadian Holder. Accordingly, all Canadian Holders should consult their own independent tax advisors having regard to their own particular circumstances.

Currency

For the purposes of the Canadian Tax Act, all amounts related to the disposition of American Exploration common shares and acquisition, holding or disposition of Mainland common shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. All amounts denominated in a foreign currency (other than amounts related to the acquisition of Mainland common shares pursuant to the Merger where a Canadian Holder does not recognize a gain or loss) must be converted to an amount expressed in Canadian dollars using the appropriate rate of exchange on the effective date (as determined in accordance with the Canadian Tax Act) of the related acquisition, disposition or recognition of income or such other rate of exchange as is acceptable to the CRA.

Consequences of the Merger to a Canadian Holder

A Canadian Holder who receives Mainland common shares in exchange for American Exploration common shares on the Merger will generally do so on a tax-deferred basis. Unless an election, as discussed in the next paragraph, is made and any gain or loss in respect of the merger is included in a Canadian Holder's income, such Canadian Holder will generally be deemed to have disposed of the American Exploration common shares for proceeds of disposition equal to the aggregate adjusted cost base of the American Exploration common shares immediately before the Merger and to have acquired the Mainland common shares at a cost equal to such adjusted cost base. The adjusted cost base to a Canadian Holder of Mainland common shares acquired pursuant to the Merger will be determined by averaging the cost of the Mainland common shares so acquired with the adjusted cost base of all other Mainland common shares held at that time by the Canadian Holder.

A Canadian Holder who wishes to exchange American Exploration common shares on a taxable basis is required to elect that the deferral rules in the Canadian Tax Act pertaining to a "foreign merger", as defined in the Canadian Tax Act, not apply. The election must be made in the Canadian Holder's Canadian federal income tax return for the taxation year of the Canadian Holder in which the Merger occurs. If a Canadian Holder elects that the rules in the Canadian Tax Act pertaining to a "foreign merger" do not apply to the transaction and in such Canadian Holder's return of income for the taxation year of the Merger includes in income any portion of the gain or loss from the Merger otherwise arising, the Canadian Holder will not be eligible for any tax deferral on the Merger. In that case, the Canadian Holder will be considered to have disposed of the American Exploration common shares for proceeds of disposition equal to the full fair market value at that time of the Mainland common shares acquired in exchange for such shares. The Canadian Holder will so realize a capital gain (or capital loss) to the extent that the fair market value at that time of the Mainland common shares acquired on the exchange, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such American Exploration common shares. The cost to a Canadian Holder of the Mainland common shares acquired on this exchange will then be equal to the fair market value at the time of the exchange of such shares of Mainland common shares. The adjusted cost base to a Canadian Holder of Mainland common shares acquired pursuant to the Merger will be determined by averaging the cost of the Mainland common shares so acquired with the adjusted cost base of all other Mainland common shares held at that time by the Canadian Holder.

Canadian Holders who wish to elect out of the "foreign merger" rules of the Canadian Tax Act and exchange American Exploration common shares for Mainland common shares on a taxable basis should consult with their own tax advisors in this regard.

Tax Treatment of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Canadian Holder in a taxation year will be included in computing the Canadian Holder's income in such year. A Canadian Holder will be required to deduct one-half of any capital loss (an "allowable capital loss") realized on the Merger against taxable capital gains realized by the Canadian Holder in the year. Any allowable capital loss not deductible in the year it is realized generally may be carried back and deducted against taxable capital gains in any of the three preceding years or carried forward and deducted against taxable capital gains in any subsequent year (in accordance with the rules contained in the Canadian Tax Act). Capital gains realized by an individual or trust, other than certain specified trusts will be relevant in computing possible liability for the alternative minimum tax.

A Canadian Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay, in addition to the tax otherwise payable under the Canadian Tax Act, an additional tax (refundable in certain circumstances) of 6 2⁄3% on its "aggregate investment income" for the year (which is defined in the Canadian Tax Act to include taxable capital gains).

Holding and Disposing of Mainland Common Shares

The full amount of dividends received or deemed to be received by a Canadian Holder on the Mainland common shares, if any, including amounts deducted for foreign withholding tax, if any, will be included in computing the Canadian Holder's income. For an individual (including a trust), the gross-up and dividend tax credit rules in the Canadian Tax Act will not apply to such dividends. A Canadian Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Holder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) of 6 2⁄3% in respect of its "aggregate investment income" for the year, which will include such dividends. United States tax, if any, payable by a Canadian Holder in respect of dividends received on the Mainland common shares may be eligible for a foreign tax credit or deduction under the Canadian Tax Act to the extent and under the circumstances described in the Canadian Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

In general, a disposition or a deemed disposition of Mainland common shares will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of Mainland common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of the Mainland common shares immediately before the disposition. The tax treatment of capital gains and capital losses is generally as discussed above under "Tax Treatment of Capital Gains and Capital Losses".

United States tax, if any, levied on any gain realized on the disposition of Mainland common shares may be eligible for a foreign tax credit or deduction under the Canadian Tax Act to the extent and under the circumstances described in the Canadian Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

RESALE OF MAINLAND COMMON SHARES

U.S. Resale Requirements

The Mainland common shares to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Mainland at the material time.

An "affiliate" of Mainland is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Mainland at the material time. These restrictions are expected to apply to the directors and executive officers of Mainland and the beneficial owners of 10% or more of the outstanding Mainland common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Mainland will give stop transfer instructions to the transfer agent with respect to the shares of Mainland common shares to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

RELATED TRANSACTIONS AND INTERESTS OF MAINLAND INSIDERS IN THE MERGER

Mainland's existing officers and directors will continue to serve Mainland, as the surviving corporation following the completion of the Merger. Except for the transactions described below, we have not had any transactions since the beginning of our fiscal year ended February 28, 2010, nor do we have any currently proposed transactions, in which we were or are to be a participant and the amount exceeds $120,000, and in which any of our directors, officers or principal stockholders, or any associate or affiliate of the foregoing, had or will have any material interest, direct or indirect.

Newport Executive Services Agreement

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year Executive Services Agreement with Michael J. Newport, the President (and also, at that time, Chief Executive Officer) of the Company. In accordance with the terms and provisions of the Executive Services Agreement, the Company agreed to continue to pay Mr. Newport a monthly salary of $15,000, and the Company granted an aggregate of 1,500,000 stock options to Mr. Newport under its 2008 Stock Option Plan, as amended, subject to vesting as follows: (a) 500,000 stock options were to vest when the Company completes a listing and commences trading of its shares of common stock with the NYSE Amex Equities Exchange, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 stock options were to vest at the one year anniversary date of such listing, and (c) 500,000 stock options were to vest at the second year anniversary date of such listing. The exercise price at each vesting date was to be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above.

On April 8, 2010, the 1,500,000 stock options granted to Mr. Newport were cancelled and replaced by a grant of 500,000 fully vested stock options with an exercise price of $1.47 per share, exercisable for a term of 10 years. The total fair value of these options at the date of grant was estimated at $581,900 and determined using the Black-Scholes option pricing model with the following assumptions: an expected life of 5 years, a risk free interest rate of 2.64%, a dividend yield of 0% and expected volatility of 109.9% and was recorded as stock based compensation expense in fiscal 2011.

Pursuant to the terms of the Executive Services Agreement, Mr. Newport agreed to continue to provide services to the Company in the capacity as the President and Chief Executive Officer, and to provide consulting advice on exploration strategies, management and operational service considerations. Mr. Newport resigned as Chief Executive Officer effective August 23, 2010 in order to facilitate the appointment of Nicholas W. Atencio to that office. Mr. Newport continues to serve the Company as President.

Atencio Executive Services Agreement

In connection with Nicholas W. Atencio's appointment as Chief Executive Officer and a director of the Company, effective on August 23, 2010, the Company entered into an Executive Services Agreement with Mr. Atencio. Pursuant to the terms of the Executive Services Agreement, Mr. Atencio will serve as Chief Executive Officer of the Company for an initial term of two years, renewable automatically unless terminated in accordance with the terms of the Executive Services Agreement.

Pursuant to the terms of the Executive Services Agreement, the Company will pay Mr. Atencio a gross monthly fee of $25,000. In addition, the Company has granted Mr. Atencio options under its 2008 Stock Option Plan, as amended, to purchase up to 3,500,000 shares of the Company's common stock, expiring on August 23, 2020. Of the 3,500,000 options: (a) 1,500,000 vested immediately and are exercisable at $0.47 per share; (b) an additional 750,000 stock options will become vested and exercisable upon the successful completion by the Company of equity and/or debt financings of not less than an aggregate of $5,000,000 and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the completion date of $5,000,000 in equity and/or debt financings; (c) an additional 750,000 stock options will become vested and exercisable upon the successful closing by the Company of an agreement with any third party investing equity partner which allows for the initiation of drilling on the Cotton Valley/Hosston formations in East Holly Field, located in Louisiana, in which the Company currently holds a 100% working interest (collectively, the "East Holly Closing Date" herein), and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the East Holly Closing Date; and (d) an additional 500,000 stock options will become vested and exercisable upon the Company having completed a listing and having its common shares listed for trading on either of the NYSE Amex Equities or the NASDAQ Stock Exchange, and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the date of the Company's listing on the NYSE Amex Equities or the NASDAQ Stock Exchange.

Witt Executive Services Agreement

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year Executive Services Agreement with Mark Witt (the "Executive Services Agreement"). In accordance with the terms and provisions of the Executive Services Agreement: (i) the Company shall pay Mr. Witt a monthly salary of $10,000; (ii) the Company shall grant an aggregate of 3,000,000 stock options to Mr. Witt under its 2008 Stock Option Plan, as amended, with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 stock options vesting when the Company has successfully raised equity funding in the amount of $10,000,000 and (b) 500,000 stock options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (c) 500,000 stock options vesting at the one year anniversary date of the Trading Date, and (d) 500,000 stock options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above, and (c) Mr. Witt shall provide services to the Company in the capacity as the Treasurer/Chief Financial Officer and a director and further provide consulting advise on exploration strategies, management and operational service considerations.

On March 23, 2010 Mr. Witt resigned as the Chief Financial Officer/Treasurer of the Company. Under the terms of his separation and release agreement with the Company dated March 26, 2010, Mr. Witt is entitled to a severance payment of $77,419, and in lieu of the above mentioned stock options previously awarded being cancelled, he was granted 500,000 stock options, exercisable for two years at an exercise price of $1.25 per share.

Viard Consulting Services

Effective October 2, 2008, our Board of Directors authorized the engagement of Viard Consulting Services, now known as VCS Group Inc. ("VCS Group") in accordance with the terms and provisions set forth in that certain letter agreement dated February 11, 2009 (the "Agreement"). We engaged VCS Group to render services and related reports to use in order to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In accordance with the terms and provisions of the Agreement, VCS Group shall perform certain services including, but not limited to, the following: (i) re-assess our existing controls and business cycles and conduct a risk assessment on each cycle for our fiscal year for audit attestation; (ii) conduct a full review of the management governance process; (iii) assemble a project team to conduct evaluations; (iv) define significant processes, materiality and fraud; (v) document and evaluate internal controls at the entity-wide level; (vi) assist management in development of policies and procedures; (vii) identify deficiencies; (viii) develop and execute independent testing procedures and (ix) summarize findings and report to Board of Directors and management. In furtherance of the terms and provisions of the Agreement, we agreed to pay VCS Group an hourly rate of $155. During our fiscal year ended February 28, 2010, we paid VCS Group an aggregate of $54,362 for fees and associated expenses (2009 - $56,724; 2008 - $0). One of our directors, Angelo Viard, is the sole officer, director and shareholder of VCS Group and receives compensation indirectly through VCS Group.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to the board of directors, or approving any contracts or other transactions with any of our current or former executive officers.

DISSENT RIGHTS

Under Nevada law, American Exploration stockholders are entitled to dissent from, and obtain payment for, the fair value of their shares in the event the Merger becomes effective. The Merger provisions are technical and require strict compliance, or a stockholder's rights of dissent may be lost. It is a condition of Mainland under the Merger Agreement that it may terminate the Merger if holders of more than 5% of American Exploration's Shares elect to exercise their Dissent Rights. See "Dissent Rights, Appraisal Rights".

EXPERTS

Mainland

Mainland's financial statements as of February 28, 2010 and 2009, and for each of the three years in the period ended February 28, 2010, included in this joint proxy statement/prospectus have been so included in reliance on the report of De Joya Griffith & Company, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Mainland's oil and gas properties is derived from the report of Ryder Scott Company, L.P., an independent petroleum engineering firm, and has been included in this document upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

The validity of the Mainland common stock offered hereby will be passed upon for Mainland by Lang Michener LLP. In addition, Prejean Company will deliver an opinion to Mainland as to certain U.S. tax matters, and Lang Michener LLP will deliver an opinion to Mainland, as to certain Canadian tax matters.

American Exploration

American Exploration's financial statements as of December 31, 2009 and 2008, and for each of the two years in the period ended December 31, 2009, included in this joint proxy statement/prospectus have been so included in reliance on the report of GBH CPAs, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with our company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation, as amended and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

Mainland and American Exploration file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Mainland and American Exploration file at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, by Mainland at http://www.mainlandresources.com, and by American Exploration at http://www.americanexplorationcorp.com. Mainland and American Exploration do not intend for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that Mainland and American Exploration file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

Mainland filed a registration statement on Form S-4 to register with the SEC the Mainland common stock that Mainland will issue to American Exploration stockholders in conjunction with the Merger. This document is part of that registration statement and constitutes a prospectus of Mainland in addition to being a proxy statement for Mainland for Mainland's special meeting and a proxy statement for American Exploration for American Exploration's special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals submitted by the Mainland and American Exploration boards of directors. Neither Mainland nor American Exploration has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ◆ , 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Mainland and American Exploration stockholders nor the issuance of Mainland common stock in connection with the Merger shall create any implication to the contrary.

Mainland has provided all of the information contained in this joint proxy statement/prospectus with respect to Mainland, and American Exploration has provided all of the information contained in this joint proxy statement/prospectus with respect to American Exploration.

If you own Mainland common stock or American Exploration common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Bbl.  One stock tank barrel of 42 U.S. gallons liquid volume, used in reference to crude oil or other liquid hydrocarbons.

Bbls/d.  Barrels of oil produced per day.

Bcf.  One billion cubic feet of gas or CO2.

BOE.  One barrel of oil equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

BOE/d.  BOE per day.

Development costs.*  Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas.

Development well.  A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Exploration costs.*  Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells.

Exploratory well.*  A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Field.*  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.  One thousand cubic feet of natural gas or CO2.

MMBbls.  One million barrels of crude oil or other liquid hydrocarbons.

MMBOE.  One million BOEs.

MMBtu.  One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

MMcf.  One million cubic feet of natural gas or CO2.

Production costs.*  Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities.

Proved developed reserves.*   Crude oil, natural gas and natural gas liquids reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved properties.  Properties with proved reserves.

Proved reserves.* The estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.

Proved undeveloped reserves.*  Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Reserve life.  A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized Measure.  The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements) and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Stratigraphic test well.*  A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intention of being completed for hydrocarbon production.

Notes

*     This definition is an abbreviated version of the complete definition as defined by the SEC in Rule 4-10(a) of Regulation S-X. For the complete definition see: http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=2 0c66c74f60c4bb8392bcf9ad6fccea3&rgn=div5&view=text&nod-e=17:2.0.1.1.8&idno=17#17:2.0.1.1.8.0.21.43.

INFORMATION REGARDING MAINLAND

Corporate History

Mainland Resources, Inc. was incorporated under the laws of the State of Nevada on May 12, 2006 and has been engaged in the business of acquisition, exploration and development of mineral properties in the United States since its inception.

On March 11, 2008, Mainland completed a forward stock split on a twenty for one (20:1) basis. On May 29, 2008, Mainland completed a forward stock split on a 1.5 for one (1.5:1) basis. On August 3, 2009, Mainland completed a forward stock split on a two for 1 (2:1) basis.

Mainland's shares of common stock trade on the OTC Bulletin Board under the symbol "MNLU:OB" and on the Frankfurt Stock Exchange under the symbol "5MN."

Current Business Operations of Mainland Resources

Overview

We are a natural resource exploration company engaged in the exploration, acquisition and development of oil and gas properties in North America. We are currently focused on our interests in oil and gas prospects located in Louisiana and Mississippi.

Until recently, acting primarily through our joint venture with Petrohawk Energy Corporation, we have been concentrating on exploring and developing certain natural gas leases covering approximately 2,904 net acres in the East Holly Field of De Soto Parish, in the State of Louisiana.

Our joint venture agreement with Petrohawk contemplated the development of the Haynesville Shale on the East Holly Field leases, with Petrohawk as operator. We transferred 60% of our interest in the East Holly leases to Petrohawk, but only with respect to the Haynesville Shale below the Cotton Valley formation - in other words, Petrohawk acquired 60% of our Company's interest in the leases at all depths below the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation). In return, Petrohawk agreed to, among other things, pay 100% of the costs of development associated with the first well drilled below the Cotton Valley formation, as well as costs up to and including pipeline connection. The first well, the Griffiths 11-1, began drilling in October 2008 and commenced production at the end of January 2009. Two additional producing wells have since been drilled and completed under our joint venture with Petrohawk. One additional well has been drilled and is being completed, and the fifth is currently being drilled.

In early 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources (NYSE - XCO), of our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our Company's right, title and interest 100 feet below the base of the Cotton Valley formation in the East Holly Field. As noted above, the base of the Cotton Valley formation has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation.

We have retained all of the rights in all formations above the base of the Cotton Valley formation in the East Holly Field, encompassing 2,745 net acres with an estimated 65 net potential drilling locations. The five recent wells drilled by the original operator through the Hosston and Cotton Valley zones to the Haynesville Formation calculate as productive.

Based on the available data and economics, we plan to drill three wells as operator in the Hosston/Cotton Valley formations commencing in the latter part of 2010 (subject to favourable natural gas pricing), and also to evaluate the shale gas production value of the Upper Bossier formation on the DeSoto Parish leases. We expect that these formations will provide continual solid pay with little risk and predictable development costs.

Our Buena Vista Prospect is located along the Gulf Coast Salt Basin in the Buena Vista area of Jefferson County, Mississippi. Based on proprietary information gained from previous drilling, we believe an extension of the Haynesville Shale similar to the discovery region in Louisiana may exist there.

Our Company has entered into a joint area development agreement with American Exploration to jointly develop contiguous acreage comprising the Buena Vista Prospect. As operator on the Buena Vista Prospect, we issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect. We intend to drill the well to a depth sufficient to evaluate the Haynesville Formation (Shale), currently expected to total 22,000 feet. The AFE estimates the drilling cost to be approximately $8,650,000 and completion cost to be approximately $4,900,000 for a total completed well cost of approximately $13,550,000. Drilling commenced on July 21, 2010.

American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in avour of our Company. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of our letter agreement and related joint operating agreement with American Exploration).

We were previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to American Exploration's inability to make its contribution in response to the cash call, we will now pay 90% of the total cost of the well to earn a 72% working interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% working interest.

Oil And Gas Properties

Louisiana

East Holly Field, De Soto Parish

Our East Holly Field leases cover a central area in the fairway of what is now widely recognized as the Haynesville Shale discovery in northwest Louisiana (see Figure 1 - Location Map). The Haynesville Shale has become one of the most active natural gas plays in the United States. The Haynesville Formation is located approximately 1,500 feet below the base of the Cotton Valley formation at depths ranging from approximately 10,500 feet to 13,000 feet. The formation is as much as 300 feet thick and is composed of a rich organic black shale. It is located across northwest Louisiana (primarily in Caddo, Bossier, Red River, DeSoto, Webster and Bienville Parishes), east Texas (primarily in Harrison, Panola, Shelby and Nacogdoches Counties), and extends into Arkansas.

Figure 1: Location Map - De Soto Parish Prospect, Louisiana

On February 27, 2008, we entered into an option agreement with Kingsley Resources, Inc., a Nevada corporation, pursuant to which we acquired all the right, title and interest Kingsley had in and to certain leasehold estates located in East Holly Field of De Soto Parish. The East Holly Field leases create a contiguous block of acreage on the southeast flank of the East Holly Field, avour�ng approximately 2,551 net acres. The leases were the subject of a leasehold purchase agreement dated December 11, 2007, and modified February 1, 2008, between Kingsley and Permian Basin Acquisition Fund, pursuant to which Kingsley acquired the sub-surface rights covered by the East Holly Field leases.

In accordance with the terms and provisions of our option agreement with Kingsley, we were required to pay $100,000 to Kingsley (which represented reimbursement to Kingsley of a deposit paid by it to Permian under their leasehold purchase agreement) and assume all of Kingsley's obligations under its leasehold purchase agreement with Permian. We completed the acquisition of the East Holly Field leases by way of assignment on March 14, 2008 at a total cost of $687,596, comprised of the $100,000 payment to Kingsley (which was subsequently made on April 2, 2008), and payments to Permian totalling $587,596. The East Holly Field leases remain subject to a residual royalty payment and other rights reserved under the leasehold purchase agreement with Permian.

In accordance with the area of mutual interest provision contained in our joint operating agreement with Petrohawk, we and Petrohawk leased an additional 353.77 net acres, and the acreage and costs were split as to 60% for Petrohawk, and as to 40% for our Company. We have a 100% working interest and a 75% net revenue interest in the Cotton Valley/Hosston leases.

Our Buena Vista leasehold and project is located in the Gulf Coast Salt Basin trend, outside of the core area initially exploited for the Haynesville Shale. Management believes that over-thickened Haynesville Shale deposits can be isolated which are rich in organic carbon, possess superior rock properties and are gas-charged. A deep well drilled on the leases in 1981 confirmed the presence of highly pressured natural gas within an over-thickened Haynesville shale section. The well was drilled to a depth of 22,000 feet, reaching total depth while still within the Haynesville Shale. A poor understanding of shale gas 28 years ago combined with a casing problem in the wellbore, encouraged the operator to plug and abandon the well.

We have been able to secure a full suite of data from that well/project area which included all geophysical seismic data, well logs, drill cuttings, drilling reports, and related technical information. This information was critical in determining the quality of the gas within the reservoir, the propensity of the Haynesville Shale to produce gas on the leases, as well as the gas in place per section.

A geophysical assessment of the property was commissioned. Seismic lines crossing the property were reprocessed and a detailed interpretation was made by a geophysicist with strong knowledge of the play. A well-defined turtle structure was mapped and the leased acreage which sits squarely on the crest is ideally positioned for gas accumulation. A series of maps were produced which image the reservoir surface as well as other potentially prospective horizons on the property. These maps also assist in better evaluating surrounding acreage.

Rock data (cuttings samples) were viewed and sampled and sent to a rock evaluation lab for testing. Parameters such as mineralogy and geochemistry were measured using x-ray diffraction and rock evaluation pyrolysis. Thin section (microscope slide) work was also conducted to better evaluate rock type, mineral characteristics and porosity styles. This data was then provided to a leading petrophysical group who has experience with the Haynesville Shale to complete a petrophysical analysis (log analysis) of the entire prospective section, which included all of the penetrated the Haynesville Formation.

The results of these extensive studies suggested that the leases of interest contain significant hydrocarbons. Since the Haynesville is so thick in this locale, vertical wells can be used to develop the property, reducing costs and many of the drilling challenges associated with horizontal wellbores.

Joint Venture with Petrohawk Energy Corporation

Effective July 14, 2008, we entered into a binding letter agreement with Petrohawk Energy Corporation relating to the joint development of acreage of our Company's leases in DeSoto Parish, Louisiana, including those in East Holly Field and Cotton Valley/Haynesville.

Under the letter agreement: (i) Petrohawk agreed to pay 100% of the development costs of the first well drilled below the base of the Cotton Valley formation (which, as noted above, has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation), including those related to drilling, completion and fracture stimulation, as well as costs up to and including pipeline connection; (ii) Petrohawk agreed to pay 80%, and we agreed to pay 20%, of all costs of the second well drilled below the base of the Cotton Valley formation; (iii) Petrohawk agreed to pay 60%, and we agreed to pay 40%, of all costs of the third well and all additional wells drilled below the base of the Cotton Valley formation; and (iv) we agreed to transfer a 60% working interest in our leases in DeSoto Parish to Petrohawk at closing, but only as such leases related to all depths below the base of the Cotton Valley formation, and specifically the Haynesville Shale. Petrohawk further agreed to gather and market our production from above the base of the Cotton Valley formation pursuant to a mutually acceptable agreement. The letter agreement was expressly made subject to completion of due diligence investigation by the parties, and execution and delivery of a definitive agreement by both parties.

We entered into a definitive agreement with Petrohawk effective August 4, 2008, pursuant to which we effectively transferred and conveyed to Petrohawk 60% of our right, title and interest in and to the leases in the DeSoto Parish. Petrohawk was designated as the operator on all development relating to these leases.

Griffith 11-1 Well

The initial well under our agreement with Petrohawk, the Griffith 11-1 well, was spudded on October 20, 2008, and commenced production at the end of January 2009. The approximate reading for total gas produced from the Griffith 11-1 well and shipped to market through April 5, 2010 was 2.5 billion cubic feet (Bcf).

Stephenson Douglas LLC 16-1 Well

Drilling began on the second well under our agreement with Petrohawk, the Stevenson Douglas LLC 16-1 well, in April 2009. The Stephenson Douglas LLC 16-1 well has spudded, and surface casing was cemented at about 1800 feet. The Stephenson Douglas LLC 16-1 well has been successfully drilled to a depth of 10,700 feet and 7 5/8 inch intermediate casing was run on the well to this depth. Petrohawk scheduled a larger rig capable of whip stocking the well and drilling the lateral portion of the wellbore. The well was completed and commenced production in March 2010.

Dehan 15-1 Well

The third well to be drilled, the Dehan 15-1 well, was drilled in May 2009 and commenced production in August 2009. The well had an initial production rate (IP) of 7.643 MMcfd on a 14/64th choke. The approximate reading for total gas produced from the Dehan 15-1 well and shipped to market through April 5, 2010 was 1.7 billion cubic feet (Bcf).

Fourth and Fifth Wells

The fourth well, the International Paper 12H-1 has been drilled and commenced production in April 2010. The fifth well, the Paul Little 7-H #1 has been drilled and is awaiting completion.

Sale of Remaining 40% Interest in Haynesville Shale, East Holly Prospect, De Soto Parish

On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

Under the purchase and sale agreement: (i) our Company sold its remaining 40% working interest in the Haynesville Shale, covering 2,903 acres or 1,161 net acres; and (ii) the purchaser paid to our Company $17,500 per net acre, totalling $20,321,525, subject to certain adjustments. The purchaser also agreed to be responsible for ad valorem, property or similar taxes, and to reimburse our Company for any and all out-of-pocket operating costs and capital expenditures costs incurred by us prior to closing (which avour�n $7,838,079).

We intend to apply the net proceeds to: (a) provide initial funding for the drilling of up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect in 2010; (b) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi; and (c) to retire our debt to Guggenheim. Additional funding will be required to complete our 2010-2011 operations program. We anticipate that we will receive this funding from a variety of methods, including private placements, equity funding, entering into joint venture transactions with third parties, mezzanine financing and cash flows from successful wells.

Cotton Valley, Hosston and Upper Bossier Formations, East Holly Prospect, De Soto Parish

As indicated above, we continue to retain all rights to all formations above the base of the Cotton Valley formation, encompassing the 2,745 net acres (including the Hosston, Cotton Valley and Upper Bossier zones) with an estimated 65 net potential drilling locations. Detailed analysis of the Cotton Valley/Hosston and Upper Bossier formations on the East Holly Field has been facilitated by review of the drill logs obtained from our previous Haynesville Shale joint venture partner, Petrohawk Energy. The five recent wells drilled by Petrohawk on the leases calculate as productive from all three formations.

Our Company and Brammer Engineering, Inc., of Shreveport, Louisiana, have entered into a Contract Operating Agreement dated April 1, 2010 relating to the first of three wells that we are planning to drill in the Cotton Valley/Hosston and Upper Bossier formations of the East Holly Field commencing in the latter part of 2010. The initial well is to be drilled in Section 11, T 13N-R14W, DeSoto Parish, Louisiana, to test these formations. Brammer Engineering will act as contract operator for our Company, the operator of the Prospect. Brammer Engineering is a highly qualified contract operator that has been active in the Louisiana and Gulf Coast Region for 40 years. It has drilled over 130 wells and acted as operator on more than 300 wells.

The total completed well cost is estimated at between $2 million and $2.25 million dollars.

Mississippi

Buena Vista Prospect

We entered into a letter agreement with American Exploration effective September 17, 2009, to jointly develop contiguous acreage known as the Buena Vista area located in Jefferson County, Mississippi (see Figure 2 - Location Map). Under our agreement with American Exploration: (i) we and American Exploration each agreed to commit at least 5,000 net acres to the joint development project; (ii) we will be the operator of project; (iii) we agreed to pay 80% of the initial well drilling and completion costs, to earn a 51% working interest in the well and the total joint development project; and (iv) American Exploration agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total joint development project. The agreement also contemplates that the future costs of the joint development project, including drilling and completions, will be split in accordance with the respective working interests of the parties.

Figure 2: Location Map - Buena Vista Prospect Buena Vista Area, Mississippi

Prior to entering into our joint area development agreement with American Exploration, we entered into an option agreement with Westrock Land Corp. on June 22, 2009, to acquire approximately 8,000 net acres in mineral oil and gas leases located in the Buena Vista area. Under our option agreement with Westrock, we agreed to acquire a 100% working interest and a minimum 75% net revenue interest in the leases upon payment of certain acquisition costs per net mineral acres by August 31, 2009. On September 28, 2009, the option agreement was amended to expand the acreage to include an additional 225 acres, thereby increasing coverage under the option agreement to 8,225 net acres, and to extend the time for closing. At that time, we agreed to advance a payment of $300,000 towards the total purchase price on August 31, 2009. We paid an additional $900,000 towards the purchase price on October 13, 2009, and the final instalment of $2,090,060 on November 3, 2009, for a total purchase price of $3,290,060.

We satisfied our obligation under our joint area development agreement with American Exploration to contribute at least 5,000 net acres to the joint development project using the leases we acquired from Westrock. We and American Exploration have contributed 8,225.3 net acres and 5,000 net acres, respectively, of contiguous lands (for a total of approximately 13,225.3 net acres).

In early April, 2010, we, as operator, issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Buena Vista Prospect, in Jefferson County. We intend to drill the well to a depth sufficient to evaluate the Haynesville Shale, currently expected to total 22,000 feet. The AFE estimates the drilling cost to be approximately $8,650,000 and completion cost to be approximately $4,900,000 for a total completed well cost of approximately $13,550,000.

American Exploration was unable to fund its 20% share of the estimated total well costs ($2,710,000) of the Burkley-Phillips No. 1 Well within the 30 day period provided for in the joint development agreement, (the 30 day period expired on April 23, 2010. As a result, American Exploration forfeited its 29% working interest in the well and the Prospect in avour of our Company. We currently hold or in the process of acquiring interests in excess of 18,000 acres in the Buena Vista Prospect. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Our Company was previously paying 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to the fact American Exploration did not make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10%. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration -20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Extensive historic and proprietary data from a previous well drilled on the Buena Vista, combined with petrochemical analysis reviewed by Mainland's land and geological teams provide the basis for drilling the Burkley-Phillips No. 1 Well to the deeper Haynesville Formation. Additionally, it will be the only well drilled in the Buena Vista area testing the Haynesville shale since shale gas has emerged as a major production resource.

We have deposited an aggregate total of $8.65 million into escrow to be used to drill the Burkley-Phillips No. 1 Well. The escrow funds are comprised of $7.785 million contributed by our Company and $865,000 contributed by Guggenheim. We, as operator, will drill the Burkley-Phillips No. 1 Well using RAPAD Drilling & Well Service, Inc., of Jackson, Mississippi.

Drilling on the Burkley-Phillips #1 well commenced on July 21, 2010. The earlier Option Agreement with Westrock Land Corp. has been terminated.

Earlier Option Agreement with Westrock Land Corp. Terminated

We had previously entered into an option agreement with Westrock effective September 3, 2008, to acquire 5,000 net acres in certain other mineral oil and gas leases located in the State of Mississippi. Under the option agreement: (i) our Company was to acquire a 100% working interest and a minimum 75% net revenue interest in the leases; (ii) we paid a $500,000 deposit on September 3, 2008 to secure the option, and agreed to pay certain acquisition costs per net mineral acres by August 31, 2009; and (iii) the balance of the acquisition costs, avour�ng $2,275,000, were due and payable upon completion, no later than October 15, 2008, of our due diligence investigation of the underlying properties. The option period was ultimately extended to January 20, 2010, pursuant to successive amending agreements executed on each of October 15, 2008, November 30, 2008, April 16, 2009 and June 1, 2009. We paid additional deposits of $250,000, $100,000, $250,000, $100,000 and $100,000, respectively, on October 17, 2008, December 1, 2008, December 29, 2009, April 27, 2009, May 6, 2009 and June 5, 2009, for an aggregate deposit of $1,300,000.

Our Company's Board of Directors determined that, based on the results of our due diligence investigation of the underlying properties, it was not in the best interests of our Company and its stockholders to proceed with the acquisition and development of the leases covered by our option agreement with Westrock dated September 3, 2008. Therefore, we and Westrock agreed to the termination of the option agreement without any further obligation on the part of either party. In accordance with the terms of our option agreement with Westrock, we forfeited our deposit of $1,300,000.

Reserves

New SEC Disclosure Requirements

On January 14, 2009, the SEC published the final rules for "Modernization of Oil and Gas Reporting" in the Federal Register, which apply to oil and gas reserves estimates disclosed in registration statements and annual reports containing financial statements for fiscal years ending on or after December 31, 2009. The new disclosure requirements supersede SEC Industry Guide 2 and are consolidated in new Subpart 1200 of Regulation S-K, and include certain revisions and additions to the definition section of Rule 4-10 of Regulation S-X. In addition, the amendments concurrently align the full cost accounting rules with the revised disclosures.

Generally, the new disclosure rules require reporting of oil and gas reserves using a price based on a 12-month unweighted average of the first-day-of-the-month prices rather than year-end prices, and permit the use of new technologies to determine proved reserves if they are demonstrated to result in reliable conclusions about reserve volumes. The new rules also permit disclosure of probable and possible reserves meeting new SEC definitions in SEC filed documents, as well as additional reserve cases showing pricing and cost sensitivities. In addition, an oil and gas company is required to report the independence and qualifications of its reserves preparer or auditor, and to file reports when a third party is relied upon to prepare reserves estimates or engaged to conduct a reserves audit.

As noted above, the modernization disclosure requirements apply to oil and gas reserves estimates disclosed in registration statements and annual reports containing financial statements for fiscal years ending on or after December 31, 2009. This may make comparisons to prior periods difficult.

Internal Controls

Our Company's senior management, under the supervision of our Board of Directors, is responsible for the preparation of our estimates of proved reserves at February 28, 2010 and 2009. Our proved reserves are estimated at the property level and compiled for reporting purposes by our external engineers with input from our senior management. Reserves are reviewed and approved internally by our senior management and audit committee. As of our fiscal year ended February 28, 2010, Michael J. Newport, our President (and, until August 23, 2010, our Chief Executive Officer), was the person at our Company primarily responsible for overseeing the preparation or our reserves estimates and was also the person who received the report of our external engineers, Ryder Scott Company, L.P.

Our management works closely with our external engineers to ensure the integrity, accuracy and timeliness of data that is furnished to them for their reserve estimation process. We provide our external engineers with pertinent data, such as seismic information, geologic maps, well logs, production tests, material balance calculations, well performance data, operating procedures and relevant economic criteria. We make available all information requested, including our pertinent personnel and consultants, to the external engineers as part of their evaluation of our reserves. Reserve database security is provided by our external engineers, who maintain these databases for us.

As part of the Company's internal control process, we performed a year-to-year reconciliation. The Company's senior management determined that there was no need for a look-back analysis due to the Company's decision to sell the Haynesville Shale asset. At the time the Company negotiated the sale of the asset, we used estimates of remaining reserves to determine a fair value.

Qualifications of responsible technical persons

Michael J. Newport

Michael J. Newport, our Company's President, has been actively involved in petroleum land management for nearly thirty years, with experience in all phases of oil and gas land management and expertise in acquisitions, operations, divestitures, agreement preparation, negotiations, CAD mapping and broker supervision.

Mr. Newport started his career with Amoco in its New Orleans office in May 1979 where he spent two years. He was actively involved in supervising brokers and writing all forms of land contracts for North and South Louisiana, Mississippi, Alabama and Florida.

In 1981, Mr. Newport became a district landman for Harkins & Company in its Jackson, Mississippi office where he spent four years assembling drilling prospects and all land activities associated with operations in Mississippi, Alabama, Florida and Louisiana. From 1985 to 1989, Mr. Newport was posted to Harkins & Company's Oklahoma City office where he had the same responsibilities for Oklahoma and Arkansas as well as Mississippi, Alabama, Florida and Louisiana.

Mr. Newport joined Greenhill Petroleum in 1989 in Houston, Texas, where he was the land manager for six years in the Permian Basin Region. In addition to land management activities, Mr. Newport was responsible for acquisitions and divestitures.

After leaving Greenhill, Mr. Newport has spent the last thirteen years managing brokers for West Texas, South Texas, East Texas, Oklahoma and North Louisiana as well as performing all landman management activities for various operators actively drilling and completing wells in these areas.

Mr. Newport received a Bachelor of Business Administration (Finance) degree in June of 1977, a Masters of Business Administration degree in August of 1978, and also completed the required hours for a Petroleum Land Management degree in May, 1979.

Simeon King Horton

Simeon King Horton, one of our Company's directors, is a Petroleum Geologist with over thirty years' experience, and provides geological consulting services to Mainland from time to time on a per diem basis. Ms. Horton has an extensive background in exploration and development of major oil and gas projects working as a consultant for oil and gas companies.

Ms. Horton worked for Mr. Dudley Hughes, an independent geologist, in Jackson, Mississippi, from 1977 to 1986. During that time, she gained broad experience in the Mississippi/Alabama Salt Basin, Black Warrior Basin in North Mississippi and Northwest Alabama, and South Florida. The main targets of exploration were the Smackover/Norphlet Formations (located in the Salt Basin), the Paleozoics (located in the Black Warrior Basin), and the Sunniland Lime (located in South Florida). Ms. Horton was also exposed to the Perth Basin in Australia. As District Geologist, she was extensively involved in the exploration and development of a very aggressive drilling program and all facets of the industry.

In 1986, Ms. Horton moved to Shreveport, Louisiana where she was a consultant for various oil and gas investors until 1989.

From 1989 to 1996, Ms. Horton worked with Grigsby Petroleum in Shreveport, Louisiana, a company owned by Mr. Jack Grigsby, an independent geologist. Grigsby Petroleum is very active in North Louisiana and East Texas with numerous properties. Among these are Hosston and Cotton Valley production. Ms. Horton was responsible for all the producing properties, the development of the properties, and the drilling of new wells for Grigsby Petroleum.

From 1996 to present, Ms. Horton has been a consulting petroleum geologist. She has been very active in the Hosston/Cotton Valley trends in North Louisiana and East Texas. She has generated drilling prospects in the area, and has successfully been responsible for the drilling of the Hosston/Cotton Valley in an area where there are sixteen to twenty wells per section.

Simeon King Horton received a Bachelor of Science degree with a Major in Geology and a Minor in Mathematics from the University of Southern Mississippi, Hattiesburg, Mississippi in 1977. She graduated with honors and was selected Outstanding Graduating Senior in Geology for the academic year of 1976-1977. She attended geology field camp thru the Rolla School of Mines, University of Missouri, which was conducted in the state of Utah.

Ms. Horton is an active member of the American Association of Petroleum Geologists and the Shreveport Geological Society, Shreveport, Louisiana.

Ryder Scott Company

The reserves estimates as of February 28, 2010 disclosed herein have been independently prepared by Ryder Scott Company, L.P., a petroleum consulting engineering firm with offices in Houston, Texas, Calgary, Alberta, and Denver, Colorado. Within Ryder Scott, the technical person primarily responsible for overseeing the estimation and evaluation process with respect to the preparation of Ryder Scott's report dated May 11, 2010, filed as an exhibit hereto, was Mr. Joseph E. Blankenship. Mr. Blankenship, an employee of Ryder Scott since 1982, is a Senior Vice President and also serves as chief technical advisor for unconventional reserves evaluation.

Mr. Blankenship is responsible for coordinating and supervising Ryder Scott's staff and consulting engineers in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Blankenship served in a number of engineering positions with Exxon Company USA.

Mr. Blankenship earned a Bachelor of Science degree in Mechanical Engineering from the University of Alabama in 1977. He is a member of the Honorary Engineering Society Pi Tau Sigma and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE).

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Blankenship fulfills. As part of his 2009 continuing education hours, Mr. Blankenship attended an internally presented 17 hours of formalized training as well as Ryder Scott's day long 2009 Reserves Conference, and a presentation by Dr. John Lee, on the new SEC regulations relating to the "Modernization of Oil and Gas Reporting," published in the Federal Register on January 14, 2009. Mr. Blankenship attended an additional 2 hours of formalized in-house training as well as 15 hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. Mr. Blankenship was class instructor in Ryder Scott's 2009 in-house course on unconventional reserves evaluation.

Based on his educational background, professional training and more than 32 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Blankenship has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.

Our Oil And Natural Gas Reserves

The following tables set forth our estimated net proved oil and natural gas reserves at February 28, 2010. The subject properties are the Griffith 11-1 well and the Dehan et al. 15H-1 well, both of which are located in the East Holly Field, Desoto Parish, Louisiana. The reserves and income data were estimated based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule, released January 14, 2009 in the Federal Register.

Summary of Oil and Gas Reserves as of Fiscal Year-End Based on Average Fiscal-Year Prices

Reserves Category	Reserves at February 28, 2010 - Onshore Louisiana USA(1)
	Oil (mbbls)	Natural Gas (mmcf)	Synthetic Oil (mbbls)	Synthetic Gas (mmcf)	Natural Gas Liquids (mbbl)
Proved	-	-	-	-	-
Developed	-	1,901	-	-	-
Undeveloped	-	-	-	-	-
Total Proved	-	1,901	-	-	-

Note:

1.   On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

	Estimated Net Reserves and Income Data at February 28, 2010 - East Holly Field, DeSoto Parish, Louisiana USA(1)
Proved Reserves	Oil (barrels)	Natural Gas(2) (mmcf)	Future Gross Revenue(3)	Deductions(4)	Future Net Income(5)	Discounted Future Net Income at 10%	Percent of Total(6)
Dehan et al. 15H0119	-	1,152	3,658,583	1,245,455	2,413,128	1,880,888	62.754
Griffith 11-001	-	749	2,626,572	1,222,996	1,403,577	1,116,361	37.246
Proved developed producing	-	1,901	6,285,156	2,468,452	3,816,704	2,997,249	100.000
Proved developed non-producing	-	-	-	-	-	-	-
Proved undeveloped	-	-	-	-	-	-	-
Total Proved	-	1,901	6,285,156	2,468,452	3,816,704	2,997,249	100.000

Notes:

1.   On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

2.   All gas volumes are reported on an "as sold" basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of Louisiana, which are 60 degrees Fahrenheit and 15.025 psi. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes included herein do not attribute gas consumed in operations as reserves.

3.   The future gross revenue is after the deduction of production taxes.

4.   The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, gathering and treating fees and certain abandonment costs net of salvage.

5.   The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

6.   Gas hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

Reserve engineering is a subjective process of estimating underground accumulations of natural gas that cannot be measured in an exact manner. More specifically, reserves are those estimated remaining quantities of petroleum which are anticipated to be economically producible, as of a given date, from known accumulations under defined conditions. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Furthermore, estimated reserves may or may not be actually recovered, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Furthermore, the estimated reserves and future net income amounts disclosed in this proxy statement/prospectus as of February 28, 2010, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of Ryder Scott's report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented.

All reserve estimates involve some degree of uncertainty. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Mainland's request, Ryder Scott's report addresses only the proved reserves attributable to the properties evaluated therein.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. The reserves included in this joint proxy statement/prospectus were estimated using deterministic methods.

The reserves disclosed in this joint proxy statement/prospectus are limited to the period prior to expiration of current contracts providing the legal rights to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties may be subjected to significantly varying contractual fiscal terms that affect the net revenue to Mainland for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Therefore, when applicable, Ryder Scott reviewed the fiscal terms of such contracts and discussed with our Company the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither Ryder Scott's review of such contractual information nor their acceptance of our Company's representations regarding such contractual information should be construed as a legal opinion on this matter.

Our Company's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a detailed study of the properties in which we own an interest; however, Ryder Scott did not make any field examination of the properties. Further, no consideration was given in Ryder Scott's report to potential environmental liabilities that may exist, nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

As disclosed above, subsequent to our financial year end, we entered into a purchase and sale agreement dated March 12, 2010, for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field. Accordingly, we no longer hold any reserves.

Cautionary Note on Certain Canadian Disclosure

Our Company is an "OTC Reporting Issuer" as defined in BC Instrument 51-509, Issuers Quoted in the U.S. Over-the-Counter Markets, adopted by the British Columbia Securities Commission, and is therefore subject to National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities (NI 51-101), adopted by the Canadian Securities Administrators, which prescribes the standards for the preparation and disclosure of reserves and related information for companies subject to continuous disclosure requirements under Canadian provincial securities legislation.

As required by NI 51-101, we have disclosed reserves estimates at February 28, 2010 and 2009 in certain filings we have made with the British Columbia Securities Commission which have been evaluated by Ryder Scott Company, LP. Such evaluation of our estimates of proved reserves under NI 51-101 at February 28, 2010 and 2009 was carried out in accordance with the standards set out in the Canadian Oil and Gas Evaluation (COGE) Handbook, prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society). Those standards require that the evaluator plan and perform an evaluation to obtain reasonable assurance as to whether the reserves are free of material misstatement. An evaluation must also include an assessment as to whether the reserves data are in accordance with the principles and definitions presented in the COGE Handbook.

On December 31, 2008, the SEC released its final rules for the modernization of oil and gas reporting. The material changes include the ability to classify unconventional resources such as oil shales and bitumen as proved reserves, if reasonably certain to be economically producible, the ability to use reliable technology to establish undeveloped reserves, the optional ability to report probable reserves, the requirement to track undeveloped locations, as well as the directive to use 12-month average prices and current costs. These resulting changes are more in line with NI 51-101. However, there are material differences to the type of volumes disclosed and the basis from which the volumes are determined. Among other things, NI 51-101 requires gross reserves and future net revenue under forecast pricing and costs; however, the SEC requires disclosure of net reserves, after royalties, under 12-month average prices and current costs. Accordingly, certain reports filed by our Company with the British Columbia Securities Commission pursuant to NI 51-101, and publicly available at www.sedar.com, contain data which may be materially different from the data contained herein.

Drilling Activity

As indicated above, Petrohawk acquired 60% of our Company's right, title and interest in and to the leases in the DeSoto Parish in August 2008. Petrohawk has been designated as the operator on all development relating to these leases, and carried out all drilling and extractive operations during the fiscal years ended February 28, 2010 and 2009. Petrohawk has reported that its current horizontal drilling and completion methodology focuses on completing wells with longer laterals and maximizing the number of fracture stages, spaced approximately 325 feet apart. The objective of this technique is to minimize the total number of wells required to effectively drain the reservoir, resulting in lower overall development costs. Petrohawk also reports that it is currently targeting lateral lengths between 4,300 feet and 4,800 feet with up to 15 fracture stages.

The initial well under our agreement with Petrohawk, the Griffiths 11-1 well, was spudded on October 20, 2008, and commenced production at the end of January 2009.

Drilling began on the second well under our agreement with Petrohawk, the Stevenson Douglas LLC 16-1 well, in April 2009. The Stephenson Douglas LLC 16-1 well has spudded, and surface casing was cemented at about 1800 feet. The Stephenson Douglas LLC 16-1 well has been successfully drilled to a depth of 10,700 feet and 7 5/8 inch intermediate casing was run on the well to this depth. Petrohawk scheduled a larger rig capable of whip stocking the well and drilling the lateral portion of the wellbore. The well was completed and commenced production in March 2010.

The third well to be drilled, the Dehan 15-1 well, was drilled in May 2009 and commenced production in August 2009. The well had an initial production rate (IP) of 7.643 MMcfd on a 14/64th choke. The approximate reading for total gas produced from the Dehan 15-1 well and shipped to market through April 5, 2010 was 1.7 billion cubic feet (Bcf).

The fourth well, the International Paper 12 #1-H, has been drilled and commenced production in April 2010. The fifth well, the Paul Little 7-H #1, was drilled in May 2010 ad is awaiting completion.

The table below sets forth the results of drilling activities undertaken by Petrohawk, as operator in the East Holly leases in De Soto Parish during the periods indicated:
	Years Ended February 28,
	2010		2009		2008
	Gross	Net	Gross	Net	Gross	Net
Exploratory Wells
Productive(1)	-	-	1.0	0.40	-	-
Dry	-	-	-	-	-	-
Total Exploratory	-	-	1.0	0.40	-	-
Development Wells
Productive(1)	1.0	0.26	-	-	-	-
Dry	-	-		-	-	-
Total Development	1.0	0.26	-	-	-	-
Total Wells
Productive(1)	1.0	0.26	1.0	0.40	-	-
Dry	-	-	-	-	-	-
Total	1.0	0.26	1.0	0.40	-	-

Note:

  1.     Although a well may be classified as productive upon completion, future changes in oil and natural gas prices, operating costs and production may result in the well becoming uneconomical, particularly exploratory wells where there is no production history.

Production Information

We had no oil and gas production prior to the fiscal year ended February 28, 2009.

Net Production, Average Sales Price And Average Production Costs

The table below sets forth the net quantities of gas production (net of all royalties, overriding royalties and production due to others) attributable to us for fiscal years ended February 28, 2010 and 2009, and the average sales prices, average costs per unit of production.
East Holly Field (Haynesville Shale), De Soto Parish, Louisiana	Year Ended February 28,
	2010	2009
Net Production:
Natural Gas (Mcf)	675,871	131,442
Natural Gas Equivalent (Mcf)	-	-
Average Daily Production (Mcf)	1,851	4,240
Average Sales Price Per Unit
Natural Gas (per Mcf)	$3.56	$3.93
Natural Gas Equivalent (per Mcf)	-	-
Average Cost per Mcf
Production
Direct lifting costs	$0.146	$0.044
Workover and other	-	-
Taxes other than income	0.29	0.29
Gathering transportation and other	0.549	0.804

Productive Wells as of Fiscal Year End

The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of February 28, 2010 and 2009. Shut-in wells currently not capable of production are excluded from producing well information.

	Year Ended February 28,
	2010(1)		2009		2008
	Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
Oil	-	-	-	-	-	-
Natural Gas	2	0.33	1	0.40	-	-
Total	2	0.33	1	0.40	-	-

Notes:

1.   On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

2.   A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

3.   Net wells represent our working interest share of each well. The term "net" as used in "net production" throughout this document refers to amounts that include only acreage or production that we own and produce to our interest, less royalties and production due to others.

Summary Of Developed And Undeveloped Acreage Interests

We own interests in developed and undeveloped oil and natural gas acreage in Louisiana and Mississippi. Our ownership interests take the form of working interests in oil and natural gas leases that have varying terms. The following table presents a summary of our acreage interests as of February 28, 2010:
Prospect	Developed Acreage(1)		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Louisiana
East Holly - Haynesville(2)	640	256	2,055	822	2,640	1,078
East Holly - Cotton Valley	-	-	2,695	2,021	2,695	2,021
Mississippi
Buena Vista - Haynesville/Bossier	-	-	11,839	8,761	11,839	8,761

Notes:

1.   Consists of acres spaced or assignable to productive wells.

2.   On March 12, 2010, we entered into a purchase and sale agreement for the sale to EXCO Operating Company, LP, a wholly owned subsidiary of Exco Resources, of its remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases, for $28,159,604. This agreement, which closed on April 22, 2010 with an effective date of January 1, 2010, provided for the sale of all of our right, title and interest below the base of the Cotton Valley formation in the East Holly Field.

As of February 28, 2010, we had 355, 5,347 and 2,868 net acres scheduled to expire by February 28, 2011, 2012 and 2013, respectively, if production is not established or we take no other action to extend the terms. We plan to continue the terms of these licences through operational or administrative actions and do not expect a significant portion of our net acreage position to expire before such actions occur.

As of February 28, 2010, 2,290 net undeveloped acres were held by production.

We have no gas delivery commitments.

As of our fiscal year ended February 28, 2010, we had no proved undeveloped reserves ("PUD").

The estimates of quantities of proved reserves above were made in accordance with the definitions contained in SEC Release No. 33-8995, Modernization of Oil and Gas Reporting.

We account for our oil and natural gas producing activities using the full cost method of accounting in accordance with SEC regulations. Accordingly, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of evaluated oil and natural gas properties are subject to a quarterly full cost ceiling test.

Capitalized Costs Relating To Oil And Natural Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization:
	Year Ended February 28,
	2010	2009	2008
	(in thousands)
Evaluated oil and natural gas properties	$7,916	$787	$-
Unevaluated oil and natural gas properties	3,534	-	-
	11,450	787	-
Accumulated depletion, depreciation and amortization	(1,147)	(12)	-
	$10,303	$775	$-
			-

Competition

We operate in a highly competitive industry, competing with major oil and gas companies, independent producers and institutional and individual investors, which are actively seeking oil and gas properties throughout the world together with the equipment, labour and materials required to operate properties. Most of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to acquire good acreage positions and drill wells to explore for oil and gas, then, if warranted, drill production wells and install production equipment. Competition for the acquisition of oil and gas wells is intense with many oil and gas properties and/or leases or concessions available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable oil and gas wells will be available for acquisition and development.

Government Regulation

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions and can have a significant impact upon overall operations. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation, abandonment and restoration and environmental protection. These laws and regulations are under constant review for amendment or expansion. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations.

Regulation Of Oil And Natural Gas Production

Our oil and natural gas exploration, former production and related operations are subject to extensive rules and regulations promulgated by federal, state and local authorities and agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

Many states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

Federal Regulation Of Natural Gas

The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such production. Since the mid-1980's, FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandate a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on us and others. Generally, the orders eliminate or substantially reduce the interstate pipelines' traditional role as wholesalers of natural gas in favour of providing only storage and transportation service, and have substantially increased competition and volatility in natural gas markets.

The price, which we may receive for the sale of oil and natural gas liquids, would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

Environmental Matters

Our operations and properties have been and will be subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may (i) require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; (ii) limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and (iii) impose substantial liabilities for pollution resulting from our operations. The permits required for several of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our business operations, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCL") and comparable state statutes impose strict, joint and several liabilities on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighbouring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as a hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

We intend to acquire leasehold interests in properties that for many years have produced oil and natural gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of our properties may be operated in the future by third parties over which we have no control. Notwithstanding our lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact our business operations.

The National Environmental Policy Act ("NEPA") is applicable to many of our planned activities and operations. NEPA is a broad procedural statute intended to ensure that federal agencies consider the environmental impact of their actions by requiring such agencies to prepare environmental impact statements ("EIS") in connection with all federal activities that significantly affect the environment. Although NEPA is a procedural statute only applicable to the federal government, a portion of our properties may be acreage located on federal land. The Bureau of Land Management's issuance of drilling permits and the Secretary of the Interior's approval of plans of operation and lease agreements all constitute federal action within the scope of NEPA. Consequently, unless the responsible agency determines that our drilling activities will not materially impact the environment, the responsible agency will be required to prepare an EIS in conjunction with the issuance of any permit or approval.

The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operation, as well as actions by federal agencies, may not significantly impair or jeopardize the species or their habitat. ESA provides for criminal penalties for wilful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations are in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expense to modify our operations or could force to discontinue certain operations altogether.

Management believes that we are in substantial compliance with current applicable environmental laws and regulations.

Research And Development Activities

No research and development expenditures have been incurred, either on our account or sponsored by customers, to the date of our inception.

Employees

We do not employ any persons on a full-time or on a part-time basis. Nicholas W. Atencio is our Chief Executive Officer, Michael J. Newport is our President and William D. Thomas is our Chief Financial Officer, Secretary and Treasurer. These individuals are primarily responsible for all of our day-to-day operations. Our executive officers are retained and compensated in accordance with the terms and provisions of certain verbal consultant agreements. Other services are provided by outsourcing and consultant and special purpose contracts.

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this joint proxy statement/prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this joint proxy statement/prospectus, particularly in the section entitled "Risk Factors". Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

We are an exploration stage company and have generated limited revenue to date. We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

Results Of Operation

Six Months Ended August 31, 2010 Compared To Six Months Ended August 31, 2009

We did not generate any revenue during the six months ended August 31, 2010 or August 31, 2009.

During the six months ended August 31, 2010, we incurred general and administrative expenses of $5,734,542 compared to $1,696,992 incurred during the six months ended August 31, 2009. These general and administrative expenses included the following:

  consulting fees of $184,461 during the six months ended August 31, 2010 (2009 - $203,981), which decreased in 2010 as we required less consulting services while we focused on preparing for our drilling program;

  management and rent fees of $286,656 during the six months ended August 31, 2010 (2009 - $84,372), which increased in 2010 due to our expanded exploration program in Mississippi;

  marketing expenses of $596,492 during the six months ended August 31, 2010 (2009 - $62,003), which increased in 2010 due to the need for enhanced public disclosure regarding our proposed Merger with American Exploration, and regarding our change in emphasis to asset divestiture and building our acreage position in Mississippi;

  office and general expenses of $152,705 during the six months ended August 31, 2010 (2009 - $88,935), which increased in 2010 due to our expanded exploration program in Mississippi;

  professional fees of $549,778 during the six months ended August 31, 2010 (2009 - $109,701), which increased in 2010 due to our expanded exploration program in Mississippi, asset divestiture, setting up mezzanine financing program and the proposed merger with American Exploration;

  salary expenses of $3,964,450 during the six months ended August 31, 2010 (2009 - $1,148,000), which increased in 2010 due to stock option grants awarded during the period.

Our general and administrative expenses incurred during the six months ended August 31, 2010 compared to the six months ended August 31, 2009 increased primarily due to an increase in salary expenses from $1,148,000 in 2009 to $3,964,450 in 2010. Our salary expenses were considerably higher in 2010 due to stock option grants awarded during the period.

As a result, our net operating loss during the six months ended August 31, 2010 was $(5,734,542) compared to a net operating loss of $(1,696,992) during the six months ended August 31, 2009.

During the six months ended August 31, 2010, we recorded other income in the amount of $11,492, consisting solely of interest income (2009 - $468). In addition, during the six months ended August 31, 2010, we recorded a $192,875 loss from discontinued operations (2009 - $860,436 income from discontinued operations), which was offset by a gain on disposal of discontinued operations of $10,753,726 (2009 - $Nil), net of tax expense of $2,600,000, in connection with the sale of our Company's Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana to EXCO Operating Company, LP. for $28,159,604 on April 22, 2010, but with an effective date of January 1, 2010. As a result, our net income for the six months ended August 31, 2010 was $5,837,801 (2009 - net loss of $(836,088)).

Fiscal Year Ended February 28, 2010 Compared To Fiscal Year Ended February 28, 2009

We did not generate any revenue during our fiscal year ended February 28, 2010 or our fiscal year ended February 28, 2009.

During our fiscal year ended February 28, 2010, we incurred general and administrative expenses of $2,883,482 compared to $13,972,074 incurred during our fiscal year ended February 28, 2009. These general and administrative expenses included the following:

  consulting fees of $311,334 during our fiscal year ended February 28, 2010 (2009 - $595,374), which decreased in 2010 due to higher services required in 2009 during preparation for our drilling program;

  management and rent fees of $250,164 during our fiscal year ended February 28, 2010 (2009 - $126,400), which increased in 2010 due to our expanded program in Mississippi;

  marketing expenses of $560,025 during our fiscal year ended February 28, 2010 (2009 - $921,107), which decreased in 2010 due to our greater emphasis on asset divestiture and building acreage position in Mississippi;

  office and general expenses of $123,101 during our fiscal year ended February 28, 2010 (2009 - $82,798), which increased in 2010 due to our expanded program in Mississippi;

  professional fees of $490,858 during our fiscal year ended February 28, 2010 (2009 - $243,710), which increased in 2010 due to our expanded program in Mississippi, asset divestiture, setting up mezzanine financing program and the proposed merger with American Exploration;

  salary expenses of $1,148,000 during our fiscal year ended February 28, 2010 (2009 - $12,002,685), which decreased in 2010 due to lower stock option grants in 2010 versus 2009.

Our general and administrative expenses incurred during our fiscal year ended February 28, 2010 compared to our fiscal year ended February 28, 2009 decreased primarily due to a decrease in salary expenses from $12,002,685 in 2009 to $1,148,000 in 2010. Our salary expenses were considerably higher in 2009 due to the valuation of stock based compensation consisting of the grant of 4,000,000 stock options during 2009, based on an expected volatility of 260%. We arrived at the 260% volatility by a comparison of other small oil and gas reporting companies regarding valuation of stock options since we have a lack of liquidity and trading history for our shares of common stock. We thus determined that the 260% volatility was appropriate for calculation of the employee stock option compensation using the Black-Sholes method.

As a result, our net operating loss during our fiscal year ended February 28, 2010 was $2,883,482 compared to a net operating loss of $13,972,074 during our fiscal year ended February 28, 2009.

During our fiscal year ended February 28, 2010, we recorded other income in the amount of $1,070, consisting of interest income (2009 - $40,638, consisting of $7,399 in interest income and a $33,239 gain on the settlement of debt). During our fiscal year ended February 28, 2010, we recorded a $1,300,000 loss on the abandonment of an option deposit (2009 - $Nil). In addition, during our fiscal year ended February 28, 2010, we recorded a $34,575 loss from discontinued operations (2009 - $355,256 income from discontinued operations). As a result, our net loss for our fiscal year ended February 28, 2010 was $4,216,987 (2009 - $13,576,180). We had no foreign currency translation adjustment in 2010 (2009 - $422), as result of which our comprehensive loss for fiscal year ended February 28, 2010 was $4,216,987, compared to a comprehensive loss of $13,575,758 during fiscal year ended February 28, 2009.

Fiscal Year Ended February 28, 2009 Compared To Fiscal Year Ended February 29, 2008

Our comprehensive loss for fiscal year ended February 28, 2009 was ($13,575,758) compared to a comprehensive loss of ($145,140) during fiscal year ended February 29, 2008 (an increase of $13,430,618). During fiscal year ended February 28, 2009, we generated $516,579 in oil and gas revenue compared to $-0- generated during fiscal year ended February 29, 2008.

During fiscal year ended February 28, 2009, we incurred general and administrative expenses of $14,133,397 compared to $144,523 incurred during fiscal year ended February 29, 2008 (an increase of $13,988,874). These general and administrative expenses incurred during fiscal year ended February 28, 2009 consisted of: (i) operating costs and taxes of $149,323 (2008: $-0-); (ii) depletion allowance of $12,000 (2008: $-0-); (iii) consulting fees of $595,374 (2008: $-0-); (iv) management and rent fees-related party of $126,400 (2008: $8,627); (v) marketing expenses of $921,107 (2008: $-0-); (vi) mineral property costs of $-0- (2008: $10,070); (vii) office and general of $82,798 (2008: $58,657); (viii) professional fees of $243,710 (2008: $67,169); and (ix) salary expense of $12,002,685 (2008: $-0-).

Of the $14,133,397 incurred as general and administrative expenses during fiscal year ended February 28, 2009, we incurred management fees of $126,400 payable to our officers and directors. See "Item 11. Executive Compensation".

General and administrative expenses incurred during fiscal year ended February 28, 2009 compared to fiscal year ended February 29, 2008 increased primarily due to the increase in salary expense of $12,002,685 relating to the valuation of stock based compensation consisting of the grant of 4,000,000 additional stock options during the period, and the increase in consulting fees of $595,374, marketing expenses of $921,107 and professional fees of $243,710 relating to the increased scale and scope of our business operations. The valuation $12,002,685 relating to the stock options was based on an expected volatility of 260%. We arrived at the 260% volatility by a comparison of other small oil and gas reporting companies regarding valuation of stock options since we have a lack of liquidity and trading history for our shares of common stock. We thus determined that the 260% volatility was appropriate for calculation of the employee stock option compensation using the Black-Sholes method. General and administrative expenses also generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs.

Our net operating loss during fiscal year ended February 28, 2009 was ($13,616,818) compared to a net operating loss of ($144,523) during fiscal year ended February 29, 2008 (an increase of $13,472,295).

During fiscal year ended February 28, 2009, we recorded other income in the amount of $33,239 (2008: $-0-) in gain on settlement of debt and $7,399 (2008: $-0-) in interest income. This resulted in a net loss of ($13,576,180) for fiscal year ended February 28, 2009 compared to a net loss of ($144,523) for fiscal year ended February 29, 2008.

Our net loss of (13,576,180) for fiscal year ended February 28, 2009 was offset for foreign currency translation adjustment of $422 (2008: ($617). This resulted in a comprehensive loss of ($13,575,758) for fiscal year ended February 28, 2009 as compared to a comprehensive loss of ($145,140) for fiscal year ended February 29, 2008. The weighted average number of shares outstanding was 38,527,911 for fiscal year ended February 28, 2009 (as increased in accordance with the February 2008 Forward Stock Split and the May 2008 Forward Stock Split) compared to 26,106,803 for fiscal year ended February 29, 2008.

Liquidity And Capital Resources

As of August 31, 2010, we had total current assets of $5,457,829 and total current liabilities of $2,604,883 resulting in a working capital surplus of $2,852,946. As at August 31, 2010, our current assets were comprised of $5,377,987 in cash and $79,842 in prepaid expenses. As at August 31, 2010, current liabilities were comprised of accounts payable and accrued liabilities of $493,548, drilling advances of $511,334 and current income taxes of $1,600,000.

As noted above, during the six months ended August 31, 2010, we sold our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases for $28,159,604 on April 22, 2010, with an effective date of January 1, 2010. To date, we have applied the net proceeds to: (a) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi; and (b) to retire our debt to Guggenheim. We also plan to drill up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect. Additional funding will be required to complete our 2010-2011 operations program. We anticipate that we will receive this funding from a variety of methods, including private placements, equity funding, entering into joint venture transactions with third parties, mezzanine financing and cash flows from successful wells (if any).

We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) oil and gas operating properties; (ii) possible drilling initiatives on current properties and future properties; and (iii) future property acquisitions. We may finance these expenses, and any continuing long-term operating expenses, through the methods noted above, namely, private placements of equity and/or debt instruments, entering into joint venture transactions with third parties, mezzanine financing and cash flows from any successful wells.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

As at February 28, 2010, our current assets were $642,042 (2009 - $1,623,321) and our current liabilities were $711,044 (2009 - $70,230), which resulted in a working capital deficit of $69,002 (2009 - working capital surplus of $1,553,091). As at February 28, 2010, our current assets were comprised of $610,124 in cash and $31,918 in prepaid expenses. As at February 28, 2010, current liabilities were comprised of accounts payable and accrued liabilities.

As at February 28, 2010, our total assets were $12,348,940 (2009 - $2,398,332), comprised of: (i) current assets in the amount of $642,042 (2009 - $1,623,321), (ii) oil and gas properties, net of accumulated depletion, in the amount of $3,534,436 (2009 - $775,011), and (iii) $8,172,462 in assets held for sale (2009 - $Nil).

As at February 28, 2010, we had $711,044 in current liabilities (2009 - $70,230) and $11,209,656 in liabilities held for sale (2009 - $Nil).

Stockholders' equity decreased from $2,398,102 as at February 28, 2009 to $428,240 as at February 28, 2010.

As at fiscal year ended February 28, 2009, our current assets were $1,623,321 and our current liabilities were $70,230, which resulted in a working capital surplus of $1,553,091. As at fiscal year ended February 28, 2009, current assets were comprised of: (i) $150,276 in cash; (ii) $373,045 in accounts receivable; and (iii) $1,100,000 in deposit on properties. As at fiscal year ended February 28, 2009, current liabilities were comprised of $70,230 in accounts payable and accrued liabilities.

As at fiscal year ended February 28, 2009, our total assets were $2,398,332, comprised of current assets in the amount of $1,623,321 and valuation of proved oil and gas properties, net of accumulated depletion of $775,011. The increase in total assets during fiscal year ended February 28, 2009 from fiscal year ended February 29, 2008 was primarily due to the substantial increase in current assets, including the $1,100,000 deposit, and the valuation of the proved oil and gas properties of $775,011.

As at fiscal year ended February 28, 2009, our total liabilities were $70,230 comprised entirely of current liabilities. The decrease in liabilities during fiscal year ended February 28, 2008 from fiscal year ended February 29, 2008 was primarily due to the decrease in accounts payable and accrued liabilities and related party advance by way of settlement of debt by issuance of shares of our common stock in the 2008 Private Placement Offering.

Stockholders' equity (deficit) increased from ($98,825) for fiscal year ended February 29, 2008 to $2,328,102 for fiscal year ended February 28, 2009.

Cash and Working Capital

The following table sets forth our cash and working capital as of August 31, 2010 and February 28, 2010:

	As of August 31, 2010 (unaudited)	As of February 28, 2010
Cash	$5,377,987	$610,124
Working capital surplus (deficit)	$2,852,946	$(69,002)

Cash Flows From Operating Activities

For the six months ended August 31, 2010, net cash used in operating activities was ($1,087,316). For the six months ended August 31, 2009, net cash used in operating activities was ($297,940).

For our fiscal year ended February 28, 2010, net cash from operating activities was $2,919,284. Our net loss from continuing operations was ($4,182,412). Net cash flows used in operating activities was adjusted by $1,300,000 in non-cash mineral property losses, $1,148,000 in stock-based compensation and $16,125 in non-cash consulting fees. Net cash flows related to operating activities was further changed by ($31,918) in changes to prepaid expenses and $640,814 in changes to accounts payable and accrued liabilities. As a result, net cash used in continuing operations was ($1,109,391), which was offset by cash from discontinued operations of $4,028,675.

For our fiscal year ended February 28, 2009, net cash flows used in operating activities was ($1,941,806). Our net loss from continuing operations was ($13,576,180). Net cash flows used in operating activities was adjusted by ($33,239) in non-cash mineral property recoveries and $12,002,685 in stock-based compensation. Net cash flows related to operating activities was further changed by ($6,138) in changes to related party accounts payable and $32,111 in changes to accounts payable and accrued liabilities.

Cash Flows From Investing Activities

For the six months ended August 31, 2010, net cash flows used in investing activities was ($3,843,110), consisting of solely of investment in oil and gas property.

For the six months ended August 31, 2009, net cash flows used in investing activities was ($500,000), consisting of solely of deposit on properties.

For our fiscal year ended February 28, 2010, net cash flows used in investing activities was ($3,612,436), consisting of investment in oil and gas property of ($3,412,436) and deposit on properties of ($200,000).

For our fiscal year ended February 28, 2009, net cash flows used in investing activities was ($1,877,835), consisting of investment in oil and gas property of ($777,835) and deposit on properties of ($1,100,000).

Cash Flows From Financing Activities

Historically, we have financed our operations primarily from either the issuance of equity and debt instruments.

For the six months ended August 31, 2010, net cash provided by financing activities was $Nil compared to $1,153,000 for the six months ended August 31, 2009. Cash flows provided by financing activities in 2009 consisted of proceeds from the exercise of warrants.

For our fiscal year ended February 28, 2010, net cash provided by financing activities was $1,153,000 compared to $3,950,000 for our fiscal year ended February 28, 2009. Cash flows provided by financing activities in 2010 consisted of proceeds from the exercise of warrants, while cash flows provided by financing activities in 2009 consisted of proceeds on the sale of common stock.

For fiscal year ended February 28, 2009, net cash flows provided from financing activities was $3,950,000 compared to $103,691 for fiscal year ended February 29, 2008. Cash flows from financing activities for fiscal year ended February 28, 2009 consisted primarily of $3,950,000 in proceeds on sale of common stock. Cash flows from financing activities for fiscal year ended February 29, 2008 consisted of $20,452 in proceeds on sale of common stock and $83,239 in advances from related parties.

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Plan Of Operation And Funding

As indicated above, as of February 28, 2010, we had current assets of $642,042 and current liabilities of $711,044, resulting in a working capital deficit of $69,002. Subsequent to our February 28, 2010 year end, we sold our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases for $28,159,604 on April 22, 2010, with an effective date of January 1, 2010. We intend to apply the net proceeds to: (a) provide initial funding for the drilling of up to three wells in the Hosston/Cotton Valley formations of the East Holly Prospect in 2010; (b) fund the drilling of the Burkley-Phillips No. 1 Well on the Buena Vista prospect in Mississippi; and (c) to retire our debt to Guggenheim. Additional funding will be required to complete our 2010-2011 operations program and to complete the merger with American Exploration. We anticipate that we will receive this funding from a variety of methods, including private placements, equity funding, entering into joint venture transactions with third parties, mezzanine financing and cash flows from successful wells.

We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) oil and gas operating properties; (ii) possible drilling initiatives on current properties and future properties; and (iii) future property acquisitions. We intend to finance these expenses with further issuances of securities, and debt issuances. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavours or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of February 28, 2010, Guggenheim held a promissory note totalling $10,277,485 payable by us. As a result of our sale of our remaining 40% interest in the Haynesville Shale portion of the East Holly Field leases for $28,159,604 on April 22, 2010, we retired this debt to Guggenheim.

As described above under Item 1 of this joint proxy statement/prospectus, our Company has entered into a joint area development agreement with American Exploration to jointly develop contiguous acreage comprising the Buena Vista Prospect. As operator on the Buena Vista Prospect, we issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect. We intend to drill the well to a depth sufficient to evaluate the Haynesville Shale, currently expected to total 22,000 feet. The AFE estimates the drilling cost to be approximately $8,650,000 and completion cost to be approximately $4,900,000 for a total completed well cost of approximately US$13,550,000. Drilling is expected to commence in the latter part of the second quarter of 2010.

American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in avour of our Company. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of our letter agreement and related joint operating agreement with American Exploration).

We were previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to American Exploration's inability to make its contribution in response to the cash call, we will now pay 90% of the total cost of the well to earn a 72% interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% interest.

Other than our debt outstanding to Guggenheim as of February 28, 2010 (subsequently retired) and our obligations under our joint operating agreement with American Exploration as described above, we did not have any material commitments for capital expenditures as of February 28, 2010.

Tabular Disclosure of Contractual Obligations

The following table provides information regarding our known contractual oblations as of February 28, 2010:

Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	Nil	Nil	Nil	Nil	Nil
Capital lease obligations	Nil	Nil	Nil	Nil	Nil
Operating lease obligations	Nil	Nil	Nil	Nil	Nil
Purchase obligations	Nil	Nil	Nil	Nil	Nil
Other long-term liabilities reflected on balance sheet under GAAP	Nil	Nil	Nil	Nil	Nil

Off-Balance Sheet Arrangements

As of the date of this joint proxy statement/prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The independent auditors' report accompanying our February 28, 2010, February 28, 2009 and February 29, 2008 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Recent Accounting Pronouncements

In June 2009, the FASB issued FASB ASC 860-10, "Transfers and Servicing", FASB ASC 860-10 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity's continuing involvement in and exposure to the risks related to transferred financial assets. FASB ASC 860-10 is effective for fiscal years beginning after November 15, 2009. The Company will adopt FASB ASC 860-10 in fiscal 2010. The Company does not expect that the adoption of FASB ASC 860-10 will have a material impact on its financial position, cash flows or results of operations.

In June 2009, the FASB issued FASB ASC 810-10, "Consolidation", which included the following: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. FASB ASC 810-10 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt FASB ASC 810-10 in fiscal 2010. The Company does not expect that the adoption of FASB ASC 810-10 will have a material impact on its financial position, cash flows or results of operations.

In June 2009, the FASB issued FASB ASC 105-10, "Generally Accepted Accounting Principles replaces SFAS No. 162, which establishes the FASB Accounting Standards Codification ("Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. The issuance of FASB ASC 105-10 and the Codification does not change GAAP. FASB ASC 105-10 becomes effective for interim and annual periods ending after September 15, 2009. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In August 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-05, "Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value". The guidance provided in this update is effective for the first reporting period beginning after issuance. The adoption of this statement has had no material effect on the Company's financial position, cash flows or results of operations.

In September 2009, the Financial Accounting Standards Board (FASB) issued ASU 2009-12, "Fair Value Measurements and Disclosures" (Topic 820): Investments in Certain Entities That Calculate Net Asset Value Per Share (or Its Equivalent). This update provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures - Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update are effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-01, "Equity (Topic 505-10): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force)". This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. This standard is effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-02, "Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary". This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-6, "Improving Disclosures about Fair Value Measurements." This update requires additional disclosure within the roll forward of activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, the update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Levels 2 and 3. The new disclosure requirements are effective for interim and annual periods beginning after December 15, 2009, except for the disclosure of purchases, sales, issuances and settlements of Level 3 measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010. As ASU 2010-6 only requires enhanced disclosures, the Company does not expect that the adoption of this update will have a material effect on its financial position, cash flows and results of operations.

In February 2010, the FASB issued Accounting Standards Update 2010-08 (ASU 2010-08), Technical Corrections to Various Topics. This amendment eliminated inconsistencies and outdated provisions and provided the needed clarifications to various topics within Topic 815. The amendments are effective for the first reporting period (including interim periods) beginning after issuance (February 2, 2010), except for certain amendments. The amendments to the guidance on accounting for income taxes in reorganization (Subtopic 852-740) should be applied to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. For those reorganizations reflected in interim financial statements issued before the amendments in this Update are effective, retrospective application is required. The clarifications of the guidance on the embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009, and should be applied to existing contracts (hybrid instruments) containing embedded derivative features at the date of adoption. The Company does not expect the provisions of ASU 2010-08 to have a material effect on the financial position, results of operations or cash flows.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), Subsequent Events (Topic 855), amending guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended August 31, 2010. The adoption of this guidance did not have a material impact on our financial statements.

In March 2010, the FASB issued ASU No. 2010-11, "Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives" (codified within ASC 815 - Derivatives and Hedging). ASU 2010-11 improves disclosures originally required under SFAS No. 161. ASU 2010-11 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-11 is not expected to have any material impact on our financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. We do not expect that the adoption of ASU 2010-17 will have any material impact on our financial position, results of operations or cash flows.

DESCRIPTION OF MAINLAND SHARE CAPITAL

Mainland's authorized capital consists of 600,000,000 common shares with a par value of $0.0001.

As of November 24, 2010, Mainland had 80,969,502 common shares issued and outstanding. All the issued common shares are fully paid and are not subject to any future call or assessment. All the issued common shares rank equally as to voting rights, participation and a distribution of Mainland's assets on liquidation, dissolution or winding-up and the entitlement to dividends. Holders of common shares are entitled to receive notice of, attend, and vote at all meetings of stockholders of Mainland. Each common share carries one vote at such meetings. Holders of common shares are entitled to dividends if and when declared and, upon liquidation, to receive such portion of the assets of Mainland as may be distributable to such holders.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Mainland common shares is Empire Stock Transfer.

MARKET FOR MAILAND'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND MAINLAND PURCHASES OF EQUITY SECURITIES

Market For Common Equity

Shares of our common stock commenced trading on the OTC Bulletin Board under the symbol "MNLU:OB" on approximately May 24, 2006. The market for our common stock is limited, and can be volatile. The following table sets forth the high and low bid prices relating to our common stock on a quarterly basis for the periods indicated, adjusted to give retroactive effect to stock splits. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
August 31, 2010	0.84	0.37
May 31, 2010	1.61	0.71
February 28, 2010	$1.84	$1.02
November 30, 2009	$1.55	$0.84
August 31, 2009	$1.70	$1.15
May 31, 2009	$2.13	$1.00
February 28, 2009	$2.90	$1.40
November 30, 2008	$3.15	$1.75
August 31, 2008	$3.68	$1.91
May 31, 2008	$2.00	$0.58

As of November 24, 2010, we had approximately 30 shareholders of record, which does not include shareholders whose shares are held in street or nominee names.

Dividend Policy

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends either on our common stock in the foreseeable future.

Forward Stock Splits

March 2008 Forward Stock Split

On February 25, 2008, our Board of Directors, pursuant to minutes of written consent in lieu of a special meeting, authorized and approved a twenty for one (20:1) forward stock split. This forward split was effectuated on March 11, 2008 upon filing the appropriate documentation with the Financial Industry Regulatory Authority, Inc. This forward split increased the issued and outstanding shares of common stock from 1,120,500 to 22,410,000 shares of common stock. Pursuant to Nevada corporate law, at the time of the forward split of our issued and outstanding stock, our authorized share capital was also increased on a 20:1 basis from 10,000,000 shares of common stock to 200,000,000 shares of common stock, with a par value remaining unchanged at $0.0001 per share.

May 2008 Forward Stock Split

On May 12, 2008, our Board of Directors, pursuant to minutes of written consent in lieu of a special meeting, authorized and approved a one-and-one-half for one (1.5:1) forward stock split. This forward split was effectuated on May 29, 2008 upon filing the appropriate documentation with the Financial Industry Regulatory Authority, Inc.. This forward split increased our issued and outstanding shares of common stock from 26,410,000 to 39,615,000 shares of common stock. At the time the Company effected this forward split, due to an administrative oversight, a Certificate of Change to effect a simultaneous 1.5:1 increase of the Company's authorized common stock was not filed with the Nevada Secretary of State. The Company has rectified this administrative oversight by filing a Certificate of Change with the Nevada Secretary of State to effect, as of May 26, 2010, the 1.5:1 increase of the Company's authorized common stock.

July 2009 Forward Stock Split

On June 12, 2009, our Board of Directors, pursuant to minutes of written consent in lieu of a special meeting, authorized and approved a two for one (2:1) forward stock split. This forward split was effectuated on July 13, 2009 upon filing the appropriate documentation with the Financial Industry Regulatory Authority, Inc. This forward split increased the issued and outstanding shares of common stock from 40,484,751 to 80,969,502 shares of common stock. Pursuant to Nevada corporate law, at the time of the forward split of our issued and outstanding stock, our authorized share capital was also increased on a 2:1 basis.

As a result of these forward splits and increases of our authorized share capital, as of the date of this joint proxy statement/prospectus, our authorized share capital it 600,000,000 shares of common stock, with a par value of $0.0001 per share.

Securities Authorized For Issuance Under Compensation Plans

We have one equity compensation plan, the Mainland Resources Inc. 2008 Stock Option Plan (the "2008 Plan"). The table set forth below presents information relating to our equity compensation plans as of February 28, 2010:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Aver age Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Column (A)) (C)
Equity Compensation Plans Approved by Securityholders:	-0-	-0-
Equity Compensation Plans Not Approved by Securityholders:
2008 Stock Option Plan	7,000,000	1.19	5,000,000
Total:	7,000,000	1.19	5,000,000

2008 Stock Option Plan

On April 7, 2008, our Board of Directors ratified, approved and adopted a Stock Option Plan for the Company allowing for the grant of up to 4,400,000 options to acquire common shares with terms of up to 10 years. Subsequently, our Board of Directors ratified, approved and amended the Stock Option Plan increasing the allowable grant as follows: to 7,600,000 options effective July 9, 2008, to 12,000,000 options effective September 22, 2009 and to 15,000,000 options effective March 22, 2010.

The purpose of the 2008 Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2008 Plan is to be administered by our Board of Directors or a committee appointed by and consisting of one or more members of the Board of Directors, which shall determine (i) the persons to be granted Stock Options under the 2008 Plan; (ii) the number of shares subject to each option, the exercise price of each Stock Option; and (iii) whether the Stock Option shall be exercisable at any time during the option period up to ten (10) years or whether the Stock Option shall be exercisable in instalments or by vesting only. At the time a Stock Option is granted under the 2008 Plan, the Board of Directors shall fix and determine the exercise price at which shares of our common stock may be acquired.

In the event an optionee ceases to be employed by or to provide services to us for reasons other than cause, retirement, disability or death, any Stock Option that is vested and held by such optionee generally may be exercisable within up to ninety (90) calendar days after the effective date that his position ceases, and after such 90-day period any unexercised Stock Option shall expire. In the event an optionee ceases to be employed by or to provide services to us for reasons of retirement, disability or death, any Stock Option that is vested and held by such optionee generally may be exercisable within up to one-year after the effective date that his position ceases, and after such one-year period any unexercised Stock Option shall expire.

No Stock Options granted under the Stock Option Plan will be transferable by the optionee, and each Stock Option will be exercisable during the lifetime of the optionee subject to the option period up to ten (10) years or limitations described above. Any Stock Option held by an optionee at the time of his death may be exercised by his estate within one (1) year of his death or such longer period as the Board of Directors may determine.

The exercise price of a Stock Option granted pursuant to the 2008 Plan shall be paid in full to us by delivery of consideration equal to the product of the Stock Option in accordance with the requirements of the Nevada Revised Statutes. Any Stock Option settlement, including payment deferrals or payments deemed made by way of settlement of pre-existing indebtedness may be subject to such conditions, restrictions and contingencies as may be determined.

Incentive Stock Options

The 2008 Plan further provides that, subject to the provisions of the Stock Option Plan and prior shareholder approval, the Board of Directors may grant to any key individuals who are our employees eligible to receive options, one or more incentive stock options to purchase the number of shares of common stock allotted by the Board of Directors (the "Incentive Stock Options"). The option price per share of common stock deliverable upon the exercise of an Incentive Stock Option shall be at least 100% of the fair market value of the common shares of the Company, and in the case of an Incentive Stock Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of our stock, shall not be less than 100% of the fair market value of our common shares. The option term of each Incentive Stock Option shall be determined by the Board of Directors, which shall not commence sooner than from the date of grant and shall terminate no later than ten (10) years from the date of grant of the Incentive Stock Option, subject to possible early termination as described above.

As of the date of this joint proxy statement/prospectus, no Stock Options have been exercised.

Comparative Stock Performance

Our shares of common stock were first quoted on the OTC Bulletin Board on May 24, 2006; however, no trades occurred until March 12, 2008. The graph below compares the cumulative total stockholder return on our common stock for the period from March 12, 2008 to February 28, 2009 and for the year ended February 28, 2010, with the cumulative total return of the S&P 500 and the cumulative total return of the S&P Small Cap 600 over the same periods (assuming an investment of $100 in our common stock, the S&P 500 and the S&P Small Cap 600 on March 12, 2008, and the reinvestment of all dividends, if any). The cumulative returns of the S&P 500 and the S&P Small Cap 600 from March 12, 2008 through February 28, 2010 were closely aligned, which is why the lines tracking the their performance in the chart below are closely correlated.

Recent Sales Of Unregistered Securities

As of the date of this joint proxy statement/prospectus and during fiscal year ended February 28, 2010, to provide capital, we issued stock in exchange for our debts or pursuant to contractual agreements as set forth below.

Effective on March 17, 2009, we issued 5,000 shares of our restricted common stock at a deemed per share price of $1.78 per share in accordance with the terms and provisions of a consulting services agreement. The shares of common stock were issued in reliance on Regulation S promulgated under the Securities Act.

Effective on June 15, 2009, we issued 5,000 shares of our restricted common stock at a deemed per share price of $1.45 per share in accordance with the terms and provisions of a consulting services agreement. The shares of common stock were issued in reliance on Regulation S promulgated under the Securities Act.

During our fiscal year ended February 28, 2010, we issued an aggregate of 1,729,500 shares upon exercise of warrants at an exercise price of $0.67 per share with net proceeds to us of $1,153,000. The shares of common stock were issued in reliance on Rule 506 and Regulation S promulgated under the Securities Act. These warrants were originally issued by us between May 1, 2008 and July 22, 2008 pursuant to a private placement of units.

MANAGEMENT OF MAINLAND

Current Directors and Officers of Mainland

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages and positions held are as follows:

Name	Age	Position with Company
Michael J. Newport	56	President
Nicholas W. Atencio	52	Chief Executive Officer and a director
William D. Thomas	59	Secretary/Treasurer, Chief Financial Officer and a director
Simeon King Horton	58	Director
Angelo Viard	37	Director
Peter G. Wilson	42	Director
Rahim Jivraj	32	Director

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Michael J. Newport. Mr. Newport has been our President since February 29, 2008, and served as our Chief Executive Officer between February 29, 2008 and August 23, 2010. Mr. Newport previously served as our director from February 29, 2008 until December 3, 2009. Mr. Newport has been actively involved in land management for nearly thirty years. He started his career with Amoco in their New Orleans office in May 1979 where he spent two years. Mr. Newport was actively involved in supervising brokers and writing all forms of land contracts for North and South Louisiana, Mississippi, Alabama and Florida. He then became a district landman for Harkins & Company in their Jackson, Mississippi office where he spent four years assembling drilling prospects and all land activities associated with operations in Mississippi, Alabama, Florida and Louisiana. The next four years were spent in Harkin's Oklahoma City office where he had the same responsibilities for Oklahoma and Arkansas as well as Mississippi, Alabama, Florida and Louisiana. Mr. Newport then joined Greenhill Petroleum in 1989 in Houston, Texas, where he was the land manager for six years in their Permian Basin Region. In addition to land management activities, Mr. Newport was responsible for acquisitions and divestitures. After leaving Greenhill, Mr. Newport has spent the last thirteen years managing brokers for West Texas, South Texas, East Texas, Oklahoma and North Louisiana as well as performing all landman management activities for various operators actively drilling and completing wells in these areas. Mr. Newport has nearly thirty years of experience in all phases of oil and gas land management with expertise in acquisitions, operations, divestitures, agreement preparation, negotiations, CAD mapping and broker supervision.

Mr. Newport received a BBA in Finance in June of 1977, an MBA degree in August of 1978 and also completed hours for a Petroleum Land Management degree in May of 1979, all from the University of Oklahoma.

Nicholas W. Atencio. Mr. Atencio, who has been employed in the upstream oil and gas sector (commonly known as the "exploration and production" or "E&P" sector) for almost 30 years, was appointed as our Chief Executive Officer and a director of our Company on August 23, 2010. He is a proven oil and gas company executive with a record of successful green-field and development projects. He has a wide range of experience in E&P operations with a strong, proactive, leadership style in addition to proven financial and profit-and-loss management. Mr. Atencio has served with large independent oil and gas companies at the senior and executive level for over 20 years.

Prior to this appointment, Mr. Atencio served as the Chief Operating Officer and Co-Founder of Remora Energy, a private company focused onshore in Colombia, where he was involved in growing the company from its inception in 2007 to its current lease holding of approximately 1 million gross acres in 11 blocks and an inaugural drilling program consisting of 11 wells with a 91% success rate resulting in the addition of 2,800 net barrels of daily production.

Mr. Atencio also held the positions of Vice President of Operations Gulf of Mexico and Vice President of International Operations for Kerr McGee Oil & Gas Corporation. During his period with Kerr McGee the company successfully expanded its international portfolio and accelerated its activity in the Gulf of Mexico becoming one of the leading E&P companies active in the Gulf of Mexico Deep Water.

Mr. Atencio worked for over a decade at Apache Corporation where he held a variety of management roles in onshore and offshore operations both domestically and internationally. During this period Apache dramatically expanded its Gulf of Mexico and U.S. onshore portfolio and delivered multiple successful international developments.

Mr. Atencio began his career in 1981 at Tenneco Oil Company in Lafayette, Louisiana.

Mr. Atencio received his Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines in 1981.

William D. Thomas. Mr. Thomas has served as our Chief Financial Officer and Secretary/Treasurer from July 9, 2008 until September 22, 2009 and from March 26, 2010 to the present. In addition, Mr. Thomas has served as a director of our Company since September 22, 2009. Mr. Thomas has over thirty years of experience in the finance and accounting areas for the natural resource sector. Currently, Mr. Thomas is also the Chief Financial Officer, Secretary, Treasurer and a Director of Uranium International Corp. (OTCBB: URNI) and Morgan Creek Energy, Inc. (OTCBB: MCKE), Nevada corporations that trade on the OTC Bulletin Board. Mr. Thomas has held various successive management positions with Kerr McGee Corporation's China operations based in Beijing, China, ending in 2004 with his final position as Director of Business Services. For a brief period after leaving Kerr McGee, Mr. Thomas acted as a self-practitioner in the accounting and finance field. In July 2007 Mr. Thomas took on the role of Chief Financial Officer for two public resource companies; Hana Mining Inc. (TSX-V: HMG) and NWT Uranium Corp (TSX-V: NWT; OTCBB: NWURF). Mr. Thomas resigned from NWT Uranium Corp. and Hana Mining Inc in July, 2008 and March, 2010 respectively.

Mr. Thomas was previously general manager (1999-2002), and finance and administration manager (1996-1999), of Kerr McGee's China operations. While in China, Mr. Thomas was responsible for finance, including Sarbanes Oxley reporting, budgeting, treasury, procurement, taxation, marketing, insurance and business development, including commercial negotiations with the Chinese partner, China National Offshore Oil Co (CNOOC), and other Chinese and joint venture partners. Mr. Thomas focused heavily on supporting exploration and development operations for three operated blocks in Bohai Bay, as well as evaluation and negotiation of new venture blocks in the East China Sea and the South China Sea. He was also responsible for the liaison with CNOOC and other Chinese oil companies, Kerr McGee US management and joint venture partners, where his main focus was to ensure cost effective and timely achievement of various approved work programs and budgets. He was also Chief Representative for Kerr McGee on the Joint Management Committee. Mr. Thomas previously worked as finance director of Kerr McGee's UK operations based in London/Aberdeen (1992-1996), and Kerr McGee's Canadian operations in Calgary, Alberta, Canada (1984-1992), including the predecessor company, Maxus Canada Ltd, which was acquired by Kerr McGee Ltd. Over the course of his career Mr. Thomas has been involved in all aspects of managing accounting, budgeting, human resources, administration, insurance, taxation and other business support aspects surrounding gas properties for Kerr McGee. Mr. Thomas was responsible to ensure compliance with COPAS, SEC, FASB and international accounting regulations. He participated on a team that developed the Oracle accounting system application to the Kerr McGee's worldwide operations. He was most notably involved in that company's initial entry into both China and the UK North Sea start ups of local and expatriate personnel that eventually developed into core areas (over $1 billion in value) for Kerr McGee, including the company's first operated offshore oil fields in China (CFD 1-1) and the UK (Gryphon).

In his early career Mr. Thomas also held senior management positions in the finance divisions of Norcen Energy Ltd., of Calgary, Alberta (1981-1984), Denison Mines Ltd, of Ontario, Canada (1978-1981), and Algoma Steel Corporation, of Sault Ste Marie, Ontario, Canada (1977). He was also a Senior Auditor for the accounting firm, Coopers & Lybrand, in Toronto, Canada (1975-1977).

Mr. Thomas attained his Chartered Accountant (CA) designation from the Canadian Institute of Chartered Accountants in 1977. He holds an Honors Bachelor of Commerce and Finance from the University of Toronto, Ontario, Canada.

The Company's Board of Directors has determined that Mr. Thomas should serve as a director given his over thirty years of experience in the finance and accounting areas for the natural resource sector and his involvement with our Company since July 2008.

Simeon King Horton. Ms. Horton has been one of our directors since August 18, 2008. Ms. Horton is a Petroleum Geologist with over thirty years' experience, and provides geological consulting services to Mainland from time to time on a per diem basis. Ms. Horton has an extensive background in exploration and development of major oil and gas projects working as a consultant for oil and gas companies.

Ms. Horton worked for Mr. Dudley Hughes, an independent geologist, in Jackson, Mississippi, from 1977 to 1986. During that time, she gained broad experience in the Mississippi/Alabama Salt Basin, Black Warrior Basin in North Mississippi and Northwest Alabama, and South Florida. The main targets of exploration were the Smackover/Norphlet Formations (located in the Salt Basin), the Paleozoics (located in the Black Warrior Basin), and the Sunniland Lime (located in South Florida). Ms. Horton was also exposed to the Perth Basin in Australia. As District Geologist, she was extensively involved in the exploration and development of a very aggressive drilling program and all facets of the industry.

In 1986, Ms. Horton moved to Shreveport, Louisiana where she was a consultant for various oil and gas investors until 1989.

From 1989 to 1996, Ms. Horton worked with Grigsby Petroleum in Shreveport, Louisiana, a company owned by Mr. Jack Grigsby, an independent geologist. Grigsby Petroleum is very active in North Louisiana and East Texas with numerous properties. Among these are Hosston and Cotton Valley production. Ms. Horton was responsible for all the producing properties, the development of the properties, and the drilling of new wells for Grigsby Petroleum.

From 1996 to present, Ms. Horton has been a consulting petroleum geologist. She has been very active in the Hosston/Cotton Valley trends in North Louisiana and East Texas. She has generated drilling prospects in the area, and has successfully been responsible for the drilling of the Hosston/Cotton Valley in an area where there are sixteen to twenty wells per section.

Simeon King Horton received a Bachelor of Science degree with a Major in Geology and a Minor in Mathematics from the University of Southern Mississippi, Hattiesburg, Mississippi in 1977. She graduated with honors and was selected Outstanding Graduating Senior in Geology for the academic year of 1976-1977. She attended geology field camp thru the Rolla School of Mines, University of Missouri, which was conducted in the state of Utah.

Ms. Horton is an active member of the American Association of Petroleum Geologists and the Shreveport Geological Society, Shreveport, Louisiana.

The Company's Board of Directors has determined that Ms. Horton should serve as a director given her over thirty years of experience as a petroleum geologist and her involvement with our Company since August 2008.

Angelo Viard. Mr. Viard has been one of our directors since September 29, 2008. During the past twelve years, Mr. Viard has been involved in providing companies with advisory services including, but not limited to, managerial, investment strategy, finance, information technology, compliance, accounting, business development, mergers and acquisitions, and capital fund raising. In a wide range of industry sectors across the United States, South America and Europe. Currently, Mr. Viard is the Chairman/CEO for Basin Petroleum, Inc and VCS Mining, Inc. He is also the President of VCS Group, Inc., which is currently engaged by us as a consultant. From approximately June 2007 through October 2008, Mr. Viard was the president/chief executive officer of VCS Group, Inc. Mr. Viard's functions include full budgeting responsibilities, management of budgets and planning, creation of policies and administrative procedures to restructure business processes and audit processes, authoring multi-company employee manuals, design work order tracking and billing interface systems for accounting, and updating business plans, accounting structures and organizational changes to maximize business growth. From approximately August 2006 through June 2007, Mr. Viard was the IT operations manager for Bare Essentials where he was responsible for developing, coordinating multiple related projects in alignment with strategic and tactical company goals, served as a primary customer advocate, planned and coordinated long term systems strategy, and managed the day to day operations of the IT department, including LAN/WAN architecture, telecommunications and hardware/software support. From approximately August 2005 through August 2006, Mr. Viard was a senior IT audit consultant for PriceWaterhouse Coopers LLP where he was responsible for determining the audit documentation, strategy and plan. From approximately December 2004 through August 2005, Mr. Viard was the chief executive officer and founder of Technology Mondial Inc., which was a start-up company specializing in broadband wireless technology in Cost Rica and management and development of wireless connection planning for Latin America. Mr. Viard was also previously employed with OpenTV Inc, where he was manager of information system and technology, Thomas Weisel Partners LLC where he was an information technology brokerage services manager, BancBoston Robertson Stephens & Co. where he was a senior system engineer, and Environmental Chemical Corporation where he was a technical analyst.

Mr. Viard is also a Director of Morgan Creek Energy and Geneva Resources, both being Nevada corporations that trade on the OTC Bulletin Board. Mr. Viard holds a master in computer science, a BS in business management and administration, and an A/A in computer business administration and network.

The Company's Board of Directors has determined that Mr. Viard should serve as a director given his business experience and his involvement with our Company since September 2008.

Peter G. Wilson. Mr. Wilson has served as our Vice President of Business Development (not an executive officer position) and a member of our Board of Directors since December 3, 2009. During the past eighteen years, Mr. Wilson has been involved in senior level management of public companies through his private investment company. His experience spans a wide range of project finance, development and contract negotiations within the mining, energy and real estate industries. Mr. Wilson's business experience includes international assignments in the United Kingdom, Canada, the United States, Switzerland and Norway. Mr. Wilson has worked extensively with overseas investor groups and within the E & P market in Louisiana, Texas and Oklahoma. From approximately October 2008 to present, Mr. Wilson has led the finance and exploration team as the President/Chief Executive Officer of Morgan Creek Energy Corp., a publicly listed company on the OTC Bulletin Board. From April 2007 through October 2009, Mr. Wilson was the president and a director of Hana Mining Ltd., a publicly TSX-V listed exploration company seeking to develop a copper-silver resource in Botswana, Africa. Additionally, during 2005 and 2006, he served as the president and chief executive officer of Sun Oil and Gas Corp., and from 1997 to 2005, Mr. Wilson was a director and vice president of Petroreal Oil Corp., a small oil producer engaged in energy asset purchases. From 1993 to 1999, Mr. Wilson was the vice president of Samoth Equity Corporation (now Sterling Center Corp.), a real estate lender, where he began his involvement with capital markets and finance.

The Company's Board of Directors has determined that Mr. Wilson should serve as a director given his senior level management experience with public companies, particularly at petroleum companies.

Rahim Jivraj. Mr. Jivraj has served on our Board of Directors since April 15, 2010. Mr. Jirvaj has been an entrepreneur for over ten years, in venture capital for eight years, and has assisted various private and public entities as a corporate advisor on matters related to finance, development and investor relations. Mr. Jivraj previously served as the President and a Director of the Company from September 2007 to February 2008.

Mr. Jivraj was associated with two boutique venture capital and merchant banking firms based in Vancouver, Canada before leaving to pursue independent ventures in 2008. From March 2007 to November 2008, he founded and became the CEO and a Director of Spring & Mercer Capital Corporation, a public company listed under the TSX Venture Exchange's Capital Pool Company Program, which enables seasoned directors and officers to form and list a "Capital Pool Company" whose primary objective was to seek and acquire a business suitable for continued listing of the company on the Exchange. Mr. Jivraj has also served on the Boards of Directors of Afrasia Mineral Fields Inc. (from November 2005 to December 2006) and Hastings Resources Corp. (from October 2007 to May 2008), both public companies listed on the TSX Venture Exchange. On April 16, 2010, Mr. Jivraj was appointed as the President, Chief Executive Officer and a Director of Uranium International Corp. (OTCBB: URNI), a public company quoted on the OTC Bulletin Board.

The Company's Board of Directors has determined that Mr. Jivraj should serve as a director given his experience in assisting private and public entities with finance, development and investor relations as well as his experience serving on boards of directors of other public companies.

Family Relationships

There are no family relationships among our directors or officers.

Involvement In Certain Legal Proceedings

To the best of our knowledge and belief, none of our directors or executive officers have been involved in any of the following events during the past ten years that is material to an evaluation of the ability of such person to serve as an executive officer or director of our Company:

1.   a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.   such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.   such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)   acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)  engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.   such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3(i) above, or to be associated with persons engaged in any such activity;

5.   such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.   such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.   such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)   any Federal or State securities or commodities law or regulation;

(ii)  any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.   such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the United States Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not aware of any material legal proceedings in which any of the following persons is a party adverse to the Company or has a material interest adverse to the Company: (a) any current director, officer, or affiliate of the Company, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company; (b) any person proposed for appointment or election as a director or officer of our Company; or (c) any associate of any such person.

Compliance with Section 16(A) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended February 28, 2010.

Code of Ethics

We have adopted a Code of Conduct that applies to all of our executive officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Conduct has been filed as an Exhibit to our Annual Report on Form 10-K for the year ended February 28, 2010.

Committees Of The Board Of Directors

Audit Committee

As of the date of this joint proxy statement/prospectus, Messrs. Viard, Mr. Wilson and Mr. Thomas have been appointed as members to our Audit Committee. Messrs Viard and Wilson are "independent" within the meaning of Rule 10A-3 under the Exchange Act and all are in addition financial experts. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors on February 4, 2009 and revised on May 19, 2010.

Compensation Committee

As of the date of this joint proxy statement/prospectus, Ms. Horton and Mr. Viard have been appointed as members to our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors pursuant to a written consent resolutions signed by all the members of the Board of Directors on February 4, 2009 and revised on May 19, 2010.

Compensation Discussion and Analysis

Overview Of Compensation Process

The Compensation Committee of our Board of Directors is responsible for setting the compensation of our executive officers, overseeing the Board's evaluation of the performance of our executive officers and administering our equity-based incentive plans, 401(k) plan and deferred compensation plan, among other things. The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee and the Board of Directors, which will be reviewed at least annually by the Compensation Committee.

The Compensation Committee is composed solely of "non-employee directors" as defined in Rule 16b-3 of the rules promulgated under the Exchange Act, "outside directors" for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code ("IRC"), and "independent directors" as defined in Section 303A of the New York Stock Exchange ("NYSE") corporate governance listing standards, in each case as determined by the Board of Directors. Our Board of Directors recommends Compensation Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Compensation Committee.

The Compensation Committee annually reviews executive compensation and our compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to us and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Compensation Committee will conduct this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the first quarter of each year.

Compensation Philosophy

The fundamental objective of our executive compensation policies is to attract, retain and motivate executive leadership for us that will execute our business strategy, uphold our values and deliver results and long-term value to our stockholders. Accordingly, the Compensation Committee seeks to develop compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

  Performance Based: a significant component of compensation should be determined based on whether or not we meet certain performance criteria that in the view of our Board of Directors are indicative of our success;

(ii)     Stockholder Based: equity incentives should be used to align the interests of our executive officers with those of our stockholders;

  Fair: compensation should take into account compensation among similarly situated companies, our success relative to peer companies and our overall pay scale.

The Compensation Committee's compensation philosophy for an executive officer emphasizes an overall analysis of the executive's performance for the year, projected role and responsibilities, required impact on execution of our strategy, external pay practices, total cash and total direct compensation positioning, and other factors the Compensation Committee deems appropriate. The Compensation Committee's philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, compensation programs for similarly situated companies and the philosophies of the Compensation Committee, the Compensation Committee has determined that we should provide our executive officers compensation packages composed of the following elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels at comparably sized companies; and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between executive officers and our stockholders.

Summary Compensation Table

The following table sets forth the compensation paid during our fiscal years ended February 28, 2010, February 28, 2009 and February 29, 2008 to any individual who served as our principal executive officer or principal financial officer during our fiscal year ended February 28, 2010 (the "Named Executive Officers"). We have no other executive officers other than our principal executive officer and our principal financial officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Newport, President/CEO(2)	2010	$160,000	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$160,000
	2009	$95,000	$-0-	$-0-	$1,651,500	$-0-	$-0-	$-0-	$1,746,500
	2008	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
William Thomas, Treasurer, Secretary and CFO(3)	2010	$17,372	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$17,372
	2009	$10,400	$-0-	$-0-	$1,995,000	$-0-	$-0-	$-0-	$2,005,400
	2008	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Mark Witt, former Secretary, Treasurer and CFO(4)	2010	$56,667	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$56,667
	2009	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	2008	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Notes:

1.   This amount represents the fair value of these Stock Options at the date of grant which was estimated using the Black-Scholes option pricing model.

2.   Mr. Newport was appointed as our President/Chief Executive Officer on February 29, 2008. Mr. Newport was succeeded by Nicholas W. Atencio as our Chief Executive Officer on August 23, 2010, but continues to serve as our President.

3.   Mr. Thomas has served as our Chief Financial Officer and Secretary/Treasurer from July 9, 2008 until September 22, 2009 and from March 26, 2010 to the present.

4.   Mr. Witt served as our Chief Financial Officer and Secretary/Treasurer from September 22, 2009 until March 26, 2010.

Grants of Plan-Based Awards Table

There were no options awards to our Named Executive Officers during our fiscal year ended February 28, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as at February 28, 2010 relating to outstanding equity awards held by the Named Executive Officers as of that date.

Name	Option Awards					Stock Awards
	Number of Securities Underly-ing Unexer-cised Options Exer-cisable (#)	Number of Securities Underlying Unexercised Options Unexer-cisable (#)	Equity Incentive Plan Awards: Number of Securities Under-lying Unexer-cised Unearned Options (#)	Option Exercise Price ($)	Option Expi-ration Date	Number of Shares or Units of Stock that have not been vested ($)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested (#)
Michael Newport	1,800,000 300,000 -0-	-0- -0- 1,500,000	-0- -0- -0-	$0.58 $1.50 (1)	4/7/2018 2/4/2019 9/22/2019	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
William Thomas	1,500,000	-0-	-0-	1.50	7/9/2018	-0-	-0-	-0-	-0-
Mark Witt*	-0-	3,000,000*	-0-	(2)	9/22/2019	-0-	-0-	-0-	-0-

Notes:

1.   These stock options shall vest in incremental periods as reflected below (each hereinafter the "Vesting Date"). The exercise price at each Vesting Date shall be the lesser of: (a) the thirty day weighted average price of the Company's shares of common stock prior to each of the respective Vesting Date; or (b) the issue price as established by the Board of Directors of the Company's shares of common stock at each of the equity fundings referenced below in (i). The Vesting Date of the Stock Options is as follows: (i) 500,000 Stock Options when the Company has successfully completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities") or other Senior exchange as the case may be; (ii) 500,000 Stock Options at the one year anniversary date of the Trading Date (the "First Trading Anniversary Date"); and (iii) 500,000 Stock Options at the second year anniversary date of the Trading Date (the "Second Trading Anniversary Date").

2.   These stock options shall vest in incremental periods as reflected below (each hereinafter the "Vesting Date"). The exercise price at each Vesting Date shall be the lesser of: (a) the thirty day weighted average price of the Company's shares of common stock prior to each of the respective Vesting Date; or (b) the issue price as established by the Board of Directors of the Company's shares of common stock at each of the equity fundings referenced below in (i). The Vesting Date of the Stock Options is as follows: (i) 1,500,000 Stock Options shall vest on the date the Company closes equity funding(s) aggregating $10,000,000; (ii) 500,000 Stock Options shall vest when the Company has successfully completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities") or comparable major exchange; (iii) 500,000 Stock Options shall vest at the one year anniversary date of the Trading Date (the "First Trading Anniversary Date"); and (iv) 500,000 Stock Options shall vest at the two year anniversary date of the Trading Date.

*   As of the date of this joint proxy statement/prospectus, the 3,000,000 stock options granted to Mark Witt have been cancelled and replaced by issuance of 500,000 stock options with an effective date of March 23, 2010 with a two year term and an exercise price of $1.25 per share.

Option Exercises and Stock Vested

During our fiscal year ended February 28, 2010, there were no exercises of stock options, SARs or similar instruments, or vesting of any stock by any of our Named Executive Officers.

Pension Benefits

We do not provide pension benefits.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any nonqualified contribution or other nonqualified deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

Mark N. Witt resigned as the Chief Financial Officer/Treasurer of the Company effective as of March 23, 2010. Under the terms of his separation and release agreement with the Company dated March 26, 2010, Mr. Witt is entitled to a severance payment of $77,419, payable within 10 business days, as well as 500,000 common stock options, exercisable for two years at an exercise price of $1.25 per share.

We have no other agreement or arrangement with any of our Named Executive Officers that provides for payment upon termination or change-in-control.

Compensation of Directors

The following table sets forth information relating to compensation paid to our directors during fiscal year ended February 28, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William D. Thomas(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Simeon King Horton(2)	$51,246	-0-	-0-	-0-	-0-	-0-	$51,246
Angelo Viard (3)	$54,362	-0-	-0-	-0-	-0-	-0-	$54,362
Peter G. Wilson	-0-	-0-	0	-0-	-0-	-0-	-0-
Michael J. Newport(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert Fedun(5)	-0-	-0-	0	-0-	-0-	-0-	-0-
Ernest Sorochan(6)	-0-	-0-	0	-0-	-0-	-0-	-0-
J. Jack Cox (7)	-0-	-0-	$574,000	-0-	-0-	-0-	$574,000
Charles A. Morrison (8)	-0-	-0-	$574,000	-0-	-0-	-0-	$574,000
Mark Witt (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Johnathan A. Moore (10)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Notes:

1.    Mr. Thomas has served as a Director since September 22, 2009. He also serves as a Named Executive Officer. Information regarding compensation paid to him is included in the Summary Compensation Table above.

2.   We paid to Ms. King Horton an aggregate of $51,246 for providing geological consulting services to the Company.

3.   We paid VCS an aggregate $54,362 under the terms of our agreement with VCS. Mr. Viard is the sole director, officer and shareholder of VCS.

4.   Mr. Newport served as a Director from February 8, 2008 to December 3, 2009. He also serves as a Named Executive Officer. Information regarding compensation paid to him is included in the Summary Compensation Table above.

5.    Mr. Fedun resigned as a Director on October 9, 2009.

6.    Mr. Sorochan resigned as a Director on October 9, 2009.

7. .   J. Jack Cox served as a Director from August 11, 2009 to December 3, 2009.

8.   Charles Morrison served as a Director from August 11, 2009 to December 3, 2009.

9.    Mr. Witt served as a director from September 22, 2009 to December 3, 2009. He also served as a Named Executive Officer during our fiscal year ended February 28, 2010. Information regarding compensation paid to him is included in the Summary Compensation Table above.

10.  Johnathan A. Moore served as a Director from December 3, 2009 to March 3, 2010.

Employment And Consulting Agreements

Michael J. Newport

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year Executive Services Agreement with Michael J. Newport, the President (and, at the time, Chief Executive Officer) of Mainland. In accordance with the terms and provisions of the Executive Services Agreement, the Company agreed to continue to pay Mr. Newport a monthly salary of $15,000, and the Company granted an aggregate of 1,500,000 stock options to Mr. Newport under its 2008 Stock Option Plan, as amended, subject to vesting as follows: (a) 500,000 stock options were to vest when the Company completes a listing and commences trading of its shares of common stock with the NYSE Amex Equities Exchange, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 stock options were to vest at the one year anniversary date of such listing, and (c) 500,000 stock options were to vest at the second year anniversary date of such listing. The exercise price at each vesting date was to be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above.

On April 8, 2010, the 1,500,000 stock options granted to Mr. Newport were cancelled and replaced by a grant of 500,000 fully vested stock options with an exercise price of $1.47 per share, exercisable for a term of 10 years. The total fair value of these options at the date of grant was estimated at $581,900 and determined using the Black-Scholes option pricing model with the following assumptions: an expected life of 5 years, a risk free interest rate of 2.64%, a dividend yield of 0% and expected volatility of 109.9% and was recorded as stock based compensation expense in fiscal 2011.

Pursuant to the terms of the Executive Services Agreement, Mr. Newport agreed to continue to provide services to the Company in the capacity as the President and Chief Executive Officer, and to provide consulting advice on exploration strategies, management and operational service considerations. Mr. Newport resigned as Chief Executive Officer effective August 23, 2010 in order to facilitate the appointment of Nicholas W. Atencio to that office. Mr. Newport continues to serve the Company as President.

Nicholas W. Atencio

In connection with Nicholas W. Atencio's appointment as Chief Executive Officer and a director of Mainland, effective on August 23, 2010, the Company entered into an Executive Services Agreement with Mr. Atencio. Pursuant to the terms of the Executive Services Agreement, Mr. Atencio will serve as Chief Executive Officer of the Company for an initial term of two years, renewable automatically unless terminated in accordance with the terms of the Executive Services Agreement.

Pursuant to the terms of the Executive Services Agreement, the Company will pay Mr. Atencio a gross monthly fee of $25,000. In addition, the Company has granted Mr. Atencio options under its 2008 Stock Option Plan, as amended, to purchase up to 3,500,000 shares of the Company's common stock, expiring on August 23, 2020. Of the 3,500,000 options: (a) 1,500,000 vested immediately and are exercisable at $0.47 per share; (b) an additional 750,000 stock options will become vested and exercisable upon the successful completion by the Company of equity and/or debt financings of not less than an aggregate of $5,000,000 and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the completion date of $5,000,000 in equity and/or debt financings; (c) an additional 750,000 stock options will become vested and exercisable upon the successful closing by the Company of an agreement with any third party investing equity partner which allows for the initiation of drilling on the Cotton Valley/Hosston formations in East Holly Field, located in Louisiana, in which the Company currently holds a 100% working interest (collectively, the "East Holly Closing Date" herein), and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the East Holly Closing Date; and (d) an additional 500,000 stock options will become vested and exercisable upon the Company having completed a listing and having its common shares listed for trading on either of the NYSE Amex Equities or the NASDAQ Stock Exchange, and, subject to the terms of the 2008 Stock Option Plan, as amended, will then be exercisable at an exercise price then equal to the 15 previous day weighted average closing share price of the Company's common shares on either of the OTC Bulletin Board or such other stock exchange or over-the-counter market on which the Company's common shares then trade prior to the date of the Company's listing on the NYSE Amex Equities or the NASDAQ Stock Exchange.

William Thomas

We do not have a written contractual arrangement with our Treasurer/Chief Financial Officer, William Thomas; however, we pay him a month to month salary of $11,000.

Simeon King Horton

Simeon King Horton provides geological consulting services to our Company. We do not have a written agreement with her; she works as a consultant and bills at the rate of $1000/day plus expenses.

Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters

As of the date of this joint proxy statement/prospectus, the following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this joint proxy statement/prospectus, there are 80,969,502 shares of common stock issued and outstanding.

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership(1)	Percentage Of Beneficial Ownership(1)
Nicholas W. Atencio 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	3,500,000(2)	4.1%
Michael J. Newport 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	4,289,992(3)	5.1%
William D. Thomas 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	1,590,000(4)	1.9%
Simeon King Horton 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	1,100,000(5)	1.3%
Angelo Viard 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	500,000(6)	*
Peter G. Wilson 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	1,300,000(7)	1.6%
Rahim Jivraj 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	500,000(8)	*
All executive officers and directors as a group (6 persons)	12,779,992(9)	13.8%

Notes:

*    Less than one percent.

1.    Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, there are 80,969,502 shares issued and outstanding.

2.    This figure includes (i) 1,500,000 vested Stock Options to purchase 1,500,000 shares of our common stock at an exercise price of $0.44 per share expiring on August 23, 2020; and (ii) 2,000,000 vesting Stock Options to purchase 2,000,000 shares of our common stock, which Options become vested and exercisable (and the exercise price is determined) upon the occurrence of certain events as set forth in an executive services agreement.

3.   This figure includes: (i) 689,992 shares of common stock; (ii) 1,800,000 Stock Options to purchase 1,800,000 shares of our common stock at an exercise price of $0.58 per share expiring on April 7, 2018; (iii) 300,000 Stock Options to purchase 300,000 shares of our common stock at an exercise price of $1.50 per share expiring on February 4, 2019; and (iv) 1,500,000 Stock Options to purchase 1,500,000 shares of our common stock at an exercise price of $1.47 per share expiring on April 7, 2020.

4.    This figure includes 90,000 shares of common stock and 1,500,000 Stock Options to purchase 1,500,000 shares of our common stock at an exercise price of $1.50 per share expiring on July 9, 2018.

5.    This figure includes: (i) 800,000 Stock Options to purchase 800,000 shares of our common stock at an exercise price of $1.50 per share expiring on July 18, 2018; and (ii) 300,000 Stock Option to purchase 300,000 shares of our common stock at an exercise price of $1.50 per share expiring on February 4, 2019.

6.    This figure includes 500,000 Stock Options to purchase 500,000 shares of our common stock at an exercise price of $1.50 per share expiring November 18, 2018.

7.   This figure includes 300,000 shares of common stock and 1,000,000 Stock Options to purchase 1,000,000 shares of our common stock at an exercise price of $1.55 per share expiring on April 8, 2020.

8.   This figure includes 500,000 Stock Options to purchase 500,000 shares of our common stock at an exercise price of $1.55 per share expiring on April 8, 2020.

9.   This figure includes: (i) 1,379,992 shares of common stock and (ii) 11,700,000 Stock Options to purchase 8,200,000 shares of our common stock.

Changes In Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.

Interest of Mainland Management in Certain Transactions

Except as disclosed below, Mainland has not and does not propose to:

  enter into any transactions which are material to Mainland or a related party or any transactions unusual in their nature or conditions involving goods, services or tangible or intangible assets to which American Exploration or any its former subsidiaries was a party;

  make any loans or guarantees directly or through any of its former subsidiaries to or for the benefit of any of the following persons:

(a)        enterprises directly or indirectly through one or more intermediaries, controlling or controlled by or under common control with Mainland;

(b)        associates of Mainland (unconsolidated enterprises in which Mainland has significant influence or which has significant influence over Mainland) including stockholders beneficially owning 10% or more of the outstanding shares of Mainland;

I        individuals owning, directly or indirectly, shares of Mainland that gives them significant influence over Mainland and close members of such individuals families;

(d)        key management personnel (persons having authority in responsibility for planning, directing and controlling the activities of Mainland including directors and senior management and close members of such directors and senior management); or

(e)        enterprises in which a substantial voting interest is owned, directly or indirectly, by any person described in I or (d) or over which such a person is able to exercise significant influence.

Legal Proceedings of Mainland

Except as disclosed below, management is not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this joint proxy statement/prospectus, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against us or our properties.

During August 2009, we were included in a third party lawsuit filed by Abigail Investments LLC against David Urquhart, a former director of our Company, in the United States District Court for the State of Nevada, Case No. 09-CV-1174. The lawsuit included a counter-claim by David Urquhart and his personal holding company, Westhampton, Ltd., (together "Urquhart") against the Company and others. Urquhart made certain allegations against the Company, including neglect in the issuance of shares of common stock and granting of stock options. Although the Company refuted these allegations and believes the claims contained within the complaint were without merit, the Company agreed to settle this matter in October 2010 through the issuance of 500,000 shares of the Company's common stock.

A complaint was filed in the second judicial district court in Washoe County, Nevada by Avasha Group, Ltd. ("Avasha") on November 18, 2009 (such complaint as amended November 23, 2009) against the Company and certain other unnamed defendants. Avasha alleges that on or about April 21, 2008, Avasha entered into private placement subscription agreement with the Company to purchase 500,000 units from the Company (with each unit consisting of one share of the Company's common stock and one-half of one stock purchase warrant, together, the "Securities") for a total purchase price of $500,000. Avasha alleges that it paid such purchase price to the Company but the Securities were not delivered to Avasha. Avasha alleges that it is entitled to delivery of such Securities, as adjusted to take into account subsequent stock split(s) by the Company. Mainland believes that this claim is without merit and intends to vigorously defend this matter.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to risks related to foreign currency exchange rate fluctuations. However, they have not had a material impact on our results of operations to date.

Our functional currency is the United States dollar. However, a portion of our business is transacted in other currencies (the Canadian dollar). As a result, we are subject to exposure from movements in foreign currency exchange rates. We do not use derivative financial instruments for speculative trading purposes, nor do we hedge our foreign currency exposure to manage our foreign currency fluctuation risk.

INFORMATION REGARDING AMERICAN EXPLORATION

Corporate History

American Exploration Corporation was incorporated under the laws of the State of Nevada on May 11, 2006 under the name of Minhas Energy Consultants, Inc. Previously, it was engaged in the business of providing professional engineering consulting services to the oil and gas industry, including clients such as petroleum and natural gas companies, oil service companies, utilities and manufacturing companies with petroleum and/or natural gas interests and government agencies. After the effective date of March 14, 2007 of its registration statement filed with the Securities and Exchange Commission on March 5, 2007, American Exploration commenced trading on the OTC Bulletin Board.

On August 6, 2008, with the approval of its Board of Directors, American Exploration merged with its subsidiary, American Exploration Corporation, and amended its Articles of Incorporation to change its name to "American Exploration Corporation." On August 18, 2008, American Exploration effected a 14 for 1 forward stock split. On April 13, 2009, American Exploration effected a 1.5 for 1 forward stock split. Concurrently, American Exploration increased its authorized share capital from 100,000,000 shares of common stock to 150,000,000 shares of common stock.

American Exploration is currently a natural resource exploration company engaged in the exploration, acquisition and development of oil and gas properties in the United States and within North America. Its trading symbol for shares traded on the OTC Bulletin Board is "AEXP.OB".

The head office of American Exploration is located at Suite 2600, 520 5th Avenue SW, Calgary, Alberta, Canada T2P 3R7, telephone (403) 233-8484, facsimile (403) 775-4447.

Description of Business of American Exploration

Business Development

American Exploration is an exploration stage company engaging in the acquisition, exploration and development of oil and gas properties in North America, primarily in the United States.

Joint Development Agreement with Mainland

As noted above, Mainland and American Exploration have entered into a joint area development agreement, dated effective September 17, 2009, to jointly develop contiguous acreage comprising the Buena Vista Prospect, an oil and gas exploration project located in Jefferson County, Mississippi, U.S.A. Under its agreement with Mainland: (i) American Exploration and Mainland each agreed to commit at least 5,000 net acres to the joint development project; (ii) Mainland will be the operator of project; (iii) American Exploration agreed to pay 20% of the initial well drilling and completion costs, to earn a 49% working interest in the well and the total joint development project; and (iv) Mainland agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total joint development project. The agreement also contemplates that the future costs of the joint development project, including drilling and completions, will be split in accordance with the respective working interests of the parties.

Prior to entering into its joint area development agreement with Mainland, American Exploration entered into an option agreement with Westrock Land Corp., effective November 3, 2008, to acquire approximately 5,000 net acres in mineral oil and gas leases located in the Buena Vista area of Jefferson County, Mississippi. Under the option agreement, American Exploration was granted the option to acquire 100% of the working interest and 75% of the net revenue interest in the leases at $625 per net acre, for a total purchase price of $3,125,000. The contiguous acreage involves several landowners, with mineral lease expiry ranging from June through September of 2011. The terms of the option agreement required spudding a well on or before October 1, 2009. The effective date of the conveyance of the revenue interest in the leases to American Exploration was to be no later than May 15, 2009 with a final payment of the remaining balance of $2,018,750.

American Exploration and Westrock entered into an amendment to the option agreement effective January 8, 2009. Pursuant to the amended option agreement, Westrock granted to American Exploration until February 2, 2009 to complete its due diligence. American Exploration and Westrock entered into a further amendment to the option agreement effective March 18, 2009, pursuant to which: (i) Westrock granted to American Exploration until May 15, 2009 to complete its due diligence; (ii) American Exploration paid to Westrock an additional non-refundable amount of $325,000 as consideration for the extension; and (iii) the effective date of the conveyance of the revenue interest in the leases to American Exploration would be no later than May 15, 2009.

American Exploration and Westrock entered into a further amendment to the option agreement effective on August 17, 2009, pursuant to which: (i) American Exploration agreed to issue an aggregate of 4,037,500 shares of its common stock, valued at $2,664,750, to Westrock in payment of the balance of $2,108,750 then remaining due on account of the option exercise price; and (ii) the parties agreed to drill and complete at least one well on the leases in the Haynesville geological zone no later than December 31, 2010.

American Exploration satisfied its obligation under the joint area development agreement with Mainland to contribute at least 5,000 net acres to the joint development project using the leases it acquired from Westrock.

Guggenheim Energy Opportunities, LLC became party to the joint operating agreement between American Exploration and Mainland, and agreed to participate in the drilling and development of the Buena Vista Prospect for 10% of Mainland's working interest (8% overall), to earn a 5.1% net interest.

In early April 2010, Mainland, as operator on the Buena Vista Prospect, issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Prospect for the purpose of evaluating the Haynesville Shale.

American Exploration was unable to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well as a result of the termination of its agreement with Avere. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista Prospect in favor of Mainland. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Mainland was previously required to pay 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to American Exploration's inability to make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well to earn a 72% interest, and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10% of the total cost to earn an 8% interest. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration - 20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area. Mainland currently holds interests in excess of 17,000 acres in the Buena Vista Prospect.

Merger Agreement

American Exploration's Board of Directors has authorized and approved the execution of a definitive Merger Agreement and Plan of Merger dated March 22, 2010 (the "Execution Date"), as amended (the "Merger Agreement"), with Mainland. The Merger Agreement provides for a stock-for-stock Merger to be effected under the laws of the State of Nevada whereby it is contemplated that American Exploration stockholders will receive one share of restricted common stock of Mainland for every four shares of American Exploration common stock held of record.

The specific share exchange ratio has been negotiated taking into account "fairness opinions" delivered by independent financial advisors to each party, and the results of customary due diligence investigation by each party.

As of ◆ , there are 60,273,333 shares of American Exploration common stock issued and outstanding with the result that 15,068,333 shares of common stock of Mainland will be issued to American Exploration stockholders upon consummation and completion of the Merger Agreement. In further accordance with the terms and provisions of the Merger Agreement, and based upon the closing market price of Mainland's common stock at $1.25 per share as reported on the OTC Bulletin Board on March 18, 2010, the total share consideration to be issued to American Exploration stockholders will be valued at $18,835,416. In the event the Merger Agreement is consummated and the Merger is completed: (i) Mainland will be the surviving corporation; (ii) Mainland will be vested with all of American Exploration's assets and property (as discussed below); and (iii) American Exploration's stockholders will hold approximately sixteen percent (16%) of the total issued and outstanding shares of common stock of Mainland.

As of ◆ , the Merger Agreement is subject to various conditions precedent including, but not limited to, the following: (i) approval by American Exploration stockholders and the stockholders of Mainland of the Merger Agreement; (ii) completion of satisfactory due diligence by both American Exploration and Mainland within thirty (30) days of the Execution Date of the business and affairs of the respective company to determine the general and economic feasibility of the Merger; (iii) the number of Mainland stockholders exercising dissenter rights available to them under Nevada law, which shall not exceed 5% of the total issued and outstanding shares of Mainland common stock; (iv) receipt by American Exploration and Mainland of a draft fairness opinion (each a "Fairness Opinion") of its own independent financial advisor to the effect that as of the Execution Date, the Merger is fair from a financial point of view to the stockholders of each respective company (subject to the assumptions, qualifications and limitations relating to such opinion); (v) the acceptance and approval of the Fairness Opinion by American Exploration's Board of Directors and the board of directors of Mainland, respectively; and (vi) confirmation of the accuracy and material compliance of American Exploration's representations, warranties and covenants and those representations, warranties and covenants of Mainland.

Avere Energy Letter of Intent

Effective on January 15, 2010, American Exploration's Board of Directors authorized the execution of a letter of intent (the "Letter of Intent") with Avere Energy Inc., a Canadian corporation ("Avere Energy"), regarding the Mississippi project area as described below. Effective on March 1, 2010, the Letter of Intent was amended pertaining to the overall compensation arrangements as further described below (the "Amended Letter of Intent").

In accordance with the terms and provisions of the Amended Letter of Intent, Avere Energy was to enter into a definitive farm-in agreement with American Exploration whereby Avere would farm-in on American Exploration's interest in the Buena Vista Prospect by paying 20% of the total well costs (equal to 100% of American Exploration's capital commitment) to permit Avere Energy to earn a 20% net interest in the project, which would have been equal to 40.81% of American Exploration's working interest (the "Avere Energy Earned Interest'). Simultaneously with execution of the Amended Letter of Intent, Avere Energy paid to American Exploration a $75,000 non-refundable deposit.

At closing, Avere Energy was to make a final payment to American Exploration in the amount of $1,925,000, subject to TSX Venture Exchange approval. On or before the later of: (i) April 1, 2010; or (ii) the date which is two months prior to the spud of the initial well in the Buena Vista Prospect, Avere Energy was required to provide documentation to American Exploration demonstrating that an additional $2,000,000 raised for the purpose of drilling the first well on the Buena Vista Prospect would be released to American Exploration in accordance with the definitive farm-in agreement, for application to American Exploration's commitments under the Mainland-Guggenheim-American Joint Operating Agreement on or before the later of: (i) May 1, 2010; and (ii) the date which is one month prior to the spudding of the initial well on the Buena Vista Prospect. Avere Energy was also entitled to a right of first refusal to earn a 20% working interest in any additional mineral leases acquired by American Exploration within the Buena Vista Prospect, once Avere Energy had acquired its Earned Interest.

The definitive farm-in agreement was anticipated to close sometime during the second quarter of 2010, subject to certain conditions. American Exploration's agreement with Avere Energy was subsequently terminated and a break fee of $75,000 paid to American Exploration.

Oil And Gas Properties

Mississippi

Buena Vista Prospect

American Exploration's letter agreement with Mainland dated September 17, 2009, contemplates the joint development of contiguous acreage known as the Buena Vista area located in Jefferson County, Mississippi (see Figure 2 - Location Map). Under its agreement with Mainland: (i) Mainland and American Exploration each agreed to commit at least 5,000 net acres to the joint development project; (ii) Mainland will be the operator of project; (iii) Mainland agreed to pay 80% of the initial well drilling and completion costs, to earn a 51% working interest in the well and the total joint development project; and (iv) American Exploration agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total joint development project. The agreement also contemplates that the future costs of the joint development project, including drilling and completions, will be split in accordance with the respective working interests of the parties.

Figure 3: Location Map - Buena Vista Prospect Buena Vista Area, Mississippi

As noted above, American Exploration satisfied its obligation under its joint area development agreement with Mainland to contribute at least 5,000 net acres to the joint development project using the leases it acquired from Westrock. Mainland and American Exploration have contributed 8,225.3 net acres and 5,000 net acres, respectively, of contiguous lands (for a total of approximately 13,225.3 net acres).

In early April, 2010, Mainland, as operator, issued an Authority for Expenditure (AFE) for the Burkley-Phillips No. 1 Well to be drilled on the Buena Vista Prospect, in Jefferson County. Mainland, as operator, intends to drill the well to a depth sufficient to evaluate the Haynesville Formation (Shale), currently expected to total 22,000 feet. The AFE estimates the drilling cost to be approximately $8,650,000 and completion cost to be approximately $4,900,000 for a total completed well cost of approximately US$13,550,000.

American Exploration was unable to fund its 20% share of the estimated total well costs ($2,710,000) of the Burkley-Phillips No. 1 Well within the 30 day period provided for in the joint development agreement, which expired on April 23, 2010. As a result, American Exploration forfeited its 29% working interest in the well and the Prospect in avour of Mainland. Mainland currently holds interests in excess of 17,000 acres in the Buena Vista Prospect. American Exploration will continue to be entitled to receive a 20% working interest in the well and the Prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Mainland was previously paying 72% of the total cost to drill and complete the Burkley-Phillips No. 1 Well, for a 45.9% working interest. Due to the fact American Exploration did not make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10%. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration -20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area.

Drilling commenced on the Burkley-Phillips #1 well on July 21, 2010. RAPAD Drilling & Well Service, Inc. of Jackson, Mississippi is the contract driller for the well. RAPAD is a highly experienced and reputable driller who will provide the rig.

Drilling Activity

As of the date of this joint proxy statement/prospectus, American Exploration has not commenced drilling on any of its properties.
GROSS WELLS			NET WELLS
Total	Producing	Dry	Total	Producing	Dry
-0-	-0-	-0-	-0-	-0-	-0-

Production Information

During fiscal year ended December 31, 2009 and previous, American Exploration had no oil and gas production.

Gross and Net Productive Gas Wells, Developed Acreage Productive Wells and Developed Acres

As of the date of this joint proxy statement/prospectus, the tables below set forth American Exploration's leasehold interest in productive and shut-in gas wells, and in developed acres:
PROSPECT	GROSS(1)	NET(2)
Haynesville	0	0
Buena Vista	0	0
Total	0	0

Notes

(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Developed Acreage Table
PROSPECT	GROSS(1)	NET(2)
Haynesville	0	0
Buena Vista	0	0
Total	0	0

Notes

(1) Consists of acres spaced or assignable to productive wells.

(2) A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(3) A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Competition

American Exploration operates in a highly competitive industry, competing with major oil and gas companies, independent producers and institutional and individual investors, which are actively seeking oil and gas properties throughout the world together with the equipment, labor and materials required to operate properties. Most of its competitors have financial resources, staffs and facilities substantially greater than American Exploration's. The principal area of competition is encountered in the financial ability to acquire good acreage positions and drill wells to explore for oil and gas, then, if warranted, drill production wells and install production equipment. Competition for the acquisition of oil and gas wells is intense with many oil and gas properties and/or leases or concessions available in a competitive bidding process in which American Exploration may lack technological information or expertise available to other bidders. Therefore, American Exploration may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable oil and gas wells will be available for acquisition and development.

Government Regulation

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions and can have a significant impact upon overall operations. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation, abandonment and restoration and environmental protection. These laws and regulations are under constant review for amendment or expansion. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could require American Exploration to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on its future business operations.

Regulation of Oil and Natural Gas Production

American Exploration's future oil and natural gas exploration, production and related operations will be subject to extensive rules and regulations promulgated by federal, state and local authorities and agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases its cost of doing business and affects its profitability. Although American Exploration believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, it is unable to predict the future cost or impact of complying with such laws.

Many states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

Federal Regulation of Natural Gas

The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by American Exploration, as well as the revenues received by American Exploration for sales of such production. Since the mid-1980's, FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on American Exploration and others. Generally, the orders eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas in avour of providing only storage and transportation service, and have substantially increased competition and volatility in natural gas markets.

The price, which American Exploration may receive for the sale of oil, natural gas and natural gas liquids, would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. American Exploration is not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

Environmental Matters

American Exploration operations and properties will be subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may (i) require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; (ii) limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and (iii) impose substantial liabilities for pollution resulting from its operations. The permits required for several of its operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of American Exploration's management, it is in substantial compliance with current applicable environmental law and regulations, and it has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on American Exploration's business operations, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA ") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting American Exploration's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

American Exploration intends to acquire leasehold interests in properties that for many years have produced oil and natural gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of its properties may be operated in the future by third parties over which American Exploration has no control. Notwithstanding its lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact American Exploration's business operations.

The National Environmental Policy Act ("NEPA") is applicable to many of American Exploration's planned activities and operations. NEPA is a broad procedural statute intended to ensure that federal agencies consider the environmental impact of their actions by requiring such agencies to prepare environmental impact statements ("EIS") in connection with all federal activities that significantly affect the environment. Although NEPA is a procedural statute only applicable to the federal government, a portion of its properties may be acreage located on federal land. The Bureau of Land Management's issuance of drilling permits and the Secretary of the Interior's approval of plans of operation and lease agreements all constitute federal action within the scope of NEPA. Consequently, unless the responsible agency determines that American Exploration's drilling activities will not materially impact the environment, the responsible agency will be required to prepare an EIS in conjunction with the issuance of any permit or approval.

The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operation, as well as actions by federal agencies, may not significantly impair or jeopardize the species or their habitat. ESA provides for criminal penalties for avour violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to American Exploration's operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although American Exploration believes that its operations are in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject American Exploration to significant expense to modify its operations or could force it to discontinue certain operations altogether.

American Exploration's management believes that it is in substantial compliance with current applicable environmental laws and regulations.

Research and Development Activities

No research and development expenditures have been incurred, either on American Exploration's account or sponsored by customers, from the date of its inception.

Employees

American Exploration does not employ any persons on a full-time or on a part-time basis. It has two contract employees, Steven Harding its President/Chief Executive Officer and Brian Manko its Chief Financial Officer/Corporate Secretary. These individuals are primarily responsible for all of American Exploration's day-to-day operations. Other services are provided by outsourcing and consultant and special purpose contracts.

Legal Proceedings of American Exploration

American Exploration is not and does not anticipate being a party to any legal proceedings in the foreseeable future.

Results of Operations for American Exploration

GENERAL

American Exploration Corporation was incorporated under the laws of the State of Nevada on May 11, 2006 under the name of Minhas Energy Consultants, Inc. Previously, American Exploration was engaged in the business of providing professional engineering consulting services to the oil and gas industry, including clients such as petroleum and natural gas companies, oilfield service companies, utilities and manufacturing companies with petroleum and/or natural gas interests and government agencies. After the effective date of March 14, 2007 of its registration statement filed with the Securities and Exchange Commission on March 5, 2007, American Exploration commenced trading on the OTC Bulletin Board.

On August 6, 2008, with the approval of its Board of Directors, American Exploration merged with its subsidiary, American Exploration Corporation, and amended its Articles of Incorporation to change its name to "American Exploration Corporation." American Exploration currently is a natural resource exploration and production company engaged in the acquisition, exploration and development of oil and gas properties in the United States and within North America. Effective at the opening for trading on August 19, 2008, its trading symbol for its shares traded on the OTC Bulletin Board changed to "AEXP.OB".

CURRENT BUSINESS OPERATIONS

American Exploration is an exploration stage company engaged in the acquisition, exploration and development of oil and gas properties in North America, primarily in the United States. Its primary focus has been the acquisition of mineral leases located in Mississippi previously owned by Westrock Land Corp, a private Texas corporation ("Westrock"). American Exploration identified a prospect with an over-thickened Haynesville Shale gas reservoir situated below the properties covered by these leases.

Merger Agreement

American Exploration's Board of Directors has authorized and approved the execution of a definitive merger agreement and plan of merger (the "Merger Agreement") dated March 22, 2010 (the "Execution Date") with Mainland Resources, Inc., a Nevada corporation ("Mainland Resources"). The Merger Agreement provides for a stock-for-stock merger to be effected under the laws of the State of Nevada whereby it is contemplated that American Exploration's shareholders will receive one share of common stock of Mainland Resources for every four shares of American Exploration's common stock held of record. The specific share exchange ratio will be negotiated following the completion of "fairness opinions" conducted by independent financial advisors and technical due diligence by both Mainland and American. As of the date of the Merger Agreement, there were 59,973,333 shares of American Exploration's common stock issued and outstanding with the result that 14,993,333 shares of common stock of Mainland Resources are to be issued to American Exploration's shareholders upon consummation and completion of the Merger Agreement, which shares may be increased based upon an increase in the number of American Exploration shares issued and outstanding subsequent to the Merger Agreement. In further accordance with the terms and provisions of the Merger Agreement, and based upon the closing market price of Mainland Resource's common stock of $1.25 per share as reported on the OTC Bulletin Board on March 18, 2010, the total share consideration to be issued to American Exploration's shareholders at the date of the Merger Agreement will be valued at $18,741,666. In the event the Merger Agreement is consummated and the merger is completed: (i) Mainland Resources will be the surviving corporation; (ii) Mainland Resources will be vested with all of American Exploration's assets and property (as discussed below); and (iii) American Exploration's shareholders will hold approximately twenty percent (20%) of the total issued and outstanding shares of common stock of Mainland Resources.

The Merger Agreement is subject to various conditions precedent including, but not limited to, the following: (i) approval by American Exploration's shareholders and the shareholders of Mainland Resources of the Merger Agreement; (ii) completion of satisfactory due diligence by both American Exploration and Mainland Resources within thirty (30) days of the Execution Date of the business and affairs of each respective company to determine the general and economic feasibility of the merger; (iii) the number of Mainland Resources' shareholders exercising dissenter rights available to them under Nevada law, which shall not exceed 5% of the total issued and outstanding shares of Mainland Resources common stock; (iv) receipt by American Exploration and Mainland Resources of a draft fairness opinion (each a "Fairness Opinion") of its own independent financial advisor to the effect that, as of the Execution Date, the merger is fair from a financial point of view to the shareholders of each respective company (subject to the assumptions, qualifications and limitations relating to such opinion); (v) the acceptance and approval of the Fairness Opinion by American Exploration's Board of Directors and the board of directors of Mainland Resources, respectively; and (vi) confirmation of the accuracy and material compliance of American Exploration's representations, warranties and covenants and those representations, warranties and covenants of Mainland Resources.

On May 5, 2010, American Exploration issued a press release announcing that American Exploration and Mainland Resources have each completed, to American Exploration's satisfaction, respective due diligence investigation of the other party's business and affairs within the thirty day due diligence period contemplated by the Merger Agreement. In addition, each party has received a fairness opinion (each, a "Fairness Opinion") of its own independent financial advisor to the effect that, as of the date of the Merger Agreement, the merger is fair from a financial point of view to holders of such party's stockholders (subject to the assumptions, qualifications and limitations relating to such opinion). Each Fairness Opinion sets forth the procedures followed, the assumptions made, qualifications and limitations on the review undertaken, and various other matters, and will be annexed to the joint proxy statement/ prospectus that will be included in a Registration Statement on Form S-4 that Mainland Resources intends to file with the Securities and Exchange Commission to register the securities of Mainland Resources to be issued in exchange for securities of American Exploration. If the merger is completed, Mainland Resources will be the surviving corporation, and will become vested with all of American Exploration's assets and property. Each Fairness Opinion will not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the Merger Agreement.

American Exploration's Board of Directors has adopted a resolution approving the merger on the terms and subject to the conditions of the Merger Agreement, and recommending the merger to its stockholders. Further a Special Committee of American Exploration's Board of Directors has also adopted a resolution approving the merger on the terms and subject to the conditions of the Merger Agreement, and recommending the merger to its stockholders.

Effective on September 7, 2010, American Exploration entered into an amending agreement (the "Amending Agreement") with Mainland Resources in regards to the Merger Agreement. The Merger Agreement is subject to termination by either American Exploration or Mainland Resources if certain conditions specified in the Merger Agreement are not satisfied at or before September 30, 2010 or such later date as may be mutually agreed upon (the "Termination Date"). In accordance with the terms and provisions of the Amending Agreement, the Termination Date has been extended to December 31, 2010.

Westrock Option Agreement

Effective on November 3, 2008, American Exploration's Board of Directors authorized the execution of an option agreement (the "Option Agreement") with Westrock. Westrock owned all right, title and interest in and to approximately 5,000 net acres in oil and gas leases located in Mississippi (collectively, the "Leases"). American Exploration had an option to acquire 100% of the working interest and 75% of the net revenue interest in the Leases at $625 per net acre for a total purchase price of $3,125,000. The contiguous acreage involves several landowners, with mineral lease expiry ranging from June through September of 2011. Terms of the Option Agreement required spudding a well on or before October 1, 2009. The effective date of the conveyance of the revenue interest in the Leases to American Exploration was to be no later than May 15, 2009 upon final payment of the remaining balance of $2,018,750.

Effective on January 8, 2009, American Exploration entered into an amendment to the Option Agreement (the "Amended Option Agreement") with Westrock. Pursuant to the Amended Option Agreement, Westrock granted to American Exploration until February 2, 2009 to complete its due diligence. Effective on March 18, 2009, American Exploration entered into a further amendment to the Option Agreement (the "Second Amended Option Agreement") with Westrock. Pursuant to the Second Amended Option Agreement: (i) Westrock granted to American Exploration until May 15, 2009 to complete its due diligence; (ii) American Exploration paid to Westrock an additional non-refundable amount of $325,000 as consideration for the extension; and (iii) the effective date of the conveyance of the revenue interest in the Leases to American Exploration would be no later than May 15, 2009.

During fiscal year ended December 31, 2009, two separate evaluations were undertaken to review the land title status of the Leases. Both evaluations concluded that all was satisfactory and title could be cleanly transferred to American Exploration from Westrock. Therefore, effective on August 17, 2009, American Exploration entered into a further amendment to the Option Agreement (the "Third Amended Option Agreement") with Westrock. Pursuant to the Third Amended Option Agreement: (i) American Exploration agreed to issue an aggregate of 4,037,500 shares, valued at $2,664,750, of its restricted common stock to Westrock as satisfaction for an aggregate amount of $2,108,750, which remained due and owing from the aggregate purchase price of $3,125,000 (the "Purchase Price"); and (ii) American Exploration agreed to drill and complete a minimum of at least one well on the properties in the Haynesville geological zone no later than December 31, 2010. On November 2, 2010 an agreement was signed between Westrock and American which extends the deadline for drilling and completing a well in the Haynesville Formation for one year, to December 31, 2011.

The transaction with Westrock is deemed finalized. The 4,037,500 shares of restricted common stock have been issued by American Exploration to Westrock and the transfer of title to the Leases has been finalized.

Mainland Resources Letter Agreement

Effective on September 17, 2009, American Exploration's Board of Directors authorized the execution of a letter agreement (the "Letter Agreement") with Mainland Resources to jointly develop contiguous acreage known as the Buena Vista Area located in Mississippi (the "Joint Development Project"). In accordance with the terms and provisions of the Letter Agreement: (i) American Exploration agreed to commit approximately 5,000 net acres and Mainland Resources agreed to commit approximately 8,225 net acres to the Joint Development Project; (ii) Mainland Resources would be the operator pursuant to the Joint Operating Agreement; (iii) Mainland Resources agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total Joint Operating Area; and (iv) American Exploration agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total Joint Operating Area. In further accordance with the terms and provisions of the Joint Operating Agreement, future costs, including drilling and completions, for oil and gas activities of the net acreage in the Joint Operating Area would have been split of a 51%/49% basis between Mainland Resources and American Exploration, respectively.

On approximately March 25, 2010, Mainland Resources had issued an authorization for expenditure ("AFE") for the Burkley-Phillips No. 1 Well which contemplated drilling to a depth of 22,000 feet or a depth sufficient to evaluate the Haynesville Shale formation. The total completed well cost was estimated at $13,550,000. In accordance with the terms and provisions of the Letter Agreement, American Exploration had thirty days to contribute its 20% share of the total completed well cost or $2,710,000.

On approximately April 27, 2010, American Exploration failed to fund its 20% of the estimated total well costs of the Burkley-Phillips No. 1 well on the Buena Vista prospect. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the Buena Vista prospect in avour of Mainland Resources. American Exploration will continue to be entitled to receive a 20% working interest in the well and the prospect after completion (subject to compliance by American Exploration with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

Management of American Exploration believes that over-thickened Haynesville Shale units can be isolated which are rich in organic carbon, possess superior rock properties and are gas-charged. A deep well drilled to a depth of 22,000 feet on the leases in 1981 confirmed the presence of highly over-pressured natural gas within an exceptionally thick Haynesville shale section. The well was drilled to a depth of 22,000 feet, reaching total depth while still within the Haynesville shale.

Extensive geo-technical work has been completed on data from the old well and geophysical data from the area encouraged the drilling of a new well. Two independent geophysical assessments of the property were completed and a gas in place assessment was completed by a leading petrophysical group who has experience with the Haynesville Formation. The results of these extensive studies suggested that the leases of interest contain significant hydrocarbons. In that the Haynesville is so thick in this locale, vertical wells may be used to develop the property, reducing costs and many of the drilling challenges associated with horizontal wellbores. Drilling costs were estimated by an engineering company experienced in the project area, to a depth of 22,000 ft. Based on observed production rates within the Haynesville Formation of NW Louisiana and other Bossier Formation wells in East Texas, the highly over-pressured Haynesville observed within the leases of interest may produce at very high rates. Economic analyses conducted suggest that rates in excess of 8mmcf/day will generally be economic, if gas prices are stable in excess of $4/mcf. As of October 25th, 2010, contract natural gas prices were $3.30/mcf.

In July 2010, the Burkley-Phillips No. 1 well commenced drilling on the Buena Vista prospect in Mississippi. The new well is being drilled approximately 1,000 ft. away from the original well drilled on the property in 1981 and also has a planned total depth of 22,000 ft. The Haynesville is the primary target, although other secondary targets may be encountered. As of October 26, 2010 the well continues to successfully drill towards the targeted depth.

Avere Energy Letter of Intent

Effective on April 20, 2010, American Exploration received notice from Avere Energy, Inc., a Canadian corporation ("Avere Energy") that Avere is terminating that certain letter of intent (the "Letter of Intent"), which was previously entered into between American Exploration and Avere Energy on January 15, 2010, and as amended on March 1, 2010, regarding the Mississippi project area as described below.

As discussed above, effective September 17, 2009, American Exploration's Board of Directors authorized the execution of the Letter Agreement with Mainland Resources to jointly develop contiguous acreage located in Mississippi. In accordance with the terms and provisions of the Letter Agreement: (i) American Exploration had agreed to commit approximately 5,000 net acres and Mainland Resources had agreed to commit approximately 8,225 net acres to the project area; (ii) Mainland Resources would have been the operator of the Mississippi Project in accordance with a joint operating agreement (the "Mainland-Guggenheim-American Joint Operating Agreement, which was signed on October 12, 2009"); (iii) Mainland Resources had agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total pooled mineral leases; and (iv) American Exploration had agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total pooled mineral leases. Simultaneously with execution of the Letter of Intent, Avere Energy paid to American Exploration a $75,000 non-refundable deposit, which was used by American Exploration in its sole discretion.

The execution of a definitive farm-in agreement and closing of the transactions contemplated thereunder were anticipated to close on March 28, 2010, which closing was subject to the following conditions: (i) execution of a definitive farm-in agreement; (ii) completion of a financing by Avere Energy to raise sufficient funds as described above for the farm-in; and (iii) receipt of the approval of the shareholders of Avere Energy and of the TSX Venture Exchange to the farm-in.

Avere Energy was unable to raise the required funds and obtain the approval of the TSX Venture Exchange to the definitive farm-in agreement. Therefore, in accordance with the notice of termination from Avere Energy to American Exploration, American Exploration will not be entering into a definitive farm-in agreement with Avere Energy. A negotiated break fee of $75,000 was paid to American Exploration by Avere on June 9, 2010.

RESULTS OF OPERATION

	Three Months	Three Months	Nine Months	Nine Months	Inception
	Ended	Ended	Ended	Ended	(May 11, 2006)
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009	to September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$ -	$ -	$ -	$ -	$ -

Operating Expenses
General and administrative	155,514	1,423,284	554,330	1,652,791	2,558,093
Amortization	842	833	2,526	2,493	7,411
Total Operating Expenses	156,356	1,424,117	556,856	1,655,284	2,565,504

Loss from Operations	(156,356)	(1,424,284)	(556,856)	(1,655,284)	(2,565,504)

Other income (expense)
Loss on sale of assets	-	-	-	-	(1,161)
Other income	23,800	-	173,800	-	173,800
Interest expense	(2,899)	(2,191)	(9,996)	(2,191)	(71,648)
Total other income (expense)	20,901	(2,191)	163,804	(2,191)	100,991

Net loss	$(135,455)	$ (1,426,308)	$ (393,052)	$ (1,657,475)	$ (2,464,513)

Net loss per common share - basic and diluted	$ (0.00)	$(0.03)	$ (0.01)	$ (0.02)

Weighted average shares - basic and diluted	60,273,333	56,705,707	60,147,326	82,803,114

	Statement of Operations Data
	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Inception (May 11, 2006) to December 31
	2009	2008	2007	2006
	(Audited)	(Audited)	(Audited)	(Audited)
Operating Expenses
General and administrative	$ 1,831,173	$ 104,328	$ 59,271(1)	$ 8,991(1)
Depreciation and amortization	3,333	681	807	64
Total Operating Expenses	1,834,506	105,009	60,078	9,055
Loss From Operations	(1,834,506)	(105,009)	(60,078)	(9,055)
Other Income (Expense)
Interest expense	(61,652)	-	-	-
Loss on sale of assets	-	(1,161)	-	-
Total Other Expense	(61,652)	(1,161)	-	-
Net Loss	$ (1,896,158)	$ (106,170)	$ (60,078)	$(9,055)

Net Loss Per Common Share - Basic and Diluted	$ (0.02)	Note 2	Note 2	Note 2
Weighted Average Common Shares - Basic and Diluted	76,873,982	136,149,658	6,475,000	5,284,936

Notes: 1. Certain amounts have been reclassified to conform to the presentation for the years ended December 31, 2009 and 2008. 2. Less than $0.01.

The following discussion should be read in conjunction with American Exploration's audited financial statements and unaudited financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect American Exploration's plans, estimates and beliefs. Actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus. American Exploration's reviewed financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

American Exploration is an exploration stage company and has not generated any revenue to date. American Exploration has incurred recurring losses to date. Its financial statements have been prepared assuming that it will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should American Exploration be unable to continue in operation.

Nine Month Period Ended September 30, 2010 Compared to Nine Month Period Ended September 30, 2009.

American Exploration's net loss for the nine month period ended September 30, 2010 was $393,052 compared to a net loss of $1,657,475 during the nine month period ended September 30, 2009, a decrease of $1,264,423. American Exploration generated no revenue for the nine month period ended September 30, 2010 or 2009, respectively.

During the nine month period ended September 30, 2010, American Exploration incurred operating expenses of $556,856 compared to $1,655,284 incurred during the nine month period ended September 30, 2009, a decrease of of $1,098,428. The decrease in operating expenses was primarily attributable to the following items: (i) professional fees of $449,924 (2009: $1,001,788); (ii) investor relations of $-0- (2009: $322,500); and (iii) stock option expense of $207,597 (2009: $853,318).

Operating expenses in 2010 decreased primarily due to the lack of the one-time charge of share-based compensation relating to past grants of stock options incurred during the nine months ended September 30, 2009. Operating expenses were higher in 2009 due to professional fees and general and administrative expenses associated with investor relations at that time. In 2009 American Exploration engaged Media Plan AG ("Media Plan") to provide American Exploration with investor relations and promotional services in order to enhance its visibility and marketability of its shares in the marketplace. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing and consulting costs.

Of the $556,856 incurred as operating expenses during the nine month period ended September 30, 2010, American Exploration incurred and paid management fees of $159,750 to its officers and directors.

Interest expense of $9,996 (2009: $2,191) incurred during the nine month period ended September 30, 2010 was recorded. American Exploration also recorded $173,800 (2009: $-0-) of other income consisting of (1) a non-refundable deposit of $75,000, as well as a break fee of $75,000, paid to American Exploration after Avere Energy cancelled their Farm-In Agreement, and (2) $23,800 associated with a one-time technical services consulting agreement related to the Buena Vista well.

American Exploration's net loss during the nine month period ended September 30, 2010 was $393,052 or $0.01 per share, compared to a net loss of $1,657,475 or $0.02 per share during the nine month period ended September 30, 2009. The weighted average number of shares outstanding was 60,147,326 for the nine month period ended September 30, 2010, compared to 82,803,114 for the nine month period ended September 30, 2009.

Three Month Period Ended September 30, 2010 Compared to Three Month Period Ended September 30, 2009.

American Exploration's net loss for the three month period ended September 30, 2010 was $135,455 compared to a net loss of $1,426,308 during the three month period ended September 30, 2009, a decrease of $1,290,853. American Exploration generated no revenue for the three month period ended September 30, 2010 or 2009, respectively.

During the three month period ended September 30, 2010 , American Exploration generated revenue of $23,800 for technical services towards the Buena Vista well compared to revenue of $-0- during the three month period ended September 30, 2009.

During the three month period ended September 30, 2010, American Exploration incurred operating expenses of $156,356 compared to $1,424,117 incurred during the three month period ended September 30, 2009, a decrease of $1,267,761. The decrease in operating expenses was primarily attributable to the following items: (i) professional fees of $148,271 (2009: $898,268); (ii) investor relations of $0 (2009: $322,500); and (iii) stock option expense of $69,193 (2009: $853,268).

During the three month period ended September 30, 2010 , American Exploration recorded other income of $23,800 associated with a one-time technical services consulting agreement related to the Buena Vista well, compared to $-0- during the three month period ended September 30, 2009. Interest expense of $2,899 (2009: $2,191) incurred during the three month period ended September 30, 2010 was recorded.

American Exploration's net loss during the three month period ended September 30, 2010 was $135,455 or $0.00 per share compared to a net loss of $1,426,308 or $0.03 per share during the three month period ended September 30, 2009. The weighted average number of shares outstanding was 60,273,333 for the three month period ended September 30, 2010 compared to 56,705,707 for the three month period ended September 30, 2009.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

American Exploration's net loss for fiscal year ended December 31, 2009 was $1,896,158 compared to a net loss of $106,170 during fiscal year ended December 31, 2008, an increase of $1,789,988. During fiscal years ended December 31, 2009 and 2008, American Exploration did not generate any revenue.

During fiscal year ended December 31, 2009, American Exploration incurred operating expenses of $1,834,506 compared to $105,009 incurred during fiscal year ended December 31, 2008, an increase of $1,729,497. The increase in operating expenses was primarily attributable to the following items: (i) professional fees of $206,202 (2008: $49,383); (ii) investor relations of $504,131 (2008: $0); and (iii) stock option expense of $968,511 (2008: $0).

Operating expenses incurred during fiscal year ended December 31, 2009 compared to fiscal year ended December 31, 2008 increased primarily due to the recording of share-based compensation relating to the grant of Stock Options. Operating expenses also increased due to professional fees and general and administrative expenses associated with the increased scope and scale of its business operations and fees associated with investor relations. American Exploration engaged Media Plan AG ("Media Plan") to provide it with investor relations and promotional services in order to enhance its visibility and marketability of its shares in the marketplace. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs.

Of the $1,834,506 incurred as operating expenses during fiscal year ended December 31, 2009, American Exploration incurred and paid management fees of $173,000 to its officers and directors.

Interest expense of $61,652 (2008: $-0-) incurred during fiscal year ended December 31, 2009 was recorded. American Exploration's net loss during fiscal year ended December 31, 2009 was $1,896,158 or $0.02 per share compared to a net loss of $106,170 or $0.00 per share during fiscal year ended December 31, 2008. The weighted average number of shares outstanding was 76,873,982 for fiscal year ended December 31, 2009 compared to 136,149,658 for fiscal year ended December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES

Nine Month Period Ended September 30, 2010

As of September 30, 2010, American Exploration's current assets were $5,764 and its current liabilities were $275,109, which resulted in a working capital deficit of $269,345. As of September 30, 2010, current assets were comprised of $5,764 in cash. As of September 30, 2010, current liabilities were comprised of: (i) $21,440 in accounts payable and accrued liabilities; (ii) $15,490 in accounts payable- related parties; (iii) $49,979 in short-term notes payable; (iv) $88,200 in short term notes payable - related parties; and (v) $100,000 in convertible notes payable - related party.

As of September 30, 2010, American Exploration's total assets were $3,780,631, comprised of: (i) $5,764 in current assets; (ii) $3,866 in website cost, net of amortization; and (iii) $3,771,001 in unevaluated oil and gas properties. The slight decrease in total assets during the nine month period ended September 30, 2010 from fiscal year ended December 31, 2009 was primarily due to the decrease in cash.

As of September 30, 2010, American Exploration's total liabilities were $275,109, comprised entirely of current liabilities. The increase in liabilities during the nine month period ended September 30, 2010 from fiscal year ended December 31, 2009 was primarily due to the increase in short-term notes payable.

Stockholders' equity decreased from $3,565,995 as of December 31, 2009 to $3,505,522 as of September 30, 2010 primarily due to losses incurred from operations during the period, partially offset by the issuance of shares in certain private placements.

Fiscal Year Ended December 31, 2009

As of December 31, 2009, American Exploration's current assets were $9,560 and its current liabilities were $220,958, which resulted in a working capital deficit of $211,398. As of December 31, 2009, current assets were comprised of $9,560 in cash. As of December 31, 2009, current liabilities were comprised of: (i) $32,500 in accounts payable and accrued liabilities; (ii) $5,422 in accounts payable- related party; (iii) $95,227 in short term convertible debt - related party; and (iv) $87,809 in short term debt - related party.

As of December 31, 2009, American Exploration's total assets were $3,786,953 comprised of: (i) $9,560 in current assets; (ii) $6,392 in website, net of amortization; and (iii) $3,771,001 in oil and gas properties. The increase in total assets during fiscal year ended December 31, 2009 from fiscal year ended December 31, 2008 was primarily due to the purchase of the oil and gas properties.

As of December 31, 2009, our total liabilities were $220,958 comprised entirely of current liabilities. The increase in liabilities during fiscal year ended December 31, 2009 from fiscal year ended December 31, 2008 was primarily due to the short-term notes payable; amounts due to directors and an increase in short-term convertible debt.

Stockholders' equity increased from $927,947 for fiscal year ended December 31, 2008 to $3,565,996 for fiscal year ended December 31, 2009, primarily due to the issuance of shares to acquire our oil and gas properties and the 2009 private placements.

Cash Flows from Operating Activities

American Exploration has not generated positive cash flows from operating activities. For the nine month period ended September 30, 2010, net cash flows used in operating activities was $178,796 compared to $689,666 used during the nine month period ended September 30, 2009. Net cash flows used in operating activities consisted primarily of a net loss of $393,052 (2009: $1,657,475), which was partially offset by $2,526 (2009: $2,493) in amortization expense and $207,579 (2009: $853,318) in stock-based compensation. Net cash flows used in operating activities was further changed by ($5,918) (2009: $111,998) in accounts payable and accrued liabilities and $10,069 (2009: $-0-) in accounts payable - related parties.

For fiscal year ended December 31, 2009, net cash flows used in operating activities was $843,000, consisting primarily of a net loss of $1,896,158 offset by $60,945 in amortization of debt discount and $968,511 in share-based compensation. Net cash flows used in operating activities was further changed by $3,333 of depreciation and amortization, $14,948 relating to accounts payable and accrued liabilities and $5,421 in accounts payable and accrued liabilities - related parties.

For fiscal year ended December 31, 2008, net cash flows used in operating activities was $89,775, consisting primarily of a net loss of $106,170 offset by $681 in depreciation and amortization, $1,161 in loss on disposal of assets, and $14,553 relating to accounts payable and accrued liabilities.

Cash Flows from Investing Activities

For the nine month period ended September 30, 2010, net cash flows used in investing activities was $-0- compared to net cash flows used in investing activities of $325,001 in acquisition of unproved oil and gas properties.

For fiscal year ended December 31, 2009, net cash flows used in investing activities was $325,001 for acquisition of unproved oil and gas properties. For fiscal year ended December 31, 2008, net cash flows used in investing activities was $791,250 consisting of $781,250 in acquisition of unproved oil and gas properties and $10,000 in website development.

Cash Flows from Financing Activities

American Exploration has financed its operations primarily from debt or the issuance of equity instruments. For the nine month period ended September 30, 2010, net cash flows provided from financing activities was $175,000 compared to $867,548 for the nine month period ended September 30, 2009. Cash flows from financing activities for the nine month period ended September 30, 2010 consisted of $125,000 of proceeds from sale of common stock and $50,000 related to borrowings under a note payable. Cash flows from financing activities for the nine month period ended September 30, 2009 consisted of $780,000 in proceeds from issuance of common stock and $87,548 in proceeds from notes payable - related parties.

For the fiscal year ended December 31, 2009, net cash flows provided from financing activities was $1,018,036 compared to $1,005,000 for fiscal year ended December 31, 2008. Cash flows from financing activities for fiscal year ended December 31, 2009 consisted of $835,000 in proceeds from sale of common stock, $95,227 in proceeds from the issuance of short-term convertible debt to a related party, and $87,809 in proceeds from related party loans. Cash flows from financing activities for fiscal year ended December 31, 2008 consisted of $1,000,000 in proceeds from sale of common stock and $5,000 in proceeds from related party stockholder loans.

PLAN OF OPERATION AND FUNDING

American Exploration fully anticipates that the Merger Agreement will be consummated and the merger transaction effected. Under the terms of the Merger Agreement, American Exploration's stockholders will receive one share of Mainland common stock for every four shares of American Exploration common stock they own. Mainland Resources will be the surviving corporation. In the event the Merger Agreement is not consummated, American Exploration expects that working capital requirements would continue to be funded through a combination of its existing funds and further issuances of securities. In such an event, its working capital requirements would be expected to increase in line with the growth of its business.

A substantial portion of fiscal year ended December 31, 2009 was dedicated to financing and identification of a potential drilling partner and merger candidate. Financing partners were sought with the intent of conducting a private placement to raise funds to finalize the mineral lease acquisition in Mississippi and for the participation in the drilling of a well on those lands. In the event the Merger Agreement is not consummated, possible further advances from related parties and the sale of securities would be required to fund American Exploration's operations over the next six months. American Exploration has no lines of credit or other bank financing arrangements. Generally, American Exploration has financed operations to date through the proceeds of the private placement of equity and debt instruments. In the event the Merger Agreement is not consummated and in connection with American Exploration's future business plan, American Exploration's management anticipates additional increases in operating expenses and capital expenditures relating to: (i) possible drilling initiatives on current Lease and future properties; and (ii) future property acquisitions. American Exploration would finance these expenses with further issuances of securities and debt issuances. American Exploration expects it would need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities could result in dilution to its current shareholders. Further, such securities may have rights, preferences or privileges senior to its common stock. Additional financing may not be available upon acceptable terms, or at all.

In the event the Merger Agreement is not consummated and if adequate funds were not available or were not available on acceptable terms, American Exploration may not be able to take advantage of prospective new business endeavors or opportunities or develop its unevaluated oil and gas assets, which could significantly and materially restrict its business operations.

MATERIAL COMMITMENTS

Promissory Notes

A future material commitment during fiscal year 2010 relates to those certain unsecured promissory notes entered into by American Exploration as follows (i) May 15, 2009 in the amount of $30,000 with a related party; (ii) May 29, 2009 in the amount of $7,809 with a related party; and (iii) June 5, 2009 in the amount of $50,000 with one of American Exploration's previous directors; and (iv) June 2, 2010 in the amount of $50,000 with an unrelated third party.

Effective on September 30, 2010, American Exploration entered into a promissory note in the principal amount of $60,000 (the "Note") with Mainland Resources. The Note evidences monies advanced by Mainland Resources to American Exploration in order to assist American Exploration with various costs associated with the completion of the proposed merger between American Exploration and Mainland Resources pursuant to the terms and provisions of the Merger Agreement, as amended. The Note matures December 31, 2010, bears interest at the rate of 12% per annum and is unsecured. As funds were received in October 2010, this transaction has been considered a subsequent event for accounting purposes.

Debenture

Effective on October 13, 2009, American Exploration's Board of Directors authorized the execution of a 5% convertible debenture in the principal amount of $95,227 (the "Debenture") with DMS Ltd. ("DMS"). In accordance with the terms and provisions of the Debenture: (i) accrues interest at the rate of 5% per annum; (ii) the maturity date for repayment is the earlier of: (a) that date when American Exploration is able to meet the insolvency test (i.e., when it has sufficient funds in its cash account to meet its obligations as they arise on a daily basis, which shall be determined by management in good faith); or (b) January 13, 2010; and (iii) DMS has the right at any time to convert the unpaid principal amount of the Debenture into shares of American Exploration's common stock at the price of $0.50 per share. The conditions above were not met and the note is in default.

PURCHASE OF SIGNIFICANT EQUIPMENT

American Exploration does not intend to purchase any significant equipment during the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

As of the end of its most recent fiscal quarter, being September 30, 2010, American Exploration did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

GOING CONCERN

The independent auditors' report accompanying American Exploration's December 31, 2009 and December 31, 2008 financial statements contains an explanatory paragraph expressing substantial doubt about American Exploration's ability to continue as a going concern. The financial statements have been prepared assuming that American Exploration will continue as a going concern, which contemplates that American Exploration will realize its assets and satisfy its liabilities and commitments in the ordinary course of business.

There are no disagreements with American Exploration's current accountants on any matters related to accounting and financial disclosure issues.  Its principal independent registered public accounting firm is GBH CPAs, PC. Their address is 6002 Rogerdale, Suite 500, Houston, Texas, 77072 and telephone number is 713.482.0000.

Moore & Associates, Chartered Accountants

Effective August 11, 2009, American Exploration engaged Seale and Beers, CPAs ("S&B") as its principal independent registered public accounting firm. Concurrent with this appointment, it accepted the resignation of Moore & Associates, Chartered Accountants ("Moore"), effective August 10, 2009.  The decision to change its principal independent registered public accounting firm was approved by its board of directors.

On August 27, 2009, the Public Company Accounting Oversight Board (the "PCAOB") revoked the registration of Moore due to: (i) violations of PCAOB rules and auditing standards in auditing financial statements; (ii) violations of PCAOB rules and quality controls standards; and (iii) violations of Section 10(b) of the Securities Act of 1934 and Rule 10b-5 thereunder; and (iv) noncooperation with a PCAOB investigation.

The report of Moore on American Exploration's financial statements for fiscal years ended December 31, 2008 and December 31, 2007 (which included the balance sheet as of December 31, 2008 and the statement of operations, cash flows and stockholders' equity for the period from May 11, 2006 (inception) through December 31, 2008), did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, other than to state that there is substantial doubt as to American Exploration's ability to continue as a going concern.  During its fiscal year ended December 31, 2008, and during the subsequent period through to the date of Moore's resignation, there were no disagreements between American Exploration and Moore, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Moore, would have caused Moore to make reference thereto in its report on American Exploration's audited financial statements.

American Exploration provided Moore with a copy of a Current Report on Form 8-K and requested that Moore furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Moore agrees with the statements made in the Current Report on Form 8-K with respect to Moore and, if not, stating the aspects with which they do not agree.  American Exploration received the requested letter from Moore wherein they confirmed their agreement to American Exploration's disclosures in the Current Report with respect to Moore.  A copy of Moore's letter was filed as an exhibit to the Current Report.

In connection with the appointment of S&B as American Exploration's principal registered accounting firm at this time, it has not consulted S&B on any matter relating to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on its financial statements.

Seale & Beers, CPAs

American Exploration engaged GBH CPAs, PC ("GBH") as its principal independent registered public accounting firm effective October 28, 2009.  Concurrent with this appointment, it dismissed Seale & Beers, CPAs ("S&B"), effective October 28, 2009.  The decision to change its principal independent registered public accounting firm was approved by its Board of Directors. Once engaged, GBH CPAs conducted a complete review of the company's financial history, including a re-audit of the 2008 financial year, completed in concert with the 2009 audit.

American Exploration had engaged S&B as its principal independent registered public accounting firm effective August 11, 2009 after the acceptance of the resignation of Moore & Associates, Chartered Accountants ("Moore"), effective August 10, 2009. On August 27, 2009 the Public Company Accounting Oversight Board (the "PCAOB") revoked the registration of Moore due to: (i) violations of PCAOB rules and auditing standards in auditing financial statements; (ii) violations of PCAOB rules and quality controls standards; and (iii) violations of Section 10(b) of the Securities Act of 1934 and Rule 10b-5 thereunder; and (iv) noncooperation with a PCAOB investigation.

Therefore, due to the length of time of engagement with S&B as American Exploration's auditors, there is no report by S&B on its financial statements. The report of Moore on American Exploration's financial statements for fiscal years ended December 31, 2008 and December 31, 2007 (which included the balance sheet as of December 31, 2008 and the statement of operations, cash flows and stockholders' equity for the period from May 11, 2006 (inception) through December 31, 2008), did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, other than to state that there is substantial doubt as to American Exploration's ability to continue as a going concern.  During its fiscal year ended December 31, 2008, and during the subsequent period through to the date of Moore's resignation, there were no disagreements between American Exploration and Moore, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Moore, would have caused Moore to make reference thereto in its report on American Exploration's audited financial statements.

American Exploration provided S&B with a copy of the Current Report on Form 8-K and requested that S&B furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not S&B agrees with the statements made in the Current Report on Form 8-K with respect to S&B and, if not, stating the aspects with which they do not agree.  American Exploration received the requested letter from S&B wherein they confirmed their agreement to the disclosures in the Current Report with respect to S&B. A copy of S&B's letter was filed as an exhibit to the Current Report.

In connection with American Exploration's appointment of GBH as its principal registered accounting firm at this time, American Exploration has not consulted GBH on any matter relating to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on its financial statements.

Current Directors of American Exploration

The names and municipalities of residence of the directors and officers of American Exploration, their principal occupations during the past five years, and the period of time they have served as directors or officers of American Exploration are as follows. Except where indicated, each director and senior officer of American Exploration has held the same or similar principal occupation with the organization indicated or a predecessor thereof for the last five years.

Name and Municipality of Residence	Position	Period a Director of American Exploration
Steven C. Harding Calgary, Alberta	President, CEO & Director	Since October 29, 2008
Herb Dhaliwal Richmond, British Columbia	Director	Since September 25, 2009
M.S. (Moni) Minhas Calgary, Alberta	Director	Since May 11, 2006

Steven C. Harding, President, CEO and Director

With more than 27 years experience, Steven C. Harding has occupied various senior positions within EnCana Corporation, its predecessor Alberta Energy and Husky Energy. His experience includes positions of Vice President Northern Canada and Vice President Alaska/MacKenzie Delta at EnCana and Chief Geoscientist at Husky Energy.

Mr. Harding has extensive experience with oil and gas exploration and development within numerous geological basins, both within and outside of North America. Included in his accomplishments is developing the geological model which lead to the discovery of the giant White Rose field, offshore Newfoundland. The White Rose field has total reserves currently estimated at about 450 to 500 Million bbls and from 3 to 4 Tcf of gas. It is a major field currently producing about 125,000 bbls/day.

While at EnCana, Mr. Harding and his team negotiated and secured the largest exploration position in the US and Canadian Arctic, leading to the discovery of the Umiak field and receiving an MMS corporate citizen award for outstanding cultural and environmental efforts in Alaska.

Mr. Harding's Bachelor of Science degree in Geology is from McMaster University in Hamilton, Ontario and he earned his Masters degree in Geology at the University of Alberta in Edmonton. Mr. Harding is a Registered Professional Geologist by APEGGA (Association of Professional Engineers, Geologists and Geophysicists of Alberta).

Herb Dhaliwal, Director

Beginning in 1997, Herb Dhaliwal became a Federal cabinet minister appointed by Canadian Prime Minister Jean Chrétien. He successively held the portfolios of National Revenue, Fisheries & Oceans and Natural Resources in Ottawa, Canada until 2004.

During his illustrious career he was involved with leadership in numerous Canadian national projects as well as projects abroad. Serving as Natural Resources Minister, Mr. Dhaliwal was involved with large-scale energy projects including the Mackenzie Delta gas pipeline, as well as projects designed to improve existing energy infrastructure. He also spear headed efforts to develop alternative energy sources for North America, which included wind, solar and tidal energy sources, and has been involved with advancing the electricity grid within Canada as well as addressing climate change.

While serving in the Canadian House of Commons, Mr. Dhaliwal also chaired the Ministerial Section of the United Nations Environment Program (100 countries) and co-chaired with the U.S. Energy Secretary, a bilateral study of the August 2003 North American electrical blackout.

Prior to entering politics, Mr. Dhaliwal's career as a businessman and entrepreneur spanned more than 25 years in the private and public sectors. As an entrepreneur, he held the positions of vice-chair on the Board of Directors for the British Columbia Hydro and Power Authority and chair of British Columbia Hydro's Budget and Audit Committees.

Mr. Dhaliwal has the rare distinction of being the first South Asian to hold a Cabinet position anywhere in a Western democracy.

Mr. Dahliwal has a bachelor of Commerce degree from the University of British Columbia.

M.S. (Moni) Minhas, Director

Moni Minhas is a professional engineer and entrepreneur with more than 26 years experience. Moni is a Board of Director of American Oil & Gas Inc. (AOGI), a public oil and gas company based in Denver, Colorado, an active oil and gas exploration and development company in the Rocky Mountain region of the USA, with a market capitalization of almost $200 million. Since 2002, he has also served as President of Daroli Khurd Investments Inc., a privately held real estate investment company based in Alberta.

Moni was employed at Encana Corp. and its predecessor Pan Canadian Petroleum for more than 13 years. During this time he was involved with the successful development of oil and gas properties resulting in capital expenditure in excess of $250 million. These projects added gas production of 175 mmscf/day and oil production of 10,000 bbl/day, contributing almost 300,000 BOE in reserves. Moni's depth of experience and expertise encouraged Pan Canadian to appoint him leader of the Reserves Task Force, whereby he was responsible for reviewing and evaluating the company's portfolio of petroleum reserves.

Moni is a highly respected author and instructor, designing and teaching numerous oil and gas seminars worldwide.

Moni Minhas graduated with B.Sc. (Mechanical Engineering) from the University of Calgary, Calgary, Alberta, Canada in 1980. He also completed first years of Master of Engineering (M.Eng.) and MBA, both from the University of Calgary, Calgary, Alberta. Mr. Minhas is a Registered Professional Engineer by APEGGA (Association of Professional Engineers, Geologists and Geophysicists of Alberta).

Security Ownership of Beneficial Owners of American Exploration Shares

The following sets forth information with respect to American Exploration's common stock beneficially owned by each Officer, Director, 5% Stockholder, and by all Directors and Officers as a group, at November 24, 2010.

Name of Beneficial Owner	Amount of Beneficial Interest	Percent Class
Steven C. Harding	2,150,000	3.6%
Herb Dhaliwal	1,568,750	2.6%
M.S. (Moni) Minhas	975,000	1.6%
Brian Manko	300,000	Less than 1%
Directors and Officers as a Group (4 People)	4,993,750	8.3%

Except as otherwise indicated, the persons identified in the following table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Interest of American Exploration in Certain Transactions

Mainland has not and does not propose to:

  enter into any transactions which are material to American Exploration or a related party or any transactions unusual in their nature or conditions involving goods, services or tangible or intangible assets to which American Exploration was a party except as described herein;

  make any loans or guarantees to or for the benefit of any of the following persons:

(a)        enterprises directly or indirectly through one or more intermediaries, controlling or controlled by or under common control with American Exploration;

(b)        associates of American Exploration (unconsolidated enterprises in which American Exploration has significant influence or which has significant influence over American Exploration) including stockholders beneficially owning 10% or more of the outstanding shares of American Exploration;

(c)        individuals owning, directly or indirectly, shares of American Exploration that gives them significant influence over American Exploration and close members of such individuals families;

(d)        key management personnel (persons having authority in responsibility for planning, directing and controlling the activities of American Exploration including directors and senior management and close members of such directors and senior management); or

(e)        enterprises in which a substantial voting interest is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

FINANCIAL STATEMENTS

The following consolidated financial statements of Mainland listed below are included with this prospectus/ joint proxy statement.

Mainland Interim Financial Statements for the Six Months Ended August 31, 2010	PAGE
Balance Sheets as at August 31, 2010 and February 28, 2010	F-2
Statements of Operations for the three months ended August 31, 2010 and 2009, the six months ended August 31, 2010 and 2009 and for the period from inception to August 31, 2010	F-3
Statements of Cash Flows for the six months ended August 31, 2010 and 2009 and for the period from inception to August 31, 2010	F-4
Notes to Financial Statements	F-5
Mainland Audited Financial Statements for the Three Years Ended February 28, 2010
Report of Independent Registered Public Accounting Firm	F-25
Balance Sheets as at February 28, 2010 and 2009	F-28
Statements of Operations for each of the years in the three year period ended February 28, 2010	F-29
Statements of Stockholders' Equity for the period from inception (May 12, 2006) to February 28, 2010	F-30
Statements of Cash Flows for each of the years in the three year period ended February 28, 2010	F-31
Notes to Financial Statements	F-32

The following consolidated financial statements of American Exploration listed below are included with this prospectus/ joint proxy statement.

American Exploration Interim Financial Statements for the Nine Months Ended September 30, 2010
Balance Sheets as at September 30, 2010 and December 31, 2009	F-58
Statements of Operations for the three and nine months ended September 30, 2010 and 2009 and from inception (May 11, 2006) to September 30, 2010	F-59
Statement of Changes in Stockholders' Equity for the period from inception (May 11, 2006) to September 30, 2010	F-60

The following pro forma financial statements of Mainland give effect to the Merger of American Exploration and Mainland. For the purposes of the pro forma, Mainland is considered to be the acquirer of American Exploration's assets.
Mainland Unaudited Pro Forma Financial Statements for the year ended February 28, 2010 and the period ended May 31, 2010
Pro forma balance sheet for the period ended August 31, 2010	F-87
Pro forma balance sheet for the year ended February 28, 2010	F-883
Pro forma statement of operations for the period ended August 31, 2010	F-89
Pro forma statement of operations for the year ended February 28, 2010	F-90
Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	F-91

Mainland Interim Financial Statements for the Six Months Ended August 31, 2010	PAGE
Balance Sheets as at August 31, 2010 and February 28, 2010	F-2
Statements of Operations for the three months ended August 31, 2010 and 2009, the six months ended August 31, 2010 and 2009 and for the period from inception to August 31, 2010	F-3
Statements of Cash Flows for the six months ended August 31, 2010 and 2009 and for the period from inception to August 31, 2010	F-4
Notes to Financial Statements	F-5

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

BALANCE SHEETS
(Unaudited)
	August 31, 2010	February 28, 2010
		(Audited)
ASSETS

CURRENT ASSETS
Cash	$ 5,377,987	$ 610,124
Prepaid expenses	79,842	31,918

Total current assets	5,457,829	642,042

OIL AND GAS PROPERTIES, (Note 3)
Unproved	7,377,546	3,534,436

Total oil and gas properties	7,377,546	3,534,436

ASSETS HELD FOR SALE (Notes 3 and 9)	-	8,172,462

TOTAL ASSETS	$ 12,835,375	$ 12,348,940

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 493,549	$ 711,044
Drilling advances (Note 3)	511,334	-
Income taxes payable (Note 9)	1,600,000	-

TOTAL CURRENT LIABILITIES	2,604,883	711,044

LIABILITIES HELD FOR SALE (Notes 3, 5 and 9)	-	11,209,656

CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY (Note 6)
Common stock, 600,000,000 shares authorized with $0.0001 par value
Issued and outstanding - 80,969,502 common shares	8,097	8,097
(February 28, 2010 - 80,969,502)
Additional paid-in capital	22,333,540	18,369,089
Deficit accumulated during exploration stage	(12,111,145)	(17,948,946)

TOTAL STOCKHOLDERS' EQUITY	10,230,492	428,240

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 12,835,375	$ 12,348,940

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended August 31,		Six months ended August 31,		Inception (May 12, 2006) to August 31,
	2010	2009	2010	2009	2010

GENERAL AND ADMINISTRATIVE EXPENSES
Consulting fees (Note 6)	$ 93,043	$ 52,847	$ 184,461	$ 203,981	$ 1,091,169
Management fees - related party (Note 8)	116,697	49,000	286,656	84,372	677,640
Marketing expenses	-	44,508	596,492	62,003	2,077,624
Office and general	68,211	45,556	152,705	88,935	417,853
Professional fees	231,271	63,296	549,778	109,701	1,351,946
Salary expense (Note 7)	654,649	1,148,000	3,964,450	1,148,000	17,115,135

	1,163,871	1,403,207	5,734,542	1,696,992	22,731,367

NET OPERATING LOSS	(1,163,871)	(1,403,207)	(5,734,542)	(1,696,992)	(22,731,367)

OTHER ITEMS
Gain on settlement of debt	-	-	-	-	33,239
Interest income	7,238	198	11,492	468	19,961
Loss on abandonment of option deposit (Note 3)	-	-	-	-	(1,300,000)
LOSS BEFORE INCOME TAX	(1,156,633)	(1,403,009)	(5,723,050)	(1,696,524)	(23,978,167)
Federal income tax benefit from continuing operations	1,000,000	-	1,000,000	-	1,000,000

LOSS FROM CONTINUING OPERATIONS	(156,633)	(1,403,009)	(4,723,050)	(1,696,524)	(22,978,167)

DISCONTINUED OPERATIONS (Note 9) Income (loss) from discontinued operations Gain on disposal of discontinued operations, net of tax expense of $2,600,000	- -	191,357 -	(192,875) 10,753,726	860,436 -	113,296 10,753,726
INCOME FROM DISCONTINUED OPERATIONS	-	191,357	10,560,851	860,436	10,867,022

NET INCOME (LOSS) FOR THE PERIOD	$ (156,633)	$ (1,211,652)	$ 5,837,801	$ (836,088)	$(12,111,145)

BASIC AND DILUTED LOSS PER COMMON SHARE -CONTINUING OPERATIONS	$ (0.00)	$ (0.02)	$ (0.06)	$ (0.02)
BASIC AND DILUTED INCOME PER COMMON SHARE - DISCONTINUED OPERATIONS	$ 0.00	$ 0.00	$ 0.13	$ 0.01
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$ (0.00)	$ (0.02)	$ 0.07	$ (0.01)
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	80,969,502	80,969,502	80,969,502	80,175,160

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended August 31,		Inception (May 12, 2006) to August 31,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 5,837,801	$ (836,088)	$ (12,111,145)
Less: income from discontinued operations, net of tax	(10,560,851)	(860,436)	(10,867,022)
Net income (loss) from continuing operations	(4,723,050)	(1,696,524)	(22,978,167)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
- Non-cash mineral property losses	-		1,271,201
- Stock-based compensation (Note 7)	3,964,450	1,148,000	17,115,136
- Non-cash consulting fees (Note 6)	-	16,125	16,125
- Donated services and expenses	-	-	14,420
CHANGES IN OPERATING ASSETS AND LIABILITIES
- Prepaid expenses	(47,924)	-	(79,842)
- Income tax payable	1,600,000	-	1,600,000
- Drilling advances	511,334	-	511,334
- Accounts payable and accrued liabilities	(217,494)	234,459	493,549
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,087,316	(297,940)	(2,036,244)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in oil and gas property	(3,843,110)	-	(7,326,746)
Deposit on properties	-	(500,000)	(1,300,000)
NET CASH USED IN INVESTING ACTIVITIES	(3,843,110)	(500,000)	(8,626,746)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on sale of common stock	-	-	3,988,516
Proceeds from exercised warrants	-	1,153,000	1,153,000
Advances from related party	-	-	83,239
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	1,153,000	5,224,755

NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	7,523,657	(398,094)	10,816,222
INCREASE (DECREASE) IN CASH	4,767,863	(43,034)	5,377,987
CASH, BEGINNING OF PERIOD	610,124	150,276	-
CASH, END OF PERIOD	$ 5,377,987	$ 107,242	$ 5,377,987
SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$ 172,458	$ 11,958	$ 373,617
Cash paid for income taxes	$ -	$ -	$ -
Common stock issued for acquisition of mineral property	$ -	$ -	$ 4,440
Common stock issued for satisfaction of liability	$ -	$ -	$ 50,000
Common stock issued for consulting fees	$ -	$ 16,125	$ 16,125
Donated services and rent	$ -	$ -	$ 14,420

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Mainland Resources Inc. (the "Company") is an exploration stage company as defined in FASB ASC 915 "Development Stage Entities". The Company was incorporated May 12, 2006 in the State of Nevada for the purpose of mineral exploration. During 2008, the Company entered into an option agreement on certain oil and gas leaseholds in the state of Louisiana (refer to Note 3). The Company now intends to locate, explore, acquire and develop oil and gas properties in the United States. The Company began drilling its first well in October 2008 which was completed at the end of January 2009 and commenced production from the Haynesville Shale formation. Through April 2010, the Company had five wells at various stages of drilling, completion and production in the Haynesville Shale formation. On April 22, 2010, the Company sold all its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana including the five producing wells (refer to Note 9).

On March 22, 2010, the Company and American Exploration Corporation ("AEC") entered into a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock merger to be effected under the laws of Nevada. Under the terms of the Merger Agreement, the AEC stockholders will receive one share of the Company for every four shares of AEC common stock they own. Currently, there are approximately 59,718,000 shares of AEC common stock outstanding, which would result in the issuance of approximately 14,929,500 shares of the Company's common stock to the former stockholders of AEC which would represent to approximately 15.6% of the issued and outstanding common stock of the Company, as the surviving corporation. The merger is be subject to various conditions, including approval of the respective stockholders of each of the Company and AEC and completion of due diligence. The due diligence by both parties was completed on May 5, 2010. The proposed merger is still subject to respective stockholders approval (refer to Note 4).

Going concern

The Company was incorporated on May 12, 2006. Although the Company has realized revenues, as of August 31, 2010, the Company has an accumulated deficit during the exploration stage of $12,111,145. The ability of the Company to continue as a going concern is dependent on raising capital to fund ongoing operations and carry out its business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. These financials do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty. To date, the Company has funded its initial operations by way of private placements of common stock, advances from related parties and bridge loan financing. During fiscal 2009, the Company completed a private placement of $4,000,000 at $0.33 per unit with each unit consisting of one common share and one half warrant at $0.67 per share exercisable for a period of one year from issuance (refer to Note 6). In addition, during the year ended February 28, 2010, 1,729,500 warrants were exercised at $0.67 for net proceeds to the company of $1,153,000. On August 10, 2009, the Company closed a $3,500,000 bridge loan financing which was replaced effective October 16, 2009 with a secured senior line of credit for $40,000,000 of which $10,278,485 had been advanced as of February 28, 2010. On April 22, 2010, the entire outstanding balance owed on the secured line of credit was repaid from the proceeds of the sale of assets (refer to Note 3 and 5).

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. They do not include all information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended February 28, 2010 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-K. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended August 31, 2010 are not necessarily indicative of the results that may be expected for the year ending February 28, 2011.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on May 12, 2006 in the State of Nevada. The Company's fiscal year end is February 28.

Basis of presentation

These financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States.

Oil and gas properties

The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Under this method, all productive and non-productive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company currently operates solely in the U.S.

Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves, as determined by independent consultants, with oil and gas being converted to a common unit of measure based on their relative energy content.

The costs of acquisition and exploration of unproved oil and gas properties, including any related capitalized interest expense, are not subject to depletion, but are assessed for impairment either individually or on an aggregated basis. The costs of certain unevaluated leasehold acreage are also not subject to depletion. Costs not subject to depletion are periodically assessed for possible impairment or reductions in recoverable value. If a reduction in recoverable value has occurred, costs subject to depletion are increased or a charge is made against earnings for those operations where a reserve base is not yet established.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

Asset retirement obligations

In accordance with accounting standards for asset retirement obligations (ASC 410), the Company records the fair value of a liability for an asset retirement obligation (ARO) when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. No AROs associated with legal obligations to retire oil and gas properties have been recognized, as indeterminate settlement dates for the asset retirements prevent estimation of the fair value of the associated ARO. The Company performs periodic reviews of its oil and gas properties long-lived assets for any changes in facts and circumstances that might require recognition of a retirement obligation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are the determination of the fair value of transactions involving common stock, stock based compensation, financial instruments as well

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates (continued)

as deferred tax balances and asset impairment tests. Further, depreciation, depletion and amortization of oil and gas properties and the impairment of oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, plug, and restore the Company's properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. Proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions.

Financial instruments

The fair value of the Company's financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. As of August 31, 2010, the Company's cash and cash equivalents exceed federally insured limits by $5,127,987.

Earnings (loss) per common share

Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of the Company. Where applicable, dilutive loss per share is equal to that of basic loss per share as the effects of stock options and warrants have been excluded as they are anti-dilutive. Using the treasury stock method, the Company had no common stock equivalents issuable under stock options.

Revenue Recognition

Oil and natural gas revenues are recorded using the sales method, whereby the Company recognizes oil and natural gas revenue based on the amount of oil and gas sold to purchasers, when title passes, the amount is determinable and collection is reasonably assured. Actual sales of gas are based on sales, net of the associated volume charges for processing fees and for costs associated with delivery, transportation, marketing, and royalties in accordance with industry standards. Operating costs and taxes are recognized in the same period in which revenue is earned.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. At August 31, 2010, the Company has recorded a current income tax liability of $1,600,000 which is attributable to the net taxable gain realized from the sale of the Haynesville Shale assets in the East Holly prospect to Exco Operating Company, LP (see Notes 3, 9).

Stock-based compensation

The Company has adopted FASB ASC 718-10, "Compensation - Stock Compensation", which requires compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In February 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-08 (ASU 2010-08), Technical Corrections to Various Topics. This amendment eliminated inconsistencies and outdated provisions and provided the needed clarifications to various topics within Topic 815. The amendments are effective for the first reporting period (including interim periods) beginning after issuance (February 2, 2010), except for certain amendments. The amendments to the guidance on accounting for income taxes in reorganization (Subtopic 852-740) should be applied to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. For those reorganizations reflected in interim financial statements issued before the amendments in this Update are effective, retrospective application is required. The clarifications of the guidance on the embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009, and should be applied to existing contracts (hybrid instruments) containing embedded derivative features at the date of adoption. The Company does not expect the provisions of ASU 2010-08 will have a material effect on the Company's financial position, results of operations or cash flows.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), "Subsequent Events" (Topic 855), amending guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended May 31, 2010. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations or cash flows.

In March 2010, the FASB issued ASU No. 2010-11, "Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives" (codified within ASC 815 - Derivatives and Hedging). ASU 2010-11 improves disclosures originally required under SFAS No. 161. ASU 2010-11 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-11 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU No. 2010-13, "Compensation - Stock Compensation (Topic 718). ASU 2010-13 addresses the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation, provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-13 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In April 2010, the issued ASU No. 2010-14," Accounting for Extractive Activities - Oil & Gas - Amendments to Paragraph 932-10-S99-1 (SEC Update)".  The Amendments are designed to modernize and update the oil and gas disclosure requirements to align them with current practices and changes in technology. The Company does not expect the provisions of ASU 2010-14 to have a material effect on the Company's financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-17 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the Company's financial position, results of operations or cash flows of the Company.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 3 - OIL AND GAS PROPERTIES

East Holly Prospect

On February 27, 2008, the Company entered into an option agreement (the "Option Agreement") with Kingsley Resources, Inc. ("Kingsley"), pursuant to which the Company acquired all the right, title and interest Kingsley had in and to certain leasehold estates in the state of Louisiana ("the Leases") which were the subject of a purchase agreement dated December 11, 2007, and modified February 1, 2008 (collectively, the "Leasehold Purchase Agreement") between Kingsley and Permian Basin Acquisition Fund ("Permian"), pursuant to which Kingsley had the right to acquire the sub-surface rights provided for in the Leases. In order to complete the acquisition of the Leases the Company was required to pay $100,000 on April 2, 2008 to Kingsley and assume all of Kingsley's obligations under the Leasehold Purchase Agreement. On March 14, 2008, the Company completed the Option agreement and the Leasehold Purchase Agreement at a total cost of $687,596, which includes the $100,000 that was paid on April 2, 2008, for approximately 2,551 net acres. The property was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

On December 21, 2009, the Company acquired, under its agreement with Petrohawk, an additional 159.3 net acres for $412,985 and on December 23, 2009 the Company also acquired an additional 51.96 net acres in conjunction with Petrohawk for $94,731 within the Cotton Valley/Haynesville trend in the State of Louisiana. A portion of these properties containing the area below the Cotton Valley/Hosston formations was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

Cotton Valley/ Haynesville

The Company has leased various other properties totalling approximately 144 net acres, consisting of approximately 84 net acres leased as of February 29, 2008 and added 60 net acres leased during the year ended February 28, 2009 for additional consideration of $22,753. These additional property leases, within the Cotton Valley/Haynesville trend in the state of Louisiana, are for three year terms. The Company has a 100% Working Interest and a 75% N.R.I. in the leases comprising a total of 2,695 net acres.

Petrohawk Venture Agreement

On July 14, 2008, The Company entered into a binding venture agreement with Petrohawk Energy Corporation ("Petrohawk") for the joint development of Haynesville Shale on the Company's properties ("the Leases") in De Soto Parish, Louisiana. Effective August 4, 2008, the Company entered into a definitive binding agreement with Petrohawk consummating the transaction on July 14, 2008.

Under the terms of the Agreement, Petrohawk agreed to pay 100% of the costs of development associated with the first well drilled below the Cotton Valley Formation, including drilling, completing and fracture stimulating, as well as costs up to and including pipeline connection. Petrohawk also agreed to pay 80% of all costs of the second well drilled on the Leases below the base of the Cotton Valley with the Company paying the remaining 20% of the costs. For the third and all subsequent wells drilled on the Leases below the base of the Cotton Valley Formation, Petrohawk will pay 60% of the drilling and completion costs and the Company will pay 40%.

The Company will transfer 60% of its De Soto Parish leases to Petrohawk at closing, but only as the Leases relate to all depths below the base of the Cotton Valley Formation, and specifically Haynesville Shale. Petrohawk agrees to gather and market the Company's production from above the base of the Cotton Valley Formation, pursuant to a mutually acceptable agreement.

Griffiths 11- #1

The first well under the Petrohawk Agreement, the Griffiths 11 - #1, began drilling in October 2008. The well commenced production at the end of January 2009. The Company owned a 40% working interest in the well. The well was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Stevenson Douglas LLC. 16 - #1

The second well under the Petrohawk Agreement, the Steven Douglas LLC 16 - #1, began drilling in April 2009. The well commenced production in March, 2010. The Company owned a 19.09% working interest in the well. The well was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

Dehan 15 - #1-H

The third well under the Petrohawk Agreement, the Dehan 15 - #1-H, began drilling in May 2009. The well commenced production in August 2009. The Company owned a 25.73% working interest in the well. The well was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

International Paper 12H-1

The fourth well under the Petrohawk Agreement, the International Paper 12 - #1H commenced production in April 2010. The Company owned a 20.58% working interest in the well. The well was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

Paul Little 7H-#1

The fifth well under the Petrohawk Agreement is the Paul Little 7H - #1. Drilling was completed in May 2010 and is waiting on completion. The Company owned a 20.54% working interest in the well. The well was included in the April 2010 sale to EXCO Operating Company LP (see Note 9).

Exco Operating Company, LP - Sale

On April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources, for $28,159,604 effective January 1, 2010. The Company sold its 40% working interest in all rights deeper than the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation and includes all of the Company's producing wells as described above) in East Holly Field. The Company continues to own a 100% interest in all rights above this depth and specifically, in the Cotton Valley, Hosston and Upper Bossier formations.

The proceeds of the sale are being used to fund the drilling of the initial well (designated as the Burkley-Phillips No. 1 Well) on its Buena Vista prospect in Jefferson County, Mississippi and to retire its debt to Guggenheim Partners LLC ("Guggenheim"). (Refer to Note 9).

Mississippi Prospect

On September 3, 2008, the Company signed an Option Agreement with Westrock Land Corp ("Westrock") to acquire 5,000 net acres in mineral oil and gas leases located in the State of Mississippi. In accordance with the terms and provisions of the Option Agreement; (i) the Company will acquire a 100% working interest and a 75% net revenue interest in the Leases; (ii) the Company has agreed to pay certain acquisition costs per net mineral acres and also paid a $500,000 deposit on September 3, 2008 to secure the Option Agreement; (iii) the balance of the acquisition costs totalling $2,275,000 will be due and payable upon completion of the due diligence, to be completed by the Company no later than October 15, 2008. The Option Agreement was subsequently extended on each of October 15, 2008, November 30, 2008, April 16, 2009 and June 1, 2009 whereby the option period was extended until January 20, 2010. Additional deposits of $250,000, $100,000, $250,000, $100,000 and $100,000 were paid on October 17, 2008, December 1, 2008, December 29, 2008, April 27, 2009, May 6, 2009 and June 5, 2009 for a total deposit to date of $1,300,000 (February 28, 2009 - $1,100,000). Effective February 12, 2010, based upon completion of its due diligence, the Board of Directors determined that it was not in the best interests of the Company and its shareholders to proceed with the acquisition and development of the Leases in accordance with the terms and provisions of the Option Agreement and the Company authorized the termination of the Option Agreement. The company and Westrock agreed that the Option Agreement would be terminated and the Company and Westrock would be released from their respective duties and obligations. The Company forfeited its deposit of $1,300,000 paid to Westrock which was recorded as a loss during fiscal 2010.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Buena Vista -Mississippi Haynesville/Bossier Prospect

On June 22, 2009, the Company signed an Option Agreement with Westrock Land Corp to acquire approximately 8,000 net acres in mineral oil and gas leases located in the State of Mississippi. In accordance with the terms and provisions of the Option Agreement; (i) the Company will acquire a 100% working interest and a minimum 75% net revenue interest in the Leases; (ii) the Company has agreed to pay certain acquisition costs per net mineral acres by August 31, 2009. On August 28, 2009, the Company amended the Option Agreement to expand the acreage to include an additional 225 acres thus aggregating approximately 8,225 net acres subject to the Option Agreement. The Company further agreed to advance a payment of $300,000 towards the total purchase price of the acreage under the Option Agreement on August 31, 2009. On October 13, 2009, the Company paid an additional $900,000 towards the purchase price of the property and paid the final instalment of $2,090,060 on November 3, 2009 for a total purchase price of $3,290,060. During fiscal 2010, the Company acquired approximately an additional 861 net acres for $122,376 and subsequent to year end the Company acquired approximately an additional 8,573 net acres at a cost of $556,258. The Company's total acreage as of August 31, 2010 is approximately 17,838 net acres, with net revenue interests ranging from 71.00% to 78.34%. Total cost to date of acquiring leases is $3,967,962.

Burkley-Phillips No. 1

During the period the Company began preparations to drill the first well on the Buena Vista Prospect. Drilling commenced on July 21, 2010. The Company's working interest in the well is 72%. The Company will fund 90% of the well costs to earn its 72% interest in the well. Guggenheim Partners LLC will fund 10% of the well costs in order to earn an 8% working interest in the well. Guggenheim funded its portion of dry hole cost of $865,000 in advance of which $511,334 remains unexpended as of August 31, 2010.

Burkley-Phillips No. 1 (continued)

Effective on September 17, 2009, the Board of Directors of the Company authorized the execution of a letter agreement (the "Letter Agreement") with American Exploration Corporation, a Nevada corporation ("AEC") to jointly develop contiguous acreage known as the Buena Vista Area located in Mississippi (the "Joint Development Project"). In accordance with the terms and provisions of the Letter Agreement: (i) AEC agreed to commit approximately 5,000 net acres and the Company agreed to commit approximately 8,225 net acres to the Joint Development Project; (ii) the Company shall be the operator of the Joint Development Project; (iii) the Company agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total Joint Development Project; and (iv) AEC agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total Joint Development Project. Also in accordance with the terms and provisions of the Joint Development Project, future costs, including drilling and completions, for oil and gas activities of the net acreage in the Joint Development Project will be split on a 51% / 49% basis between the Company and AEC, respectively. The Company was required to acquire the acreage committed to the Joint Development Project from an unrelated third party on or before October 15, 2009 otherwise the Letter Agreement would terminate and would no longer be in force and effect. The Company completed the transaction as per above paragraph.

On April 26, 2010, AEC failed to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 well on the Company's Buena Vista Prospect ("Prospect") in Jefferson County, Mississippi. As a result, AEC forfeited its rights to a 29% working interest in the well and in the Prospect in favour of the Company. AEC will continue to be entitled to receive a 20% working interest in the first well and the Prospect after completion, subject to compliance by AEC with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement. On March 22, 2010, the Company and AEC entered into a definitive Merger Agreement and Plan of Merger (refer to Note 4).

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Western Mississippi Prospect

On July 21, 2010, the Company acquired a 100% working interest in 1,258 net acres in western Mississippi within the same general geological region as the Buena Vista Project in Jefferson County, Mississippi at a cost of $105,746.

The Company's Oil and Gas properties are made up as follows:
	August 31, 2010	February 28 2010

Oil and Gas Properties:
Proved, subject to depletion	$ -	$ 3,227,866
Unproved, not subject to depletion	7,377,546	8,223,155

	7,377,546	11,451,021
Accumulated depletion	-	(1,147,465)

Preliminary Oil and Gas Properties	7,377,546	10,303,556
Less: reclassified to Assets held for Sale (refer to Note 9)	-	(6,769,120)

Total Oil and Gas Properties	$ 7,377,546	$ 3,534,436

The following is a summary of the transactions involving the Company's unproven properties not subject to depletion:
	Acquisition Costs	Development Costs	Total

Balance, February 29, 2009	$ -	$ -	$ -

Incurred during the period	3,920,152	6,743,858	10,664,010
Reallocated to proven and subject to depletion	-	(2,440,855)	(2,440,855)

Preliminary unproven properties	3,920,152	4,303,003	8,223,155
Less: reclassified to Assets held for Sale (refer to Note 9)	(385,716)	(4,303,003)	(4,688,719)

Balance, February 28, 2010	3,534,436	-	3,534,436
Incurred during the period	661,271	3,181,839	3,843,110

Balance, August 31, 2010	$ 4,195,707	$ 3,181,839	$ 7,377,546

As a result of the disposal of the Company's producing wells during the period and their prior reclassification to assets held for sale, the Company did not record any depletion or production related to its proved oil and gas properties during the period.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 4 - PLAN OF MERGER

Merger Agreement and Plan of Merger

On March 22, 2010, the Company and American Exploration Corporation ("AEC") entered into a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock merger to be effected under the laws of Nevada. If the merger is completed, the Company will be the surviving corporation, and will become vested with all of American Exploration's assets and property.

Under the terms of the Merger Agreement, AEC's stockholders will receive one share of the Company for every four shares of AEC common stock they own. Currently, there are approximately 59,718,000 shares of AEC common stock outstanding, which would result in the issuance of approximately 14,929,500 shares of the Company's common stock to the former stockholders of AEC upon completion of the merger. The former AEC stockholders would then own approximately 15.6% of the issued and outstanding common stock of the Company, as the surviving corporation. The Merger also contemplates that all outstanding common stock options of AEC and all outstanding share purchase warrants of AEC will be replaced with non-transferable stock options and non-transferable common stock purchase warrants of the Company under similar terms and conditions as the original AEC options and share purchase warrants. The number of replacement options and warrants issuable will be determined with reference to the above four to one share exchange ratio. The replacement options will be exercisable at a price of $1.50 per share. The Merger Agreement provides that not more than 15,000,000 shares of the Company's common stock shall be issued in exchange for shares of AEC.

The merger is subject to various conditions, including approval of the respective stockholders of each of AEC and the Company, completion of fairness opinions by both parties and completion by each party to its satisfaction, due diligence investigation of the other party's business and affairs to determine the feasibility, economic or otherwise. Both parties have obtained their respective fairness opinions. The due diligence by both parties was completed on May 5, 2010. The proposed merger is still subject to respective stockholders approval. The Company and AEC have agreed to extend the Merger Agreement and Plan of Merger between the parties dated March 22, 2010, as amended by a Letter Agreement dated July 28, 2010. Mainland and American Exploration have entered into an amending agreement dated September 7, 2010 which extends the Termination Date to December 31, 2010.

NOTE 5 - PROMISSORY NOTE

Effective July 21, 2009, the Board of Directors of the Company authorized the execution of a $3,500,000 senior secured bridge loan with Guggenheim Corporate Funding LLC ("Guggenheim") (the "Loan Agreement"). The Company closed the Loan Agreement effective August 10, 2009 with a maturity date of December 1, 2009. In connection with the bridge loan, $2,000,000 was advanced to the Company with the remaining $1,500,000 to be advanced after certain conditions were met. The term financing also proposes non-binding conditions for a $10,000,000 senior secured advancing line of credit to be negotiated between the Company and Guggenheim. On October 16, 2009, the Board of Directors of the Company authorized the execution of a senior secured advancing line of credit agreement with a maturity date of October 16, 2011 (the "Line of Credit Agreement"). The Line of Credit Agreement represents a $40,000,000 line of credit facility with Guggenheim and certain other lenders. The advances have been used to retire the $2,000,000 outstanding on the $3,500,000 senior secured bridge loan indicated above and to fund well drilling and completion costs and property acquisition costs.

The original bridge loan and the line of credit bear interest at the lower of 12% or bank prime rate plus 7% calculated and paid on a monthly basis, of which $201,159 was paid through February 28, 2010 and $172,458 was paid during the six months ended August 31, 2010. The line of credit is secured by way of a first-priority security interest in all of the Company's assets including the Company's interest in an area of mutual interest (" AMI") (including but not limited to all properties and leasehold within the East Holly Field in DeSoto Parish, Louisiana and the Buena Vista Prospect in Mississippi). In addition, the Company has agreed to assign permanent overriding royalty interests ("ORRI") to Guggenheim ranging from 2.5% (proportionately reduced from the Company's working interest) on any acreage now owned or hereafter acquired within the AMI. If the Company repaid the outstanding principal early, and an agreed rate of return has not been realized by Guggenheim, an additional ORRI of 5.5% will be added to the permanent ORRI until Guggenheim realizes the required rate of return, after which only the permanent ORRI will remain. Additionally, Guggenheim will participate through an associated company as a 10% working interest partner in the drilling and development of the Company's Buena Vista Prospect in Mississippi.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 5 - PROMISSORY NOTE (continued)

The Company paid financing fees in connection with the original bridge loan of $415,600 which were being amortized over the life of the loan of which $249,277 was amortized through October 16, 2009. The then unamortized balance of $166,323 along with $1,093,617 of additional costs incurred in connection with the new line of credit will be amortized over the life of the line of credit to October 16, 2011. A total of $438,276 of this balance was amortized through February 28, 2010 leaving an unamortized balance of $1,070,941.

On April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources, for $28,159,604. The Company used part of the proceeds to retire its entire debt to Guggenheim and to re-acquire the overriding royalty interests granted to Guggenheim in the East Holly Field DeSoto property. The assets and liabilities related to this disposal were reclassified as of February 28, 2010 and along with the promissory note payable to Guggenheim totalling $10,278,485 were classified as liabilities held for sale and the unamortized deferred financing costs totalling $1,070,941 were classified as assets held for sale (refer to Note 9 ). As of August 31, 2010, the debt owed to Guggenheim has been fully repaid and retired.

NOTE 6 - STOCKHOLDERS' EQUITY

(a)        Share Capital

The Company's capitalization is 600,000,000 common shares with a par value of $0.0001 per share.

The directors of the Company have approved various special resolutions to undertake forward splits of the common stock of the Company as follows: 20 new shares for 1 old share which was effective March 11, 2008; 1.5 new shares for 1 old share which was effective May 29, 2008 and 2 new shares for 1 old share which was effective on July 15, 2009.

All references in these financial statements to number of common shares, price per share and weighted average number of common shares outstanding prior to the 20:1 forward stock split on March 11, 2008, the 1.5:1 forward stock split on May 29, 2008 and the 2:1 forward stock split on July 15, 2009 have been adjusted to reflect these stock splits on a retroactive basis, unless otherwise noted.

On May 26, 2010 the Company corrected an administrative oversight regarding the Company's authorized share capital in relationship to the 1.5 to 1 forward split that was effective May 29, 2008, by filing a Certificate of Change with the Nevada Secretary of State, as of May 26, 2010. As a result, the Company's authorized capital has been increased from 400,000,000 to 600,000,000 shares of common stock, par value $0.0001 per share. There was no change to the Company's issued and outstanding share capital.

(b)         Private Placements

On June 15, 2006, the Company issued 12,000,000 unregistered shares of common stock at $0.0000143 per share for proceeds of $172.

On October 6, 2006, the Company issued 25,020,000 unregistered shares of common stock at a price of $0.000715 per share for proceeds of $17,892.

On October 15, 2007, the Company issued 24,000,000 unregistered shares of common stock at a price of $0.00085 per share for proceeds of $20,452.

Between May 1, 2008 and July 22, 2008, the Company completed a private placement of 12,000,000 unregistered units at $0.33 per unit for proceeds of $4,000,000. Of this amount, $50,000 was by way of a settlement of debt and the remaining $3,950,000 was received in cash. Each unit consists of one common share and one-half non-transferable share purchase warrant; one whole non-transferable purchase warrant is exercisable at $0.67 per share for a period of one year from the date of issuance ending on May 1, 2009.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 6 - STOCKHOLDERS' EQUITY (continued)

(c)         Other issuances

On July 15, 2006, the Company issued 6,210,000 shares of common stock at a price of $0.00071 per share on settlement of $4,440 for mineral property acquisition.

On March 17, 2009, the Company issued 5,000 shares of common stock at an estimated fair value of $1.78 per share as per the terms of a consulting agreement that became effective March 1, 2009.

On June 15, 2009, the Company issued 5,000 shares of common stock at an estimated fair value of $1.45 per share as per the terms of a consulting agreement that became effective March 1, 2009.

(d)         Share Purchase Warrants

The Company's share purchase warrants activity for the period ended August 31, 2010 is summarized as follows:

	Number of Warrants	Weighted average exercise Price per share	Weighted average remaining In contractual life (in years)

Balance, February 29, 2009	6,000,000	$ 0.67	0.17
Issued	-	-	-
Expired	(4,270,500)	0.67	-
Exercised	(1,729,500)	0.67	-

Balance, February 29, 2010	-	-	-
Issued	-	-	-
Expired	-	-	-
Exercised	-	-	-

Balance, August 31, 2010	-	$ -	-

On April 29, 2009, the Company extended the expiration of 6,000,000 warrants from May 1, 2009 to June 1, 2009.

During the year ended February 28, 2010, a total of 1,729,500 warrants were exercised at $0.67 per share with net proceeds of $1,153,000 to the Company and the remaining 4,270,500 warrants expired unexercised.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 7 - STOCK OPTION PLAN

On April 7, 2008, the Board of Directors of the Company ratified, approved and adopted a Stock Option Plan for the Company allowing for the grant of up to 4,400,000 options to acquire common shares with terms of up to 10 years. Subsequently, the Board of Directors of the Company ratified, approved and amended the Stock Option Plan increasing the allowable grant as follows: to 7,600,000 options effective July 9, 2008, to 12,000,000 options effective September 22, 2009 and to 15,000,000 options effective March 22, 2010. In the event an optionee ceases to be employed by or to provide services to the Company for reasons other than cause, any Stock Option that is vested and held by such optionee may be exercisable within up to ninety calendar days after the effective date that his position ceases. No Stock Option granted under the Stock Option Plan is transferable. Any Stock Option held by an optionee at the time of his death may be exercised by his estate within one year of his death or such longer period as the Board of Directors may determine.

As approved by the Board of Directors, on April 7, 2008, the Company granted 4,200,000 fully vested stock options to certain officers, directors and management of the Company at $0.59 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $2,457,000 and was determined using the Black-Scholes option pricing model with an expected life of 5 years, a risk free interest rate of 2.75%, a dividend yield of 0% and expected volatility of 260% and was recorded as stock based compensation expense in fiscal 2009.

As approved by the Board of Directors, between July 9, 2008 and August 19, 2008, the Company granted a total of 2,700,000 fully vested stock options to certain officers and directors of the Company at prices ranging from $2.10 per share to $3.18 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $7,157,685 and was determined using the Black-Scholes option pricing model with the following assumptions; expected lives of 5 years, risk free interest rates ranging from 3.07% - 3.12%, dividend yields of 0% and expected volatility of 260% and was recorded as stock based compensation expense in fiscal 2009.

As approved by the Board of Directors, on November 18, 2008, the Company granted a total of 500,000 fully vested stock options to a director of the Company at $2.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $1,182,500 and was determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.22%, a dividend yield of 0% and expected volatility of 260% and was recorded as stock based compensation expense in fiscal 2009.

As approved by the Board of Directors, on February 4, 2009, the Company granted a total of 600,000 fully vested stock options to two directors of the Company at $1.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $1,197,000 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 1.91%, a dividend yield of 0% and expected volatility of 260% and was recorded as stock based compensation expense in fiscal 2009.

Also effective February 4, 2009, the Company cancelled 1,800,000 previously granted and fully vested options to a former director at $0.59 per share and re-priced to $1.50 per share 3,200,000 previously granted and fully vested options with original exercise prices ranging from $2.10 per share to $3.18 per share with all other terms remaining unchanged from the original issuances. The estimated incremental fair value resulting from the modification of these options of $8,500 was recorded as stock based compensation expense in fiscal 2009.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 7 - STOCK OPTION PLAN (continued)

As approved by the Board of Directors, on August 14, 2009, the Company granted a total of 800,000 fully vested stock options to two directors of the Company at $1.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $1,148,000 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.51%, a dividend yield of 0% and expected volatility of 260% and was recorded as stock based compensation expense in fiscal 2010.

On September 22, 2009, the Company granted an aggregate of 3,000,000 stock options to the Chief Financial Officer of the Company under the 2008 Stock Option Plan, as amended, with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 Stock Options vesting when the Company has successfully raised equity funding in the amount of $10,000,000 and (b) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (c) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (d) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above. (refer to Note 8).

On March 23, 2010, Mr. Witt resigned as the Chief Financial Officer/Treasurer of the Company. Under the terms of his separation and release agreement with the Company dated March 26, 2010, Mr. Witt agreed to a severance payment of $77,419, and in lieu of the above mentioned stock options previously awarded being cancelled, he was granted 500,000 commons stock options, exercisable for two years at an exercise price of $1.25 per share (approved by the Board of Directors on March 25, 2010). The total fair value of these options at the date of grant was estimated at $385,950 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 2 years, a risk free interest rate of 1.04%, a dividend yield of 0% and expected volatility of 103.4% and was recorded as stock based compensation expense in fiscal 2011.

On September 22, 2009, the Company granted an aggregate of 1,500,000 stock options to the President of the Company, under the 2008 Stock Option Plan, as amended, with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (c) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above.

On April 8, 2010, the 1,500,000 stock options noted above were cancelled and replaced by a grant of 500,000 fully vested stock options with an exercise price of $1.47 per share for a term of 10 years to replace the agreement of September 22, 2009. The total fair value of these options at the date of grant was estimated at $581,900 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.64%, a dividend yield of 0% and expected volatility of 109.9% and was recorded as stock based compensation expense in fiscal 2011.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 7 - STOCK OPTION PLAN (continued)

As approved by the Board of Directors, on March 18, 2010, the Company granted a total of 1,000,000 stock options to a consultant of the Company at $1.15 per share for terms of ten years with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 100,000 Stock Options vesting immediately on effective date (b) 200,000 Stock Options vesting 90 days after effective date, (c) 200,000 Stock Options vesting 180 days after effective date and (d) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"). The total fair value of the initial 100,000 options as of March 18, 2010 was estimated at $99,600 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.44%, a dividend yield of 0% and expected volatility of 111.2% and was recorded as stock based compensation expense in fiscal 2011. The total fair value of the second tranche of 200,000 options as of June 16, 2010 was estimated at $183,200 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.06%, a dividend yield of 0% and expected volatility of 98.3% and was recorded as stock based compensation expense in fiscal 2011.

As approved by the Board of Directors, on April 5, 2010, the Company granted a total of 450,000 fully vested stock options to five consultants of the Company at $1.40 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $509,040 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.75%, a dividend yield of 0% and expected volatility of 92.1% and was recorded as stock based compensation expense in fiscal 2011.

As approved by the Board of Directors, on April 15, 2010, the Company granted a total of 1,500,000 fully vested stock options to two officers and directors of the Company at $1.55 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $1,733,250 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.64%, a dividend yield of 0% and expected volatility of 109.9% and was recorded as stock based compensation expense in fiscal 2011.

Effective August 23, 2010, the Company granted an aggregate of 3,500,000 stock options to the Company's Chief Executive Officer under terms as follows: (a) 1,500,000 Stock Options vesting on the grant date at an exercise price of $0.44 per share and (b) a further 750,000 Stock Options vesting upon successful completion by the Company during the term of the executive agreement referred to below, of an equity or debt financing of at least $5 million and (c) a further 750,000 Stock options vesting upon successful closing by the Company during the term of the executive services agreement of an agreement with any third party investing equity partner which allows for the initiation of drilling on the Cotton Valley/Hosston formations in the East Holly Field located in Louisiana and (d) a further 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with the NYSE Amex Equities during the term of the executive services agreement. The exercise price at each vesting date for items (b), (c) and (d) shall be equal to the 15 previous days weighted average closing share price of the Company's common shares from the date of successful completion of the requirements for vesting. The total fair value of the initial 1,500,000 options as of August 23, 2010 was estimated at $471,450 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 1.43%, a dividend yield of 0% and expected volatility of 94.4% and was recorded as stock based compensation expense in fiscal 2011.

Salary expense for the three month period ending May 31, 2010 was understated in the 10-Q submitted for that period due to exclusion of appropriate historical data for determination of volatility factors for Black-Scholes valuation of stock options issued during the period.  The 10-Q for the quarter ending May 31, 2010 will be amended to reflect the correction of salary expense.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 7 - STOCK OPTION PLAN (continued)

The Company's stock option activity for the period ended August 31, 2010 is summarized as follows:
	Number of Options	Weighted average exercise Price per share	Weighted average remaining In contractual life (in years)

Balance, February 28, 2009	6,200,000	$ 1.15	9.36
Granted	5,300,000	1.16	-
Exercised	-	-	-
Expired / cancelled	-	-	-

Balance, February 28, 2010	11,500,000	1.15	8.49
Granted	7,450,000	1.29	-
Exercised	-		-
Expired/cancelled	(4,70,000)		-

Balance, August 31, 2010	14,250,000	$ 1.05	8.32

Vested as of August 31, 2010	11,550,000	$ 1.14	8.32

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company paid a total of $286,656 in management fees to officers and directors of the Company for the six month period ended August 31, 2010 (2009 - $84,372) and $677,640 since inception. Management fees were $116,697 and $49,000 for the three months period ended August 31, 2010 and 2009, respectively.

The Company has paid $26,700 (2009-Nil) to an officer and director of the Company to provide office space and office services for the period ended August 31, 2010 and $26,700 since inception.

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year executive service agreement with Michael J. Newport, the President/Chief Executive Officer and a director of the Company (the "Executive Service Agreement"). In accordance with the terms and provisions of the Executive Service Agreement: (i) the Company shall continue to pay Mr. Newport a monthly salary of $15,000; (ii) the Company would grant an aggregate of 1,500,000 stock options (the "Stock Options") to Mr. Newport under its 2008 Stock Option Plan, as amended (the "Stock Option Plan"), with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 500,000 Stock Options would vest when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 Stock Options would vest at the one year anniversary date of the Trading Date, and (c) 500,000 Stock Options would vest at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above. As approved by the Board of Directors on April 8, 2010, the 1,500,000 stock options noted above were cancelled and replaced by a grant of 500,000 fully vested stock options with an exercise price of $1.47 per share for a term of 10 years.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 8 - RELATED PARTY TRANSACTIONS (continued)

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year executive service agreement with Mark Witt, the Chief Financial Officer/Treasurer of the Company (the "Executive Service Agreement"). In accordance with the terms and provisions of the Executive Service Agreement: (i) the Company would pay Mr. Witt a monthly salary of $10,000; (ii) the Company would grant an aggregate of 3,000,000 stock options (the "Stock Options") to Mr. Witt under its 2008 Stock Option Plan, as amended (the "Stock Option Plan"), with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 Stock Options would vest when the Company successfully raised equity funding in the amount of $10,000,000 and (b) 500,000 Stock Options would vest when the Company completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (c) 500,000 Stock Options would vest at the one year anniversary date of the Trading Date, and (d) 500,000 Stock Options would vest at the second year anniversary date of the Trading Date. The exercise price at each vesting date would be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above. On March 23, 2010 Mr. Witt resigned as the Chief Financial Officer/Treasurer of the Company. Under the terms of his separation and release agreement with the company dated March 26, 2010, Mr. Witt was paid a severance of $77,419, and in lieu of the above mentioned stock options previously awarded being cancelled, he was granted 500,000 common stock options, exercisable for two years at an exercise price of $1.25 per share.

Effective August 23, 2010, the Board of Directors authorized the execution of a two-year executive service agreement with Nicholas W. Atencio, the Chief Executive Officer and a director of the Company (the "Executive Service Agreement"). In accordance with the terms and provisions of the Executive Service Agreement: (i) the Company shall continue to pay Mr. Atencio a monthly salary of $25,000; (ii) the Company would grant an aggregate of 3,500,000 stock options (the "Stock Options") to Mr. Atencio under its 2010 Stock Option Plan, as amended (the "Stock Option Plan"), with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 Stock Options shall vest on the effective date of the executive services agreement at an exercise price of $0.44 per share and (b) a further 750,000 Stock Options would vest upon successful completion by the Company during the term of the executive agreement of an equity or debt financing of at least $5 million and (c) a further 750,000 Stock options would vest upon successful closing by the Company during the term of the executive services agreement of an agreement with any third party investing equity partner which allows for the initiation of drilling on the Cotton Valley/Hosston formations in the East Holly Field located in Louisiana and (d) a further 500,000 Stock Options would vest when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities") during the term of the executive services agreement. The exercise price at each vesting date for items (b), (c) and (d) shall be equal to the 15 previous days weighted average closing share price of the Company's common shares from the date of successful completion of the requirements for vesting.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 9 - DISCONTINUED OPERATIONS

Exco Operating Company, LP - Sale

On April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources for $28,159,604 effective January 1, 2010. The Company has sold its 40% working interest in all rights deeper than the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation and includes all of the Company's producing wells) in the East Holly Field. The Company continues to own a 100% interest in all rights above this depth and specifically, in the Cotton Valley, Hosston and Upper Bossier sections.

At February 28, 2010, certain assets and liabilities disposed of or discharged directly or indirectly in connection with this transaction were classified as Assets or Liabilities Held for Sale. A summary of the items classified as Assets Held for Sale and Liabilities Held for Sale as at February 28, 2010 and April 22, 2010 is as follows:

	April 22, 2010	February 28, 2010

ASSETS HELD FOR SALE
Accounts receivable - production	$ 154,278	$ 332,401
Deferred finance fees	1,070,941	1,070,941
Oil and gas properties	8,179,347	6,769,120

TOTAL ASSETS HELD FOR SALE	$ 9,404,566	$ 8,172,462

LIABILITIES HELD FOR SALE
Accounts payable - development costs	$ 106,748	$ 108,566
Accounts payable - finance costs	822,605	822,605
Promissory note	12,021,670	10,278,485

TOTAL LIABILITIES HELD FOR SALE	$ 12,951,023	$ 11,209,656

The gain on disposal of discontinued operations reported during the period was determined as follows:

PROCEEDS FROM DISPOSAL	$ 28,159,604

LESS:
Carrying value of total assets disposed of	(9,404,566)
Cost to buy out Guggenheim interest in properties disposed of	(5,420,922)
Other related costs	(87,138)
Provision for income taxes	(2,600,000)
ADD:
Accounts payable assumed by purchaser	106,748

(17,405,878)

NET GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS	$ 10,753,726

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 9 - DISCONTINUED OPERATIONS (continued)

For all periods presented, the results of the Company represent the results related to the disposed of wells, related properties and financing activities as discontinued operations. A summary of the components of the results of discontinued operations is as follows:
	Six months ended August 31,		Inception (May 12, 2006) to August 31,
	2010	2009	2010

REVENUES
Oil and gas revenue	$ -	$1,484,353	$ 2,924,179

GENERAL AND ADMINISTRATIVE EXPENSES
Operating costs and taxes	10,417	410,609	827,015
Depletion allowance	-	118,397	1,147,465
Mineral property costs	-	-	14,510

	10,417	529,006	1,988,990

NET OPERATING INCOME (LOSS)	(10,417)	955,347	935,189

OTHER ITEMS
Interest expense	(172,458)	(11,958)	(373,617)
Finance costs	(10,000)	(82,953)	(448,276)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	$ (192,875)	$ 860,436	$ 113,296

NOTE 10 - SUBSEQUENT EVENTS

On September 27, 2010, the Company approved an unsecured promissory loan of $60,000 to American Exploration Corp (See Note 4). The note has a maturity date of December 31, 2010 and an interest rate of 12% per annum.

MAINLAND RESOURCES INC. (An Exploration Stage Company) NOTES TO FINANCIAL STATEMENTS AUGUST 31, 2010 (Unaudited)

NOTE 11 -CONTINGENCIES

During August 2009, the Company was included in a third party lawsuit by a former director of the Company. The former Director has made certain allegations against the Company, as specifically described in the body of the Company's August 31, 2009 and November 30, 2009 filings on Form 10-Q and the February 28, 2010 10-K. Although the Company refutes these allegations and believes it should not be included in this action and that the claims contained within the lawsuit are without merit, it is possible that the Company may be exposed to a loss contingency. The amount of such loss, if any, could not previously be reasonably estimated and accordingly, no amount has been recorded.

A complaint was filed in the second judicial district court in Washoe County, Nevada by Avasha Group, Ltd. ("Avasha") on November 18, 2009 (such complaint as amended November 23, 2009) against the Company and certain other unnamed defendants. Avasha alleges that on or about April 21, 2008, Avasha entered into private placement subscription agreement with the Company to purchase 500,000 units from the Company (with each unit consisting of one share of the Company's common stock and one-half of one stock purchase warrant, together, the "Securities") for a total purchase price of $500,000. Avasha alleges that it paid such purchase price to the Company but the Securities were not delivered to Avasha. Avasha alleges that it is entitled to delivery of such Securities, as adjusted to take into account subsequent stock split(s) by the Company. The Company believes that this claim is without merit and intends to vigorously defend this matter.

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders
Mainland Resources, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Mainland Resources, Inc. (An Exploration Stage Company) as of February 28, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and from inception (May 12, 2006) to February 28, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mainland Resources, Inc. as of February 28, 2010 and 2009, and the results of its operations and cash flows for the years then ended and from inception (May 12, 2006) to February 28, 2010, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mainland Resources, Inc.'s internal control over financial reporting as of February 28, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 27, 2010 expressed an unqualified opinion thereon.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
May 27, 2010

2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 563-1600 ● Facsimile (702) 920-8049

DE JOYA GRIFFITH & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To        The Board of Directors and Stockholders Mainland Resources, Inc.
             Las Vegas, Nevada

We have audited the accompanying balance sheets of Mainland Resources, Inc. (An Exploration Stage Company) as of February 28, 2009 and 2008, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended and from inception (May 12, 2006) to February 28, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mainland Resources, Inc. as of February 28, 2009 and 2008, and the results of its operations and cash flows for the years then ended and from inception (May 12, 2006) to February 28, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mainland Resources, Inc.'s internal control over financial reporting as of February 28, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 12, 2009 expressed an unqualified opinion thereon.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
May 12, 2009

2580 Anthem Village Drive, Henderson, NV 89052 Telephone (702) 563-1600 / Facsimile (702) 920-8049

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Report of Independent Registered Public Accounting Firm (ICOFR)

To The Board of Directors and Stockholders
Mainland Resources, Inc.
Las Vegas, Nevada

We have audited Mainland Resources, Inc.'s internal control over financial reporting as of February 28, 2010, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Mainland Resources, Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting which is contained in Part I, Item 9A of this Annual Report on Form 10-K under the heading "Management's Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mainland Resources, Inc. maintained, in all material respects, effective internal control over financial reporting as of February 28, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets as of February 28, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and from inception (May 12, 2006) to February 28, 2010, of Mainland Resources, Inc. and our report dated May 27, 2010 expressed an unqualified opinion thereon.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
May 27, 2010

2580 Anthem Village Drive, Henderson, NV 89052
Telephone (702) 563-1600 ● Facsimile (702) 920-8049

MAINLAND RESOURCES INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Audited)

	February 28, 2010	February 28, 2009
	(Audited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$ 610,124	$ 150,276
Accounts Receivable	-	373,045
Prepaid expenses	31,918	-
Deposit on properties (Note 3)	-	1,100,000

Total current assets	642,042	1,623,321

OIL AND GAS PROPERTIES, (Note 3)
Proved, net of accumulated depletion $Nil (2009 - 12,000)	-	775,011
Unproved	3,534,436	-

Total Oil and Gas Properties	3,534,436	775,011

ASSETS HELD FOR SALE (Notes 3 and 9)	8,172,462	-

TOTAL ASSETS	$ 12,348,940	$ 2,398,332

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 711,044	$ 70,230

TOTAL CURRENT LIABILITIES	711,044	70,230

LIABILITIES HELD FOR SALE (Notes 3, 5 and 9)	11,209,656	-

CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY (Note 6)
Common stock, 400,000,000 shares authorized with $0.0001 par value
Issued and outstanding - 80,969,502 common shares	8,097	7,923
(February 28, 2009 - 79,230,000)
Additional paid-in-capital	18,369,089	16,052,138
Deficit accumulated during exploration stage	(17,948,946)	(13,731,959)
TOTAL STOCKHOLDERS' EQUITY	428,240	2,328,102

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 12,348,940	$ 2,398,332

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
	Year Ended February 28,	Year Ended February 28,	Year Ended February 29,	Inception (May 12, 2006) to February 28,
	2010	2009	2008	2010
	(Audited)	(Audited)	(Audited)	(Audited)
GENERAL AND ADMINISTRATIVE EXPENSES
Consulting Fees	$ 311,334	$ 595,374	-	$ 906,708
Management and rent fees-related party (Note 8)	250,164	126,400	8,627	390,984
Mineral property costs	-	-	10,070
Marketing expenses	560,025	921,107	-	1,481,132
Office and general	123,101	82,798	58,657	265,148
Professional fees	490,858	243,710	67,169	802,168
Salary expense (Note 7)	1,148,000	12,002,685	-	13,150,685

	2,883,482	13,972,074	144,523	16,996,825

NET OPERATING LOSS	(2,883,482)	(13,972,074)	(144,523)	(16,996,825)

OTHER ITEMS
Interest income	1,070	7,399	-	8,469
Gain on settlement of debt	-	33,239	-	33,239
Loss on abandonment on option deposit (Note 3)	(1,300,000)	-	-	(1,300,000)

NET LOSS BEFORE DISCONTINUED OPERATIONS	(4,182,412)	(13,931,436)	(144,523)	(18,255,117)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (Note 9)	(34,575)	355,256	-	306,171

NET LOSS	(4,216,987)	(13,576,180)	(144,523)	(17,948,946)

Foreign currency translation adjustment	-	422	(617)	-

COMPREHENSIVE LOSS	$ (4,216,987)	$(13,575,758)	(145,140)	$(17,948,946)

BASIC LOSS PER COMMON SHARE:
From continuing operations	$ (0.05)	$ (0.18)	$ (0.01)
From discontinued operations	(0.00)	0.00	-

	$ (0.05)	$ (0.18)	$ (0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	80,569,066	77,055,822	26,106,803

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM MAY 12, 2006 (INCEPTION) TO FEBRUARY 28, 2010
(Audited)
	Common Stock			Deficit accumulated	Other Accumulated
	Number of Shares	Amount	Additional Paid in Capital	during exploration stage	Compre-hensive Income	Stockholders' Equity

Balance, May 12, 2006	-	$ -	$ -	$ -	$ -	$ -
Common stock issued for cash at $0.0000143 per share - June 15, 2006	12,000,000	1,200	(1,028)	-	-	172
Common stock issued for mineral properties at $0.000715 per share - July 15, 2006	6,210,000	621	3,819	-	-	4,440
Common stock issued for cash at $0.000715 per share - October 6, 2006	25,020,000	2,502	15,390	-	-	17,892
Donated Services and rent	-	-	5,793	-	-	5,793
Foreign currency translation adjustment	-	-	-	-	195	195
Net loss for the year	-	-	-	(11,256)	-	(11,256)

Balance, February 28, 2007	43,230,000	4,323	23,974	(11,256)	195	17,236
Common stock issued for cash at $0.00085 per share - October 15, 2007	24,000,000	2,400	18,052	-	-	20,452
Donated services and rent	-	-	8,627	-	-	8,627
Foreign currency translation adjustment	-	-	-	-	(617)	(617)
Net loss for the year	-	-	-	(144,523)	-	(144,523)

Balance, February 29, 2008	67,230,000	6,723	50,653	(155,779)	(422)	(98,825)
Common stock issued for cash at $0.33 per share - May 1, 2008 to July 22, 2008	12,000,002	1,200	3,998,800	-	-	4,000,000
Foreign currency translation adjustment	-	-	-	-	422	422
Stock based compensation	-	-	12,002,685	-	-	12,002,685
Net loss for the year	-	-	-	(13,576,180)	-	(13,576,180)

Balance, February 28, 2009	79,230,002	7,923	16,052,138	(13,731,959)	-	2,328,102
Common stock issued for consulting agreement at $1.78 per share - March 17, 2009	5,000	1	8,874	-	-	8,875
Common stock issued exercise of warrants at $0.67 per share - April 30 - June 1, 2009	1,729,500	172	1,152,828	-	-	1,153,000
Commons stock issued for consulting agreement at $1.45 per share - June 1, 2009	5,000	1	7,249	-	-	7,250
Stock based compensation	-	-	1,148,000	-	-	1,148,000
Net loss for the year	-	-	-	(4,216,987)	-	(4,216,987)
Balance, February 28, 2010	80,969,502	$ 8,097	$ 18,369,089	$ (17,948,946)	$ -	$ 428,240

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended February 28,	Year Ended February 28,	Year Ended February 29,	Inception (May 12, 2006) to February 28,
	2010	2009	2008	2010
	(Audited)	(Audited)	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$ (4,182,412)	$ (13,931,436)	$(144,523)	$ (18,255,117)
Adjustments to reconcile net loss to net cash used in operating activities:
- Non-cash mineral property losses (recoveries)	1,300,000	(33,239)	-	1,271,201
- Stock-based compensation (Note 7)	1,148,000	12,002,685	-	13,150,685
- Non-cash consulting fees (Note 6)	16,125	-	-	16,125
- Donated services and expenses	-	-	8,627	14,420
CHANGES IN OPERATING ASSETS AND LIABILITIES
- Prepaid expenses	(31,918)	-	3,000	(31,918)
- Accounts payable - related parties	-	(6,138)	6,138	-
- Accounts payable and accrued liabilities	640,814	32,111	38,119	711,044
NET CASH (USED IN) CONTINUING OPERATIONS	(1,109,391)	(1,936,017)	(88,639)	(3,123,560)
NET CASH FROM (USED IN) RELATED TO OPERATING ACTIVITY IN DISCONTINUED OPERATIONS	4,028,675	(713,324)	-	2,788,128

NET CASH FROM (USED IN) OPERATING ACTIVITIES	2,919,284	(2,649,341)	(88,639)	(335,432)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in oil and gas property	(3,412,436)	(70,300)	(9,176)	(4,199,447)
Deposit on properties	(200,000)	(1,100,000)	-	(1,300,000)

NET CASH FLOWS USED IN INVESTING ACTIVITIES IN CONTINUING OPERATIONS	(3,612,436)	(1,170,300)	(9,176)	(5,499,447)
NET CASH FLOWS USED IN INVESTING ACTIVITIES IN DISCONTINUED OPERATIONS	-	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on sale of common stock	-	3,950,000	20,452	3,988,516
Proceeds from exercised warrants	1,153,000	-	-	1,153,000
Advances from related party	-	-	83,239	83,239
NET CASH PROVIDED BY FINANCING ACTIVITIES IN CONTINUING OPERATIONS	1,153,000	3,950,000	103,691	5,224,755
NET CASH PROVIDED BY FINANCING ACTIVITIES IN DISCONTINUED OPERATIONS	-	-	-	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	-	422	(617)	-
INCREASE IN CASH	459,848	130,781	5,259	610,124
CASH, BEGINNING OF PERIOD	150,276	19,495	14,236	-
CASH, END OF PERIOD	$ 610,124	$ 150,276	$ 19,495	$ 610,124
SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$ 201,159	$ -	-	$ 201,159
Cash paid for income taxes	$ -	$ -	-	$ -
Common stock issued for acquisition of mineral property	$ -	$ -	-	$ 4,440
Common stock issued for consulting fees	$ 16,125	$ -	-	$ 16,125
Common stock issued for satisfaction of liability	$ -	$ 50,000	-	$ 50,000
Donated services and rent	$ -	$ -	8,627	$ 14,420

The accompanying notes are an integral part of these financial statements.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Mainland Resources Inc. (the "Company") is an exploration stage as defined in FASB ASC 915 "Development Stage Entities". The Company was incorporated May 12, 2006 in the State of Nevada for the purpose of mineral exploration. During 2008, the Company entered into an option agreement on certain oil and gas leaseholds in the state of Louisiana (refer to Note 3). The Company now intends to locate, explore, acquire and develop oil and gas properties in the United States. The Company began drilling its first well in October 2008 which was completed at the end of January 2009 and commenced production from the Haynesville Shale formation. Through April 2010, the Company had five wells at various stages of drilling, completion and production in the Haynesville Shale formation. Subsequent to the period on April 22, 2010 the Company sold all its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana including the five producing wells (refer to Note 9).

Subsequent to the year end on March 22, 2010, the Company and American Exploration Corporation ("AEC") entered into a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock merger to be effected under the laws of Nevada. Under the terms of the Merger Agreement, the AEC stockholders will receive one share of the Company for every four shares of AEC common stock they own. Currently, there are approximately 59,718,000 shares of AEC common stock outstanding, which would result in the issuance of approximately 14,929,500 shares of the Company's common stock to the former stockholders of AEC which would represent approximately 15.6% of the issued and outstanding common stock of the Company, as the surviving corporation. The merger is be subject to various conditions, including approval of the respective stockholders of each of the Company and AEC and completion of due diligence. The due diligence by both parties was completed on May 5, 2010. The proposed merger is still subject to respective stockholders approval (refer to Note 4).

Going concern

The Company commenced operations on May 12, 2006. Although the Company has realized revenues, as of February 28, 2010, the Company has an accumulated deficit during the exploration stage of $17,948,946. The ability of the Company to continue as a going concern is dependent on raising capital to fund ongoing operations and carry out its business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. These financials do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty. To date, the Company has funded its initial operations by way of private placements of common stock, advances from related parties and bridge loan financing. During fiscal 2009, the Company completed a private placement of $4,000,000 at $0.33 per unit with each unit consisting of one common share and one half warrant at $0.67 per share exercisable for a period of one year from issuance (refer to Note 6). In addition, during the year ended February 28, 2010, 1,729,500 warrants were exercised at $0.67 for net proceeds to the company of $1,153,000. On August 10, 2009, the Company closed a $3,500,000 bridge loan financing which was replaced effective October 16, 2009 with a secured senior line of credit for $40,000,000 of which $10,278,485 had been advanced as of February 28, 2010. Subsequent to the year end, the entire outstanding balance owed on the secured line of credit was repaid from the sale of assets (refer to Note 3 and 5).

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on May 12, 2006 in the State of Nevada. The Company's fiscal year end is February 28.

Basis of presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Oil and gas properties

The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of methane, petroleum, and natural gas interests are capitalized. Under this method, all productive and non-productive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company currently operates solely in the U.S.

Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves, as determined by independent consultants, with oil and gas being converted to a common unit of measure based on their relative energy content.

The costs of acquisition and exploration of unproved oil and gas properties, including any related capitalized interest expense, are not subject to depletion, but are assessed for impairment either individually or on an aggregated basis. The costs of certain unevaluated leasehold acreage are also not subject to depletion. Costs not subject to depletion are periodically assessed for possible impairment or reductions in recoverable value. If a reduction in recoverable value has occurred, costs subject to depletion are increased or a charge is made against earnings for those operations where a reserve base is not yet established.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the estimated future net revenues from production of proven reserves at year end at market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

Asset retirement obligations

The Company has adopted the provisions of FASB ASC 410-20 "Asset Retirement and Environmental Obligations," which requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related oil and gas properties. As of February 28, 2010, there has been no asset retirement obligations recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are the determination of the fair value of transactions involving common stock, stock based compensation, financial instruments as well as deferred tax balances and asset impairment tests. Further, depreciation, depletion and amortization of oil and gas properties and the impairment of oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, plug, and restore the Company's properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. Proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions.

Financial instruments

The fair value of the Company's financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. As of February 28, 2010, the Company's cash and cash equivalents exceed federally insured limits.

Earnings (loss) per common share

Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of the Company. Where applicable, dilutive loss per share is equal to that of basic loss per share as the effects of stock options and warrants have been excluded as they are anti-dilutive.

Revenue Recognition

Oil and natural gas revenues are recorded using the sales method, whereby the Company recognizes oil and natural gas revenue based on the amount of oil and gas sold to purchasers, when title passes, the amount is determinable and collection is reasonably assured. Actual sales of gas are based on sales, net of the associated volume charges for processing fees and for costs associated with delivery, transportation, marketing, and royalties in accordance with industry standards. Operating costs and taxes are recognized in the same period in which revenue is earned.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2010
(Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at February 28, 2010, the Company had net operating loss carryforwards, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Stock-based compensation

The Company has adopted FASB ASC 718-10, "Compensation- Stock Compensation", which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Recent accounting pronouncement

In June 2009, the FASB issued FASB ASC 860-10, "Transfers and Servicing", FASB ASC 860-10 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity's continuing involvement in and exposure to the risks related to transferred financial assets. FASB ASC 860-10 is effective for fiscal years beginning after November 15, 2009. The Company will adopt FASB ASC 860-10 in fiscal 2010. The Company does not expect that the adoption of FASB ASC 860-10 will have a material impact on its financial position, cash flows or results of operations.

In June 2009, the FASB issued FASB ASC 810-10, "Consolidation", which included the following: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. FASB ASC 810-10 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt FASB ASC 810-10 in fiscal 2010. The Company does not expect that the adoption of FASB ASC 810-10 will have a material impact on its financial position, cash flows or results of operations.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

Recent accounting pronouncement (continued)

In June 2009, the FASB issued FASB ASC 105-10, "Generally Accepted Accounting Principles replaces SFAS No. 162, which establishes the FASB Accounting Standards Codification ("Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. The issuance of FASB ASC 105-10 and the Codification does not change GAAP. FASB ASC 105-10 becomes effective for interim and annual periods ending after September 15, 2009. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In August 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-05, "Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value". The guidance provided in this update is effective for the first reporting period beginning after issuance. The adoption of this statement has had no material effect on the Company's financial position, cash flows or results of operations.

In September 2009, the Financial Accounting Standards Board (FASB) issued ASU 2009-12, "Fair Value Measurements and Disclosures" (Topic 820): Investments in Certain Entities That Calculate Net Asset Value Per Share (or Its Equivalent). This update provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures - Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update are effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-01, "Equity (Topic 505-10): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force)". This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. This standard is effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The adoption of this statement did not have a material impact on the Company's financial position, cash flows and results of operations.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-02, "Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary". This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

Recent accounting pronouncement (continued)

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-6, "Improving Disclosures about Fair Value Measurements." This update requires additional disclosure within the roll forward of activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, the update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Levels 2 and 3. The new disclosure requirements are effective for interim and annual periods beginning after December 15, 2009, except for the disclosure of purchases, sales, issuances and settlements of Level 3 measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010. As ASU 2010-6 only requires enhanced disclosures, the Company does not expect that the adoption of this update will have a material effect on its financial position, cash flows and results of operations.

NOTE 3 - OIL AND GAS PROPERTIES

East Holly Prospect

On February 27, 2008, the Company entered into an option agreement (the "Option Agreement") with Kingsley Resources, Inc. ("Kingsley"), pursuant to which the Company acquired all the right, title and interest Kingsley had in and to certain leasehold estates in the state of Louisiana ("the Leases") which were the subject of a purchase agreement dated December 11, 2007, and modified February 1, 2008 (collectively, the "Leasehold Purchase Agreement") between Kingsley and Permian Basin Acquisition Fund ("Permian"), pursuant to which Kingsley had the right to acquire the sub-surface rights provided for in the Leases. In order to complete the acquisition of the Leases the Company was required to pay $100,000 on April 2, 2008 to Kingsley and assume all of Kingsley's obligations under the Leasehold Purchase Agreement. On March 14, 2008, the Company completed the Option agreement and the Leasehold Purchase Agreement at a total cost of $687,596, which includes the $100,000 that was paid on April 2, 2008, for approximately 2,551 net acres.

On December 21, 2009, the Company acquired, under its agreement with Petrohawk, an additional 159.3 net acres for $412,985 and on December 23, 2009 the Company also acquired an additional 51.96 net acres in conjunction with Petrohawk for $94,731 within the Cotton Valley/Haynesville trend in the State of Louisiana.

Cotton Valley/ Haynesville

The Company has leased various other properties totalling approximately 144 net acres, consisting of approximately 84 net acres leased as of February 29, 2008 and added 60 net acres leased during the year ended February 28, 2009 for additional consideration of $22,753. These additional property leases, within the Cotton Valley/Haynesville trend in the state of Louisiana, are for three year terms. The Company has a 100% Working Interest and a 75% N.R.I. in the leases comprising a total of 2,695 net acres.

Petrohawk Venture Agreement

On July 14, 2008, The Company entered into a binding venture agreement with Petrohawk Energy Corporation ("Petrohawk") for the joint development of the Haynesville Shale on the Company's properties ("the Leases") in De Soto Parish, Louisiana. Effective August 4, 2008, the Company entered into a definitive binding agreement with Petrohawk consummating the transaction on July 14, 2008.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Petrohawk Venture Agreement (continued)

Under the terms of the Agreement, Petrohawk agreed to pay 100% of the costs of development associated with the first well drilled below the Cotton Valley Formation, including drilling, completing and fracture stimulating, as well as costs up to and including pipeline connection. Petrohawk also agreed to pay 80% of all costs of the second well drilled on the Leases below the base of the Cotton Valley with the Company paying the remaining 20% of the costs. For the third and all subsequent wells drilled on the Leases below the base of the Cotton Valley Formation, Petrohawk will pay 60% of the drilling and completion costs and the Company will pay 40%.

The Company will transfer 60% of its De Soto Parish leases to Petrohawk at closing, but only as the Leases relate to all depths below the base of the Cotton Valley Formation, and specifically the Haynesville Shale. Petrohawk agrees to gather and market the Company's production from above the base of the Cotton Valley Formation, pursuant to a mutually acceptable agreement.

Griffiths 11- #1

The first well under the Petrohawk Agreement, the Griffiths 11- #1, began drilling in October 2008. The well commenced production at the end of January 2009. The Company owns a 40% working interest in the well.

Stevenson Douglas LLC. 16 - #1

The second well under the Petrohawk Agreement, the Steven Douglas LLC 16 - #1, began drilling in April 2009. The well commenced production in March, 2010. The Company owns a 19.09% working interest in the well.

Dehan 15 - #1-H

The third well under the Petrohawk Agreement, the Dehan 15 - #1-H, began drilling in May 2009. The well commenced production in August 2009. The Company owns a 25.73% working interest in the well.

International Paper 12H-1

The fourth well under the Petrohawk Agreement, the International Paper 12-#1H commenced production in April 2010. The Company owns a 20.58% working interest in the well.

Paul Little 7H-#1

The fifth well under the Petrohawk Agreement, the Paul Little 7H-#1. Drilling was completed in May 2010 and is waiting on completion. The Company owns a 20.54% working interest in the well.

Exco Operating Company, LP - Sale

Subsequent to the period on April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP., a wholly owned subsidiary of EXCO Resources, for $28,159,604 effective January 1, 2010. The Company has sold its 40% working interest in all rights deeper than the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation and includes all of the Company's producing wells as described above) in the East Holly Field. The Company continues to own a 100% interest in all rights above this depth and specifically, in the Cotton Valley, Hosston and Upper Bossier sections.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Exco Operating Company, LP - Sale (continued)

The Company intends to use the proceeds of the sale to fund the drilling of the initial well (designated as the Burkley-Phillips No. 1 Well) on its Buena Vista prospect in Jefferson County, Mississippi, as well as to commence development drilling on the Hosston/Cotton Valley formations in the East Holly Field, and to retire its debt to Guggenheim Partners LLC. (Refer to Note 9).

Mississippi Prospect

On September 3, 2008, the Company signed an Option Agreement with Westrock Land Corp ("Westrock") to acquire 5,000 net acres in mineral oil and gas leases located in the State of Mississippi. In accordance with the terms and provisions of the Option Agreement; (i) the Company will acquire a 100% working interest and a 75% net revenue interest in the Leases; (ii) the Company has agreed to pay certain acquisition costs per net mineral acres and also paid a $500,000 deposit on September 3, 2008 to secure the Option Agreement; (iii) the balance of the acquisition costs totalling $2,275,000 will be due and payable upon completion of the due diligence, to be completed by the Company no later than October 15, 2008. The Option Agreement was subsequently extended on each of October 15, 2008, November 30, 2008, April 16, 2009 and June 1, 2009 whereby the option period has been extended until January 20, 2010. Additional deposits of $250,000, $100,000, $250,000, $100,000 and $100,000 were paid on October 17, 2008, December 1, 2008, December 29, 2008, April 27, 2009, May 6, 2009 and June 5, 2009 for a total deposit to date of $1,300,000 (February 28, 2009 - $1,100,000). Effective February 12, 2010, based upon completion of its due diligence, the Board of Directors determined that it was not in the best interests of the Company and its shareholders to proceed with the acquisition and development of the Leases in accordance with the terms and provisions of the Option Agreement and the Company authorized the termination of the Option Agreement. The company and Westrock agreed that the Option Agreement would be terminated and the Company and Westrock would be released from their respective duties and obligations. The Company has forfeited its deposit of the $1,300,000 paid to Westrock which was recorded as a loss during the period.

Buena Vista -Mississippi Haynesville/Bossier Prospect

On June 22, 2009, the Company signed an Option Agreement with Westrock Land Corp to acquire approximately 8,000 net acres in mineral oil and gas leases located in the State of Mississippi. In accordance with the terms and provisions of the Option Agreement; (i) the Company will acquire a 100% working interest and a minimum 75% net revenue interest in the Leases; (ii) the Company has agreed to pay certain acquisition costs per net mineral acres by August 31, 2009. On September 28, 2009, the Company amended the Option Agreement to expand the acreage to include an additional 225 acres thus aggregating approximately 8,225 net acres subject to the Option Agreement. The Company further agreed to advance a payment of $300,000 towards the total purchase price of the acreage under the Option Agreement on August 31, 2009. On October 13, 2009 the Company paid an addition $900,000 towards the purchase price of the property and paid the final instalment of $2,090,060 on November 3, 2009 for a total purchase price of $3,290,060. During the year the Company acquired approximately an additional 861 net acres for $122,376 and subsequent to year end the Company acquired approximately an additional 8,573 net acres at a cost of $556,258. The Company's total acreage as of May 14, 2010 is approximately 17,434 net acres, with net revenue interests ranging from 71.00% to 78.34%.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

Buena Vista -Mississippi Haynesville/Bossier Prospect (continued)

Effective on September 17, 2009, the Board of Directors of the Company authorized the execution of a letter agreement (the "Letter Agreement") with American Exploration Corporation, a Nevada corporation ("AEC") to jointly develop contiguous acreage known as the Buena Vista Area located in Mississippi (the "Joint Development Project"). In accordance with the terms and provisions of the Letter Agreement: (i) AEC agreed to commit approximately 5,000 net acres and the Company agreed to commit approximately 8,225 net acres to the Joint Development Project; (ii) the Company shall be the operator of the Joint Development Project; (iii) the Company agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total Joint Development Project; and (iv)AEC agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total Joint Development Project. Also in accordance with the terms and provisions of the Joint Development Project, future costs, including drilling and completions, for oil and gas activities of the net acreage in the Joint Development Project will be split on a 51% / 49% basis between the Company and AEC, respectively. The Company was required to acquire the acreage committed to the Joint Development Project from an unrelated third party on or before October 15, 2009 otherwise the Letter Agreement would terminate and would no longer be in force and effect. The Company completed the transaction as per above paragraph.

Subsequent to the year end on April 26, 2010, AEC failed to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 well on the company's Buena Vista Prospect ("Prospect") in Jefferson County, Mississippi. As a result, AEC forfeited its rights to a 29% working interest in the well and in the Prospect in favour of the Company. AEC will continue to be entitled to receive a 20% working interest in the first well and the Prospect after completion, subject to compliance by AEC with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement. Subsequent to the year end on March 22, 2010 the Company and AEC entered into a definitive Merger Agreement and Plan of Merger (refer to Note 4).

The Company's Oil and Gas properties are made up as follows:
	February 28 2010	February 29, 2009

Oil and Gas Properties:
Proved, subject to depletion	$ 3,227,866	$ 787,011
Unproved, not subject to depletion	8,223,155	-

	11,451,021	787,011
Accumulated depletion	(1,147,465)	(12,000)

Preliminary Oil and Gas Properties	10,303,556	775,011
Less: reclassified to Assets held for Sale (refer to Note 9)	(6,769,120)	-

Total Oil and Gas Properties	$ 3,534,436	$ 775,011

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 3 - OIL AND GAS PROPERTIES (continued)

The following is a summary of the transactions involving the Company's unproven properties not subject to depletion:

	Acquisition Costs	Development Costs	Total

Balance, February 28, 2008	$ 9,176	$ -	$ 9,176

Incurred during the year	702,923	74,912	777,835
Reallocated to proven and subject to depletion	(712,099)	(74,912)	(787,011)

Balance, February 29, 2009	-	-	-

Incurred during the period	3,920,152	6,743,858	10,664,010
Reallocated to proven and subject to depletion	-	(2,440,855)	(2,440,855)

Preliminary unproven properties	3,920,152	4,303,003	8,223,155
Less: reclassified to Assets held for Sale (refer to Note 9)	(385,716)	(4,303,003)	(4,688,719)

Balance, February 28, 2010	$ 3,534,436	$ -	$ 3,534,436

Depletion of proved oil and gas properties during the year ended February 28, 2010 was computed on the units-of-production method based upon estimated proved reserves of 1,901 MMCF, reserves produced during the period of 675,781 Mcf and net capitalized costs to be amortized totalling $3,227,866 resulting in a depletion cost of $1,135,465 for the period and total accumulated depletion costs as of February 28, 2010 of $1,147,465.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 4 - PLAN OF MERGER

Merger Agreement and Plan of Merger

Subsequent to the year end on March 22, 2010 the Company and American Exploration Corporation ("AEC") entered into a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock merger to be effected under the laws of Nevada. If the merger is completed, the Company will be the surviving corporation, and will become vested with all of American Exploration's assets and property.

Under the terms of the Merger Agreement, AEC's stockholders will receive one share of the Company for every four shares of AEC common stock they own. Currently, there are approximately 59,718,000 shares of AEC common stock outstanding, which would result in the issuance of approximately 14,929,500 shares of the Company's common stock to the former stockholders of AEC upon completion of the merger. The former AEC stockholders would then own approximately 15.6% of the issued and outstanding common stock of the Company, as the surviving corporation. The Merger also contemplates that all outstanding common stock options of AEC and all outstanding share purchase warrants of AEC will be replaced with non-transferable stock options non-transferable common stock purchase warrants of the Company under similar terms and conditions as the original AEC options and share purchase warrants. The number of replacement options and warrants issuable will be determined with reference to the above four to one share exchange ratio. The replacement options will be exercisable at a price of $1.50 per share. The Merger Agreement provides that not more that 15,000,000 shares of the Company's common stock shall be issued in exchange for shares of AEC.

The merger is subject to various conditions, including approval of the respective stockholders of each of AEC and the Company, completion of fairness opinions by both parties and completion by each party to its satisfaction, due diligence investigation of the other party's business and affairs to determine the feasibility, economic or otherwise. Both parties have obtained their respective fairness opinions. The due diligence by both parties was completed on May 5, 2010. The proposed merger is still subject to respective stockholders approval.

NOTE 5 - PROMISSORY NOTE

Effective July 21, 2009, the Board of Directors of the Company authorized the execution of a $3,500,000 senior secured bridge loan with Guggenheim Corporate Funding LLC ("Guggenheim") (the "Loan Agreement"). The Company closed the Loan Agreement effective August 10, 2009 with a maturity date of December 1, 2009. In connection with the bridge loan, $2,000,000 was advanced to the Company with the remaining $1,500,000 to be advanced after certain conditions were met. The term financing also proposes non-binding conditions for a $10,000,000 senior secured advancing line of credit to be negotiated between the Company and Guggenheim. On October 16, 2009, the Board of Directors of the Company authorized the execution of a senior secured advancing line of credit agreement with a maturity date of October 16, 2011 (the "Line of Credit Agreement"). The Line of Credit Agreement represents a $40,000,000 line of credit facility with Guggenheim and certain other lenders. The advances have been used to retire the $2,000,000 outstanding on the $3,500,000 senior secured bridge loan indicated above and to fund well drilling and completion costs and property acquisition costs.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 5 - PROMISSORY NOTE (continued)

The original bridge loan and the line of credit bear interest at the lower of 12% or bank prime rate plus 7.00% calculated and paid on a monthly basis, of which $201,159 was paid through February 28, 2010. The line of credit is secured by way of a first-priority security interest in all of the Company's assets including the Company's interest in the an area of mutual interest (" AMI") (including but not limited to all properties and leasehold within the DeSoto Acreage and the Buena Vista prospect). In addition, the Company has agreed to assign permanent overriding royalty interests ("ORRI") to Guggenheim ranging from 2.5% (proportionately reduced from the Company's working interest) on any acreage now owned or hereafter acquired within the AMI. If the Company repays the outstanding principal early, and an agreed rate of return has not been realized by Guggenheim, an additional ORRI of 5.5% will be added to the permanent ORRI until Guggenheim realizes the required rate of return, after which only the permanent ORRI will remain. Additionally, Guggenheim will participate through an associated company as a 10% working interest partner in the drilling and development of the Company's Buena Vista project in Mississippi.

The Company paid financing fees in connection with the original bridge loan of $415,600 which were being amortized over the life of the loan of which $249,277 was amortized through October 16, 2009. The then unamortized balance of $166,323 along with $1,093,617 of additional costs incurred in connection with the new line of credit will be amortized over the life of the line of credit to October 16, 2011. A total of $438,276 of this balance was amortized through February 28, 2010 leaving an unamortized balance of $1,070,941.

Subsequent to the period on April 22, 2010 the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources, for $28,159,604. The Company used part of the proceeds to retire its debt to Guggenheim and to re-acquire the overriding royalty interests granted to Guggenheim in the DeSoto Acreage. The assets and liabilities related to this disposal have been reclassified as of February 28, 2010 and include the promissory note payable to Guggenheim totalling $10,278,485 being classified as liabilities held for sale and the unamortized deferred financing costs totalling $1,070,941 being classified as assets held for sale (refer to Note 9 ).

NOTE 6 - STOCKHOLDERS' EQUITY

(a)        Share Capital

The Company's capitalization is 400,000,000 common shares with a par value of $0.0001 per share.

The directors of the Company have approved various special resolutions to undertake forward splits of the common stock of the Company as follows: 20 new shares for 1 old share which was effective March 11, 2008; 1.5 new shares for 1 old share which was effective May 29, 2008 and 2 new shares for 1 old share which was effective on July 15, 2009.

All references in these financial statements to number of common shares, price per share and weighted average number of common shares outstanding prior to the 20:1 forward stock split on March 11, 2008, the 1.5:1 forward stock split on May 29, 2008 and the 2:1 forward stock split on July 15, 2009 have been adjusted to reflect these stock splits on a retroactive basis, unless otherwise noted.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 6 - STOCKHOLDERS' EQUITY, (continued)

(a)        Share Capital (continued)

Subsequent to the year end, on May 26, 2010 the Company corrected an administrative oversight regarding the Company's authorized share capital in relationship to the 1.5 for 1 forward split that was effective May 28, 2008, by filing a Certificate of Change with the Nevada Secretary of State. As a result, as of May 26, 2010, the Company's authorized share capital has been increased from 400,000,000 to 600,000,000 shares of common stock, par value $0.0001 per share. There was no change to the Company's issued and outstanding share capital.

(b)        Private Placements

On June 15, 2006, the Company issued 12,000,000 unregistered shares of common stock at $0.0000143 per share for proceeds of $172.

On October 6, 2006, the Company issued 25,020,000 unregistered shares of common stock at a price of $0.000715 per share for proceeds of $17,892.

On October 15, 2007, the Company issued 24,000,000 unregistered shares of common stock at a price of $0.00085 per share for proceeds of $20,452.

Between May 1, 2008 and July 22, 2008, the Company completed a private placement of 12,000,000 unregistered units at $0.33 per unit for proceeds of $4,000,000. Of this amount, $50,000 was by way of a settlement of debt and the remaining $3,950,000 was received in cash. Each unit consists of one common share and one-half non-transferable share purchase warrant; one whole non-transferable purchase warrant is exercisable at $0.67 per share for a period of one year from the date of issuance ending on May 1, 2009.

(c)        Other issuances

On July 15, 2006, the Company issued 6,210,000 shares of common stock at a price of $0.00071 per share on settlement of $4,440 for mineral property acquisition.

On March 17, 2009, the Company issued 5,000 shares of common stock at an estimated fair value of $1.78 per share as per the terms of a consulting agreement that became effective March 1, 2009.

On June 15, 2009, the Company issued 5,000 shares of common stock at an estimated fair value of $1.45 per share as per the terms of a consulting agreement that became effective March 1, 2009.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 6 - STOCKHOLDERS' EQUITY, (continued)

(d)         Share Purchase Warrants

On April 29, 2009, the Company extended the expiration of 6,000,000 warrants from May 1, 2009 to June 1, 2009.

During the year ended February 28, 2010, a total of 1,729,500 warrants were exercised at $0.67 per share with net proceeds of $1,153,000 to the Company and the remaining 4,270,500 warrants expired unexercised.

The Company's share purchase warrants activity for the year ended February 28, 2010 is summarized as follows:
	Number of Warrants	Weighted average exercise Price per share	Weighted average remaining In contractual life (in years)
Balance, February 29, 2008	-	$ -	-
Issued	6,000,000	0.67	-
Expired	-	-	-
Exercised	-	-	-

Balance, February 29, 2009	6,000,000	0.67	0.17
Issued	-	-	-
Expired	(4,270,500)	0.67	-
Exercised	(1,729,500)	0.67	-

Balance, February 28, 2010	-	$ -	-

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 7 - STOCK OPTION PLAN

On April 7, 2008, the Board of Directors of the Company ratified, approved and adopted a Stock Option Plan for the Company allowing for the grant of up to 4,400,000 options to acquire common shares with terms of up to 10 years. Subsequently, the Board of Directors of the Company ratified, approved and amended the Stock Option Plan increasing the allowable grant as follows: to 7,600,000 options effective July 9, 2008, to 12,000,000 options effective September 22, 2009 and to 15,000,000 options effective March 22, 2010. In the event an optionee ceases to be employed by or to provide services to the Company for reasons other than cause, any Stock Option that is vested and held by such optionee may be exercisable within up to ninety calendar days after the effective date that his position ceases. No Stock Option granted under the Stock Option Plan is transferable. Any Stock Option held by an optionee at the time of his death may be exercised by his estate within one year of his death or such longer period as the Board of Directors may determine.

As approved by the Board of Directors, on April 7, 2008, the Company granted 4,200,000 fully vested stock options to certain officers, directors and management of the Company at $0.59 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $2,457,000 and was determined using the Black-Scholes option pricing model with an expected life of 5 years, a risk free interest rate of 2.75%, a dividend yield of 0% and expected volatility of 260% and was recorded as a stock based compensation expense in 2009.

As approved by the Board of Directors, between July 9, 2008 and August 19, 2008, the Company granted a total of 2,700,000 fully vested stock options to certain officers and directors of the Company at prices ranging from $2.10 per share to $3.18 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $7,157,685 and was determined using the Black-Scholes option pricing model with the following assumptions; expected lives of 5 years, risk free interest rates ranging from 3.07% - 3.12%, dividend yields of 0% and expected volatility of 260% and was recorded as a stock based compensation expense in 2009.

As approved by the Board of Directors, on November 18, 2008, the Company granted a total of 500,000 fully vested stock options to a director of the Company at $2.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated to be $1,182,500 and was determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.22%, a dividend yield of 0% and expected volatility of 260% and was recorded as a stock based compensation expense in 2009.

As approved by the Board of Directors, on February 4, 2009, the Company granted a total of 600,000 fully vested stock options to two directors of the Company at $1.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $1,197,000 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 1.91%, a dividend yield of 0% and expected volatility of 260% and was recorded as a stock based compensation expense in 2009.

Also effective February 4, 2009, the Company cancelled 1,800,000 previously granted and fully vested options to a former director at $0.59 per share and re-priced to $1.50 per share, 3,200,000 previously granted and fully vested options with original exercise prices ranging from $2.10 per share to $3.18 per share with all other terms remaining unchanged from the original issuances. The estimated incremental fair value resulting from the modification of these options of $8,500 was recorded as a stock based compensation expense in 2009.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 7 - STOCK OPTION PLAN (continued)

As approved by the Board of Directors, on August 14, 2009, the Company granted a total of 800,000 fully vested stock options to two directors of the Company at $1.50 per share for terms of ten years. The total fair value of these options at the date of grant was estimated at $1,148,000 and determined using the Black-Scholes option pricing model with the following assumptions; an expected life of 5 years, a risk free interest rate of 2.51%, a dividend yield of 0% and expected volatility of 260% and was recorded as a stock based compensation expense in 2009.

On September 22, 2009, the Company granted an aggregate of 3,000,000 stock options to the Chief Financial Officer of the Company under the 2008 Stock Option Plan, as amended, with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 Stock Options vesting when the Company has successfully raised equity funding in the amount of $10,000,000 and (b) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (c) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (d) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above. To February 28, 2010, no amounts have vested or been recorded in connection with this agreement (refer to Note 8).

On September 22, 2009, the Company granted an aggregate of 1,500,000 stock options to the President of the Company, under the 2008 Stock Option Plan, as amended, with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (c) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above. To February 28, 2010, no amounts have vested or been recorded in connection with this agreement.

Subsequent to the year end between March 25, 2010 and April 8, 2010, the Company granted a total of 3,950,000 stock options to certain officers, directors and advisory board members of the Company at exercise prices ranging from $1.15 to $1.47 per share.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 7 - STOCK OPTION PLAN (continued)

The Company's stock option activity for the year ended February 28, 2010 is summarized as follows:
	Number of Options	Weighted average exercise Price per share	Weighted average remaining In contractual life (in years)

Balance, February 29, 2008	-	$ -	-
Granted	8,000,000	1.41	-
Exercised	-	-	-
Expired / cancelled	(1,800,000)	0.59

Balance, February 28, 2009	6,200,000	1.15	9.36
Granted	800,000	1.50	-
Exercised	-	-	-
Expired / cancelled	-	-

Balance, February 28, 2010	7,000,000	$ 1.19	8.49

NOTE 8 - RELATED PARTY TRANSACTIONS

During 2008, a shareholder of the Company advanced $50,000 to the Company. On May 1, 2008, the advance was converted into 75,000 private placement units of the Company at a price of $0.67 as described in Note 5 (b).

During 2008, the Company arranged a short-term non-interest bearing advance for $33,239 from an existing shareholder. During first quarter of fiscal 2009, the Company exchanged its interest in the Southwest and Sedona mineral claims located in the province of British Columbia for the amount owing on this loan payable (refer Note 3).

The Company paid a total of $234,039 in management fees to officers and directors of the Company for the period ended February 28, 2010 (February 28, 2009 - $126,400; February 29, 2008 - $8,627).

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year executive service agreement with Michael J. Newport, the President/Chief Executive Officer and a director of the Company (the "Executive Service Agreement"). In accordance with the terms and provisions of the Executive Service Agreement: (i) the Company shall continue to pay Mr. Newport a monthly salary of $15,000; (ii) the Company shall grant an aggregate of 1,500,000 stock options (the "Stock Options") to Mr. Newport under its 2008 Stock Option Plan, as amended (the "Stock Option Plan"), with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (b) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (c) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above; and (iii) Mr. Newport shall continue to provide services to the Company in the capacity as the President/Chief Executive Officer and a director and further provide consulting advise on exploration strategies, management and operational service considerations.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 8 - RELATED PARTY TRANSACTIONS (continued)

To February 28, 2010 no amounts have vested or been recorded in connection with the options granted in connection with this agreement.

Effective September 22, 2009, the Board of Directors authorized the execution of a two-year executive service agreement with Mark Witt (the "Executive Service Agreement"). In accordance with the terms and provisions of the Executive Service Agreement: (i) the Company shall pay Mr. Witt a monthly salary of $10,000; (ii) the Company shall grant an aggregate of 3,000,000 stock options (the "Stock Options") to Mr. Witt under its 2008 Stock Option Plan, as amended (the "Stock Option Plan"), with such terms and provisions of the grant, including exercise price and duration of exercise period, to be determined at the time of grant as follows: (a) 1,500,000 Stock Options vesting when the Company has successfully raised equity funding in the amount of $10,000,000 and (b) 500,000 Stock Options vesting when the Company has completed its listing and commences trading of its shares of common stock with a designated trading symbol (the "Trading Date") with the NYSE Amex Equities, formerly known as the American Stock Exchange ("NYSE Amex Equities"); (c) 500,000 Stock Options vesting at the one year anniversary date of the Trading Date, and (d) 500,000 Stock Options vesting at the second year anniversary date of the Trading Date. The exercise price at each vesting date shall be the lesser of (a) the thirty-day weighted average price of the Company's shares of common stock prior to each of the respective vesting dates and (b) the issue price of the shares of common stock in the equity financings above, and (c) Mr. Witt shall provide services to the Company in the capacity as the Treasurer/Chief Financial Officer and a director and further provide consulting advise on exploration strategies, management and operational service considerations.

Subsequent to the period on March 23, 2010 Mr. Witt resigned as the Chief Financial Officer/Treasure of the Company. Under the terms of his separation and release agreement with the company dated March 26, 2010, Mr. Witt is entitled to a severance payment of $77,419, and in lieu of the above mentioned stock options previously awarded being cancelled, he was granted 500,000 commons stock options, exercisable for two years at an exercise price of $1.25 per share.

NOTE 9 - DISCONTINUED OPERATIONS

Exco Operating Company, LP - Sale

Subsequent to the period on April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources for $28,159,604 effective January 1, 2010. The Company has sold its 40% working interest in all rights deeper than the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation and includes all of the Company's producing wells) in the East Holly Field. The Company continues to own a 100% interest in all rights above this depth and specifically, in the Cotton Valley, Hosston and Upper Bossier sections.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 9 - DISCONTINUED OPERATIONS (continued)

As at February 28, 2010, certain assets and liabilities disposed of or discharged directly or indirectly in connection with this transaction have been classified as Assets or Liabilities Held for Sale. A summary of the items classified as Assets Held for Sale and Liabilities Held for Sale as at February 28, 2010 is as follows:

ASSETS HELD FOR SALE
Accounts receivable - production	$ 332,401
Deferred finance fees	1,070,941
Oil and Gas properties	6,769,120
TOTAL ASSETS HELD FOR SALE	$ 8,172,462

LIABILITIES HELD FOR SALE
Accounts payable - development costs	$ 108,566
Accounts payable - finance costs	822,605
Promissory note	10,278,485
TOTAL LIABILITIES HELD FOR SALE	$ 11,209,656

For all periods presented, the results of the Company represent the results related to the disposed of wells, related properties and financing activities as discontinued operations. A summary of the components of the results of discontinued operations is as follows:

	Year Ended February 28,	Year Ended February 28,	Inception (May 12, 2006) to February 28,
	2010	2009	2010

REVENUES
Oil and gas revenue	$ 2,407,600	$ 516,579	$ 2,924,179

GENERAL AND ADMINISTRATIVE EXPENSES
Operating costs and taxes	667,275	149,323	816,598
Depletion Allowance	1,135,465	12,000	1,147,465
Mineral property costs	-	-	14,510

	1,802,740	161,323	1,978,573

NET OPERATING INCOME	604,860	355,256	945,606

OTHER ITEMS
Interest expense	(201,159)	-	(201,159)
Finance costs	(438,276)	-	(438,276)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	$ (34,575)	$ 355,256	$ 306,171

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 10 - INCOME TAXES

The Company has adopted the FASB ASC 740-10, "Income Taxes". As of February 28, 2010, February 28, 2009, and February 29, 2008, the Company had net operating loss carry forwards of approximately $4,779,401; $1,710,414 and $137,000, respectively that may be available to reduce future years' taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carryforwards.

The provision for income taxes consisted of the following components for the years ended February 28, 2010, February 28, 2009 and February 29, 2008:

	2010	2009	2008
Current:
Federal	35.0%	35.0%	35.0%
State	0.0%	0.0%	0.00%
Deferred:	-	-	-
Total income tax provision	35.0%	35.0%	35.0%

Components of net deferred tax assets, including a valuation allowance, are as follows at February 28:
	2010	2009	2008
Deferred tax assets:
Net operating loss carryforward	$4,779,401	$ 1,710,414	$136,919

Total deferred tax assets	1,672,790	598,645	47,922
Less: Valuation Allowance	(1,672,790)	(598,645)	(47,922)

Net Deferred Tax Assets	$ - -	$ -	$ -

The valuation allowance for deferred tax assets as of February 28, 2010, February 28, 2009 and February 29, 2008 was $1,672,790, $598,645 and $47,922, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would be realized as of February 28, 2010, February 28, 2009 and February 29, 2008.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 11 - SUBSEQUENT EVENTS

Stock Option Plan

Subsequent to the year end on March 22, 2010 the Board of Directors increased the allowable number of options to be granted from 12,000,000 shares to 15,000,000 shares.

Stock Options

Subsequent to the year end between March 25, 2010 and April 8, 2010, the Company granted a total of 3,950,000 stock options to certain officers, directors and advisory committee members of the Company at exercise prices ranging from $1.15 to $1.47.

Related Parties

Subsequent to the period on March 23, 2010, Mr. Witt resigned as the Chief Financial Officer/Treasurer of the Company. Under the terms of his separation and release agreement with the company dated March 26, 2010, Mr. Witt is entitled to a severance payment of $77,419, and in lieu of cancellation of previously awarded stock options, he has been granted 500,000 common stock options, exercisable for two years at an exercise price of $1.25 per share.

Exco Operating Company, LP - Sale

Subsequent to the period on April 22, 2010, the Company closed the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets have been sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources for $28,159,604 with an effective date of January 1, 2010. The Company has sold its 40% working interest in all rights deeper than the base of the Cotton Valley formation (which has been defined to be 100 feet below the stratigraphic equivalent of the Cotton Valley formation and includes all of the Company's producing wells) in the East Holly Field. The Company continues to own a 100% interest in all rights above this depth and specifically, in the Cotton Valley, Hosston and Upper Bossier sections.

Merger Agreement and Plan of Merger

Subsequent to the year end on March 22, 2010 the Company and American Exploration Corporation ("AEC") entered into a definitive Merger Agreement and Plan of Merger (the "Merger Agreement") that contemplates a stock-for-stock merger to be effected under the laws of Nevada. Under the terms of the Merger Agreement, the AEC stockholders will receive one share of the Company for every four shares of AEC common stock they own. Currently, there are approximately 59,718,000 shares of AEC common stock outstanding, which would result in the issuance of approximately 14,929,500 shares of the Company's common stock to the former stockholders of AEC which would represent approximately 15.6% of the issued and outstanding common stock of the Company, as the surviving corporation. The merger is be subject to various conditions, including approval of the respective stockholders of each of the Company and AEC, completion of fairness opinions for both parties and completion of due diligence. Both parties have obtained their respective fairness opinions. The due diligence by both parties was completed on May 5, 2010. The proposed merger is still subject to respective stockholders approval (refer to Note 4).

Share Capital

Subsequent to the year end, on May 26, 2010 the Company corrected an administrative oversight regarding the Company's authorized share capital in relationship to the 1.5 for 1 forward split that was effective May 28, 2008, by filing a Certificate of Change with the Nevada Secretary of State. As a result, as of May 26, 2010, the Company's authorized share capital has been increased from 400,000,000 to 600,000,000 shares of common stock, par value $0.0001 per share. There was no change to the Company's issued and outstanding share capital.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 12 -CONTINGENCIES

During August 2009, the Company was included in a third party lawsuit by a former director of the Company. The former Director has made certain allegations against the Company, as specifically described in the body of the Company's August 31, 2009 and November 30, 2009 filings on Form 10-Q and February 28, 2010 10-K. Although the Company refutes these allegations and believes it should not be included in this action and that the claims contained within the lawsuit are without merit, it is possible that the Company may be exposed to a loss contingency. However, the amount of such loss, if any, cannot be reasonably estimated at this time and accordingly, no amount has been recorded to date.

A complaint was filed in the second judicial district court in Washoe County, Nevada by Avasha Group, Ltd. ("Avasha") on November 18, 2009 (such complaint as amended November 23, 2009) against the Company and certain other unnamed defendants. Avasha alleges that on or about April 21, 2008, Avasha entered into private placement subscription agreement with the Company to purchase 500,000 units from the Company (with each unit consisting of one share of the Company's common stock and one-half of one stock purchase warrant, together, the "Securities") for a total purchase price of $500,000. Avasha alleges that it paid such purchase price to the Company but the Securities were not delivered to Avasha. Avasha alleges that it is entitled to delivery of such Securities, as adjusted to take into account subsequent stock split(s) by the Company. The Company believes that this claim is without merit and intends to vigorously defend this matter.

NOTE 13 -SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

Estimates of proved reserves at February 28, 2010 were prepared by Ryder Scott Company, L.P., the Company's independent consulting petroleum engineers. All proved reserves are located in the United States.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 13 -SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (continued)

The following table illustrates the Company's estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by Ryder Scott Company, L.P. The gas price as of February 28, 2010 is based on the 12-month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $3.51 per Mcf. All prices are adjusted by lease for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines. All proved reserves are located in the United States.

	Proved Reserves
	Oil (MBbls)	Gas (Mmcf)	Equivalent (Mmcfe)

Proved reserves, February 28, 2009	0	1,256	1,256

Extensions and discoveries	0	1,321	1,321

Production	0	(676)	(676)

Proved reserves, February 28, 2010	0	1,901	1,901

Oil and Gas Operations

The following table sets forth revenue and direct cost information relating to the Company's oil and gas exploration and production activities.

	2010	2009
Gas production revenues	$2,240,574	$516,579
Operating cost: Depreciation, depletion and amortization	(1,135,465)	(12,000)
Lease operating costs	(325,159)	(149,323)
Results of operations	$779,950	$355,256
Amortization rate per boe	$10.09	$0.55

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 13 -SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (continued)

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization.

	February 28
	2010	2009	2008
	(In thousands)
Evaluated oil and natural gas properties	$7,916	$787	$ 0
Unevaluated oil and natural gas properties	3,534	0	0

	11,450	787	0
Accumulated depletion, depreciation and amortization	(1,147)	(12)	0

	$10,303	$775	$ 0

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows:

	Years Ended February 28,
	2010	2009	2008
	(In thousands)
Property acquisition costs, proved (1)	$ 786	$712	$0
Property acquisition costs, unproved (1)	3,924	0	9
Exploration and extension well costs	0	0	0
Development costs	6,741	75	0

Total costs	$11,451	$787	$9

(1)    Development costs and Property acquisition costs for proved and unproved includes $7,904,000 in costs relating to Assets held for sale as of February 28, 2010.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flow information has been developed utilizing ASC 932, Extractive Activities --Oil and Gas, (ASC 932) procedures and based on oil and natural gas reserve and production volumes estimated by the Company's engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flow be viewed as representative of the current value of the Company.

MAINLAND RESOURCES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2010, February 28, 2009 and February 29, 2008
(Audited)

NOTE 13 -SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (continued)

The Company believes that the following factors should be taken into account when reviewing the following information:

  future costs and selling prices will probably differ from those required to be used in these calculations;

  due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

  a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

  future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, for the years ended February 28, 2010 and 2009 and February 29, 2008, the future cash inflows were estimated by applying year-end oil and natural gas prices to the estimated future production of year-end proved reserves. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and year-end prices were required.

The Standardized Measure is as follows:

	Years Ended February 28,
	2010	2009	2008
Future cash inflows	$6,285	$4,092	0
Future productions costs	(2,461)	(1,649)	0
Future development costs	(7)	(4)	0
Future income tax expense	0	0	0
Future net cash flows 10% discounts	3,817	2,439	0
10% annual discount for estimated timing of cash flows	(820)	(272)	0
Standardized measure of discounted future net cash flows	$2,997	$2,167	0

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
BALANCE SHEETS
(Unaudited)

	September 30, 2010	December 31, 2009

ASSETS

Current Assets
Cash and cash equivalents	$ 5,764	$ 9,560
Total Current Assets	5,764	9,560

Oil and gas properties - unevaluated, not subject to amortization	3,771,001	3,771,001
Website, net of amortization	3,866	6,392

Total Assets	$ 3,780,631	$ 3,786,953

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$ 21,440	$ 32,500
Accounts payable - related parties	15,490	5,422
Short-term note payable	49,979	-
Short-term notes payable - related parties	88,200	87,809
Convertible notes - related party	100,000	95,227
Total Current Liabilities	275,109	220,958

Commitments and contingencies	-	-

Stockholders' Equity
Common stock, $0.001 par value, 2,100,000,000 shares authorized:
60,273,333 and 59,773,333 shares issued and outstanding, respectively	60,273	59,773
Additional paid-in capital	5,909,762	5,577,683
Accumulated deficit during exploration stage	(2,464,513)	(2,071,461)
Total Stockholders' Equity	3,505,522	3,565,995

Total Liabilities and Stockholders' Equity	$ 3,780,631	$ 3,786,953

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
For the Three and Nine Months ended September 30, 2010 and 2009, and for the
Period from Inception (May 11, 2006) to September 30, 2010
(Unaudited)

					Period from
	Three Months	Three Months	Nine Months	Nine Months	Inception
	Ended	Ended	Ended	Ended	(May 11, 2006)
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009	to September 30, 2010

Revenue	$ -	$ -	$ -	$ -	$ -

Operating Expenses
General and administrative	155,514	1,423,284	554,330	1,652,791	2,558,093
Amortization	842	833	2,526	2,493	7,411
Total Operating Expenses	156,356	1,424,117	556,856	1,655,284	2,565,504

Loss from Operations	(156,356)	(1,424,284)	(556,856)	(1,655,284)	(2,565,504)

Other income (expense)
Loss on sale of assets	-	-	-	-	(1,161)
Other income	23,800	-	173,800	-	173,800
Interest expense	(2,899)	(2,191)	(9,996)	(2,191)	(71,648)
Total other income (expense)	20,901	(2,191)	163,804	(2,191)	100,991

Net loss	$(135,455)	$ (1,426,308)	$ (393,052)	$ (1,657,475)	$ (2,464,513)

Net loss per common share - basic and diluted	$ (0.00)	$(0.03)	$ (0.01)	$ (0.02)

Weighted average shares - basic and diluted	60,273,333	56,705,707	60,147,326	82,803,114

The accompanying notes are an integral part of these unaudited financial statements

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period from Inception (May 11, 2006) to September 30, 2010
(Unaudited)

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance at inception on May 11, 2006	-	$ -	$ -	$ -	$ -

Initial capitalization, sale of
of common stock to directors on
May 11,2006 $0.00005/share	94,500,000	94,500	(90,000)	-	4,500

Private Placement - September 30,
at 0.0024/share	41,475,000	41,475	57,275	-	98,750

Net loss	-	-	-	(9,055)	(9,055)
Balance, December 31, 2006	135,975,000	135,975	(32,725)	(9,055)	94,195

Net loss	-	-	-	(60,078)	(60,078)
Balance, December 31, 2007	135,975,000	135,975	(32,725)	(69,133)	34,117

Private Placement- November 19,
2008 at $0.692/share	1,350,000	1,350	898,650	-	900,000

Private Placement - November 24,
2008 at $0.689/share	150,000	150	99,850	-	100,000

Net loss	-	-	-	(106,170)	(106,170)
Balance December 31, 2008	137,475,000	137,475	965,775	(175,303)	927,947

Private Placement - February 2009
at $0.667/share	487,500	488	324,512	-	325,000

Forgiven loan from director	-	-	5,000	-	5,000

Cancellation of shares	(83,100,000)	(83,100)	83,100	-	-

Shares issued for oil and gas lease -
August 2009 at $0.66/share	4,037,500	4,037	2,660,713	-	2,664,750

Private Placements - August 2009
at $0.50/share	660,000	660	329,340		330,000

Private Placements - September 2009
at $0.75 and $1.00/share	158,333	158	124,842	-	125,000

Private Placement - October 2009
at $1.00/share	55,000	55	54,945	-	55,000

Amortization of share-based compensation	-	-	968,511	-	968,511

Discount on convertible debt	-	-	60,945	-	60,945

Net Loss	-	-	-	(1,896,158)	(1,896,158)
Balance, December 31, 2009	59,773,333	$ 59,773	$ 5,577,683	$ (2,071,461)	$ 3,565,995

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Exploration	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Balance, December 31, 2009	59,773,333	$ 59,773	$ 5,577,683	$ (2,071,461)	$ 3,565,995

Private Placement - Feb 22, 2010
at $0.25 per share	300,000	300	74,700	-	75,000

Private Placement - April 5, 2010
at $0.25 per share	200,000	200	49,800	-	50,000

Amortization of share-based compensation	-	-	207,579	-	207,579

Net Loss	-	-	-	(393,052)	(393,052)
Balance September 30, 2010	60,273,333	$ 60,273	$ 5,909,762	$ (2,464,513)	$ 3,505,522

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENTS OF CASH FLOW
For the Nine Months Ended September 30, 2010 and 2009, and for the
Period from Inception (May 11, 2006) to September 30, 2010
(Unaudited)
			Period from
	Nine Months	Nine Months	Inception
	Ended	Ended	(May 11, 2006)
	September 30, 2010	September 30, 2009	to September 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (393,052)	$ (1,657,475)	$ (2,464,513)
Adjustments to reconcile net loss to cash used by operating activities
Amortization expense	2,526	2,493	7,411
Amortization of debt discount	-	-	60,945
Share-based compensation	207,579	853,318	1,176,090
Loss on sale of assets	-	-	1,161
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(5,918)	111,998	26,445
Accounts payable - related parties	10,069	-	15,490
Net cash used in operating activities	(178,796)	(689,666)	(1,176,971)

CASH FLOWS FROM INVESTING ACTIVITIES
Website	-	-	(10,000)
Acquisition of unproved oil and gas properties	-	(325,001)	(1,108,551)
Net cash used in investing activities	-	(325,001)	(1,118,551)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	125,000	780,000	2,063,250
Proceeds from note payable	50,000	-	50,000
Proceeds from notes payable - related parties	-	87,548	92,809
Proceeds from issuance of convertible debt - related party	-	-	95,227
Net cash provided by financing activities	175,000	867,548	2,301,286

(Decrease) increase in cash during period	(3,796)	(147,119)	5,764

Cash, beginning of period	9,560	160,832	-

Cash, end of period	$ 5,764	$ 13,713	$ 5,764

Supplemental cash flow information:
Taxes paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

Non-cash investing transactions:
Common stock issued for oil and gas properties	$ -	$ -	$ 2,664,750
Cancellation of loan from director - contributed capital	$ -	$ -	$ 5,000
Cancellation of shares	$ -	$ -	$ 83,100

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of American Exploration Corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These financial statements should be read in conjunction with the audited financial statements and footnotes that are included as part of the Company's Form 10-K for the year ended December 31, 2009.

The Company was originally incorporated under the laws of the state of Nevada on May 11, 2006. The Company has limited operations, is considered an exploration stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification and marketing plans. On August 6, 2008, the Company merged with its wholly-owned subsidiary and changed its name to American Exploration Corporation. Concurrent with the name change, management changed the focus of operations from the provision of consulting engineering services to oil and gas exploration and development.

On August 18, 2008, the Company affected a 14 for 1 forward stock split of its issued and outstanding par value $0.001 common shares. On April 13, 2009, a 1.5 for 1 forward stock split took effect. All share and per share amounts have been retroactively adjusted to reflect the effect of these forward stock splits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current presentation.

Earnings per Share

Basic earnings per share is computed by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders by the weighted-average number of common and common equivalent shares outstanding during the period. Common share equivalents included in the diluted computation represent shares issuable upon assumed exercise of stock options and warrants using the treasury stock method and convertible instruments using the "if converted" method. For periods in which net losses are incurred, weighted average shares outstanding is the same for basic and diluted loss per share calculations, as the inclusion of common share equivalents would have an anti-dilutive effect.

For the three and nine months ended September 30, 2010, options and warrants to purchase 2,700,000 and 250,000 shares of common stock, respectively, were excluded from the diluted earnings per share calculation because their effect would have been anti-dilutive.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Concentrations of Risks - Cash Balances

The Company maintains its cash in institutions insured by the Canada Deposit Insurance Corporation (CDIC) and Federal Deposit Insurance Corporation (FDIC). Both the FDIC and CDIC had insured limits of up to $250,000 per depositor as of September 30, 2010.

Oil and Gas Properties, Full Cost Method

The Company has elected to use the full cost method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells, including directly related overhead costs and related asset retirement costs, are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalized as oil and gas property costs on a county by county basis. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. The Company assesses the realizability of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred. Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of the Company to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In applying the full cost method, the Company performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of property and equipment is compared to the "estimated present value" of its proved reserves. The estimated present value of proved reserves is based upon future net revenues (after consideration of current economic and operating conditions at the end of the period) discounted at a 10 percent interest rate, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties. If capitalized costs exceed this limit, the excess is charged as an impairment expense.

As of September 30, 2010 the Company had no proved properties and no impairment of unevaluated oil and gas properties was indicated.

Foreign exchange and currency translation

For the periods presented, the Company maintained cash accounts in Canadian and U.S. dollars, and incurred certain expenses denominated in Canadian dollars. The Company's functional and reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect on the date of the transactions. Assets and liabilities are translated using exchange rates at the end of each period. Exchange gains or losses on transactions are included in earnings. Adjustments resulting from the translation process are reported in a separate component of other comprehensive income and are not included in the determination of the results of operations. For all periods presented, any exchange gains or losses or translation adjustments resulting from foreign currency transactions were immaterial.

Recent Accounting Pronouncements

There were various accounting standards and interpretations issued recently, none of which are expected to have a material effect on the Company's operations, financial position or cash flows.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred net losses for the period from inception to September 30, 2010 of $2,464,513. The Company intends to fund initial operations through equity financing arrangements and current efforts are further described in Note 6.

The ability of the Company to emerge from the exploration stage is dependent upon the Company's successful efforts to raise sufficient capital and then attain profitable operations. In response to these problems, management has planned or completed the following actions:

  The Company has completed a Registration Statement and obtained a trading symbol for its common shares on the OTCBB.

  Management intends to raise additional funds through public or private equity or debt offerings.

  Management has changed the focus of the Company's operations to oil and gas exploration and development from the provision of engineering services.

There can be no assurances, however, that management's expectations of future revenues will be realized.

Mainland Resources, Inc. Merger Agreement

Earlier this year our Board of Directors authorized and approved the execution of a definitive merger agreement and plan of merger (the "Merger Agreement") dated March 22, 2010 (the "Execution Date") with Mainland Resources, Inc., a Nevada corporation ("Mainland Resources"). The Merger Agreement provides for a stock-for-stock merger to be effected under the laws of the State of Nevada whereby it is contemplated that our shareholders will receive one share of common stock of Mainland Resources for every four shares of our common stock held of record. The share exchange ratio is subject to adjustment.  The Merger Agreement is subject to various conditions precedent including, but not limited to, approval by our shareholders and the shareholders of Mainland Resources of the Merger Agreement, and the number of Mainland Resources' shareholders exercising dissenter rights available to them under Nevada law cannot exceed 5% of the total issued and outstanding shares of Mainland Resources common stock. The Merger Agreement is subject to termination by either us or Mainland Resources if certain conditions specified in the Merger Agreement are not satisfied at or before September 30, 2010 or such later date as may be mutually agreed upon (the "Termination Date"). Effective on September 7, 2010, we entered into an amending agreement (the "Amending Agreement") with Mainland Resources in regards to the Merger Agreement. In accordance with the terms and provisions of the Amending Agreement, the Termination Date has been extended to December 31, 2010.

If the merger is completed, Mainland Resources will be the surviving corporation, and will acquire all of the Company's assets and property.

NOTE 3. STOCKHOLDERS' EQUITY

Common Stock - Issued and Outstanding

On May 11, 2006 (inception), the Company issued 94,500,000 shares of its common stock to its Directors for cash of $4,500. On September 30, 2006, the Company closed a private placement for 41,475,000 common shares for an aggregate of $98,750.

On November 19th and 24th of 2008, the Company closed two private placements for 1,350,000 and 150,000 shares respectively, at a price of $0.67 per share, for a total of $1,000,000. Included with each share in these private placements was one-half non-transferable share purchase warrant, for a total of 750,000 warrants with a fair value on the date of grant of $26,012. Each warrant had a term of 12 months and entitled the subscriber to purchase one additional share of the company at an exercise price of $1.33 per share. These warrants expired without exercise during 2009.

In February 2009, the Company completed two private placements for 487,500 shares for a total of $325,000, or $0.67 per share. Included with each share in these private placements was one-half non-transferable share purchase warrant, for a total of 243,750 warrants with a fair value on the date of grant of $48,716. Each warrant had a term of 12 months and entitled the subscriber to purchase one additional share of the Company's stock at an exercise price of $1.33 per share. These warrants expired without exercise during 2010.

On March 21, 2009 our prior executive officers and founders agreed to return an aggregate 83,100,000 shares of our common stock to the Company. They did not receive any compensation for the return to and cancellation of these shares by the Company.

On August 19, 2009, 4,037,500 shares were issued to Westrock to acquire the balance of an oil and gas lease (see Note 5). These shares were valued at $0.66 per share for a total of $2,664,750, based upon the Company's share price on the date of agreement.

On August 17, 2009, a private placement closed for 400,000 shares at $0.50 per share or $200,000. On August 31, 2009, a private placement closed, for 260,000 shares at $0.50 per share or $130,000. On September 21, 2009, a private placement closed for 133,333 shares at $0.75 per share, or $100,000. On September 25, 2009, a private placement closed for 25,000 shares at $1.00 per share. Included with each share in these private placements was one-half non-transferable share purchase warrant for a total of 409,166 warrants with an exercise term of 12 months and a fair value on the grant date of $356,761. The warrants had exercise prices ranging from $0.50 to $1.50 and expired without exercise during 2010.

On October 8, 2009 a private placement closed for 55,000 shares at $1.00 per share, or a total of $55,000, with no warrants attached.

On February 24, 2010 a private placement closed for 300,000 shares at $0.25 per share or $75,000. The investor also received 150,000 warrants with an exercise price of $0.50 per share with a one year term.  These warrants had a grant date fair value of $20,495.

On April 5, 2010 a private placement closed for 200,000 shares at $0.25 per share or $50,000. The investor also received 100,000 warrants with an exercise price of $0.50 per share with a one year term. These warrants had a grant date fair value of $17,403.

Stock Options

In September 2009, the Company adopted the 2009 Stock Option Plan ("2009 Plan"). The 2009 Plan allows the Company to issue options to officers, directors and employees, as well as consultants, to purchase up to 7,000,000 shares of common stock.

No options were issued during the nine months ended September 30, 2010.

A summary of stock option activity and related information for the nine month period ended September 30, 2010 is presented below:
	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2010	2,700,000	$0.80	$-
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at September 30, 2010	2,700,000	$0.80	$-
Exercisable at September 30, 2010	1,240,430	$0.80	$-

Outstanding options had an aggregate fair value of $2,559,954, or $0.95 per share, at the date of grant, which was calculated in accordance with the Black-Sholes valuation model. The Company recognized stock based compensation expense of $207,759 related to these options during the nine months ended September 30, 2010.  As of September 30, 2010, total unrecognized stock-based compensation expense related to non-vested stock options was $1,383,864.  The unrecognized stock-based compensation is expected to be ratably amortized to expense over a period of 5 years. The weighted average remaining contractual term of the outstanding options and exercisable options at September 30, 2010 is approximately 9 years. Options outstanding had no intrinsic value at September 30, 2010.

Warrants

A summary of warrant activity and related information for the nine months ended September 30, 2010 is presented below:

	Warrants	Weighted-Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2010	652,916	$1.01	$-
Granted	250,000	0.50	-
Exercised		-	-
Forfeited or expired	(652,916)	$1.01	$-
Outstanding and exercisable at September 30, 2010	250,000	$0.50	$-

As of September 30, 2010, the Company had 250,000 warrants outstanding with a remaining weighted average contractual life of approximately 5.4 months.  The weighted average exercise price for all remaining outstanding warrants was $0.50 per share.  Outstanding warrants had an aggregate fair market value of $37,898 at the date of grant, which was calculated in accordance with the Black-Sholes valuation model based on the following assumptions: (a) risk free interest rate 3.5%, (b) expected volatility of 192.35% (c) expected life of 1 year, and (d) zero expected future dividends.

Other Capital Transactions

On January 1, 2009, a $5,000 advance payable to a director of the Company and outstanding as of December 31, 2008, was forgiven and recorded as a contribution to capital.

On July 16th, 2010 our Board of Directors, pursuant to unanimous written consent, authorized the filing of a Statement of Change with the Nevada Secretary of State increasing our authorized capital to 2,100,000,000 shares of common stock.

NOTE 4. RELATED PARTY TRANSACTIONS

During the second quarter of 2009, directors of the Company loaned approximately $88,000 to cover operating expenses of the Company. Interest of 10% per annum will be paid to the lenders beginning July 1, 2009 and the loans are due upon demand. All of these loans are unsecured and, as of September 30, 2010, the Company had not received a demand from any of the lenders for payment on this short term notes payable. No interest has been paid to date.

A 5% unsecured convertible debenture, due January 13, 2010, was also issued by the Company to a related party on October 13, 2009 for CDN$100,000 (USD $95,227). The unpaid principal amount can be converted into common stock at the price of $0.50 per share. Management assessed the convertible note pursuant to ASC 470 - Debt and determined that the convertible note had a beneficial conversion feature that resulted in a debt discount of $60,945. The terms of convertible note allow for the holder to convert principal and interest at any time into common shares. Therefore, pursuant to ASC 470, the Company immediately expensed as interest expense the debt discount of $60,945 related to the convertible note. The convertible note was not redeemed or converted at the maturity date, is currently in default and is still accruing interest.

NOTE 5. NOTES PAYABLE

In June 2010, the Company borrowed $50,000 pursuant to a note payable agreement with an unrelated third party. The note bears interest at 5% per annum, is unsecured and matures on June 2, 2011. Interest together with principal is due at the maturity date.

NOTE 6. UNEVALUATED OIL AND GAS PROPERTIES

In November 2008, the Company executed an option agreement (the "Option Agreement") to purchase a 75% net revenue interest (100% working interest) in approximately 5,000 net acres in oil and gas leases located in Mississippi in the onshore region of the Gulf Coast of the United States. The purchase price was $625 per net acre or a total of $3,125,000. The Option Agreement required that a well be spud no later than May 31, 2009 and provided the Company until November 17, 2008 to complete its due diligence (the "Option Period"). The Company made a payment of $781,250 upon execution of the Option Agreement.

The Option Agreement was amended a number of times to extend the Option Period and through August 2009, the Company made additional cash payments totaling $325,000 to the counterparty.

On August 19, 2009, the Company entered into a final amendment to the Option Agreement whereby the Company (i) agreed to issue 4,037,500 shares of its restricted common stock as satisfaction for the remaining balance due under the Option Agreement, and (ii) agreed to drill and complete a minimum of at least one well on the properties in the Haynesville geological zone no later than December 31, 2010. On November 2, 2010 an agreement was signed between Westrock and American which extends the deadline for drilling and completing a well in the Haynesville Formation one year, to December 31, 2011.

The 4,037,500 shares issued to satisfy the remaining purchase price were valued at $2,664,750, based upon the Company's share price on the date of agreement, bringing the total acquisition price to $3,771,001. The properties acquired have no proved reserves and therefore, have been classified as unevaluated in the accompanying financial statements.

Mainland Resources, Inc. Joint Development Project

On September 17, 2009, we executed a letter agreement (the "Letter Agreement") with Mainland Resources to jointly develop contiguous acreage known as the Buena Vista Area located in Mississippi (the "Joint Development Project"). In accordance with the terms and provisions of the Letter Agreement: (i) we agreed to commit approximately 5,000 net acres and Mainland Resources agreed to commit approximately 8,225 net acres to the Joint Development Project; (ii) Mainland Resources would be the operator pursuant to the Joint Operating Agreement; (iii) Mainland Resources agreed to pay 80% of the initial well drilling and completion costs to earn a 51% working interest in the well and the total Joint Operating Area; and (iv) we agreed to pay 20% of the initial well drilling and completion costs to earn a 49% working interest in the well and the total Joint Operating Area.  Future costs, including drilling and completions, for oil and gas activities of the net acreage in the Joint Operating Area would have been split of a 51%/49% basis between Mainland Resources and us, respectively.

On March 25, 2010, Mainland Resources issued an authorization for expenditure ("AFE") for the Burkley-Phillips No. 1 Well which contemplated drilling to a depth of 22,000 feet, or a depth sufficient to evaluate the Haynesville Shale formation. The total completed well cost was estimated at $13,550,000. In accordance with the terms and provisions of the Letter Agreement, we had thirty days to contribute our 20% share of the total completed well cost, or $2,710,000.

On April 27, 2010, we failed to fund our 20% of the estimated total well costs of the Burkley-Phillips No. 1 well on the Buena Vista prospect. As a result, we forfeited our right to a 29% working interest in the well and in the Buena Vista prospect in favor of Mainland Resources. We will continue to be entitled to receive a 20% working interest in the well and the prospect after completion (subject to compliance by us with all other terms and conditions of the Letter Agreement and the related Joint Operating Agreement).

In July 2010, the Burkley-Phillips No. 1 well commenced drilling on the Buena Vista prospect in Mississippi. As of October 26, 2010 the well continues to be successfully drilled towards the targeted depth.

Avere Energy  Inc. Farm-In Agreement

Effective on January 15, 2010, we executed a letter of intent with Avere Energy Inc., a Canadian corporation ("Avere Energy"), regarding our Mississippi project. On March 1, 2010, the letter of intent with Avere Energy was amended (the "Amended Letter of Intent").

Pursuant to the Amended Letter of Intent, Avere Energy was to enter into a definitive farm-in agreement with us whereby Avere would farm-in on our interest in the Mississippi Project by paying 20% of the total well costs (which is 100% of our capital commitment under the Mainland Letter Agreement) to earn a 20% net interest in the Mississippi Project, which is 40.81% of our working interest (the "Earned Interest'). On January 27, 2010, pursuant to the Amended Letter of Intent, Avere Energy paid to us a $75,000 non-refundable deposit.

Effective on April 20, 2010, we received notice from Avere Energy they were terminating the Amended Letter of Intent. Avere Energy was unable to raise the required funds and obtain the approval of the TSX Venture Exchange to the definitive farm-in agreement. Therefore, in accordance with the notice of termination from Avere Energy to us, we did not enter into a definitive farm-in agreement with Avere Energy. A negotiated break fee of $75,000 was paid to us by Avere Energy on June 9, 2010, which has been recorded as other income in the accompanying income statement.

NOTE 7. INCOME TAXES

Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. At September 30, 2010 the Company has recorded a 100% valuation allowance as management believes it is likely that any deferred tax assets will not be realized.

As of September 30, 2010, the Company has a net operating loss carry forward of approximately $1.7 million, which will expire between years 2026 and 2029.

NOTE 8. SUBSEQUENT EVENTS

In September 2010, the Company executed a promissory note to borrow $60,000 from Mainland Resources. The note bears interest at 12% per annum, is unsecured and matures on December 31, 2010. The note was funded in October of 2010 and was recorded as a liability at that time.

American Exploration acquired 5,000 acres of mineral leases in Jefferson County Mississippi that was concluded on August 19, 2009. Within this agreement, American Exploration agreed to drill and complete at least one well on the property before December 31, 2010 that would evaluate the Haynesville geological zone. On November 2, 2010 an agreement was signed between Westrock and American which extends the deadline for drilling and completing a well in the Haynesville Formation one year to December 31, 2011.

In accordance with ASC 855-10, the Company's management reviewed all material events through the issuance date of this report and there are no other material subsequent events to report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
American Exploration Corporation (f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
Calgary, Canada

We have audited the accompanying balance sheets of American Exploration Corporation (f.k.a. Minhas Energy Consultants, Inc.) (An Exploration Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2009, 2008 and for the period from inception (May 11, 2006) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from May 11, 2006 (inception) to December 31, 2007, were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such periods, is based solely on the reports of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Exploration Corporation as of December 31, 2009 and 2008, and the results of its operations, and its cash flows for the years ended December 31, 2009 and 2008 and for the period from inception (May 11, 2006) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

April 13, 2010

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
BALANCE SHEETS

	December 31, 2009	December 31, 2008
		(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$ 9,560	$ 159,525
Total Current Assets	9,560	159,525

Oil and gas properties - unevaluated, not subject to amortization	3,771,001	781,250
Website, net of amortization	6,392	9,725

Total Assets	$ 3,786,953	$ 950,500

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$ 32,500	$ 17,553
Accounts payable - related parties	5,422	-
Short term notes payable - related parties	87,809	5,000
Convertible notes - related parties	95,227	-
Total Current Liabilities	220,958	22,553

Commitments and contingencies	-	-

Stockholders' Equity
Common stock, $0.001 par value, 150,000,000 shares authorized:
59,773,333 and 137,475,000 shares issued and outstanding, respectively	59,773	137,475
Additional paid in capital	5,577,683	965,775
Accumulated deficit during exploration stage	(2,071,461)	(175,303)
Total Stockholders' Equity	3,565,995	927,947

Total Liabilities and Stockholders' Equity	$ 3,786,953	$ 950,500

The accompanying notes are an integral part of these financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
For the years ended December 31, 2009 and 2008
and for the Period from Inception (May 11, 2006) to December 31, 2009

	For the year ended
	December 31, 2009	December 31, 2008	Inception (May 11, 2006) to December 31, 2009
		(Restated)

Revenue	$ -	$ -	$ -

Operating Expenses
General and administrative	1,831,173	104,328	2,003,763
Depreciation and amortization	3,333	681	4,885
Total Operating Expenses	1,834,506	105,009	2,008,648

Loss from operations	(1,834,506)	(105,009)	(2,008,648)

Other income (expense)
Interest expense	(61,652)	-	(61,652)
Loss on sale of assets	-	(1,161)	(1,161)
Total other expense	(61,652)	(1,161)	(62,813)

Net loss	$(1,896,158)	$(106,170)	$(2,071,461)

Net loss per common share - basic and diluted	$ (0.02)	$ (0.00)

Weighted average common shares - basic and diluted	76,873,982	136,149,658

The accompanying notes are an integral part of these financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period from Inception (May 11, 2006) to December 31, 2009
				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid in	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance at inception on May 11, 2006	-	$ -	$ -	$ -	$ -

Initial capitalization, sale of
of common stock to directors on
May 11,2006 $0.00005/share	94,500,000	94,500	(90,000)	-	4,500

Private Placement - September 30,
at 0.0024/share	41,475,000	41,475	57,275	-	98,750

Net loss	-	-	-	(9,055)	(9,055)
Balance, December 31, 2006	135,975,000	135,975	(32,725)	(9,055)	94,195

Net loss	-	-	-	(60,078)	(60,078)
Balance, December 31, 2007	135,975,000	135,975	(32,725)	(69,133)	34,117

Private Placement- November 19,
2008 at $0.692/share	1,350,000	1,350	898,650	-	900,000

Private Placement - November 24,
2008 at $0.689/share	150,000	150	99,850	-	100,000

Net loss	-	-	-	(106,170)	(106,170)
Balance December 31, 2008	137,475,000	137,475	965,775	(175,303)	927,947

Private Placement - February 2009
at $0.667/share	487,500	488	324,512	-	325,000

Forgiven loan from director	-	-	5,000	-	5,000

Cancellation of shares	(83,100,000)	(83,100)	83,100	-	-

Shares issued for oil and gas lease -
August 2009 at $0.66/share	4,037,500	4,037	2,660,713	-	2,664,750

Private Placements - August 2009
at $0.50/share	660,000	660	329,340		330,000

Private Placements - September 2009
at $0.75 and $1.00/share	158,333	158	124,842	-	125,000

Private Placement - October 2009
at $1.00/share	55,000	55	54,945	-	55,000

Amortization of share-based
compensation	-	-	968,511	-	968,511

Discount on convertible debt	-	-	60,945	-	60,945

Net Loss	-	-	-	(1,896,158)	(1,896,158)

Balance, December 31, 2009	59,773,333	$ 59,773	$ 5,577,683	$ (2,071,461)	$ 3,565,995

The accompanying notes are an integral part of these financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008
and For the Period from Inception (May 11, 2006) to December 31, 2009

	For the year ended		Inception (May 11, 2006) to
	December 31, 2009	December 31, 2008	December 31, 2009
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (1,896,158)	$ (106,170)	$ (2,071,461)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization expense	3,333	681	4,885
Amortization of debt discount	60,945	-	60,945
Share-based compensation	968,511	-	968,511
Loss on sale of assets	-	1,161	1,161
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	14,948	14,553	32,363
Accounts payable - related parties	5,421	-	5,421
Net cash used in operating activities	(843,000)	(89,775)	(998,175)

CASH FLOWS FROM INVESTING ACTIVITIES
Website	-	(10,000)	(10,000)
Acquisition of unproved oil and gas properties	(325,001)	(781,250)	(1,108,551)
Net cash used in investing activities	(325,001)	(791,250)	(1,118,551)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	835,000	1,000,000	1,938,250
Proceeds from notes payable - related parties	87,809	5,000	92,809
Proceeds from issuance of convertible debt - related parties	95,227	-	95,227
Net cash provided by financing activities	1,018,036	1,005,000	2,126,286

(Decrease) increase in cash during the period	(149,965)	123,975	9,560

Cash, beginning of the period	159,525	35,550	-

Cash, end of the period	$ 9,560	$ 159,525	$ 9,560

Supplemental cash flow information:
Taxes paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

NON-CASH TRANSACTIONS
Common stock issued for oil and gas property	$ 2,664,750	$ -	$ 2,664,750
Cancellation of loan from director	$ 5,000	$ -	$ 5,000
Cancellation of shares	$ 83,100	$ -	$ 83,100

The accompanying notes are an integral part of these financial statements.

AMERICAN EXPLORATION CORPORATION
(f.k.a. Minhas Energy Consultants, Inc.)
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on May 11, 2006. The Company has limited operations and is considered an exploration stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification and marketing plans. On August 6, 2008 the Company merged with its wholly-owned subsidiary and changed its name to American Exploration Corporation. Concurrent with the name change, management changed the focus of operations from the provision of consulting engineering services to oil and gas exploration and development.

Basis of Presentation

In the opinion of management, the accompanying balance sheets and related statements of income and cash flows include all adjustments, consisting of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

On August 18, 2008, the Company affected a 14 for 1 forward stock split of its issued and outstanding par value $0.001 common shares. On April 13, 2009 a 1.5:1 forward stock split took effect. All share and per share amounts have been adjusted to reflect the retroactive effect of these forward stock splits.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current presentation.

Loss per Share

Pursuant to FASB ASC Topic 260, Earnings Per Share, basic net loss per share is computed by dividing the net income attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income attributable to common shareholders by the weighted-average number of common and common equivalent shares outstanding during the period. Common share equivalents included in the diluted computation represent shares issuable upon assumed exercise of stock options and warrants using the treasury stock and "if converted" method. For periods in which net losses are incurred, weighted average shares outstanding is the same for basic and diluted loss per share calculations, as the inclusion of common share equivalents would have an anti-dilutive effect.

For the year ended December 31, 2009, options and warrants to purchase 2,700,000 and 652,916 shares of common stock, respectively, were excluded from the diluted earnings per share calculation because their effect would have been anti-dilutive.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Concentrations of Risks - Cash Balances

The Company maintains its cash in institutions insured by the Canada Deposit Insurance Corporation (CDIC) and Federal Deposit Insurance Corporation (FDIC). Both the FDIC and CDIC had insured limits of up to $250,000 per depositor as of December 31, 2009.

Oil and Gas Properties, Full Cost Method

The Company has elected to use the full cost method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells, including directly related overhead costs and related asset retirement costs, are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalized as oil and gas property costs on a county by county basis. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. The Company assesses the realizability of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred. Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of the Company to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In applying the full cost method, the Company performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of property and equipment is compared to the "estimated present value," of its proved reserves discounted at a 10-percent interest rate of future net revenues, based on current economic and operating conditions at the end of the period, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties. If capitalized costs exceed this limit, the excess is charged as an impairment expense.

As of December 31, 2009 the Company had no proved properties and no impairment of unevaluated oil and gas properties was indicated.

Foreign exchange and currency translation

For the periods presented, the Company maintained cash accounts in Canadian and U.S. dollars, and incurred certain expenses denominated in Canadian dollars. The Company's functional and reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect on the date of the transactions. Assets and liabilities are translated using exchange rates at the end of each period. Exchange gains or losses on transactions are included in earnings. Adjustments resulting from the translation process are reported in a separate component of other comprehensive income and are not included in the determination of the results of operations. For all periods presented, any exchange gains or losses or translation adjustments resulting from foreign currency transactions were immaterial.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168" or ASC 105-10). SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009, and interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company's results of operations or financial condition. The Codification did not change GAAP; however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

In June 2008, the FASB issued FSP EITF 03-6-1 (ASC 260-10), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP EITF 03-6-1" or ASC 260-10). FSP EITF 03-6-1 (ASC 260-10) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in computing earnings per share under the two-class method described in SFAS No. 128 (ASC 260-10), Earnings Per Share . FSP EITF 03-6-1 (ASC 260-10) is effective for the Company as of January 1, 2009 and in accordance with its requirements it will be applied retrospectively. The adoption of FSP EITF 03-6-1 (ASC 260-10) did not have a material impact on the Company's financial statements.

On December 31, 2008, the Securities and Exchange Commission ("SEC") published the final rules and interpretations updating its oil and gas reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the petroleum resource management system, which is a widely accepted standard for the management of petroleum resources that was developed by several industry organizations. In October 2009, the SEC issued Staff Accounting Bulletin No. 113 (SAB No. 113), effective November 4, 2009, revising Staff Accounting Bulletin Series Topic 12 Oil and Gas Producing Activities primarily to conform Topic 12 to the aforementioned SEC updates to its oil and gas reporting requirements. Key changes to the SEC's rules and interpretations include a requirement to use 12-month average pricing rather than year-end pricing for estimating proved reserves, the ability to include nontraditional resources in reserves, the ability to use new technology for determining proved reserves, and permitting disclosure (outside of the financial statements) of probable and possible reserves. The full-cost accounting method, which the Company follows, is changed to no longer allow the option of ceiling test impairments being reduced or eliminated by consideration of oil and gas price increases occurring subsequent to the impairment date. The FASB aligned ASC Topic 932, with the aforementioned SEC requirements by issuing ASC Update 2010-03. The new SEC and FASB authoritative guidance became effective for the Company's 2009 Annual Report on Form 10-K and has been prospectively adopted as of December 31, 2009. The new authoritative guidance did not have a material impact on the Company's consolidated financial statements.

Other recently issued or adopted accounting pronouncements are not expected to, or did not have, a material effect on the Company's operations or financial position.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred net losses for the period from inception to December 31, 2009 of $2,071,461. The Company intends to fund initial operations through equity financing arrangements and current efforts are further described in Note 7.

The ability of the Company to emerge from the exploration stage is dependent upon the Company's successful efforts to raise sufficient capital and then attain profitable operations. In response to these problems, management has planned or completed the following actions:

  The Company has completed a Registration Statement and obtained a trading symbol for its common shares on the OTCBB.

  Management intends to raise additional funds through public or private equity or debt offerings.

  Management has changed the focus of the Company's operations to oil and gas exploration and development from the provision of engineering services. There can be no assurances, however, that management's expectations of future revenues will be realized.

NOTE 4. STOCKHOLDERS' EQUITY

Common Stock - Issued and Outstanding

On May 11, 2006 (inception), the Company issued 94,500,000 shares of its common stock to its Directors for cash of $4,500. On September 30, 2006, the Company closed a private placement for 41,475,000 common shares for an aggregate of $98,750.

On November 19th and 24th of 2008, the Company closed two private placements for 1,350,000 and 150,000 shares respectively, at a price of $0.67 per share, for a total of $1,000,000. Included with each share in these private placements was one-half non-transferable share purchase warrant, for a total of 750,000 warrants with a fair value on the date of grant of $26,012. Each warrant had a term of 12 months and entitled the subscriber to purchase one additional share of the company at an exercise price of $1.33 per share. These warrants expired without exercise during 2009.

In February 2009, the Company completed two private placements for 487,500 shares for a total of $325,000, or $0.67 per share. Included with each share in these private placements was one-half non-transferable share purchase warrant, for a total of 243,750 warrants with a fair value on the date of grant of $48,716. Each warrant has a term of 12 months and entitles the subscriber to purchase one additional share of the Company's stock at an exercise price of $1.33 per share.

On March 21, 2009 our prior executive officers and founders agreed to return an aggregate 83,100,000 shares of our common stock to the Company. They did not receive any compensation for the return to and cancellation of these shares by the Company.

On August 19, 2009, 4,037,500 shares were issued to Westrock to acquire the balance of an oil and gas lease (see Note 6). These shares were valued at $0.66 per share for a total of $2,664,750, based upon the Company's share price on the date of agreement.

On August 17, 2009, a private placement closed for 400,000 shares at $0.50 per share or $200,000. On August 31, 2009, a private placement closed, for 260,000 shares at $0.50 per share or $130,000. On September 21, 2009, a private placement closed for 133,333 shares at $0.75 per share, or $100,000. On September 25, 2009, a private placement closed for 25,000 shares at $1.00. Included with each share in these private placements was one-half non-transferable share purchase warrant for a total of 409,166 warrants with an exercise term of 12 months and a fair value on the grant date of $356,761. The warrants have exercise prices ranging from $0.50 to $1.50.

On October 8, 2009 a private placement closed for 55,000 shares at $1.00 per share, or a total of $55,000, with no warrants attached.

Stock Options

In September 2009, the Company adopted the 2009 Stock Option Plan ("2009 Plan"). The 2009 Plan allows the Company to issue options to officers, directors and employees, as well as consultants, to purchase up to 7,000,000 shares of common stock.

During September 2009, the following options were granted:

  1,000,000 options to the Company's Chief Executive Officer, who is also a director of the Company.

  1,150,000 options to three directors of the Company

  150,000 options to the Company's Chief Financial Officer

  400,000 options to three consultants to the Company

All the options granted have an exercise price of $0.80 per share and a 10 year life. With the exception of 50,000 options granted to a consultant that vested immediately, one third of the options granted vested at the date of grant, with the remainder vesting in equal parts in September 2012 and September 2015.

Fair value of the options granted was $2,559,954, or $0.95 per share, and was calculated in accordance with the Black-Sholes valuation model based on the following assumptions: (a) risk free interest rate 3.47%, (b) expected volatility of 192.35% (c) expected life of 5.75 years, and (d) zero expected future dividends. The options qualify as 'plain vanilla' under the accounting literature and therefore, the expected life has been calculated pursuant to the provisions of Staff Accounting Bulletin No. 107. The Company recognized stock based compensation expense of $968,511 related to these option issuances during the year ended December 31, 2009. .

A summary of stock option activity and related information for the years ended December 31, 2008 and 2009 is presented below:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2008	-	$-	$-
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2008	-	$-	$-
Granted	2,700,000	0.80	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2009	2,700,000	$0.80	$-
Exercisable at December 31, 2009	998,214	$0.80	$-

As of December 31, 2009, total unrecognized stock-based compensation expense related to non-vested stock options was $1,591,443.  The unrecognized stock based compensation is expected to be ratably amortized to expense over a period of 4.75 years. The weighted average remaining contractual term of the outstanding options and exercisable options at December 31, 2009 is approximately 9.75 years. Options exercisable at December 31, 2009 totaled 933,332. All options outstanding had no intrinsic value at December 31, 2009.

Warrants

A summary of warrant activity and related information for the years ended December 31, 2008 and 2009 is presented below:

	Warrants	Weighted-Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2008	-	$-	$-
Granted	750,000	1.33	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2008	750,000	1.33	-
Granted	652,916	1.01	-
Exercised	-	-	-
Forfeited	(750,000)	1.33	-
Outstanding and exercisable at December 31, 2009	652,916	$1.01	$30,000

At December 31, 2009, the Company had 652,916 warrants outstanding with a remaining weighted average contractual life of nine months.  The weighted average exercise price for all remaining outstanding warrants was $1.01.  Outstanding warrants had an aggregate fair market value of $405,477 at the date of grant, which was calculated in accordance with the Black-Sholes valuation model based on the following assumptions: (a) risk free interest rate 3.5%, (b) expected volatility of 192.35% (c) expected life of 1 year, and (d) zero expected future dividends.

Other Capital Transactions

On January 1, 2009, a $5,000 advance payable to a director of the Company and outstanding as of December 31, 2008, was forgiven and recorded as a contribution to capital.

NOTE 5. RELATED PARTY TRANSACTIONS

On January 1, 2009, a $5,000 advance payable to a director of the Company and outstanding as of December 31, 2008, was forgiven and recorded as a contribution to capital.

During the second quarter of 2009, directors of the Company loaned a total of $87,809 to cover operating expenses of the Company. Interest of 10% per annum will be paid to the lenders beginning July 1, 2009 and the loans are due upon demand. All of these loans are unsecured and, as of December 31, 2009, the Company had not received a demand from any of the lenders for payment.

A 5% unsecured convertible debenture, due January 13, 2010, was also issued by the Company to a related party on October 13, 2009 for CDN$100,000 (USD 95,227). The unpaid principal amount can be converted into common stock at the price of $0.50 per share. Management assessed the convertible note pursuant to ASC 470 - Debt and determined that the convertible note had a beneficial conversion feature that resulted in a debt discount of $60,945. The terms of convertible note allow for the holder to convert principal and interest at any time into common shares. Therefore, pursuant to ASC 470, the Company immediately expensed as interest expense the debt discount of $60,945 related to the convertible note. The convertible note was not redeemed at the maturity date and is currently in default.

NOTE 6. UNEVALUATED OIL AND GAS PROPERTIES

In November 2008, the Company executed an option agreement (the "Option Agreement") to purchase a 75% net revenue interest (100% working interest) in approximately 5,000 net acres in oil and gas leases located in Mississippi in the onshore region of the Gulf Coast of the United States. The purchase price was $625 per net acre or a total of $3,125,000. The Option Agreement required that a well be spud no later than May 31, 2009 and provided the Company until November 17, 2008 to complete its due diligence (the "Option Period"). The Company made a payment of $781,250 upon execution of the Option Agreement.

The Option Agreement was amended a number of times to extend the Option Period and through August 2009, the Company made additional cash payments totaling $325,000 to the counterparty.

On August 19, 2009, the Company entered into a final amendment to the Option Agreement whereby the Company (i) agreed to issue 4,037,500 shares of its restricted common stock as satisfaction for the remaining balance due under the Option Agreement, and (ii) agreed to drill and complete a minimum of at least one well on the properties in the Haynesville geological zone no later than December 31, 2010.

The 4,037,500 shares issued to satisfy the remaining purchase price were valued at $2,664,750, based upon the Company's share price on the date of agreement, bringing the total acquisition price to $3,771,001. The properties acquired have no proved reserves and therefore, have been classified as unevaluated in the accompanying financial statements.

NOTE 7. INCOME TAXES

Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. At December 31, 2009 the Company has recorded a 100% valuation allowance as management believes it is likely that any deferred tax assets will not be realized.

As of December 31, 2009, the Company has a net operating loss carry forward of $2,071,461 which will expire between years 2026 and 2029.

NOTE 8. SUBSEQUENT EVENTS

Avere Energy Inc. Farm-In Agreement

Effective on January 15, 2010, we executed a letter of intent with Avere Energy Inc., a Canadian corporation ("Avere Energy"), regarding our Mississippi project. On March 1, 2010, the letter of intent with Avere Energy was amended (the "Amended Letter of Intent").

Pursuant to the Amended Letter of Intent, Avere Energy will enter into a definitive farm-in agreement with us whereby Avere will farm-in on our interest in the Mississippi Project by paying 20% of the total well costs (which is 100% of our capital commitment) to earn a 20% net interest in the Mississippi Project, which is 40.81% of our working interest (the "Earned Interest'). On January 27, 2010, pursuant to the Amended Letter of Intent, Avere Energy paid to us a $75,000 non-refundable deposit, which may be used by us in our sole discretion. At closing, Avere Energy shall make a final payment to us in the amount of $1,925,000, subject to TSX Venture Exchange approval. Any additional mineral leases acquired within the Mississippi Project area will be offered to Avere Energy at a 20% working interest once Avere Energy has acquired its Earned Interest.

The definitive farm-in agreement and closing of the transactions contemplated thereunder are anticipated to close sometime during the second quarter of 2010, subject to the following conditions: (i) execution of a definitive farm-in agreement; (ii) completion of a financing by Avere Energy to raise sufficient funds as described above for the farm-in; and (iii) receipt of the approval of the shareholders of Avere Energy and of the TSX Venture Exchange to the farm-in.

Mainland Resources, Inc. Merger Agreement

On March 22, 2010, our Board of Directors authorized and approved the execution of a definitive merger agreement and plan of merger (the "Merger Agreement") with Mainland Resources, Inc., a Nevada corporation ("Mainland Resources"). The Merger Agreement provides for a stock-for-stock merger to be effected under the laws of the State of Nevada whereby it is contemplated that our shareholders will receive one share of restricted common stock of Mainland Resources for every four shares of our common stock held of record. The specific share exchange ratio will be negotiated following the completion of "fairness opinions" conducted by independent financial advisors and technical due diligence by both Mainland and us. As of the date of this Annual Report, there are 59,973,333 shares of our common stock issued and outstanding with the result that approximately 14,993,333 shares of Mainland Resources common stock will be issued to our shareholders upon consummation and completion of the Merger Agreement. In the event the Merger Agreement is consummated and the merger is completed: (i) Mainland Resources will be the surviving corporation; (ii) Mainland Resources will be vested with all of our assets and property (as discussed below); and (iii) our shareholders will hold approximately twenty percent (20%) of the total issued and outstanding shares of common stock of Mainland Resources.

As of the date of this Annual Report, the Merger Agreement is subject to various conditions precedent including, but not limited to, the following: (i) approval by our shareholders and the shareholders of Mainland Resources of the Merger Agreement; (ii) completion of satisfactory due diligence by both us and Mainland Resources by April 21, 2010; (iii) the number of Mainland Resources' shareholders exercising dissenter rights available to them under Nevada law cannot not exceed 5% of the total issued and outstanding shares of Mainland Resources common stock; (iv) receipt by us and Mainland Resources of a satisfactory draft fairness opinion; (v) the acceptance and approval of the fairness opinion by our Board of Directors and the board of directors of Mainland Resources, respectively; and (vi) confirmation of the accuracy and material compliance of our representations, warranties and covenants and those representations, warranties and covenants of Mainland Resources.

2010 Private Placement

A private placement of 200,000 shares at $0.25 per share or $50,000 was completed on March 28, 2010. The investor also received 100,000 warrants with an exercise price of $0.75 per share and a term of one year.

The Company evaluated subsequent events through April 13, which is the date the financial statements were issued and there were no other significant subsequent events to report.

NOTE 9. RESTATED FINANCIAL STATEMENTS

This Annual Report on Form 10-K for the year ended December 31, 2009 of American Exploration Corporation. ("the Company") includes the re-audited financial statements of the Company for the year ended December 31, 2008. On August 27, 2009, the PCAOB revoked the registration of the Company's prior auditors Moore & Associates Chartered. The Company was notified by the SEC that a due to the revocation, a re-audit of the Company's financial statements for the year ended December 31, 2008 would be required.

The Company has identified material errors in its previously issued financial statements. These misstatements require that the financial statements for the fiscal year ended December 31, 2008 be restated.

Below is a summary of the changes made to the financial statements previously filed for the period ended December 31, 2008:

December 31, 2008	As Originally Reported	Adjustments		As Restated
Cash and cash equivalents	$160,832	(1,307	) [1]	$159,525

Accounts payable and accrued liabilities	(8,417)	(9,116	) [2]	(17,533)

Common stock	(90,650)	(46,825	) [3]	(137,475)
Additional paid-in capital	(12,600)	(953,175	) [3]	(965,775)
Private Placement 1	(100,000)	100,000	[3]	-
Private Placement 2	(900,000)	900,000	[3]	-
Deficit accumulated during exploration stage	164,861	10,442		175,303

	TWELVE MONTHS ENDED
December 31, 2008	As Originally Reported	Adjustments		As Restated
General and administrative	$93,886	10,442	[2]	$104,308
Other income (Expense)	1,161	(1,161	) [4]	-

Loss from Operations	95,111	9,281		105,009

Loss on sale of assets	-	1,161	[4]	1,161

Net Loss	95,111	11,059		106,170

Net loss per common share	$(0.00)	$(0.00)		$(0.00)
Weight average common shares outstanding	91,650,000	44,499,658	[3]	136,149,658

Adjustment Entry Description for December 31, 2008
[1]	To adjust cash for translation from Canadian to US Dollars.

[2]	To accrue and expense additional liabilities incurred during 2008, but not recorded

[3]

To reflect common stock sold in private placement in the appropriate equity accounts and to adjust common shares outstanding and related additional paid-in capital for 1.5 for 1 forward stock split effective April 2009

[4]	To reclassify loss on sale of assets from other income (expense) to proper line item.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (pro forma financial statements) have been derived from the historical consolidated financial statements of Mainland Resources and American Exploration Corp included in this joint proxy statement/prospectus.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (pro forma statements of income) for the six months ended August 31, 2010 and the year ended February 28, 2010 give effect to the merger as if it were completed on March 1, 2009. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (pro forma balance sheet) as of August 31, 2010 gives effect to the merger as if it were completed on August 31, 2010.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Mainland Resources and American Exploration Corp.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed.

The acquisition of American Exploration Corp common stock by Mainland Resources in the merger will be accounted for in accordance with the acquisition method of accounting and the regulations of the SEC. The purchase price will be determined on the basis of the fair value on the acquisition date of the shares of Mainland Resources common stock issued in the merger. The purchase price for the pro forma financial statements is based on the closing price of Mainland Resources common stock on the OTC Bulletin Board on October 15, 2010, of $0.33 and the exchange of American Exploration Corp's outstanding common stock for the right to receive 0.25 of a share of Mainland Resources common stock.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The following pro forma financial statements should be read in conjunction with:

  the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

  the consolidated financial statements of Mainland Resources as of and for the year ended February 28, 2010 included in this joint proxy statement/prospectus;

  the unaudited interim financial statements of Mainland Resources as of and for the six months ended August 31, 2010 included in this joint proxy statement/prospectus;

  the unaudited financial statements of American Exploration as of and for the year ended December 31, 2009 included in this joint proxy statement/prospectus;

  the unaudited interim financial statements of American Exploration as of and for the nine months ended September 30, 2010 and included in this joint proxy statement/prospectus; and

  the other information contained in or incorporated by reference in this joint proxy statement/prospectus.

Mainland Unaudited Pro Forma Financial Statements for the year ended February 28, 2010 and the period ended May 31, 2010
Pro forma balance sheet for the period ended August 31, 2010	F-87
Pro forma balance sheet for the year ended February 28, 2010	F-883
Pro forma statement of operations for the period ended August 31, 2010	F-89
Pro forma statement of operations for the year ended February 28, 2010	F-90
Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	F-91

PRO-FORMA BALANCE SHEETS	MAINLAND	AMERICAN	ADJUSTMENTS	CONSOLIDATED
MAINLAND-AMERICAN EXPLORATION	RESOURCES	EXPLORATION
FOR THE PERIOD ENDED AUGUST 31, 2010

ASSETS

CURRENT ASSETS:
Cash	$ 5,377,987	$ 169,637		$ 5,547,624
Prepaids	79,842	-		79,842
Total Current Assets	5,457,829	169,637		5,627,466

OIL AND GAS PROPERTIES
Unproved	7,377,546	3,771,001	5,220,806	16,369,353

OTHER ASSETS
Website Amortization	-	4,708	-	4,708

TOTAL ASSETS	12,835,375	3,945,346	5,220,806	22,001,527

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Accounts Payable and accrued liabilities	493,549	30,240	100,000	623,789
Notes payable-related parties	-	140,528		140,528
Drilling advances	511,334	-		511,334
Income Taxes Payable	1,600,000	-		1,600,000
Total Current Liabilities	2,604,883	170,768	100,000	2,875,651

STOCKHOLDERS EQUITY

Common Stock-Issued and Outstanding	8,097	59,824	(59,824)	8,097
Additional Paid-in-capital	22,333,540	5,780,074	5,280,630	33,394,244
Accumulated Deficit	(12,111,145)	(2,065,320)	(100,000)	(14,276,465)
Total Stockholders Equity	10,230,492	3,774,578	5,120,806	19,125,876

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	12,835,375	3,945,346	5,220,806	22,001,527

PRO-FORMA BALANCE SHEET
MAINLAND-AMERICAN EXPLORATION	MAINLAND	AMERICAN	ADJUSTMENTS	CONSOLIDATED
FOR THE YEAR ENDED FEBRUARY 28, 2010	RESOURCES	EXPLORATION

ASSETS

CURRENT ASSETS:
Cash	$ 610,124	$ 157,826		$ 767,950
Prepaids	31,918	-		31,918
Total Current Assets	642,042	157,826		799,868

OIL AND GAS PROPERTIES
Unproved	3,534,436	3,771,000	7,096,781	14,402,217

OTHER ASSETS
Website Amortization	-	6,392		6,392
			-
ASSETS HELD FOR SALE	8,172,462			8,172,462

TOTAL ASSETS	2,348,940	3,935,218	7,096,781	23,380,939

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Accounts Payable and accrued liabilities	711,044	11,465	100,000	822,509
Notes payable-related parties	-	84,000		84,000
Drilling advances	-	-		-
Income Taxes Payable	-	-		-
Total Current Liabilities	711,044	95,465	100,000	906,509

LIABILITIES HELD FOR SALE	11,209,656	-	-	11,209,656

STOCKHOLDERS EQUITY

Common Stock-Issued and Outstanding	8,097	60,524	(60,524)	8,097
Additional Paid-in-capital	18,369,089	5,538,389	7,157,305	31,064,783
Accumulated Deficit	(17,948,946)	(1,759,160)	(100,000)	(19,808,106)
Total Stockholders Equity	428,240	3,839,753	6,996,781	11,264,774
				-
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	12,348,940	3,935,218	7,096,781	23,380,939

PRO-FORMA STATEMENT OF OPERATIONS	MAINLAND	AMERICAN	ADJUSTMENTS	CONSOLIDATED
MAINLAND-AMERICAN EXPLORATION	RESOURCES	EXPLORATION
FOR THE PERIOD ENDED AUGUST 31, 2010

GENERAL AND ADMINISTRATIVE EXPENSES

Consulting Fees	$ 184,461	$ 53,250		$ 237,711
Management and rent fees-related parties	286,656	-		286,656
Marketing Expenses	596,492	-		596,492
Office and General	152,705	35,306		188,011
Professional Fees	549,778	60,428		610,206
Salary Expense	3,964,450	176,636		4,141,086
	5,734,542	325,620		6,060,162

NET OPERATING LOSS	5,734,542	325,620		6,060,162

OTHER ITEMS
Federal income tax benefit from continuing operations	1,000,000	-		1,000,000
Interest Income/(Expense)	11,492	(4,599)		6,893
Income from break up fee	-	75,000		75,000

NET LOSS FROM CONTINUING OPERATIONS	4,723,050	255,219		4,978,269

DISCONTINUED OPERATIONS

Income/(Loss) from Discontinued Operations	(192,875)	-		(192,875)
Gain on disposal of Discontinued Operations, net of tax expense	10,753,726	-		10,753,726

INCOME/(LOSS) FROM DISCONTINUED OPERATIONS	10,560,851	-		10,560,851

NET INCOME/(LOSS) FOR THE PERIOD	5,837,801	(255,219)		5,582,582

BASIC EARNINGS PER SHARE OF COMMON STOCK	$ 0.07	$0.00		$0.06

WEIGHTED AVERAGE NUMBER OF BASIC SHARES OUTSTANDING	80,969,502	60,083,278		95,990,321

PRO-FORMA STATEMENT OF OPERATIONS
MAINLAND-AMERICAN EXPLORATION	MAINLAND	AMERICAN	ADJUSTMENTS	CONSOLIDATED
FOR THE YEAR ENDED FEBRUARY 28, 2010	RESOURCES	EXPLORATION

STATEMENT OF OPERATIONS

GENERAL AND ADMINISTRATIVE EXPENSES

Consulting Fees	311,334	170,736		482,070
Management and rent fees-related parties	250,164	-		250,164
Marketing Expenses	560,025	346,070		906,095
Office and General	123,101	55,401		178,502
Professional Fees	490,858	46,215		537,073
Salary Expense	1,148,000	915,912		2,063,912
	2,883,482	1,534,334		4,417,816

NET OPERATING LOSS	2,883,482	1,534,334		4,417,816

OTHER ITEMS
Interest Income/(Expense)	1,070	(4,000)		(2,930)
Loss on abandonment on option deposit	1,300,000	-		1,300,000

NET LOSS FROM CONTINUING OPERATIONS	4,182,412	1,538,334		5,720,746

DISCONTINUED OPERATIONS

Income/(Loss) from Discontinued Operations	(34,575)	-		(34,575)
Gain on disposal of Discontinued Operations, net of tax expense	-	-		-
				-
INCOME/(LOSS) FROM DISCONTINUED operation	(34,575)	-		(34,575)
				-
NET INCOME/(LOSS) FOR THE PERIOD	$ (4,216,987)	$ (1,538,334)		$ (5,755,321)

BASIC EARNINGS PER SHARE OF COMMON STOCK	$(0.05)	$(0.03)		$(0.06)

WEIGHTED AVERAGE NUMBER OF BASIC SHARES OUTSTANDING	80,569,066	60,083,278		95,589,885

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Basis of Pro Forma Presentation

The pro forma consolidated statements of income for the three months ended May 31, 2010 and the year ended February 28, 2010 give effect to the merger as if it were completed on March 1, 2010. The pro forma consolidated balance sheet as of August 31, 2010 gives effect to the merger as if it were completed on August 31, 2010.

The pro forma financial statements have been derived from the historical consolidated financial statements of Mainland Resources and American Exploration Corp that are included in this joint proxy statement/prospectus. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The merger is reflected in the pro forma financial statements as being accounted for based on the guidance provided by accounting standards for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2 to the unaudited pro forma financial statements. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements utilize estimates based on key assumptions of the merger, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the merger is completed and the final amounts recorded for the merger may differ materially from the information presented.

Estimated transaction costs have been excluded from the pro forma consolidated income statement as they reflect non-recurring charges directly related to the merger. However, the anticipated transaction costs are reflected in the pro forma consolidated balance sheet, as an accrual to accounts payable and a reduction to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed.

Note 2.	Preliminary Purchase Price

Mainland Resources will acquire all of the outstanding shares of American Exploration Corp's common stock for shares of Mainland Resources common stock at the fixed exchange ratio of 0.25 of a share of Mainland Resources common stock per share of American Exploration common stock. The purchase price for the merger is estimated as follows:

American Exploration Corp shares outstanding at August 31, 2010	60,273,333
Estimated additional shares outstanding under American Exploration Corp's equity compensation plans granted prior to execution of the merger agreement that vest upon stockholder approval of merger	2,450,000
Estimated additional shares to be issued relevant to outstanding Warrants of American Exploration Corp	559,166
Share exchange ratio	0.25
Number of shares of Mainland Resources to be issued	15,820,625
Closing price of Mainland Resources common stock on October 15, 2010	$0.33
Total purchase price	$5,220,806

The preliminary purchase price was computed using American Exploration's outstanding shares at August 31, 2010, and reflects the market value of Mainland Resources' common stock to be issued in connection with the merger based on the closing price of Mainland Resources' common stock on October 15, 2010. The preliminary purchase price will fluctuate with the market price of Mainland Resources' common stock until it is reflected on an actual basis when the merger is completed. An increase or decrease of 25% in Mainland Resources' common stock price would increase or decrease the consideration transferred by approximately $1.7 million which would be reflected as an increase or decrease to the purchase price of American Exploration. The increase or decrease in Mainland Resources' common stock price by as much as 25% is reasonably possible based upon the recent history of Mainland Resources' common stock price.

Note 3.	Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Pro Forma Financial Statements

          (a) Mainland Resources and American Exploration Corp historical presentation -- Based on the amounts reported in the consolidated statements of income and balance sheets of Mainland Resources and American Exploration Corp, certain financial line items included in American Exploration Corp's historical presentation have been reclassified to corresponding line items included in Mainland Resources' historical presentation. These reclassifications have no material impact on the historical operating income, net income, earnings available to parent, total assets, liabilities or stockholders' equity reported by Mainland Resources or American Exploration Corp.

Additionally, based on Mainland Resources' review of American Exploration Corp's summary of significant accounting policies disclosed in American Exploration Corp's financial statements and preliminary discussions with American Exploration Corp management, the nature and amount of any adjustments to the historical financial statements of American Exploration Corp to conform its accounting policies to those of Mainland Resources are not expected to be material. Upon completion of the merger, further review of American Exploration Corp's accounting policies and financial statements may result in revisions to American Exploration Corp's policies and classifications to conform to Mainland Resources.

The preliminary purchase price of $5,220,806 has been fully allocated to Oil and Gas Properties.

Adjustments to Pro Forma Condensed Combined Consolidated Statement of Income

           (b) Income taxes -- Adjustment reflects the income tax effect of the pro forma adjustments, which was calculated using a 35% rate, approximating statutory income tax rates.

           (c) Shares outstanding -- Reflects the elimination of American Exploration Corp's common stock offset by issuance of 15,770,625 shares of Mainland Resources common stock. This share issuance does not consider that fractional shares will be paid in cash. The pro forma weighted average number of basic shares outstanding is calculated by adding Mainland Resources' weighted average number of basic shares of common stock outstanding for the six months ended August 31, 2010 and the year ended February 28, 2010, to the number of Mainland Resources shares expected to be issued as a result of the merger. The pro forma weighted average number of diluted shares outstanding is calculated by adding Mainland Resources' weighted average number of diluted shares of common stock outstanding for the six months ended August 31, 2010 and the year ended February 28, 2010, to the number of Mainland Resources shares expected to be issued as a result of the merger. Options outstanding under American Exploration Corp's equity compensation plans that are anti-dilutive have been excluded from the pro forma diluted weighted average shares outstanding.

	Six Months	Year Ended
	Ended August 31,	February 28,
	2010	2010

B Basic( millions)
Mainland Resources weighted average number of basic shares outstanding	80.96	80.57
Equivalent American Exploration Corp common shares after exchange	15.82	15.77

	96.783	96.34

D Diluted (millions):
Mainland Resources weighted average number of diluted shares outstanding	81.25	80.57
Equivalent American Exploration Corp common shares after exchange	15.827	15.77

	97.07	96.34

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

           (d) Property, Plant and Equipment -- Reflects an increase to record American Exploration Corp's property, plant and equipment to the estimated fair value. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the merger is completed.

           (e) Accounts payable -- Reflects the accrual for estimated non-recurring transaction costs of $100,000 to be incurred after August 31, 2010.

           (f) Equity -- The pro forma balance sheet reflects the elimination of American Exploration Corp's historical equity balances, recognition of the new Mainland Resources common shares issued of 15,770,625 and adjustment to retained earnings totalling $100,000 (net of tax) for remaining estimated non-recurring transaction costs. These transaction costs are shown as an adjustment to retained earnings to reflect the impact of accounting guidance applicable to business combinations, which requires that these costs be expensed. Estimated transaction costs have been excluded from the pro forma income statement as they reflect non-recurring charges directly related to the merger.

           (g) Debt -- In connection with the merger agreement, Mainland Resources will assume all of American Exploration Corp's outstanding debt.

ANNEX A
ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1.	Name of corporation: MAINLAND RESOURCES INC.
2.

The articles have been amended as follows (provide article numbers, if available):

The Articles of Amendment are hereby amended by deleting Article 5 in its entirety and replacing it with the following:

   The purpose of this Corporation shall be:
   All lawful purposes

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ◆ %

4.	Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)
5.	Officer Signature (required):
___________________________________ Michael J. Newport, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

ANNEX B

Fairness Opinion by Evans & Evans, Inc.

Fairness Opinion by Working Capital Corp.

Evans & Evans, inc.

400 BURRARD STREET
SUITE 1610
VANCOUVER, BRITISH COLUMBIA
CANADA, V6C 3A6

Tel:   (604) 408-2222
Fax:  (604) 408-2303
www.evansevans.com

April 30, 2010

MAINLAND RESOURCES INC.
21 Waterway Avenue, Suite 300
The Woodlands, Texas 77380

Attention: Board of Directors

Dear Sirs:

Subject: Fairness Opinion

1.0       Introduction

1.01     Evans & Evans, Inc. ("Evans & Evans" or the "authors of the Opinion") understands that Mainland Resources Inc. ("Mainland", "MRI" or the "Company') of Houston, Texas has entered into a merger agreement (the "Proposed Transaction") with American Exploration Corporation ("American Exploration" or "AEC") of Calgary, Alberta. Throughout the Fairness Opinion (the "Opinion") Mainland and AEC are collectively referred to as the "Companies".

Mainland is a reporting company under the United States Securities Exchange Act of 1934 as amended, whose shares are quoted on the Financial Industry Regulatory Authority, Inc. ("FINRA") Over-the-Counter Bulletin Board ("OTC BB") under the symbol "MNLU". AEC is a reporting company under the United States Securities Exchange Act of 1934, as amended, whose shares are quoted on the OTC BB under the symbol "AEXP". Each of Mainland and AEC is also an "OTC reporting issuer" as defined in B.C. Instrument 51-509, Issuers Quoted in the U.S. Over-the-Counter Markets.

1.02     The Proposed Transaction was announced on March 23, 2010 (the "Announcement Date"). On the Announcement Date, the Companies announced they had have signed a definitive Merger Agreement and Plan of Merger (the "Merger Agreement"). Key highlights of the Proposed Transaction are provided below.

(1)   Mainland will be the surviving corporation, and will become vested with all of American Exploration's assets and property;

(2)   American Exploration's stockholders will receive one share of Mainland common stock for every four shares of American Exploration common stock they own;

(3)   all outstanding common stock options of American Exploration (the "American Exploration Options") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable stock options (the "Mainland Exchange Options");

(4)   all of the outstanding common stock purchase warrants of American Exploration (the "American Exploration Warrants") will be disposed of by the holders thereof in consideration for the issue by Mainland of non-transferable common stock purchase warrants (the "Mainland Exchange Warrants");

(5)   the exchange ratio is anticipated to be one Mainland Exchange Option or one Mainland Exchange Warrant for every four American Exploration Options or every four American Exploration Warrants, as the case may be;

(6)   the Mainland Exchange Options will be exercisable at a price of $1.50 per share; the exercise price of each Mainland Exchange Warrant is anticipated to be determined by multiplying the per share exercise price of the corresponding American Exploration Options or American Exploration Warrants by four, subject to adjustment if the exchange ratio is adjusted; and,

(7)   it is anticipated that Mainland will register the Mainland securities to be issued in exchange for the AEC securities on Form S-4 (the "Form S-4") under the under the United States Securities Exchange Act of 1934, as amended.

1.03     Mainland was incorporated under the laws of the State of Nevada on May 12, 2006 and had been engaged in the business of acquisition, exploration and development of mineral properties in the United States since its inception. MRI is a natural resource exploration and production company currently engaged in the exploration, acquisition and development of oil and gas properties in the United States and within North America.

East Holly Prospect

On February 27, 2008, the Company entered into an option agreement (the "Option Agreement") with Kingsley Resources, Inc. ("Kingsley"), pursuant to which the Company acquired all the right, title and interest Kingsley has in and to certain leasehold estates in the state of Louisiana (the "Leases") which were the subject of a purchase agreement dated December 11, 2007, and modified February 1, 2008 (collectively, the "Leasehold Purchase Agreement") between Kingsley and Permian Basin Acquisition Fund ("Permian"), pursuant to which Kingsley had the right to acquire the sub-surface rights provided for in the Leases. In order to complete the acquisition of the Leases the Company was required to pay $100,000 on April 2, 2008 to Kingsley and assume all of Kingsley's obligations under the Leasehold Purchase Agreement. On March 14, 2008, the Company completed the Option agreement and the Leasehold Purchase Agreement at a total cost of $687,596, which includes the $100,000 that was paid on April 2, 2008, for approximately 2,551 net acres.

On December 21, 2009, the Company acquired, under its agreement with Petrohawk Energy Corporation ("Petrohawk"), an additional 159.3 net acres for $412,985 and on December 23, 2009 the Company also acquired an additional 51.96 net acres in conjunction with Petrohawk for $94,731 within the Cotton Valley/Haynesville trend in the State of Louisiana.

Hosston / Cotton Valley- Haynesville Shale

The Company has leased various other properties totaling approximately 144 net acres, consisting of approximately 84 net acres leased as of February 29, 2008 and added 60 net acres leased during the year ended February 28, 2009 for additional consideration of $22,753. These additional property leases, within the Cotton Valley/Haynesville trend in the state of Louisiana, are for three year terms. The Company owns a 40% working interest in 2,903 gross acres (1,161.23 net acres) at an average approximate 70.5% net revenue interest ("NRI") in all rights below base of the Cotton valley formation. The Company owns a 100% Working Interest and a 72% NRI in all rights above the base of the Cotton Valley formation comprising a total of 2,651.37 net acres and a 40% working Interest in 139.41 gross acres at a 70% NRI and a 40% Working Interest in 11.61 gross acres at a 75% NRI.

Mainland plans to spud the first well in late May or early June of 2010.

Petrohawk Venture Agreement

On July 14, 2008, the Company entered into a binding venture agreement with Petrohawk for the joint development of the Haynesville Shale on the Company's properties (i.e., the Leases) in De Soto Parish, Louisiana. Effective August 4, 2008, the Company entered into a definitive binding agreement with Petrohawk consummating the transaction on July 14, 2008.

Under the terms of the above-noted agreement, Petrohawk has agreed to pay 100% of the costs of development associated with the first well drilled below the Cotton Valley Formation, including drilling, completing and fracture stimulating, as well as costs up to and including pipeline connection. Petrohawk has also agreed to pay 80% of all costs of the second well drilled on the Leases below the base of the Cotton Valley with the Company paying the remaining 20% of the costs. For the third and all subsequent wells drilled on the Leases below the base of the Cotton Valley Formation, Petrohawk will pay 60% and the Company will pay 40%.

The Company will transfer 60% of its De Soto Parish leases to Petrohawk at closing, but only as the Leases relate to all depths below the base of the Cotton Valley Formation, and specifically the Haynesville Shale. Petrohawk agrees to gather and market the Company's production from above the base of the Cotton Valley Formation, pursuant to a mutually acceptable agreement.

Joint Venture Agreement with American Exploration

On September 17, 2009, the Companies entered in to a Letter Agreement to jointly develop their contiguous acreage in Mississippi (as described below). Mainland committed approximately 8,500 net acres and American Exploration committed approximately 5,000 net acres to the project for a total of 13,500 net acres.

Under the Letter Agreement, Mainland was to be the operator of the project area and committed to pay 80% of the initial well (drilling and completion costs) to earn a 51% working interest in the well and total project area. American Exploration agreed to pay 20% of the initial well (drilling and completion costs) to earn a 49% working interest in the well and total project area.

Mainland will present an authority for expenditure ("AFE") summarizing the total costs to drill and complete the proposed first well to a depth of 22,000 feet or a depth sufficient to test the Haynesville Shale Formation. AEC will have 30 days from receipt of the AFE to pay all the funds to Company. In the event American Exploration does not submit the funds within the 30 day period they will be carried to the pipeline for 20% and will only own a 20% working interest in the project area. Mainland will own a 72% working interest in the project area. In the event they pay the 20% future costs (i.e. drilling, completions etc.) for oil and gas activities of the 13,500 net acre project area were to be split on a 51%/49% basis between Mainland and American Exploration respectively.

On April 26, 2010, Mainland reported that American Exploration had failed to fund its 20% share of the estimated total well costs of the Burkley-Phillips No. 1 Well. As a result, American Exploration has forfeited its right to a 29% working interest in the well and in the prospect in favor of Mainland. Due to the fact American Exploration did not make its contribution in response to the cash call, Mainland will now pay 90% of the total cost of the well and Guggenheim Energy Opportunities, LLC ("Guggenheim") will pay 10%. Accordingly, the respective working interests of the parties after completion are anticipated to be as follows: Mainland - 72%, American Exploration -20%, and Guggenheim - 8%. This working interest breakdown will apply to the remainder of the leasehold and project area.

The Joint Venture with American Exploration was entered into prior to the Companies making the decision to enter into the Merger Agreement.

Mississippi Haynesville/Bossier Prospect

On June 23, 2009, the Company signed an Option Agreement with Westrock Land Corp to acquire approximately 8,000 net acres in mineral oil and gas leases located in the State of Mississippi. In accordance with the terms and provisions of the Option Agreement; (i) the Company will acquire a 100% working interest and a minimum 75% net revenue interest in the Leases; (ii) the Company has agreed to pay certain acquisition costs per net mineral acres by August 31, 2009. On August 28, 2009, the Company amended the Option Agreement to expand the acreage to include an additional 225 acres thus aggregating approximately 8,225 net acreage subject to the Option Agreement. The Company further agreed to advance a payment of $300,000 towards the total purchase price of the acreage under the Option Agreement on August 31, 2009. On October 13, 2009 the Company paid an addition $900,000 towards the purchase price of the property and paid the final installment of $2,090,060 on November 3, 2009 for a total purchase price of $3,290,060.

Sale of Assets

On March 15, 2010 Mainland announced that the Company had executed a Purchase and Sale Agreement for Mainland's Haynesville Shale interest on the Company's DeSoto Parish, Louisiana leases. Under the terms of the agreement, Mainland and the buyer have signed a Purchase and Sales Agreement dated March 12, 2010, covering Mainland's 40% working interest, which includes all of the rights 100 feet below the stratigraphic equivalent of the base of the Cotton Valley formation in the East Holly field, DeSoto Parish, Louisiana. Mainland sold all rights below the base of the Cotton Valley, which represented a 40% working interest in 2,903.07 gross acres or 1,162.3 net acres. Mainland retained all rights in 2,745.65 net acres as to all formations above the base of the Cotton Valley formation.

The effective date of the sale was January 1, 2010. On April 22, 2010 Mainland reported the completion of the sale of its Haynesville Shale assets in East Holly Field, DeSoto Parish, Louisiana. The assets were sold to EXCO Operating Company, LP, a wholly owned subsidiary of EXCO Resources (NYSE - XCO), for $28,159,000.

1.04     American Exploration was originally incorporated under the laws of the state of Nevada on May 11, 2006. AEC has limited operations and is considered an exploration stage company, and has had no revenues from operations to date.

In November 2008, American Exploration executed an option agreement (the "Option Agreement") to purchase a 75% net revenue interest (100% working interest) in approximately 5,000 net acres in oil and gas leases located in Mississippi in the onshore region of the Gulf Coast of the United States. The purchase price was $625.00 per net acre or a total of approximately $3,125,000. The Option Agreement required that a well be spud no later than May 31, 2009 and provided American Exploration until November 17, 2008 to complete its due diligence (the "Option Period"). American Exploration made a cash payment of $781,250 upon execution of the Option Agreement.

The Option Agreement was amended a number of times to extend the Option Period and through August 2009, American Exploration made additional cash payments totaling $325,001 to the counterparty.

On August 19, 2009, American Exploration entered into a final amendment to the Option Agreement whereby American Exploration (i) agreed to issue 4,037,500 shares of its restricted common stock as satisfaction for the remaining balance due under the Option Agreement, and (ii) agreed to drill and complete a minimum of at least one well on the properties in the Haynesville geological zone no later than December 31, 2010.

The 4,037,500 shares issued to satisfy the remaining purchase price were valued at $2,664,750, based upon American Exploration's share price on the date of agreement, bringing the total acquisition price to $3,771,001. The properties acquired have no proved reserves.

On January 15, 2010, the Board of Directors of American Exploration authorized the execution of a letter of intent (the "Avere LOI") with Avere Energy Inc., a Canadian corporation ("Avere Energy"), regarding the Mississippi project area as described above. Effective on March 1, 2010, the Avere LOI was amended pertaining to the overall compensation arrangements). Avere Energy agreed to a farm-in on American Exploration's interest in the Mississippi prospect by paying 20% of the total well costs (which is 100% of American Exploration's capital commitment) to permit Avere Energy to earn a 20% net interest in the Mississippi Project, which is 40.81% of American Exploration's working interest (the "Avere Energy Earned Interest'). Simultaneously with execution of the Amended Letter of Intent, Avere Energy paid to American Exploration a $75,000 non-refundable deposit. At closing, Avere Energy shall make a final payment to American Exploration in the amount of $1,925,000, subject to TSX Venture Exchange approval.

On April 19, 2010 Avere Energy announced it had been unsuccessful in securing the funds necessary to meet the terms of the agreement with American Exploration and announced the termination of the agreement.

1.05     The Board of Directors (the "Board") of Mainland retained Evans & Evans to act as an independent advisor to Mainland and to prepare and deliver the Fairness Opinion to the Board to provide an independent opinion as to the fairness of the Proposed Transaction, from a financial point of view, to the Mainland shareholders.

2.0       Engagement of Evans & Evans, Inc.

2.01      Evans & Evans was formally engaged by Mainland pursuant to an engagement agreement with Mainland dated March 15, 2010 (the "Engagement Agreement"). An Opinion was delivered to the Board dated April 8, 2010 (the "First Opinion"). Due to events that occurred post-issuance of the First Opinion, Evans & Evans was requested to provide an updated Opinion.

The Engagement Agreement provides the terms upon which Evans & Evans has agreed to provide the Opinion to the Board. The terms of the Engagement Agreement provide that Evans & Evans is to be paid a flat professional fee for its services. In addition, Evans & Evans is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Mainland in certain circumstances. The fee established for the Opinion has not been contingent upon the opinions presented.

3.0       Scope of Review

3.01     In connection with preparing the Opinion, Evans & Evans has reviewed and relied upon, or carried out, among other things, the following:

  Interviewed Mr. Michael Newport, the Chief Executive Officer of Mainland. The interview was undertaken to gain an understanding of the plans for Mainland going forward and to gain an overview of the Mainland oil and gas projects and development plans associated thereto.

  Interviewed Mr. Steve Harding, the Chief Executive Officer of AEC. The interview was undertaken to gain an overview of the AEC oil and gas projects and development plans associated thereto.

  Reviewed the Merger Agreement between the Companies.

  Reviewed the Purchase Agreement by and between Mainland Resources and Exco Operating Company, LP dated March 10, 2010. Also reviewed the management-prepared break-down of the net proceeds from the sale of the assets. Also reviewed financial statements for Exco Operating Company, LP's parent company Exco Resources, Inc. in order to determine the ability to pay the purchase price. As at February 22, 2010, Exco Resources, Inc. reported cash on its balance sheet of approximately $100 million.

  Reviewed Mainland's 10K for the year ended February 28, 2009 and the 10Q for the period ended November 30, 2009.

  Reviewed Mainland's financial statements for the years ended February 28, 2008 - 2009 as audited by De Joya Griffith & Company, LLC of Las Vegas, Nevada.

  Reviewed Mainland's management-prepared financial statements for the nine months ended November 30, 2009.

  Reviewed trading data for Mainland's shares on the OTC BB for the period February 21, 2008 to April 29, 2010.

  Reviewed Mainland's press releases for the 18 months preceding the date of the Opinion.

  Reviewed the Griffith 11 #1 Hosston / Cotton Valley Log Analysis as of December 9, 2008 prepared for Ms. Simeon King Horton and prepared by T. W. McGuire & Associates, Inc., Petroleum Consultants of Shreveport, Louisiana.

  Reviewed the Evaluation of Oil and Gas Reserves for the Petrohawk Griffith 11 #1 Haynesville Shale as of January 1, 2009 prepared for Ms. Simeon King Horton and prepared by T. W. McGuire & Associates, Inc., Petroleum Consultants of Shreveport, Louisiana.

  Reviewed a Research Report on Mainland as prepared by Grassroots Research and Distribution, Inc. and dated January 22, 2010.

  Reviewed American Exploration's 10Q for the quarter ended September 30, 2009 and the 10K for the year ended December 31, 2008.

  Reviewed American Exploration's financial statements for the years ended December 31, 2007 - 2008 as audited by Moore & Associates of Las Vegas, Nevada.

  Reviewed trading data for AEC's shares on the OTC BB for the period November 19, 2008 to April 29, 2010.

  Reviewed AEC's press releases for the 18 months preceding the date of the Opinion.

  Reviewed a management-prepared PowerPoint Presentation on American Exploration.

  Reviewed information on Avere Energy.

  Reviewed information on current, historical and projected oil and natural gas prices.

  Limitation and Qualification: Evans & Evans did not visit any of the Companies' actual properties. Evans & Evans has, therefore, relied on management's disclosure with respect to the properties of the Companies and the technical reports referenced above. The reader is advised that Evans & Evans can provide no independent technical and due diligence comfort or assurances as to the specific operating characteristics and functional capabilities of any of the actual oil and gas properties.

4.0       Prior Valuations

4.01     The Companies have represented to Evans & Evans that there have been no formal valuations or appraisals relating to the Companies or any affiliate or any of their respective material assets or liabilities made in the preceding three years which are in the possession or control of the Companies.

5.0       Conditions and Restrictions

5.01     The Opinion may not be furnished to anyone, nor relied upon by any party beyond the Mainland and the Mainland shareholders. The Opinion may be referenced and/or included in Mainland's S-4 Form and may be submitted to the Mainland shareholders.

5.02     The Opinion may not be furnished to any U.S. stock exchange and/or regulatory authority beyond FINRA and the U.S. Securities and Exchange Commission.

5.03     The Opinion may not be furnished and/or used to support and type of value with any other third parties, legal authorities, nor stock exchanges, or other regulatory authorities, nor the Canada Revenue Agency nor the Internal Revenue Service. Such use is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above. Nor can it be used or relied upon by any of these parties or relied upon in any legal proceeding and/or court matter (other than relating to the approval of the Proposed Transaction).

5.04     Any use beyond that defined above in 5.01 and 5.02 is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above.

5.05     The Opinion should not be construed as a formal valuation or appraisal of Mainland, AEC or any of their securities or assets and our Opinion should not be construed as such. Evans & Evans, has, however, conducted such analyses as we considered necessary in the circumstances.

5.06      In preparing the Opinion, Evans & Evans has relied upon and assumed, without independent verification, the truthfulness, accuracy and completeness of the information and the financial data provided by the Companies. Evans & Evans has therefore relied upon all specific information as received and declines any responsibility should the results presented be affected by the lack of completeness or truthfulness of such information. Publicly available information deemed relevant for the purpose of the analyses contained in the Opinion has also been used.

The Opinion is based on: (i) our interpretation of the information which the Companies, as well as their representatives and advisers, have supplied to to-date; (ii) our understanding of the terms of the Proposed Transaction; and (iii) the assumption that the Proposed Transaction will be consummated in accordance with the expected terms.

5.07      The Opinion is necessarily based on economic, market and other conditions as of the date hereof, and the written and oral information made available to us until the date of the Opinion. It is understood that subsequent developments may affect the conclusions of the Opinion, and that, in addition, Evans & Evans has no obligation to update, revise or reaffirm the Opinion.

5.08     Evans & Evans denies any responsibility, financial, legal or other, for any use and/or improper use of the Opinion however occasioned.

5.09     Evans & Evans is expressing no opinion as to the price at which any securities of Mainland, AEC or Mainland post-Proposed Transaction will trade on any stock exchange at any time.

5.10   No opinion is expressed by Evans & Evans whether any alternative transaction might have been more beneficial to the shareholders of Mainland.

5.11   Evans & Evans reserves the right to review all information and calculations included or referred to in the Opinion and, if it considers it necessary, to revise part and/or its entire Opinion and conclusion in light of any information which becomes known to Evans & Evans during or after the date of this Opinion.

5.12   In preparing the Opinion, Evans & Evans has relied upon a letter from management of Mainland confirming to Evans & Evans in writing that the information and management's representations made to Evans & Evans in preparing the Opinion are accurate, correct and complete, and that there are no material omissions of information that would affect the conclusions contained in the Opinion.

5.13   Evans & Evans has based its Opinion upon a variety of factors. Accordingly, Evans & Evans believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Evans & Evans, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Evans & Evans' conclusions as to the fairness, from a financial point of view, to the Mainland shareholders of the Proposed Transaction were based on its review of the Proposed Transaction taken as a whole, in the context of all of the matters described under "Scope of Review", rather than on any particular element of the Proposed Transaction or the Proposed Transaction outside the context of the matters described under "Scope of Review". The Opinion should be read in its entirety.

5.14   Evans & Evans and all of its principals, partner, staff or associates' total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans & Evans, its principals, partner, any of its directors, officers, shareholders or employees, shall be limited to the fees charged and paid for the Opinion. No claim shall be brought against any of the above parties, in contract or in tort, more than two years after the date of the Opinion.

6.0        Assumptions

6.01      In preparing the Opinion, Evans & Evans has made certain assumptions as outlined below.

6.02     With the approval of Mainland and as provided for in the Engagement Agreement, Evans & Evans has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Companies or their affiliates or any of their respective officers, directors, consultants, advisors or representatives (collectively, the "Information"). The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. In accordance with the terms of the Engagement Agreement, but subject to the exercise of its professional judgment, and except as expressly described herein, Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

6.03     Senior officers of the Companies have represented to Evans & Evans that, among other things: (i) the Information (other than financial forecasts, projections, estimates or budgets) provided orally by, an officer or employee of the Companies or in writing by the Companies (including, in each case, affiliates and their respective directors, officers, consultants, advisors and representatives) to Evans & Evans relating to the Companies, their affiliates or the Proposed Transaction, for the purposes of the Engagement Agreement, including in particular preparing the Opinion was, at the date the Information was provided to Evans & Evans, fairly and reasonably presented and complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Companies, their affiliates or the Proposed Transaction and did not and does not omit to state a material fact in respect of the Companies, their affiliates or the Proposed Transaction that is necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) with respect to portions of the Information that constitute financial forecasts, projections, estimates or budgets, they have been fairly and reasonably presented and reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Companies or their associates and affiliates as to the matters covered thereby and such financial forecasts, projections, estimates and budgets reasonably represent the views of management of the financial prospects and forecasted performance of the Companies; and (iii) since the dates on which the Information was provided to Evans & Evans, except as disclosed in writing to Evans & Evans, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Companies or any of its affiliates and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

6.04     With respect to financial forecasts, projections, estimates or budgets provided to Evans & Evans and used in our analyses, the authors of the Opinion have noted that projecting future results of any entity is inherently subject to uncertainty. Evans & Evans has assumed, however, that such financial forecasts, projections, estimates and budgets were prepared using the assumptions identified therein, which in the reasonable belief of the Companies are (or were at the time and continue to be) reasonable in the circumstances and were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Companies and are (or were at the time and continue to be) reasonable in the circumstances. Evans & Evans expresses no independent view as to the reasonableness of such financial forecasts, projections, estimates or budgets or the assumptions on which they are based.

6.05     In preparing the Opinion, we have made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to us, all of the conditions required to implement the Proposed Transaction will be met, all consents, permissions, exemptions or orders of relevant third parties or regulating authorities will be obtained without adverse condition or qualification, the procedures being followed to implement the Proposed Transaction are valid and effective and that the disclosure provided or (if applicable) incorporated by reference in any materials provided to shareholders with respect to Mainland and its subsidiaries and the Proposed Transaction will be accurate in all material respects and will comply with the requirements of applicable law. Evans & Evans also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Evans & Evans and any party involved in the Proposed Transaction. Although Evans & Evans believes that the assumptions used in preparing the Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

6.06     The Companies and all of their related parties and their principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Opinion that would affect the evaluation or comment.

6.07     As at November 30, 2009 (Mainland) and September 30, 2009 (American Exploration) all assets and liabilities of the Companies have been recorded in their accounts and financial statements and follow U.S. GAAP.

6.08     There were no material changes in the financial position of the Companies between the date of their financial statements and April 29, 2010 (the "Date of Review") unless noted to Evans & Evans in their discussion with management of the Companies.

6.09     All warrants and options "in-the-money" based on the trading price of the Companies as at April 29, 2010 are assumed to be exercised at the close of the Proposed Transaction. Such an assumption was deemed appropriate by the authors of the Opinion in order to provide Mainland shareholders with a clear understanding of their potential shareholding on a fully-diluted basis.

6.10   Representations made by the Companies as to the number of shares outstanding are accurate.

7.0        Conclusions as to Fairness

7.01     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of the date hereof, that the terms of the Proposed Transaction are fair, from a financial point of view, to the shareholders of Mainland.

7.02     In considering fairness, from a financial point of view, Evans & Evans considered the Proposed Transaction from the perspective of the Mainland shareholders and did not consider the specific circumstances of any particular shareholder, including with regard to income tax considerations.

7.03     In arriving at the above-noted conclusions as to the fairness of the Proposed Transaction, Evans & Evans considered the following:

a.   A review of the adjusted book value of Mainland giving consideration to the funds received from the sale of the Company's partial interest in the Louisiana gas prospects and the fair market value of the properties covered by the joint venture agreement with American Exploration.

b.   A review of the adjusted book value of the AEC giving consideration to American Exploration's interest in the properties covered by the joint venture agreement with Mainland.

c.   A review of the financial position of the Companies as at the date of the Opinion.

d.   A review of the values implied by any recent financings (i.e., last 12 months) undertaken by the Companies.

e.   A review of the Companies trading prices over the 10, 30, 90 and 180 trading days preceding the date of the Opinion. In undertaking this analysis, the authors of the Opinion deemed it necessary to examine the trading history of the Companies to determine the actual ability of shareholders to realize the implied value of their shares (i.e., sell).

In reviewing the trading volumes of Mainland's shares at both the Date of Review (i.e., April 29, 2010) and Announcement Date (i.e., March 23, 2010) it is apparent that trading volumes (and hence shareholder liquidity) have increased since the Announcement Date.

In reviewing trading data on AEC shares, it was apparent that as at the Date of Review, the market for AEC shares had increased in comparison to the same periods preceding the Announcement Date.

f.   A review of the volume-weighted opening trading price ("VWOP") of Mainland as at the Date of Review and the Announcement Date. As can be seen from the table below, Mainland's share price has increased since the Announcement Date.

g.   A review of the overall market for publicly-traded oil and gas companies as at the Date of Review.

7.04     In assessing the fairness of the Proposed Transaction from a financial point of view to the Mainland shareholders, Evans & Evans also considered other potential benefits that may be realized subsequent to the completion of the Proposed Transaction include possible synergies between AEC and Mainland. Evans & Evans have not attempted to quantify these additional qualitative potential benefits.

Certain additional potential benefits of the Proposed Transaction are as follows:

a.   Mainland's sale of certain gas assets in Louisiana provided the Company with sufficient funds to implement its drilling plans over the next 12 months without an immediate need for a further financing or to incur more debt.

b.   Post-Proposed Transaction, Mainland's interest in the acreage in Mississippi will be in the range of 90%. Initial indications and historical well data support the Mississippi prospect has the potential to be very large. Accordingly, Mainland shareholders will have the opportunity to participate in a larger portion (given they own approximately 85% of Mainland post-Proposed Transaction) of the future revenues then they would have had under the current joint venture agreement.

c.   Related to the point above, post-Proposed Transaction Mainland's asset base increases, which may have a positive effect on the ability to secure financing in the future and / or graduate to a more senior stock exchange.

d.   Shared operations and administrative personnel thereby reducing certain staff and systems costs.

e.   Removal of duplication of public company costs.

8.0        Qualifications & Certification

8.01      The Opinion preparation was carried out by Jennifer Lucas and thereafter reviewed by Michael Evans.

Mr. Michael A. Evans, Principal, founded Evans & Evans, Inc. in 1989. For the past 23 years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period he has been involved in the preparation of over 300 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes. Formerly, he spent three years in the computer industry in Western Canada with Wang Canada Limited (1983-1986) where he worked in the areas of marketing and sales.

Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master's degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designation of Chartered Financial Analyst (CFA); the professional designation of Chartered Business Valuator (CBV); and the professional designation of Accredited Senior Appraiser.

Mr. Evans is a member of the Association for Investment Management and Research (AIMR), the Institute of Chartered Financial Analysts (ICFA), the Vancouver Society of Financial Analysts (VSFA), the Canadian Institute of Chartered Business Valuators and the American Society of Appraisers.

Ms. Jennifer Lucas, MBA, CBV, ASA joined Evans & Evans in 1997. Ms. Lucas possesses several years of relevant experience as an analyst in the public and private sector in British Columbia and Saskatchewan. Her background includes working for the Office of the Superintendent of Financial Institutions of British Columbia as a Financial Analyst. Ms. Lucas has also gained experience in the Personal Security and Telecommunications industries. For the past eleven years at Evans & Evans Ms. Lucas has been involved in writing and reviewing over 350 valuation and due diligence reports for public and private transactions.

Ms. Lucas holds: a Bachelor of Commerce degree from the University of Saskatchewan (1993), a Masters in Business Administration degree from the University of British Columbia (1995). Ms. Lucas holds the professional designation of Chartered Business Valuator and Accredited Senior Appraiser. She is a member of the Canadian Institute of Chartered Business Valuators and the American Society of Appraisers.

8.02     The analyses, opinions, calculations and conclusions were developed, and this Opinion has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators.

8.03     The authors of the Opinion have no present or prospective interest in the Companies, or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved.

Yours very truly,

EVANS & EVANS, INC.

working capital corporation PO Box 1164, Stn. M Calgary, Alberta T0K 0M0 Tel: 403-262-2803 Fax: 866-256-9719 admin@workingcapitalcorp.com www.workingcapitalcorp.com

April 22, 2010

The Board of Directors
AMERICAN EXPLORATION CORP.
407 Second Street SW, Suite 700
Calgary, Alberta T2P 2Y3

To the Board of Directors:

RE: Fairness Opinion

Introduction

Working Capital Corporation ("WCC") understands that American Exploration Corp. ("AEC" or "American Exploration"), a Nevada corporation, and Mainland Resources Inc. ("Mainland" or "MRI"), a Nevada corporation, have entered into Merger Agreement and Plan of Merger (the "Agreement"), dated on or about March 23, 2010, pursuant to which AEC will merge with and into Mainland with Mainland remaining as the surviving entity (the "Merger"). Pursuant to the Agreement, subject to the exceptions and limitations set forth in Section 2.4 thereof, at the Effective Time (as defined in the Agreement), the outstanding shares of common stock of AEC ("AEC Common Stock") shall, by virtue of the Merger, be converted into the right to receive, at the election of the holders thereof, shares of the common stock of Mainland ("Mainland Common Stock") on the basis of one (1) share of Mainland Common Stock for each four (4) shares of AEC Common Stock (the "Exchange Ratio").

In connection with the Merger and the Agreement, AEC has requested WCC's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AEC Common Stock.

Engagement of Working Capital Corporation

The Board of Directors of AEC (the "Board") has retained WCC pursuant to an engagement agreement (the "Engagement Agreement") dated March 18, 2010, to provide an opinion (the "Opinion") as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AEC Common Stock.

The Opinion is being provided to the Board under the terms of the Engagement Agreement.

WCC was not engaged to make (and has not made) an independent formal valuation or appraisal of AEC or of its assets or liabilities, and it has not been furnished with any such valuation or appraisal. The Opinion should not be construed as a formal valuation or appraisal. WCC was similarly not engaged to review any legal or accounting aspects of the Agreement. In addition, WCC has not assumed any obligation to conduct, nor has WCC conducted, any physical inspection of the properties or facilities of AEC.

In preparing the Opinion, WCC considered the fairness of the Exchange Ratio from the perspective of holders of AEC Common Stock generally, and did not consider the specific circumstances, particularly with respect to the income tax consequences of the Agreement, of any particular holder.

The Engagement Agreement provides for WCC to receive a fee upon completion of the Opinion, as well as reimbursement of all reasonable out-of-pocket expenses. WCC's compensation is not contingent upon the consummation of the Merger.

Additionally, AEC has agreed to indemnify WCC from and against certain liabilities arising out of the performance of professional services rendered by WCC and its personnel under the Engagement Agreement.

The Opinion is intended solely for the use of and reliance by, the Board, and may not be published, reproduced, disseminated, quoted from or referred to without WCC's prior written permission.

Qualifications of Working Capital Corporation

WCC is an independent Canadian corporate finance firm, providing a wide range of financial and advisory services including valuations, fairness opinions, investment research, corporate finance, and mergers and acquisitions. WCC and its associates have participated in a significant number of transactions involving public and private companies and have extensive experience in preparing valuations and fairness opinions.

WCC, as part of its corporate finance business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, tax, and other purposes.

Independence of Working Capital Corporation

Neither WCC, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of AEC, MRI, or any of their respective associates or affiliates (collectively, the "Interested Parties"). WCC, nor any of its associates or affiliates, is an advisor to any of the Interested Parties with respect to the Agreement.

WCC has not, in the 24 month period preceding the date on which WCC was first contacted in respect of the Opinion, been engaged to provide financial advisory services of AEC, MRI, or any other Interested Party.

The fee payable to WCC for preparing the Opinion is not dependent on any arrangement or understanding which gives WCC a financial incentive in respect of the conclusions reached in the Opinion.

Other than the Engagement Agreement, there are no understandings, agreements or commitments between WCC and AEC, MRI, or any other Interested Party with respect to any future business dealings. WCC may, in the future, in the ordinary course of its business, perform financial advisory or corporate finance services for, AEC, MRI, or any other Interested Party.

Scope of Review

In preparing this Opinion, WCC has, among other things, reviewed and where appropriate, relied upon (without attempting to verify independently the completeness or accuracy of) certain financial and operation information relating certain reports and information prepared by independent consultants and other publicly available information.

The following, among other things, sets forth the principal documents and key information WCC reviewed, considered, and where considered appropriate, relied upon. During the course of this engagement and for the purposes of the Opinion set forth herein, WCC has:

a)   reviewed the Agreement and all attachments thereto;

b)   reviewed certain historical publicly available business and financial information concerning AEC and Mainland;

c)   reviewed certain internal financial statements and other financial and operating data concerning AEC and Mainland;

d)   held discussions with members of the senior management of AEC and Mainland for the purpose of reviewing the future prospects of AEC and Mainland, including exploration plans related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the "Synergies") expected to be achieved as a result of the Merger;

e)   reviewed historical market prices and trading volumes of AEC and Mainland Common Stock;

f)   reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving oil & gas companies that WCC considered relevant;

g)   reviewed corporate presentations on AEC and Mainland;

h)   reviewed technical reports and well log data on gas projects held by AEC and Mainland;

i)   reviewed publicly available information on financial partners of AEC and Mainland;

j)   reviewed press releases of AEC and Mainland; and,

k)   performed such other analyses and considered such other factors as WCC has deemed appropriate.

WCC also took into account the assessment of general economic, market and financial conditions and WCC's experience in other transactions as well as WCC's knowledge of the oil & companies, and WCC's general experience in securities valuations.

WCC has not, to the best of its knowledge, been denied access by AEC to any information requested by WCC.

Assumptions and Limitations

With the Board's acknowledgement and agreement as provided for in the Engagement Agreement, WCC has relied upon the accuracy and completeness of all data and other information obtained by it from public sources or provided to it by AEC, and its personnel, advisors, or otherwise, including the certificate identified below and above (collectively, the "Information"). The Opinion is conditional upon such accuracy and completeness. Subject to the exercise of professional judgment and except as expressly described herein, WCC has not attempted to verify independently the accuracy or completeness of any of the Information.

In rendering this opinion, WCC has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by AEC and Mainland and in the discussions with the managements of AEC and Mainland. In that regard, WCC has assumed that the financial forecasts, including, without limitation, the Synergies have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of AEC and Mainland and that such forecasts will be realized in the amounts and at the times contemplated thereby. WCC was not retained to and did not conduct a physical inspection of any of the properties or facilities of AEC, Mainland or their respective subsidiaries.

With respect to the forecasts, projections or estimates provided to WCC and used in its analyses, WCC notes that projecting future results is inherently subject to uncertainty. WCC has assumed, however, that such forecasts, projections and estimates were prepared using the assumptions identified therein, which, in the opinion of AEC, are (or were at the time of preparation and continue to be) reasonable in the circumstances.

The President and Chief Executive Officer of AEC have represented to WCC in a certificate dated as of April 22, 2010 among other things, that:

(i)     AEC has no information or knowledge of any facts public or otherwise not specifically provided to WCC relating to AEC which would reasonably be expected to affect materially the Opinion;

(ii)    the information and data provided to WCC by or on behalf of AEC in respect of AEC and its subsidiaries and affiliates in connection with the Opinion is or, in the case of historical information and data, was, at the date as of which it was prepared, true and accurate in all material respects and no additional material, data or information is required to make the information and data provided to WCC not misleading in the light of circumstances in which it was prepared;

(iii)   there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to WCC;

(iv)    any portions of the information and data provided to WCC which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the opinion of AEC are (or were at the time of preparation and continue to be reasonable in the circumstances;

(v)     there have been no valuations or appraisals of AEC or any of its subsidiaries or material affiliates made in the preceding 24 months; and,

(vi)    there have been no offers for or transactions involving any material property of AEC or any of its subsidiaries or affiliates during the preceding 24 months which have not been disclosed to WCC.

In preparing the Opinion, WCC has made several assumptions, including that all conditions precedent to the completion of the Merger can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification, the procedures being followed to implement the Agreement and Merger are valid and effective. In its analysis in connection with the preparation of the Opinion, WCC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WCC, AEC, and Mainland.

WCC has assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. WCC has further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. WCC has assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to AEC, Mainland and their subsidiaries. In rendering this opinion, WCC has assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and WCC has further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Mainland or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. WCC has also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Mainland or any of the surviving corporations after the Merger.

WCC's opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. WCC has not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in the engagement letter.

The Opinion has been provided for the use of, and reliance by, the Board and is not intended to be, and does not constitute, a recommendation that any holder of AEC Common Shares. WCC is not expressing any opinion herein as to the prices at which Mainland Common Stock issued in the Merger may trade, nor does WCC's opinion constitute a recommendation to any holder of AEC Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the AEC Common Stock.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. WCC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Board should read this Opinion in its entirety.

The Opinion is rendered as of the date hereof, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of AEC and its affiliates as they were reflected in the Information provided to WCC. Any changes therein may affect the Opinion and, although WCC reserves the right to change or withdraw the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to update the Opinion after the date hereof.

This letter is solely for the information of the Board of Directors of AEC and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with WCC's prior written consent which shall not be unreasonably withheld; provided, however, that WCC hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of AEC Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Fairness Opinion

The Opinion may only be used or relied upon by the Board in connection with their review and consideration of the Agreement and their recommendation to the shareholders of AEC and may not be used or relied upon by any other person without the express prior written consent of WCC. The Opinion does not address the merits of the underlying decision of the Interested Parties to enter into the Merger Agreement and does not constitute a recommendation to any holder of AEC Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the AEC Common Stock. The Opinion is given as of the date hereof and WCC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting out Opinion that may come or be brought to WCC's attention after the date hereof. In the event that there is any change in fact or matter impacting the Opinion after the date hereof, WCC reserves the right to change, modify or withdraw the Opinion.

Subject to the foregoing and based on WCC's experience, activities, and assumptions as described above, and other factors WCC has deemed relevant, WCC is of the opinion as of the date hereof that the Merger Consideration to be paid to the holders of the AEC Common Stock pursuant to the Agreement is fair, from a financial point of view.

In assessing fairness, from a financial point of view, WCC considered, among other things:

(i)       the financial position of AEC and Mainland as at the date of the most recently released financial statements;

(ii)      recent financings completed by American Exploration

(iii)     the impact of the announcement of the Merger on the trading price and liquidity of the AEC Common Stock. The volume weighted opening price ("VWOP") of the AEC Common Stock for the 10-days preceding March 31, 2010 increased 12.7% over the VWOP for the 10-days preceding the date of the announcement of the Merger;

(iv)      based on the recent trading price of the Mainland Common Stock, the Exchange Ratio represents a premium of 13% over the 10-day VWOP preceding March 31, 2010 and a 21% premium over the 30-day VWOP;

(v)       based on the recent trading price of the Mainland Common Stock, the Exchange Ratio represents a premium of 18% over the 10-day VWOP and the 30-day VWOP preceding the announcement of the Merger;

(vi)      average trading volumes of AEC Common Stock increased post-Merger announcement;

(vii)     American Exploration will now have access to the technical team from Mainland including advisor and consultant Jack Cox who was responsible for putting the Mississippi project together and presented it to Mike Newport president of Mainland;

(viii)    Mainland's sale of certain gas assets in Louisiana provides the post-Merger company with sufficient funds to implement its drilling plans over the next 12 months without an immediate need for a further financing or to incur more debt;

(ix)      the difficulties experienced by American Exploration in raising significant funds for corporate development;

(x)       holders of AEC Common Stock will be able to participate in the properties held by Mainland which may offer shorter-term cash flow given their stage of development and existing reserve reports;

(i)       post-Merger Mainland's asset base increases, which may have a positive effect on the ability to secure financing in the future and / or graduate to a more senior stock exchange.

Sincerely,

WORKING CAPITAL CORPORATION

ANNEX C

Sections 92A.300 and following of Chapter 92A of the Nevada Revised Statutes governing Dissent Rights

Rights of Dissenting Owners

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

          1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

          2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

          1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

           (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

           (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

           (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

           (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

           (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

           (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

          2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

          3. From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

          1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

           (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. Section 77r(b)(1)(A) or (B), as amended;

           (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

           (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

          2. The applicability of subsection 1 must be determined as of:

           (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

           (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

          3. Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

          4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

          5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

          1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

          2. A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

           (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

           (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

          1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

          2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

NRS 92A.420 Prerequisites to demand for payment for shares.

          1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

           (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

           (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

          2. If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

          3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

          1. The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

          2. The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

           (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

           (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

           (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

           (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

           (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

          1. A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

           (a) Demand payment;

           (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

           (c) Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

          2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

          3. Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

          4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

          5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

          1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

           (a) Of the county where the subject corporation's principal office is located;

           (b) If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

           (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

          2. The payment must be accompanied by:

           (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

           (b) A statement of the subject corporation's estimate of the fair value of the shares; and

           (c) A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

          1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

          2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

           (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

           (b) Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

           (c) That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

           (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

           (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

          3. Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

          4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

          1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

          2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

          1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

          2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

          3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

           (a) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

           (b) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

          1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

          2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

           (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

           (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

          3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

          4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

          5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

          6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers

Mainland's officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), its articles of incorporation and its bylaws.

Nevada Revised Statutes

Section 78.7502 of the NRS provides as follows:

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.           Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;

(b)           By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)           If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)           If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)           Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Mainland's Articles of Incorporation

Mainland's articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Mainland's Bylaws

Article VII of our bylaws provide the following indemnification provisions:

Section 1. Indemnification of Officers and Directors, Employees and Other Persons. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a Director or Officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right to indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law or otherwise, as well as their rights under this Article.

Section 2. Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 3. Further Bylaws. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Item 21.          Exhibits and Financial Statement Schedules
Exhibit No.	Document
2.1	Merger Agreement and Plan of Merger between Mainland Resources, Inc. and American Exploration Corporation dated March 22, 2010 (1)
3.1	Articles of Incorporation (2)
3.2	Certificate of Amendment, filed with Nevada Secretary of State March 11, 2008 (13)
3.3	Certificate of Amendment, filed with Nevada Secretary of State July 7, 2009 (3)
3.4	Certificate of Change filed with Nevada Secretary of State May 26, 2010 (4)
3.4	Bylaws (2)
5.1	Opinion of Lang Michener LLP*
8.1	Opinion of Lang Michener LLP regarding Canadian tax matters*
8.2	Opinion of Prejean Company regarding U.S. tax matters*
10.1	Property Agreement between Mainland Resources Inc. and Vijesh Harakh dated July 1, 2006 (2)
10.2	Trust Agreement between Mainland Resources Inc. and Vijesh Harakh dated July 1, 2006. (2)
10.3	Option Agreement between Kingsley Resources Inc. And Mainland Resources Inc. dated February 27, 2008 (5)
10.4	Letter Agreement dated July 14, 2008 between Mainland Resources Inc. and Petrohawk Energy Corporation(6)
10.5	Assignment, Conveyance and Bill of Sale between Mainland Resources Inc. and Petrohawk Energy Corporation dated August 4, 2008(7)

Exhibit No.	Document
10.6	Agreement dated August 4, 2008 between Mainland Resources Inc. and Petrohawk Energy Corporation (3)
10.7	Option Agreement between Mainland Resources Inc. and Westrock Land Corp. dated September 4, 2008. (3)
10.8	Agreement between Mainland Resources Inc. and VCS Group Inc. dated February 11, 2009. (3)
10.9	Senior Secured Bridge Loan by and among Mainland Resources Inc., Guggenheim Corporate Funding LLC, and the Lenders Signatory thereto, dated August 10, 2009.(8)
10.10	Executive Services Agreement between Mainland Resource, Inc. and Michael J. Newport, dated September 22, 2009.(9)
10.11	Executive Services Agreement between Mainland Resource, Inc. and Mark N. Witt, dated September 22, 2009.(10)
10.12

Senior Secured Advancing Line of Credit Agreement dated October 16, 2009 by and among Mainland Resources Inc., Guggenheim Corporate Funding LLC, and the financial institutions from time to time party thereto.(11)

10.13	Promissory Note dated October 16, 2009 between Mainland Resources Inc. and Guggenheim Corporate Funding LLC.(11)
10.14	Deed of Trust, Security Agreement, Financing Statement and Assignment of Production between Mainland Resources Inc. and Guggenheim Corporate Funding LLC dated October 13, 2009.(11)
10.15	Purchase Agreement by and between Mainland Resources, Inc. and EXCO Operating Company, LP, dated March 12, 2010.(12)
10.16	Option Agreement between Mainland Resources, Inc. and Westrock Land Corp., dated June 22, 2009, as amended September 28, 2009.(13)
10.17	Letter Agreement between Mainland Resources, Inc. and American Exploration Corp., dated October 1, 2009. (13)
10.18	Operating Agreement between Mainland Resources, Inc. and American Exploration Corp., dated October 1, 2009. (13)
14.1	Code of Conduct.(13)
23.1	Consent of Ryder Scott Company, L.P., independent petroleum Consultants.*
23.2	Consent of Evans & Evans, Inc.*
23.3	Consent of Working Capital Corporation*
23.4	Consent of De Joya Griffith & Company, LLC*
23.5	Consent of GBH CPAs, PC*
23.6	Consent of Lang Michener LLP (included in Exhibit 5.1 and Exhibit 8.1)*
23.7	Consent of Prejean Company*
99.1	Report from Ryder Scott Company, L.P. (13)
99.2	Fairness Opinion of Evans & Evans, Inc.*

Exhibit No.	Document
99.3	Fairness Opinion of Working Capital Corporation *

Notes:

* Filed herewith

1.    Incorporated by reference from Form 8-K filed with the SEC on March 23, 2010.

2.   Incorporated by reference from Form SB-2 filed with the SEC on April 11, 2007.

3.    Incorporated by reference from Form 10-K/A filed with the SEC on March 16, 2010.

4.   Incorporated by reference from Form 8-K filed with the SEC on May 26, 2010.

5.   Incorporated by reference from Form 8-K filed with the SEC on March 4, 2008.

6.    Incorporated by reference from Form 8-K filed with the SEC on July 18, 2008.

7.    Incorporated by reference from Form 8-K filed with the SEC on August 8, 2008.

8.   Incorporated by reference from Form 8-K filed with the SEC on August 12, 2009.

9.   Incorporated by reference from Form 8-K filed with the SEC on October 2, 2009.

10.   Incorporated by reference from Form 8-K filed with the SEC on October 5, 2009.

11.   Incorporated by reference from Form 8-K filed with the SEC on October 23, 2009.

12.   Incorporated by reference from Form 8-K filed with the SEC on March 19, 2010.

13.   Incorporated by reference from Form 10-K filed with the SEC on June 1, 2010.

Item 22.          Undertakings

(A)         The undersigned registrant hereby undertakes as follows:

(1)         to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)         to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed or throughout a continuous offering.

(B)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Section 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(C)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(D)

(1)        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)        The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, Texas, on November 30, 2010.

(Registrant) Mainland Resources, Inc.

By (Signature): /s/ Nicholas W. Atencio
(Name and Title) Nicholas W. Atencio, Chief Executive Officer and a director

By (Signature): /s/ William Thomas
(Name and Title) William Thomas, Treasurer, Chief Financial Officer and a director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)        /s/ Nicholas W. Atencio
(Title)              Nicholas W. Atencio, Chief Executive Officer and a director
(Date)              November 30, 2010

(Signature)        /s/ Michael J. Newport
(Title)               Michael J. Newport, President
(Date)               November 30, 2010

(Signature)        /s/ William Thomas
(Title)               William Thomas, Treasurer, Chief Financial Officer and a director
(Date)               November 30, 2010

(Signature)        /s/ Simeon King Horton
(Title)               Simeon King Horton, VP Geology and a director
(Date)               November 30, 2010

(Signature)        /s/ Angelo Viard
(Title)               Angelo Viard, a director
(Date)               November 30, 2010

(Signature)        /s/ Peter Wilson
(Title)               Peter Wilson, VP Corporate Development and a director
(Date)               November 30, 2010

(Signature)        /s/ Rahim Jivraj
(Title)               Rahim Jivraj, a director
(Date)               November 30, 2010

__________